Form 10-K, Exhibit 13
period 2003-12-31
EAST PENN FINANCIAL CORP
filed 2004-03-29
CIK 1220483

[LOGO] East Penn Financial Corporation

--------------------------------------------------------------------------------

       COMMITTED TO COMMUNITY         [GRAPHIC OMITTED]

--------------------------------------------------------------------------------

                                      [GRAPHIC OMITTED]

                                     2003 ANNUAL REPORT

Corporate Profile

East Penn Financial Corporation, headquartered in Emmaus, Pennsylvania, was organized on July 1, 2003. East Penn Bank, a wholly owned subsidiary of East Penn Financial Corporation, opened for business on November 1, 1991 as a local community bank dedicated to serving the financial needs of consumers and small businesses. East Penn, with seven banking locations, remains committed to providing excellent customer service and quality financial products to customers throughout the Lehigh Valley.

[PHOTO]

Left to right: Directors, Gordon K. Schantz, Forrest A. Rohrbach, Linn H. Schantz and Thomas R. Gulla.

Financial Highlights

(Dollars in thousands, except branch data and per share data)
-----------------------------------------------------------------------------------------------------------------
at December 31,                                  2003           2002           2001           2000           1999

Total assets                                 $337,939       $272,077       $233,329       $220,320       $189,315

Net loans, including held for sale            205,569        178,183        154,271        146,530        124,948

Investment securities                         107,281         64,229         50,634         49,176         44,649

Deposits                                      279,898        243,640        206,636        194,115        170,043

Long-term debt                                 25,000             --             --             --             --

Mandatory redeemable capital debentures         8,000             --             --             --             --

Stockholders' equity                           19,543         19,664         16,575         14,715         12,954

Number of branches                                  7              7              7              7              7

-----------------------------------------------------------------------------------------------------------------
for the years ended December 31,

Net income                                   $  2,809       $  2,403       $  1,573       $    974       $    959

Diluted earnings per share                       0.43           0.36           0.24           0.15           0.15

Return on average equity                        13.96%         13.35%          9.82%          7.31%          7.31%

Return on average assets                         0.95           0.95           0.71           0.47           0.56

Nonperforming loans to total loans               0.21           0.51           0.64           1.02           1.02

   [THE FOLLOWING TABLE WAS DEPICTED AS A BAR CHART IN THE PRINTED MATERIAL.]

                                RETURN ON ASSETS
                                    (percent)

                             0.71      0.95     0.95
                             ----      ----     ----
                             '01       '02      '03

                                   NET INCOME
                             (dollars in thousands)

                            1,573     2,403     2,809
                            -----     -----     -----
                             '01       '02      '03

                                RETURN ON EQUITY
                                    (percent)

                            9.82      13.35     13.96
                            ----      -----     -----
                             '01       '02      '03

Dear Fellow Shareholders:

      Thank you for your support during 2003 as we reorganized the bank into a bank holding company. This was followed by the successful offering of $8,000,000 of trust preferred securities. This offering resulted in an increase to bank capital without any dilution to our shareholders. These two ambitious projects have been very beneficial to our shareholders as they allowed us to increase our protection against a takeover, while giving us the flexibility to expand our business lines as opportunities may occur.

      As many of our shareholders know, the bank is challenged in its ability to grow its customer base at our 731 Chestnut Street location. To increase the convenience to our customers in the Emmaus area, we successfully negotiated the purchase of the former Randy's Gulf station on the corner of State Road and Harrison Street. We have received all municipal and regulatory approvals to build a 2,800 square foot branch with three drive-in lanes at this location. It is anticipated that construction at this site will begin during 2004.

      In September 2003, East Penn Financial Corporation purchased 18.3% of Berkshire Bank, a de novo bank in Wyomissing, Pennsylvania. As Berkshire Bank grows and prospers, this investment enables our bank to participate in this high growth area of Berks County.

      An uncertain economy and continuing record low interest rates presented challenges to all of us in 2003. Banks saw their net interest margins shrink during the year. We were able to offset the effect of a declining margin through a 17% growth in loans outstanding, and by aggressively managing our cost of funds. Thus, our net interest income actually increased by $938,000 over 2002. In addition, non interest income increased by $602,000 or 36% over 2002. This increase was due primarily to a $220,000 increase in mortgage banking activity and a $303,000 gain on sales of securities. The end result was a $406,000 or 17% increase in net after tax income. Fully diluted earnings per share increased seven cents to $0.43 a share and the return on average equity increased to 13.96%.

      We are very proud of the bank's financial performance for 2003 and further details can be found within this report. For 2004, we plan to improve upon our 2003 performance based upon a growing economy, increasing loan demand and a small increase in interest rates. But, whatever the economy gives us, we stand ready to offer the best financial products and services to the people of the Lehigh Valley.


/s/ Brent L. Peters

Brent L. Peters
President and Chief Executive Officer

March 18, 2004

--------------------------------------------------------------------------------

[PHOTO]

Brent L. Peters
President and
Chief Executive Officer

                                          [LOGO] East Penn Financial Corporation


                                                           ANNUAL REPORT 2003  1

[PHOTO]

Left to right: Frank J. Schiaffo, Realtor; Rosa Batista, First Time Homeowner; Leonard Lightner, East Penn Bank.

   [THE FOLLOWING TABLE WAS DEPICTED AS A BAR CHART IN THE PRINTED MATERIAL.]

                               EARNINGS PER SHARE
                                    (dollars)

                             0.24      0.36     0.43
                             ----      ----     ----
                             '01       '02      '03

[PHOTO]

Left to right: Tom Kerr, President of Wildlands Conservancy and Brent Peters.

--------------------------------------------------------------------------------

                     [LOGO] East Penn Financial Corporation

                             Committed to Community

--------------------------------------------------------------------------------

OUR COMMUNITY AT EAST PENN CONSISTS OF OUR CUSTOMERS, OUR EMPLOYEES AND OUR SHAREHOLDERS.

If you ask ten people to define community you'd get ten different answers. A community can be a neighborhood, a church, a school, a non-profit organization, a city or a geographic region. Our community at East Penn consists of our customers, our employees and our shareholders.

Commitment to our customers begins with convenient branch locations, the right products and excellent customer service. It is strengthened with donations, sponsorships and program booklet ads for our customers' favorite non-profit organizations. Customers reciprocate by entrusting us with their deposits, borrowing for their homes and businesses and by referring friends, family and neighbors to conduct business with us.

East Penn defines commitment to employees as providing a fair, safe work environment where individuals can grow and prosper. We believe that work alone does not make us successful and our employees are encouraged to take active leadership roles in community groups of their choice. Our employees are coaches, fundraisers, meal deliverers, board members, treasurers and leaders of non-profit groups. They support hospitals, senior citizens, community parks, children's groups, neighborhood housing programs, environmental concerns, minority and low-income issues. They conduct food drives, rally against


2  ANNUAL REPORT 2003

--------------------------------
Employees-Shareholders-Customers
           Community
--------------------------------

                               [GRAPHIC OMITTED]

domestic violence and support the men and women serving our country in the military. We commend our employees for their hard work and dedication and support their continued efforts.

Shareholders comprise both the first and last element of our community circle. We all know that without our shareholders, East Penn would not exist and we are thankful for their vision and trust in financially supporting the company. Our commitment to shareholders is demonstrated in the return they receive on their investment. Our growth and profitability has come a long way in the last twelve years - and we're just getting started! We pledge to continue this commitment by striving for increased profitability and enhancing shareholder value. Meeting this goal will enable us to continue our commitment to community by better serving our customers and employees.

[PHOTO]

Left to right: Ken Pavkovic, East Penn Bank; Ruth Ann Zwally, East Penn Bank; Karen Holt, Macungie Institute; Michael Seislove, Manager, Borough of Macungie.


                                                           ANNUAL REPORT 2003  3

--------------------------------------------------------------------------------

Corporate Information

BOARD OF DIRECTORS

Dale A. Dries
President
Dries Do-It Center

Thomas R. Gulla
Private Investor

Allen E. Kiefer
Owner
Allen E. Kiefer Investment Services

Brent L. Peters
President and Chief Executive Officer
East Penn Financial Corporation

Forrest A. Rohrbach
President and Chief Executive Officer
FAR Industries, Inc.

Gordon K. Schantz
President
The Butz Company, Inc.

Linn H. Schantz
Private Investor

Donald R. Schneck
President
Art Schneck Optical Company

Peter L. Shaffer
Owner
Shaffer & Associates
Certified Public Accountants

Konstantinos A. Tantaros
Developer and Owner
Tantaros, Inc.

F. Geoffrey Toonder, M.D., P.C.
Retired Chief of Thoracic Surgery at Lehigh Valley Hospital and
Past President of Cardio-Thoracic Surgeons, Ltd. and
Board Member of Parco, Inc.

Donald S. Young
Attorney at Law

OFFICERS

Brent L. Peters
President and
Chief Executive Officer

Forrest A. Rohrbach
Chairman of the Board

Donald R. Schneck
Vice Chairman of the Board

John M. Hayes
Vice President

Bruce R. Keil
Secretary

Debra K. Peters
Vice President

Theresa M. Wasko
Treasurer and
Chief Financial Officer

--------------------------------------------------------------------------------

Bank Staff

Evan Adams                              Jordan Martin
Janet Adams                             Jordan Mease
Guy Aldrich                             Sharon Michael
Edward Anderson                         Judith Miller
Cheryl Barndt                           Sarah Miller
Daniel Bartholomew                      Tanya Moll
William Barto                           Cynthia Morley
Rosa Batista                            Kate Morth
Connie Bauer                            Christine Muller
Holly Beacham                           Anna Musselman
Yasmine Beitler                         Noelia Ortiz
Susan Bell                              Joanne Oswald
Nancy Bieber                            Patricia Paul
Jennifer Blank                          Kenneth Pavkovic
Jennifer Bower                          Rhonda Paxton
Larry Boyer                             Lynne Peiffer
Denise Bucks                            Brent Peters
Rebecca Carnrike                        Debra Peters
Tonia Celiberti                         Kelly Pfleiger
Marie Christman                         Jillian Plante
Nancy Cooper                            Deborah Price
Nancy Correa                            Barton Randolph
Rahul Dekhtawala                        Michelle Reinhard
Serena DeNardo                          Wendy Reiss
Carol Dilcher                           Diana Reitnauer
Michele Eyer                            Ronald Reitnauer
Susan Fegely                            Edwin Renninger
Benjamin Fetterman                      Bonita Riccaboni
Alfred Fidelibus                        Richard Rivera
Gary Fillman                            Nicole Romig
Vera Fillman                            Carl Rotenberger
Janet Fromm                             Pamela Rupert
Carol George                            Brian Sabol
Lorraine Gilly                          Doloris Schapitl
David Gramberg                          Gayle Schoedler
Madeline Grenz                          Laurie Schrauger
Jacqueline Grube                        Susan Skibicki
Dorothy Guisewhite                      Darlene Skinner
Beth Haley                              Gayle Smale
Barbara Hallman                         Kimberly Smith
Robert Hartranft                        Michael Sowinski
John Hayes                              Natalie Stashko
Cheryl Heim                             Renee Stein
Debbra Herman                           Patricia Stumpp
Katie Hess                              Daniel Tantaros
Delores Hinnerschietz                   Robert Tostevin
Barbara Holben                          Jodi Trexler
Mary Horn                               Jamie Vanim
Amanda Kasinecz                         Eileen Wanamaker
Bruce Keil                              Theresa Wasko
Robert Kern                             Olin Webb
Pamela Kohler                           Linda Weiss
Elizabeth Landis                        Carol Wendling
Kyle Leapoal                            Claire Wharton
Steven Levendusky                       Laura Wilkins
Leonard Lightner                        Joan Williams
Carole Lipics                           Rebecca Williams
Melissa Lopez                           Bonnie Wilson
Debra Lucik                             Kevin Wolbach
Kimberly Marks                          Ruth Ann Zwally
Jodie Martin

--------------------------------------------------------------------------------


4  ANNUAL REPORT 2003

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                  OPERATIONS OF EAST PENN FINANCIAL CORPORATION
                  YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

      The following is management's discussion and analysis of the significant changes in the results of operations, capital resources, and liquidity presented with the accompanying consolidated financial statements for East Penn Financial Corporation (the "Company") and its wholly-owned subsidiary, East Penn Bank (the "Bank"). The consolidated financial condition and results of operations consist almost entirely of the Company's financial condition and results of operations. This discussion should be read in conjunction with the financial tables, financial statements and notes to financial statements appearing elsewhere in this Report. Current performance does not guarantee, assure nor is it indicative of similar performance in the future.

      In addition to the historical information contained in this document, the discussion presented contains forward-looking statements that involve risks and uncertainties, such as statements of our plans, objectives, expectations and intentions. Please note that the cautionary statements made in this report are applicable to all forward-looking statements in this document. Our actual results could differ materially from those discussed here. Factors that could cause or contribute to these differences include, but are not limited to, those discussed in this section.

Critical Accounting Policies

      Note 1 to the Company's consolidated financial statements lists significant accounting policies used in the development and presentation of its financial statements. This discussion and analysis, the significant accounting policies, and other financial statement disclosures identify and address key variables and other qualitative and quantitative factors that are necessary for an understanding and evaluation of the Company and its results of operations.

      The consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States, which require the Company to make estimates and assumptions. The Company believes that its determination of the allowance for loan losses involves a higher degree of judgment and complexity than the Company's other significant accounting policies. Further, these estimates can be materially impacted by changes in market conditions or the actual or perceived financial condition of the Bank's borrowers, subjecting the Company to significant volatility of earnings.

      The allowance for loan losses is established through the provision for loan losses, which is a charge against earnings. Provisions for loan losses are made to reserve for estimated probable losses on loans. The allowance for loan losses is a significant estimate and is regularly evaluated by the Bank for adequacy by taking into consideration factors such as changes in the nature and volume of the loan portfolio; trends in actual and forecasted credit quality, including delinquency, charge-off and bankruptcy rates; and current economic conditions that may affect a borrower's ability to pay. The use of different estimates or assumptions could produce different provisions for loan losses. For additional discussion concerning the Bank's allowance for loan losses and related matters, see "Provision for Loan Losses" and "Credit Risk and Loan Quality".

      As permitted by SFAS No. 123, the Company accounts for stock-based compensation in accordance with Accounting Principles Board Opinion (APB) No.
25. Under APB No. 25, no compensation expense is recognized in the income statement related to any options granted under the Company's stock option plans. The pro forma impact to net income and earnings per share that would occur if compensation expense was recognized, based on the estimated fair value of the options on the date of the grant, is disclosed in Note 1 to the consolidated financial statements. The Company intends to continue to account for the stock-based compensation in this manner unless there is more specific guidance issued by the Financial Accounting Standards Board or unless a clear consensus develops in the financial services industry on the application of accounting methods.

OVERVIEW

      In 2003, the Company continued its strong financial performance by posting record levels of earnings, assets, deposits, loans and investment securities. The Company's continued growth is, among other things, the result of its ongoing commitment to serve the community and to provide quality service to its customers. The Company's assets increased 24.2% to $337,939,000 at December 31, 2003, from $272,077,000 at December 31, 2002. Asset growth was impacted by growth in loans receivable, net of the allowance for loan losses, which increased $29,793,000, or 17%, to $204,613,000 from $174,820,000, and investment security growth, which increased 67% to $107,281,000 from $64,229,000. While loan growth was funded from deposits, which increased 14.9%, to $279,898,000 from $243,640,000, the increase in the investment portfolio was funded from the proceeds of an $8 million trust preferred securities issue and a $25 million laddered borrowing from the Federal Home Loan Bank of Pittsburgh, Pennsylvania ("FHLB").

      In 2003, the Company recorded record net income of $2,809,000, an increase of 16.9%, as compared with $2,403,000 in 2002. Diluted net income per common share increased 19.4%, to $0.43 per share from $0.36 per share.

      During 2003, the Company, through its wholly owned statutory business trust, issued $8.0 million of capital trust pass-through securities to investors. Proceeds totaling $4.3 million were contributed to the capital at the Bank.

RESULTS OF OPERATIONS

Net Interest Income and Net Interest Margin

      The single largest component of the Company's operating income is net interest income. It is the amount by which interest earned on interest-earning assets exceeds the interest paid on interest-bearing liabilities. The change in interest income from year to year may be due to changes in interest rates, changes in volumes of interest-earning assets and liabilities as well as changes in the mix of such assets and liabilities. The Company's principal interest-earning assets are loans to businesses and individuals, with a secondary source of income earned from the investment securities portfolio. Interest-bearing liabilities consist primarily of time deposits, money market accounts and savings deposits. Generally, changes in net interest income are measured by net interest rate spread and net interest margin. Net interest rate spread is equal to the difference between the average rate earned on interest-earning assets and the average rate incurred on interest-bearing liabilities. Net interest margin represents the difference between interest income (including net loan fees earned) and interest expense calculated as a percentage of average earning assets. Net interest income growth is generally dependent upon balance sheet growth and maintaining or growing the net interest margin.

2003 Compared to 2002

      Total interest income increased on a fully tax equivalent basis (as adjusted for the tax benefit derived from tax exempt assets - see Table 1 for calculation), by $293,000, or 2.0%, to $15,319,000 for 2003 from $15,026,000 for
2002. Evaluating income generated from tax exempt assets, on a fully tax equivalent basis, allows management to ensure that income generated from tax exempt assets is appropriately compared with income generated from other taxable assets. Although the yield on interest earning assets declined to 5.55% in 2003 from 6.38% in 2002, the 17.3% increase in average interest earning assets to $276,177,000 in 2003 from $235,436,000 in 2002, offset the decrease in yields, resulting in an overall increase in interest income for the year. The growth in the average balance of interest earning assets was funded primarily from an increase in the average balance of interest bearing liabilities.

      Total interest expense for 2003 was $4,685,000 compared to $5,378,000 in 2002. This decrease of $693,000, or 12.9%, is attributable to the decline in the cost of funds, even though average interest-bearing liabilities increased $35,185,000, or 17.1%, to $240,882,000 for 2003 from $205,697,000 for 2002. Due to the decline in interest rates, cost of funds decreased 25.7%, to 1.94% in 2003 from 2.61% in 2002.

      Net interest income on a fully tax equivalent basis increased by $986,000, or 10.2%, to $10,634,000 for the year ended December 31, 2003 from $9,648,000 for the year ended December 31, 2002. The Company's net interest rate spread decreased to 3.61% in 2003 from 3.77% in 2002, and the net interest margin decreased to 3.85% in 2003 from 4.10% in 2002. Although interest rates remained at their historic lows during 2003, the Company was able to limit the decline or deterioration of its net interest spread and net interest margin by managing the growth and pricing of interest sensitive assets and liabilities.

      Going forward, if interest rates remain low, net interest margin may continue to trend down. Because interest rates are close to or may have reached their lowest historical levels, the downward trend in interest rates associated with deposits may have slowed to the point where there is not enough of a reduction to offset the decline in interest rates associated with interest earning assets. The Company may then need to rely on interest earning asset growth to offset the decline in the net interest margin. See "Quantitative and Qualitative Disclosure About Market Risk" on page 25 for further discussion.

2002 Compared to 2001

      Total interest income decreased on a fully tax equivalent basis, by $289,000, or 1.9%, to $15,026,000 for the year ended December 31, 2002 from
$15,315,000 for the year ended December 31, 2001. This decrease is the result of a decrease in the yield on interest-earning assets to 6.38% in 2002 from 7.45% in 2001.

      Total interest expense decreased by $1,875,000, or 25.9%, to $5,378,000 in 2002 from $7,253,000 in 2001. This decrease is attributable to a decrease in interest rates even though average interest-bearing liabilities increased 13.5% to $205,697,000 for the year ended December 31, 2002 from $181,184,000 for the year ended December 31, 2001. Cost of funds decreased to 2.61% in 2002 as compared with 4.00% in 2001.

      Net interest income increased on a fully tax equivalent basis, by $1,586,000, or 19.7%, to $9,648,000 in 2002 from $8,062,000 in 2001. The
Company's net interest rate spread increased to 3.77% for the year ended 2002 as compared with 3.45% for the year ended 2001. The Company's net interest margin increased to 4.10% in 2002 from 3.92% in 2001. The Company was able to improve its net interest spread and net interest margin by managing its balance sheet as well as the pricing of its interest earning assets and interest bearing liabilities, which resulted in the Company's cost of funds to decrease at a quicker pace than the yields derived from interest earning assets.

      Table 1 presents a summary of the Company's average balances, rates, interest income and expense, the interest rate spread and the net interest margin for the years ended December 31, 2003, 2002 and 2001.

                                     TABLE 1
             AVERAGE BALANCES, RATES AND INTEREST INCOME AND EXPENSE

Year Ended December 31,                            2003                             2002                             2001
------------------------------------------------------------------   --------------------------------   ----------------------------
                                     Average                Yield/    Average                  Yield/   Average               Yield/
(Dollars in Thousands)               Balance     Interest    Rate     Balance     Interest      Rate    Balance     Interest   Rate
------------------------------------------------------------------   --------------------------------   ----------------------------
Assets
Interest Earning Assets
Securities:
    Taxable securities              $  64,503    $  2,562    3.97%   $  48,867    $   2,429     4.97%   $  38,568   $  2,384   6.18%
    Tax-exempt securities              12,479         875    7.01%      11,585          849     7.33%      12,211        918   7.52%
                                    -----------------------------    -------------------------------    ---------------------------
       Total securities                76,982       3,437    4.46%      60,452        3,278     5.42%      50,779      3,302   6.50%
Interest bearing deposits with
    banks and federal funds sold        7,344          86    1.17%       4,997           82     1.64%       3,746        167   4.46%
Total loans                           191,851      11,796    6.15%     169,987       11,666     6.86%     150,912     11,846   7.85%
                                    -----------------------------    -------------------------------    ---------------------------
Total Interest Earning Assets         276,177      15,319    5.55%     235,436       15,026     6.38%     205,437     15,315   7.45%
Non-Interest Earning Assets
Unrealized gains (losses) on
    available for sale securities       1,417                              488                                307
Allowance for loan losses              (2,326)                          (2,004)                            (1,741)
Other assets                           22,377                           20,214                             18,947
                                    ---------                        ---------                          --------
Total Assets                        $ 297,645                        $ 254,134                          $222,950
                                    =========                        =========                          ========

Liabilities and Stockholders'
Equity
Interest Bearing Liabilities
    Interest bearing
       demand deposits              $  31,338    $    117    0.37%   $  28,535    $     267     0.94%   $  24,335   $    312   1.28%
    Savings deposits                  106,382       1,621    1.52%      77,650        1,502     1.93%      55,829      1,414   2.53%
    Time deposits                      91,752       2,616    2.85%      89,922        3,496     3.89%      90,054      5,131   5.70%
                                    -----------------------------    -------------------------------    ---------------------------
Total interest bearing deposits       229,472       4,354    1.90%     196,107        5,265     2.68%     170,218      6,857   4.03%
Federal funds purchased and
    securities sold under
    agreements to repurchase            5,722          30    0.52%       9,590          113     1.18%       9,483        332   3.50%
Other borrowed funds                    2,322          74    3.19%          --           --       --        1,483         64   4.32%
Mandatory redeemable
     capital debentures                 3,366         227    6.74%          --           --       --           --         --     --
                                    -----------------------------    -------------------------------    ---------------------------
Total Interest Bearing Liabilities    240,882       4,685    1.94%     205,697        5,378     2.61%     181,184      7,253   4.00%
                                    -----------------------------    -------------------------------    ---------------------------
Non-Interest Bearing Liabilities
Demand deposits                        34,999                           28,955                            24,362
Other liabilities                       1,632                            1,482                             1,381

Stockholders' Equity                   20,132                           18,000                            16,023
                                    ---------                        ---------                          --------
Total Liabilities and
    Stockholders' Equity            $ 297,645                        $ 254,134                          $222,950
                                    =========                        =========                          ========

Net Interest Income                              $ 10,634                         $   9,648                         $  8,062
                                                 ========                         =========                         ========
Net Interest Spread                                          3.61%                              3.77%                          3.45%
                                                           ======                             ======                         ======
Net Interest Margin                                          3.85%                              4.10%                          3.92%
                                                           ======                             ======                         ======

----------
Yields on tax-exempt assets have been calculated on a fully tax equivalent basis assuming a tax rate of 34%.

Held to maturity securities and available for sale securities are reported at amortized cost. All yields are annualized.

Non-accruing loans are included in the outstanding loan balances.

For yield calculation purposes, non-accruing loans are included in the average loan balances.

Interest income on loans includes net amortized revenues (costs) on loans totaling ($62,000) for 2003, ($36,000) for 2002 and ($19,000) for 2001.

      Table 2 presents the relative contribution of changes in volumes and changes in rates to changes in the net interest income for the periods indicated. The change in the interest income and interest expense attributable to the combined impact of both volume and rate has been allocated proportionately to the change due to volume and the change due to rate.

                                     TABLE 2
                   RATE VOLUME ANALYSIS OF NET INTEREST INCOME
                        FOR THE YEARS ENDED DECEMBER 31,

                                                     2003 vs. 2002                            2002 vs. 2001
                                            ---------------------------------       -----------------------------------
(Dollars In Thousands)                              Increase/(Decrease)                     Increase/(Decrease)
                                            ---------------------------------       -----------------------------------
                                            Volume          Rate        Total       Volume         Rate          Total
                                            -------        ------       -----       -------       -------       -------
Interest-Earning Assets:
   Interest bearing due from Banks
      and federal funds sold                $    32          ($28)      $   4       $    44         ($129)         ($85)
   Securities (1)                               801          (642)        159           573          (597)          (24)
   Loans (1) (2)                              1,410        (1,280)        130         1,406        (1,586)         (180)
                                            ---------------------------------       -----------------------------------
Net Change in Interest Income                 2,243        (1,950)        293         2,023        (2,312)         (289)
                                            ---------------------------------       -----------------------------------

Interest-Earning Liabilities:
   Interest bearing demand
      deposits                                   24          (174)       (150)           47           (92)          (45)
   Savings deposits                             480          (361)        119           472          (384)           88
   Time deposits                                 70          (950)       (880)           (8)       (1,627)       (1,635)
   Federal funds purchased and
      securities sold under agreements
      to repurchase                            (113)           30         (83)            4          (223)         (219)
   Other borrowed funds                          --            --          --           (64)           --           (64)
   Long-term borrowings                          74            --          74            --            --            --
   Mandatory redeemable
      capital debentures                        227            --         227            --            --            --
                                            ---------------------------------       -----------------------------------
Net Change in Interest Expense                  762        (1,455)       (693)          451        (2,326)       (1,875)
                                            ---------------------------------       -----------------------------------
CHANGE IN
   NET INTEREST INCOME                      $ 1,481         ($495)      $ 986       $ 1,572       $    14       $ 1,586
                                            =================================       ===================================

(1) Yields on tax-exempt assets have been computed on a fully tax-equivalent basis assuming a tax rate of 34%.

(2) Interest income includes net amortized revenues (costs) on loans of ($62,000), ($36,000) and ($19,000) in 2003, 2002 and 2001, respectively.

Provision for Loan Losses

      Although the Company maintains sound credit practices, loan deterioration may occur resulting in the eventual charge off of the loans as losses. The provision for loan losses and the allowance for loan losses are based upon management's ongoing assessment of the Company's credit exposure and consideration of other relevant factors. The allowance for loan losses is a valuation that is available to absorb potential, yet undetermined future losses. The provision for loan losses is the amount charged against the Company's earnings. Its appropriateness and adequacy are determined based upon several factors including:

      - a continuing review of delinquent, classified and non-accrual loans, large loans and overall portfolio quality,

      - analytical review of loan charge-off experience, delinquency rates and other relevant historical and peer statistical ratios,

      - management's judgment with respect to the nature of the portfolio, concentrations of credit, regulatory recommendations and current and projected economic and business conditions and their impact on the existing portfolio, and

      - regular examinations and review of the portfolio by regulatory authorities.

      The allowance is allocated to specific loan categories based upon management's classification of loans under the Company's internal loan grading system and to pools of other loans that are not individually analyzed. Management makes allocations to specific loans based on the present value of expected future cash flows or the fair value of the underlying collateral for impaired loans and to other classified loans based on various credit risk factors. These factors include collateral values, the financial condition of the borrower and industry and current economic trends.

      Allocations to commercial loan pools are developed by internal risk rating and are based on management's judgment concerning historical loss trends and other relevant factors. Installment and residential mortgage loan allocations are made at a total portfolio level based on historical loss experience adjusted for portfolio activity and current conditions. Estimated credit losses are based on the average annual rate of net charge-offs experienced over the previous two or three years on similar loans, adjusted for current conditions and trends. While allocations are made to specific loans and pools of loans, the allowance is available for all loan losses.

      The provision for loan losses was $380,000 for 2003 and $367,000 for 2002 and for 2001. The provision expense for 2003 was increased by 3.5% over 2002 and 2001 due to a 17% increase in loan volume.

      The allowance for loan losses represented 1.16% of total loans receivable at December 31, 2003, as compared with 1.22% and 1.20% at December 31, 2002 and 2001. Management regularly assesses the appropriateness and adequacy of the loan loss reserve in relation to credit exposure associated with individual borrowers, overall trends in the loan portfolio and other relevant factors, and believes the reserve is reasonable and adequate for each of the periods presented. The Bank has no credit exposure to foreign countries or foreign borrowers.

      Table 3 sets forth the period-end loans receivable balances and summarizes the Bank's loan loss experience for the periods presented, as well as certain ratios related to net charge-offs and the allowance for loan losses as a percent of the total loan portfolio.

                                     TABLE 3
                         SUMMARY OF LOAN LOSS EXPERIENCE

                                                              Years Ended December 31,
(Dollars In Thousands)                  2003             2002             2001             2000             1999
                                     -----------------------------------------------------------------------------
Amount of loans receivable
   outstanding at end of period      $ 207,016        $ 176,987        $ 153,765        $ 147,161        $ 126,275
                                     =========        =========        =========        =========        =========

Average loans receivable             $ 191,851        $ 169,987        $ 150,912        $ 139,373        $ 110,403
                                     =========        =========        =========        =========        =========

Allowance for loan losses:
Beginning balance                    $   2,167        $   1,843        $   1,544        $   1,327        $   1,073
   Charge-offs:
      Commercial loans                     (94)              (5)             (30)             (55)             (19)
      Real estate loans                     --               --              (45)            (168)             (85)
      Consumer loans                       (56)             (44)             (51)             (43)              (3)
                                     ---------        ---------        ---------        ---------        ---------
         Total charge-offs                (150)             (49)            (126)            (266)            (107)
   Recoveries                                6                6               58                3                1
                                     ---------        ---------        ---------        ---------        ---------
         Net charge-offs                  (144)             (43)             (68)            (263)            (106)
Provision for loan losses                  380              367              367              480              360
                                     ---------        ---------        ---------        ---------        ---------
Ending balance                       $   2,403        $   2,167        $   1,843        $   1,544        $   1,327
                                     =========        =========        =========        =========        =========

Ratios:
   Net charge-offs to
   average loans                          0.08%            0.03%            0.05%            0.19%            0.10%

   Net charge-offs to the
   provision for loan losses             37.89%           11.72%           18.53%           54.79%           29.44%

   Allowance for loan losses
   to loans receivable at end
   of period                              1.16%            1.22%            1.20%            1.05%            1.05%

Allocation of the Allowance for Loan Losses

      The following Table 4 details the allocation of the allowance for loan losses to the various loan categories. The allocation is made for analytical purposes and is not necessarily indicative of the loan categories in which future credit losses may occur. The total allowance is available to absorb losses from any segment of loans.

                                     TABLE 4
                   ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

                                   2003             2002               2001              2000             1999
                             ---------------------------------------------------------------------------------------
                                     % Gross           % Gross            % Gross           % Gross          % Gross
(Dollars In Thousands)       Amount    Loans   Amount    Loans   Amount    Loans   Amount    Loans   Amount    Loans
                             ---------------------------------------------------------------------------------------
Commercial loans             $1,798     61.8%  $1,507     59.2%  $1,227     55.3%  $1,004     47.2%  $  876     51.2%
Real estate - residential       194     15.4%     203     16.4%     262     23.6%     216     29.4%     173     25.3%
Real estate - construction       66      4.0%      73      4.1%      41      2.7%      31      4.4%      26      3.1%
Home equity and
   consumer loans               345     18.8%     384     20.3%     313     18.4%     293     19.0%     252     20.4%
                             ---------------   ---------------   ---------------   ---------------   ---------------

         Total               $2,403    100.0%  $2,167    100.0%  $1,843    100.0%  $1,544    100.0%  $1,327    100.0%
                             ===============   ===============   ===============   ===============   ===============

      There was a slight shift in the loan mix during 2003. At December 31, 2003, the loan mix had trended towards an increase in commercial loans (including commercial real estate), which account for 61.8% of the total loan portfolio. This was similar to the trend experienced in 2002, where commercial loans comprised 59.2% of total loans. With the inherent higher level of credit risk associated with commercial borrowings in general, the allocation changed to address this risk. Although 2003 loan charge-offs were minimal and asset quality remained good, the 2003 provision for loan losses was greater than the prior year's provision to address regional economic conditions and the continued increase in commercial loan volume.

Non-Interest Income

2003 Compared to 2002

      Non-interest income consists primarily of customer service fees, commission income derived from mortgage banking activities, income from the investment in bank owned life insurance and gains on sale of available for sale securities. Non-interest income for 2003 increased $602,000, or 36.1%, to $2,271,000 from $1,669,000 in 2002. The increase was primarily attributable to an increase of $54,000 in customer service fees, an increase of $220,000 in mortgage banking fees associated with the increased volume of mortgages originated by the Bank and sold in the secondary market, an increase of $303,000 in gains from the sale of available for sale securities and an increase of $39,000 in other income, which was offset by a decrease of $14,000 in income from bank owned life insurance. The 6.2% increase in customer service fees in 2003 is attributable to fees collected as a result of increased volume in the number of accounts and transactions. The 60.4% increase in income from mortgage banking activities is from the increased volume in construction lending and the refinancing of mortgage loans, which were originated by the Bank and immediately sold in the secondary market, resulting in gains from the sales. Because of opportunities in the bond market in 2003, the investment portfolio was adjusted resulting in a $303,000 gain from the sale of available for sale securities. Other income increased 23.9% in 2003 as a result of an increase in title insurance referral fees. Income derived from bank owned life insurance policies declined 5.1%.

      During the past three years, the declining rate environment has fueled significant residential mortgage refinancing activity, which had a positive impact on the Bank's non-interest income. Going forward, if interest rates remain at record lows, mortgage refinancing activity may reach a point of diminishing return, which could negatively impact non-interest income. However, to address this possibility, the Company has plans underway to commence selling mortgages service retained in 2004 for the purpose of generating other income. The Company expects customer service fees to increase concurrently with increased volume and growth.

2002 Compared to 2001

      Non-interest income increased $328,000, or 24.5%, to $1,669,000 for 2002 from $1,341,000 for 2001. The increase was primarily attributable to an increase of $251,000 in income derived from customer service fees, $114,000 increase in mortgage banking fees associated with the sale of mortgages originated by the Bank and sold in the secondary market and an increase of $29,000 in income from bank owned life insurance, which was offset by a decrease of $27,000 in other income a $39,000 decrease in the net gain realized on the sale of available for sale securities during 2001, for which no investment sales occurred during 2002. The 40.9% increase in customer service fees in 2002 is primarily attributable to an increase of $126,000 in overdraft fees collected and an increase of $63,000 in debit and MAC card fee income, both of which grew as a result of increased volume in the number of accounts and transactions. The decline in the 2002 other income category was due to a $36,000 gain from the sale of a pool of $4,500,000 of mortgages during 2001.

Non-Interest Expenses

      Salary expense and employee benefits represent the largest component, or 54.7%, of non-interest expenses for 2003. Non-interest expenses also include an array of other expenses such as:

      -     occupancy and equipment expenses,

      -     stationary, printing and supplies,

      -     advertising and promotion costs,

      - outside service providers relating to data processing and ATM services,

      -     professional fees for legal, accounting and consulting services,

      -     shareholder related issues,

      - costs associated with the due diligence process of extending and maintaining loans and the collection process,

      -     Pennsylvania Bank Shares tax and FDIC assessment, and

      - other types of expenses incurred as part of the normal course of operation of the Company.

2003 Compared to 2002

      Non-interest expenses for 2003 were $8,368,000, representing an increase of $954,000, or 12.9%, compared to $7,414,000 for 2002. The percentage increase of these expenses was higher than the 8.8% increase experienced during 2002 as compared with 2001. This increase is attributable to the additional expenses associated with the formation of the holding company and the issuance of trust preferred securities.

      Salary expenses and related employee benefits increased by $509,000, or 12.5%, to $4,576,000 for 2003 from $4,067,000 for 2002. This increase was due to budgeted salary increases, bonuses paid to employees and increased premium costs associated with group medical insurance. At December 31, 2003, there were 111 full-time equivalent employees as compared to 113 at December 31, 2002 and 101 at December 31, 2001.

      Occupancy and equipment expenses increased by $26,000, or 2.0%, to $1,324,000 for 2003 from $1,298,000 for 2002. This increase was due to increased property maintenance costs, as impacted by the weather, which affected electrical and heat usage and snow removal, and the additional depreciation costs associated with equipment necessary to accommodate the Company's introduction of online banking and bill payment services.

      Other expenses increased $419,000, or 20.5%, to $2,468,000 in 2003 from $2,049,000 in 2002. This increase in other expenses is primarily attributable to the expenses associated with the formation of the holding company, including shareholder related expenses, but also the issuance of $8 million in trust preferred securities.

2002 Compared to 2001

      Total non-interest expenses for 2002 were $7,414,000, representing an increase of $598,000, or 8.8%, compared to $6,816,000 for 2001. The percentage increase of these expenses was comparable to the increase experienced during 2001 as compared with 2000, considering the asset growth the Bank experienced in 2002.

      Salary expenses and related employee benefits increased by $313,000, or 8.3%, to $4,067,000 for 2002 from $3,754,000 for 2001. This increase, which was lower than last year's increase of 15.9%, was due to the hiring of additional personnel to support the Bank's growth, budgeted salary increases and bonuses paid to employees. At December 31, 2002, there were 113 full-time equivalent employees as compared to 101 at December 31, 2001 and 93 at December 31, 2000.

      Occupancy and equipment expenses decreased by $49,000, or 3.6%, to $1,298,000 for 2002 from $1,347,000 for 2001. This decrease was due to the payoff of certain equipment leases.

      Other expenses increased $334,000, or 19.5%, to $2,049,000 in 2002 from $1,715,000 in 2001. While management continued its efforts to minimize the increase in such expenses, the increase was primarily attributable to the Company's growth.

      Management expects the percentage of future growth in non-interest expenses to be consistent with the growth experienced in the previous two years.

Income Taxes

      Income tax expense was $926,000 for 2003 as compared with $759,000 for 2002 and $295,000 for 2001. The 22% increase in tax expense incurred in 2003 as compared to 2002 was the result of achieving a higher level of pre-tax net income with a level amount of tax-exempt income.

Net Income

2003 Compared to 2002

      Net income for 2003 was $2,809,000, an increase of $406,000, or 16.9%, from $2,403,000 for 2002. The increase in net income was the result of increases of $938,000 in net interest income and $602,000 in non-interest income, offset by increases of $13,000 in the provision for loan losses, $954,000 in non-interest expenses and $167,000 in the provision for income taxes. Basic and diluted earnings per share for 2003 were $0.43 per share as compared with 2002, which were $0.36 per share. The increase in net income was attributable to declining rates, where the expense associated with interest sensitive liabilities decreased at a faster pace than the income derived from interest sensitive assets, and an increase in other income, primarily derived from increased customer service fees, the sale of mortgages in the secondary market and gains on sale of available for sale securities.

      Management anticipates that 2004 net income will outperform 2003 results. In light of the uncertainties presented by the economic environment and geopolitical events, the Company's business is sensitive to general business and economic conditions, such as interest rates, consumer perception and confidence, competition, fluctuations in the equity markets and the strength of local and national economies. As such, the Company remains focused on monitoring its risk/return profile. While management believes that financial institutions likely could see compression of the net interest margin in the future, which could negatively impact net income, it further believes that the Company can adequately manage its net interest margin within a relatively stable range and offset its effect on net income by focusing on fee income, growth in business relationships, cost control and quality interest earning assets.

2002 Compared to 2001

      Net income increased to $2,403,000 for 2002 from $1,573,000 for 2001. This increase of $830,000, or 52.8%, was the result of increases of $1,564,000 in net interest income and $328,000 in non-interest income and no change in the provision for loan losses, offset by increases of $598,000 in non-interest expense and an increase of $464,000 in the provision for income taxes. Basic and diluted earnings per share for 2002 were $0.36 per share as compared to $0.24 per share for 2001.

FINANCIAL CONDITION

Securities

      The Company's securities portfolio is comprised of securities, which not only provide interest income, including tax-exempt income, but also provide a source of liquidity, diversify the earning asset portfolio, allow for the management of risk and tax liability and provide collateral for repurchase agreements and public fund deposits. Established policies are in place which address various aspects of managing the portfolio, including but not limited to, concentrations, liquidity, credit quality, interest rate sensitivity and regulatory guidelines. Adherence to these policies is monitored by the Bank's Asset/Liability Committee on a monthly basis.

      Although the Company generally intends to hold its securities portfolio until maturity, a significant portion of the portfolio is classified as available for sale, with new purchases generally categorized as such. Securities in the available for sale category are accounted for at fair value with unrealized appreciation or depreciation, net of tax, reported as a separate component of stockholders' equity. Securities in the held to maturity category are accounted for at amortized cost. The Company invests in securities for the yield they produce and not to profit from trading. The Company holds no trading securities in its portfolio, and the securities portfolio contained no high-risk securities or derivatives as of December 31, 2003.

      The securities portfolio at December 31, 2003 was $107,281,000 as compared to $64,229,000 at December 31, 2001, an increase of $43,052,000, or 67%. The increase was funded from part of the proceeds from the issuance of $8 million in trust preferred securities and a $25 million laddered maturity borrowing from the FHLB. Securities available for sale increased to $106,230,000 at December 31, 2003 compared to $62,421,000 at December 31, 2002, whereas securities held to maturity decreased to $1,051,000 at December 31, 2003 from $1,808,000 at December 31, 2002. The carrying value of the available for sale portion of the securities portfolio as of December 31, 2003 includes unrealized gains of $606,000 (reflected as accumulated other comprehensive income of $400,000 in stockholders' equity, net of deferred income taxes of $206,000) compared to unrealized gains of $1,286,000 ($849,000 net of taxes of $437,000) as of December 31, 2002. The

Company holds available for sale securities with a carrying and market value of $2,018,000 of East Penn School District securities. This investment is greater than 10% of stockholders' equity.

      Table 5 illustrates the composition of the securities portfolio for the periods presented.

                                     TABLE 5
                                   SECURITIES

(Dollars In Thousands)

                                                    December 31,
                                           2003         2002         2001
                                         ----------------------------------
Available for sale securities:
   U.S. Government agencies
      and corporations                   $  2,490      $ 4,335      $ 5,000
   State and political subdivisions        18,665       18,237       17,973
   Mortgage-backed and
      asset-backed securities              76,210       23,663       15,946
   Mortgage securities portfolio
      mutual fund                              --        9,001        5,000
   Other                                    6,669        6,203        3,381
   Equity securities                        2,196          982        1,473
                                         --------      -------      -------
                                         $106,230      $62,421      $48,773
                                         --------      -------      -------

Held to maturity securities:
   State and political subdivisions      $    997      $   996      $   996
   Mortgage-backed securities                  54          812          865
                                         --------      -------      -------
                                         $  1,051      $ 1,808      $ 1,861
                                         --------      -------      -------
         Total securities                $107,281      $64,229      $50,634
                                         ========      =======      =======

      Table 6 presents the maturities and average weighted yields of the securities portfolio at amortized cost as of December 31, 2003. Yields are based on amortized cost.

                                     TABLE 6
              MATURITIES AND WEIGHTED AVERAGE YIELDS OF SECURITIES

                                                                     After one               After five
                                                  Within             but within              but within               After
(Dollars In Thousands)                           one year            five years               ten years             ten years
                                            -----------------    -------------------    --------------------    ------------------
                                             Amount    Yield      Amount      Yield      Amount       Yield      Amount     Yield
                                            -------   -------    -------     -------    -------      -------    -------    -------
U.S. Government agencies
  and corporations                          $    --        --    $    --          --    $ 3,548         3.06%   $ 1,862       2.19%
State and political subdivisions (1)             --        --        120        3.33%     3,222         5.98%    15,492       6.93%
Mortgage backed securities                       --        --      2,098        3.53%    22,305         4.02%    49,270       4.31%
Mortgage securities portfolio mutual fund        --        --         --          --         --           --         --         --
Other securities                                499      1.96%     1,398        3.96%     2,354         4.96%     2,311       5.48%
                                            -------   -------    -------     -------    -------      -------    -------    -------

         Total securities                   $   499      1.96%   $ 3,616        3.69%   $31,429         4.18%   $68,935       4.88%
                                            =======   =======    =======     =======    =======      =======    =======    =======

(1) Yields on tax-exempt securities have been computed on a fully tax-equivalent basis.

Loans

      The loan portfolio comprises the major component of the Company's earning assets. Loans receivable (net of the allowance for loan losses, unearned fees and origination costs) increased $29,793,000, or 17%, to $204,613,000 as of December 31, 2003, from $174,820,000 as of December 31, 2002. Loans receivable represent 60.5% of total assets and 73.1% of total deposits as of December 31, 2003, as compared to 64.3% and 71.8%, respectively, at December 31, 2002. All of the Company's loans are to domestic borrowers.

      Commercial lending activity, defined as commercial and commercial real estate loans, increased $16,290,000, or 16.1% and was key to the 2003 growth in the loan portfolio. While economic conditions impacted businesses in the Company's primary service area and resulted in reduced needs for financing new business ventures, the low interest rate environment presented an opportunity to prospect clients of other financial institutions through commercial loan refinancing activity. The Company was successful in this effort, and feels that this effort positions it well in the marketplace as economic conditions improve. Further, as the Company and its staff has grown and matured, its ability to handle larger commercial lending transactions has increased as well.

      The Company's outstanding tax-exempt loans increased to $10,632,000 at year-end 2003 from $3,598,000 at year-end 2002. The Company's involvement in tax-exempt lending is focused on borrowers within its primary service area that intend to build a relationship with the Company. This business development effort has been well received by local governmental entities, and is expected to continue in 2004.

      Loans secured by residential real estate increased modestly in 2003, as the Company countered refinance activity with the retention of a select pool of mortgage loans for its portfolio. Residential construction loans increased as the Company has continued to focus on this market segment, a focus that is expected to continue in 2004. However, given the low interest rate environment in 2003, the greater emphasis was on selling mortgage loans closed by the Company into the secondary market, thereby generating fee income while eliminating interest rate risk on those loans sold. While the Company will continue to evaluate options regarding residential mortgage loans, it is not anticipated that this portfolio segment will continue to grow until interest rates begin to rise.

      Retail loans, defined as home equity and other consumer loans, grew 8% in 2003, driven in large part by continued efforts to offer more banking products and services to the Company's client base. Retail loan growth was impacted in 2003 by residential refinance rates as loan prepayments, particularly from fixed rate term debt, increased and loan growth was driven by lines of credit in which the interest rate is variable. Continued emphasis will be placed on retail loan growth in 2004, in keeping with prudent asset/liability protocol in force.

      Loan concentrations are considered to exist when the total amount of loans to any one or a multiple number of borrowers engaged in similar activities or have similar economic characteristics, exceeds 10 % of loans outstanding in any one category. At December 31, 2003, commercial loans amounted to $43,760,000, or 21.1% of total loans, commercial real estate loans amounted to $73,708,000, or 35.6% of total loans, residential real estate loans amounted to $31,923,000, or 15.4% of total loans, and home equity loans amounted to $33,552,000, or 16.2% of total loans. Although such loans were not made to one specific borrower or industry, it is important to note that the quality of these loans is affected by the region's economy and real estate market. Management does not believe such a concentration poses a problem to the Company at this time.

      The Company manages risk associated with its loan portfolio through diversification, prudent underwriting policies and procedures that are consistently applied and updated on an annual basis, and ongoing loan monitoring efforts. Other than as described herein, management does not believe there are any trends, events, or uncertainties that are reasonably expected to have a materially adverse impact on future results of operations, liquidity, or capital resources.

      Table 7 presents the composition of the total loan portfolio for the periods presented.

                                     TABLE 7
                             TOTAL LOANS OUTSTANDING

                                                                          DECEMBER 31,
                                         % of                 % of                 % of                   % of                % of
(Dollars In Thousands)         2003     total      2002       total      2001      total      2000       total       1999     total
                            -------------------------------------------------------------------------------------------------------
Commercial                  $ 43,760    21.1%    $ 44,622     25.2%    $ 37,884     24.6%   $ 33,487      22.8%    $ 30,431    24.1%
Commercial real estate        73,708    35.6%      56,556     32.0%      43,921     28.6%     36,001      24.4%      34,217    27.1%
Residential real estate       31,923    15.4%      29,014     16.4%      36,295     23.6%     43,349      29.4%      32,007    25.3%
Real estate, construction      8,240     4.0%       7,305      4.1%       4,086      2.7%      6,426       4.4%       3,934     3.1%
Tax exempt                    10,632     5.1%       3,598      2.0%       3,224      2.1%         --        --           --      --
Home equity                   33,552    16.2%      31,139     17.6%      23,676     15.4%     23,544      16.0%      21,818    17.2%
Other consumer                 5,201     2.6%       4,753      2.7%       4,730      3.0%      4,484       3.0%       4,067     3.2%
                            --------   -----     --------    -----     --------    -----    --------     -----     --------   -----
                            $207,016   100.0%    $176,987    100.0%    $153,816    100.0%   $147,291     100.0%    $126,474   100.0%
                            ========   =====     ========    =====     ========    =====    ========     =====     ========   =====

      Table 8 summarizes the loan maturities and interest sensitivity for a segment of the loan portfolio.

                                     TABLE 8
          LOAN MATURITIES AND SENSITIVITY TO CHANGES IN INTEREST RATES
                        COMMERCIAL AND CONSTRUCTION LOANS
                                December 31, 2003

(Dollars In Thousands)                    1 year          1 year thru           After
                                         or less            5 years            5 years              Total
                                         -------          -----------          -------            --------
Maturity of Loans Receivable:
   Commercial                            $16,431            $19,977            $81,060            $117,468
   Real estate, construction               6,691                313              1,236               8,240
                                         -------            -------            -------            --------
         Total                           $23,122            $20,290            $82,296            $125,708
                                         =======            =======            =======            ========

                                                         1 year thru            After
                                                           5 years             5 years
                                                         -----------           -------
Fixed interest rates                                       $ 13,168            $12,512
Floating or adjustable interest rates                         7,122             69,784
                                                           --------            -------
     Total Loans Receivable                                $ 20,290            $82,296
                                                           ========            =======

Credit Risk and Loan Quality

      The Company continues to be prudent in its efforts to minimize credit risk. The Company's written lending policy requires underwriting, loan documentation and credit analysis standards to be met prior to the approval and funding of any loan. In accordance with that policy, internal loan review monitors the loan portfolio on an ongoing basis. The Credit Administration area then prepares an analysis of the allowance for loan losses on a quarterly basis, which is then submitted to the Board of Directors for its assessment as to the adequacy of the allowance. The allowance for loan losses is an accumulation of expense that has been charged against past and present earnings in anticipation of potential losses in the loan portfolio.

      Total nonperforming loans (comprised of non-accruing loans and loans past due for more than 90 days) as of December 31, 2003, were $434,000 as compared to $896,000 as of December 31, 2002. Total nonperforming loans as a percentage of total loans were 0.21% at December 31, 2003 as compared to 0.51% at December 31, 2002. To minimize losses that may occur on these non-accrual and delinquent loans, loan officers work with borrowers on an ongoing basis.

      The Company had other real estate owned acquired through foreclosure in the amount of $276,000 as of December 31, 2003 compared with $359,000 as of December 31, 2002.

      The Company's lending policy is executed through the assignment of tiered loan limit authorities to individual officers of the Company, the officers' Loan Committee, the Board Loan Committee and the Board of Directors. Although the Company maintains sound credit policies, certain loans may deteriorate for a variety of reasons. The Company's policy is to place all loans in a non-accrual status upon becoming 90 days delinquent in their payments, unless there is a documented, reasonable expectation of the collection of the delinquent amount. Loans are reviewed monthly as to their status, and on a quarterly basis, a Watch List of any potentially troubled loans is prepared and presented to the Board of Directors. Management is not aware of any potential material loan problems that have not been disclosed in this report.

      Table 9 presents detailed information about the Company's nonperforming loans and nonperforming assets for the periods presented.

                                     TABLE 9
                              ASSET QUALITY RATIOS

                                                                          December 31,
                                           ------------------------------------------------------------------------------
(Dollars in thousands)                     2003               2002             2001               2000               1999
                                           ----             ------             ----             ------             ------
Non-accruing loans                         $395             $  689             $400             $  822             $1,131
Accruing loans past due
   90 days or more                           39                207              577                677                163
                                           ----             ------             ----             ------             ------
     Total Nonperforming Loans              434                896              977              1,499              1,294

Other real estate                           276                359               22                 --                 --
                                           ----             ------             ----             ------             ------
     Total Nonperforming Assets            $710             $1,255             $999             $1,499             $1,294
                                           ====             ======             ====             ======             ======

Non-accrual loans:
   Interest income that would
   have been recorded on
   non-accruing loans                      $ 45             $   77             $ 72             $  104             $   70

   Interest income for above
   loans included in net income
   for the period                          $ 12             $   34             $ 24             $   15             $   34

Ratios:
   Nonperforming loans
   to total loans                          0.21%              0.51%            0.64%              1.02%              1.02%

   Allowance for loan losses
   to nonperforming loans                  553.69%          241.58%            188.64%          103.00%            102.55%

   Nonperforming assets to
   total assets                            0.21%              0.46%            0.43%              0.68%              0.68%

Commitments to lend additional
   funds to nonperforming loan
   customers                               $  0             $    0             $  0             $    0             $    0

Restructured loans                         $  0             $    0             $  0             $    0             $    0

      Non-performing loans as a percentage of total loans decreased to 0.21% as of December 31, 2003 as a result of the completion of collection efforts for one commercial credit with a balance in excess of $500,000. The $434,000 in non-performing loans at year-end is comprised of approximately 25 consumer and small business credits. Management does not expect any material adverse impact on the allowance from the final disposition of these problem credits.

      Based on the asset quality statistics presented, as well as current economic and market conditions, management expects that non-performing assets and charge-off experience should remain relatively stable and will approximate current levels. The resultant provision expense is expected to remain at levels similar to recent years to address steady growth in loan volume and modest loan losses.

Bank Owned Life Insurance

      During 2000 and 2001, the Company purchased bank owned life insurance ("BOLI") for a chosen group of employees, namely its officers, where the Company is the owner and beneficiary of the policies. The Company's deposits funded the BOLI and the earnings from the BOLI are recognized as other income. The BOLI is profitable from the appreciation of the cash surrender values of the pool of insurance, and its tax advantage to the Company. This profitability is used to offset a portion of current and future employee benefit costs and a Nonqualified Supplemental Executive Retirement Plan ("SERP") for its Chief Executive Officer.

      The Company had $5,426,000 and $5,163,000 in BOLI as of December 31, 2003 and 2002, respectively. The BOLI is an asset that can be liquidated, if necessary. However, it is the Company's intention to hold this pool of insurance because it provides tax-free income that enhances the Company's capital position. On January 20, 2004 the Company invested an additional $1.5 million in BOLI as part of its strategy to enhance earnings while managing balance sheet risk.

Investment in Bank

      On September 23, 2003, the Company purchased 141,300 shares for $1,413,000 of common stock outstanding of a newly formed de novo bank, named Berkshire Bank, located in Wyomissing, Berks County, Pennsylvania. On October 22, 2003, the Company purchased an additional 12,123 shares for $121,000 of Berkshire Bank. The investment totaling $1,534,000, represents 18.3% of the de novo bank's outstanding common shares and is included in the other assets category on the balance sheet. The investment is carried at cost.

Deposits

      Deposits are the major source of the Company's funds for lending and other investment purposes. Total deposits at December 31, 2003, were $279,898,000, an increase of $36,258,000, or 14.9%, over total deposits of $243,640,000 as of December 31, 2002. The Company experienced the following increases as of year-end 2003 as compared to 2002:

         Non-interest bearing demand deposits                           13.4%
         Interest-bearing demand deposits                               36.5%
         Savings deposits                                               17.5%
         Time deposits                                                  (4.9%)

      Table 10 sets forth the average balance of the Bank's deposits and the average rates paid on those deposits for the years ended December 2003, 2002 and 2001. All deposits are domestic deposits.

                                    TABLE 10
                    AVERAGE DEPOSITS BY MAJOR CLASSIFICATION

                                                        Year Ended December 31
                                    2003                         2002                         2001
                           ----------------------       ----------------------       ----------------------
(Dollars In Thousands)      Average       Average        Average       Average       Average        Average
                            Amount         Rate          Amount         Rate          Amount         Rate
                           ----------------------       ----------------------       ----------------------
Interest-bearing:
   Demand deposits         $ 31,338          0.37%      $ 28,535          0.94%      $ 24,335          1.28%
   Savings deposits         106,382          1.52%        77,650          1.93%        55,829          2.53%
   Time deposits             91,752          2.85%        89,922          3.89%        90,054          5.70%
Non-interest bearing:
    Demand deposits          34,999          0.00%        28,955          0.00%        24,362          0.00%
                           ----------------------       ----------------------       ----------------------
           Total           $264,471          1.64%      $225,062          2.34%      $194,580          3.52%
                           ========                     ========                     ========

      Table 11 displays the maturities and amounts of time certificates and other time deposits issued in denominations of $100,000 or more at December 31, 2003.

                                    TABLE 11
                               DEPOSIT MATURITIES

(Dollars In Thousands)                   Time             Other
                                      Certificates        Time            Total
                                        -------           -----          -------
Three months or less                    $ 2,864            $0            $ 2,864
Over three months
     but within six months                1,236             0              1,236
Over six months
     but within twelve months             3,782             0              3,782
Over twelve months                        2,976             0              2,976
                                        -------            --            -------
         Total                          $10,859            $0            $10,859
                                        =======            ==            =======

Federal Funds Purchased and Securities Sold under Agreements to Repurchase

      The Bank has a $5,000,000 federal funds line of credit with its main correspondent bank, Atlantic Central Bankers Bank of Camp Hill, Pennsylvania. The Bank had no outstanding federal funds purchased under this line at December 31, 2003, 2002 and 2001, respectively.

      Securities sold under agreements to repurchase decreased $3,317,000, or 42.4%, to $4,512,000 as of December 31, 2003, from $7,829,000 as of December 31,
2002. Securities sold under agreements to repurchase generally mature in one business day and roll over under a continuing contract. Additional information relating to securities sold under agreement to repurchase can be found in Note 7 of the Notes to the Consolidated Financial Statements contained herein this Report.

Long-Term Debt and Borrowing Capacity

      The Bank has a maximum borrowing capacity of approximately $137,905,000 with the FHLB, out of which $25 million was outstanding at December 31, 2003, resulting in an unused borrowing capacity of $112,905,000. The $25 million borrowing is comprised of four fixed rate borrowings, with rates ranging from 2.20% for a borrowing maturing in 2 years, to 3.78% for a borrowing maturing in five years. The purpose for this borrowing was to reinvest the proceeds into interest earning assets generating enough income to offset the costs associated with the mandatory redeemable capital debentures. There were no borrowings from the FHLB at December 31, 2002 and 2001. Additional information relating to long-term debt can be found in Note 8 of the Notes to the Consolidated Financial Statements contained herein this Report.

Mandatory Redeemable Capital Debentures

      As of December 31, 2003, the Company has $8 million outstanding in mandatory redeemable capital debentures issued on July 31, 2003 to investors as capital trust pass-through securities. The securities have a fixed rate of 6.80% through September 17, 2008. The capital securities are redeemable by the Company on or after September 17, 2008, at par, or earlier if the deduction of related interest for federal income taxes is prohibited, classification as Tier I Capital is no longer allowed, or certain other contingencies arise. The capital securities must be redeemed upon final maturity of the subordinated debentures on September 17, 2033. Proceeds totaling $4.3 million were contributed to the capital at the Bank. The Company chose to utilize the multi-issuer trust preferred alternative, which proved to be a less expensive and more flexible resource of regulatory capital. There were no such capital debentures outstanding as of December 31, 2002 and 2001. Additional information relating to long-term debt can be found in Note 9 of the Notes to the Consolidated Financial Statements contained herein this Report.

Liquidity

      Liquidity represents the Company's ability to generate funds and efficiently manage cash flows at reasonable rates to support possible commitments to borrowers or the demands of depositors. Liquidity is essential to compensate for fluctuations in the balance sheet and provide funds for growth and normal operating expenditures. Liquidity needs may be met by converting assets into cash or obtaining sources of additional funding, whether through deposit growth or borrowings.

      Liquidity from asset categories is provided through cash, amounts due from banks, interest-bearing deposits with banks and federal funds sold, which totaled $8,593,000 at December 31, 2003, as compared to $15,605,000 at December 31, 2002. Additional asset liquidity sources include principal and interest payments from securities in the Company's investment portfolio and cash flow from its amortizing loan portfolio. Longer-term liquidity needs may be met by selling securities available for sale, selling loans or raising additional capital. At December 31, 2003, unpledged available for sale securities of $90,642,000 were readily available for liquidity purposes, as compared with $44,306,000 at December 31, 2002.

      Liability liquidity sources include attracting deposits at competitive rates. Core deposits at December 31, 2003, were $269,039,000, as compared to $232,650,000 at December 31, 2002. The Bank also has federal fund lines and credit facilities established with a correspondent financial institution and with the FHLB, which are reliable sources for short- and long-term funds.

      There are a number of factors that may impact the Company's liquidity position, which include core deposit growth, volume of loan originations and prepayments, and the maturity structure of existing loans and deposits. Management consistently monitors and manages these factors to ensure that the associated risks are minimized.

      During 2003, a number of trends affected the composition of the Company's balance sheet and positively impacted the Company's liquidity and net income. The continued uncertainty of the equity markets, interest rates and the overall economic environment, had the impact of increasing deposits by $36,258,000 or 14.9%, as FDIC-insured deposits continued to be an attractive investing alternative to consumers, providing safety and soundness, even though interest rates were at historical lows. The Company was able to grow deposits while minimizing its cost of funds.

      Another noted trend in 2003 was that low interest rates had the impact of generating an unprecedented volume of refinancings in residential mortgages, which further had an impact on increasing the volume of prepayments in principal from mortgage-backed securities. To manage the liquidity generated from the investment portfolio, the Company reinvested the proceeds in loans and short-term investment securities that will generate a decent amount of future cash flow and produce yields sufficient to offset cost of funds and manage the net interest margin. The influx of deposits along with a portion of the investment portfolio cash flow helped to fund the 16.1% growth in commercial and commercial real estate loan growth. With regard to mortgage refinancing activity, while some of the refinanced mortgages were held by the Company, which resulted in a 10.6% increase in residential real estate and construction loans, the Company generally sold residential mortgages in the secondary market without retaining mortgage-servicing rights. This resulted in a $220,000, or 60.4% increase in other income associated with mortgage banking activities. The change in loan mix was also accompanied by the borrower's preference towards floating rate loans as compared to fixed rate loans.

      On July 31, 2003, the Company, through its statutory business trust, issued $8 million of capital trust pass-through securities ("TRUP") to investors. While the capital securities have a 30 years final stated maturity, they may be redeemable, at par, by the Company on or after September 17, 2008 under certain situations. In order to offset the interest and other expenses associated with the TRUP, the Company, using the proceeds of the TRUP, along with borrowing $25 million from the FHLB, reinvested the funds in investment securities, whose maturities were reasonably matched with the maturities of the TRUP and FHLB borrowings, to produce income that would offset the dividend and other expenses associated with the TRUP. Consideration was also given to the cash flow generated from the investment securities as a source of funding the quarterly dividend payments that are due under the TRUP.

      Management believes there is uncertainty as to whether the recent influx of deposited funds will remain in the banking sector, particularly if consumer confidence in the equities market improves. Management further believes there is also some uncertainty in the loan portfolio if interest rates begin to rise quickly, motivating borrowers to refinance variable rate loans into fixed rate loans possibly at the bottom of the rising interest rate cycle. The Company consistently monitors its available alternatives to deal with such events, if they should occur, to protect for interest rate uncertainties. An example of such an option available to the Bank is its ability to utilize its alternate funding resources by borrowing under established credit lines made available through its main correspondent bank, Atlantic Central Bankers Bank and the FHLB. During 2003, while the Bank utilized a portion of its alternate funding resources, such as borrowing from the FHLB, its day to day liquidity needs were satisfied through its core banking business.

      Management is of the opinion that its liquidity position, at December 31, 2003, is adequate to respond to fluctuations "on" and "off" the balance sheet. In addition, there are no known demands, trends, commitments, events or uncertainties that may result in, or that are reasonably likely to result in the Company's inability to meet anticipated or unexpected needs.

Contractual Obligations

      The Company has various financial obligations that may require future cash payments. These obligations include the payment of liabilities recorded on the balance sheet as well as contractual obligations for purchase commitments and operating leases. The following Table 12 represents the Company's contractual obligations, by type, that are fixed and determined at December 31, 2003.

                                    TABLE 12
                             CONTRACTUAL OBLIGATIONS

                                                                December 31, 2003
                                ------------------------------------------------------------------------------------
                                Less Than                                                 Over
                                  1 Year          1 - 3 Years        3 - 5 Years         5 Years              Total
                                ---------         -----------        -----------         -------            --------
                                                                   (In Thousands)
Time deposits                    $59,617            $17,426            $11,322            $  464            $ 88,829
Long-term borrowings                  --             11,000             14,000                --              25,000
Mandatory redeemable
   capital debentures                 --                 --              8,000                --               8,000
Operating leases                     186                189                147               579               1,101
Purchase obligations               1,950                 --                 --                --               1,950
                                 -------            -------            -------            ------            --------
         Total                   $61,753            $28,615            $33,469            $1,043            $124,880
                                 =======            =======            =======            ======            ========

Off-Balance Sheet Arrangements

      The Company's financial statements do not reflect various off-balance sheet arrangements that are made in the normal course of business, which may involve some liquidity risk. These commitments consist mainly of loans approved but not yet funded, unused lines of credit and letters of credit made under the same standards as on-balance sheet instruments. Unused commitments at December 31, 2003, were $69,962,000. Because these instruments have fixed maturity dates, and because many of them will expire without being drawn upon, they do not generally present any significant liquidity risk to the Company.

      Management believes that any amounts actually drawn upon can be funded in the normal course of operations. The Company has no investment in or financial relationship with any unconsolidated entities that are reasonably likely to have a material effect on liquidity or the availability of capital resources.

Stockholders' Equity and Capital Requirements/Ratios

      The net effect of the activity in stockholders' equity resulted in an decrease of $121,000 in total stockholders' equity to $19,543,000, at December 31, 2003, from $19,664,000, at December 31, 2002, summarized as follows:

      o 2003 net income of $2,809,000 and the exercise of options totaling $30,000 increased stockholders' equity by $2,839,000.

      o The Company repurchased $1,850,000 in common stock from an individual investor, which resulted in negatively impacting stockholders' equity.

      o The decrease of $449,000 in the unrealized holding gain on securities available for sale, as required by FAS 115, also reduced stockholders' equity. At December 31, 2003, the Company had $400,000 in net unrealized gains on available for sale securities, as compared with $849,000 in net unrealized gains at December 31, 2002.

            Should interest rates begin to increase in the future, stockholders' equity could decrease further due to unrealized losses on available for sale securities. On the other hand, should interest rates decline in the future, stockholders' equity could increase as a result of unrealized gains on securities available for sale. FAS 115 requires banks to report securities classified as "available for sale" at fair value, with unrealized gains or losses, net of deferred income taxes, reported as a separate component of stockholders' equity. The FAS 115 adjustment is not included in the Bank's calculation of regulatory capital ratios.

      o The payment of a dividend to shareholders for $661,000 in 2003 also reduced stockholders' equity. Banking laws and regulations limit the amount of dividends that may be paid without prior approval of the Company's regulatory agency. The Bank declared a cash dividend of $0.10 per share during 2003, payable June 30, 2003 to all shareholders of record as of June 16, 2003. This compares with the payment of a cash dividend of $0.06 per share that was paid on July 31, 2002 to all shareholders of record on June 30, 2002. The total cash dividend paid in 2002 was $396,000.

      In June 2002, the Bank implemented a Dividend Reinvestment and Stock Purchase Plan (the "Plan"). The Plan, which is available to all shareholders, permits participants in the Plan to automatically reinvest cash dividends on all of their shares and to make quarterly voluntary cash contributions for a minimum of $50 and a maximum of $5,000 each calendar quarter. Participation in the Plan is entirely voluntary so that shareholders may join the Plan or terminate their participation in the Plan at any time. Under the terms of the Plan, the Bank intends to direct that the plan administrator purchase shares of the Bank's common stock in the open market or in negotiated transactions, with the Bank reserving the right to issue the remaining shares. The Bank has reserved 250,000 shares of its common stock with a par value of $0.625 for issuance under the Plan. The Plan was effective for the June 30, 2003 dividend payment date. In 2003, all cash dividend reinvested shares were purchased in the open market. Upon formation of the Company, certain elements of the Plan needed to be revised to comply with SEC regulations. Therefore, until an updated Plan is in place in the name of the Company, no new enrollments into the Plan will be accepted. It is anticipated that the Plan will be updated during the second quarter of 2004.

      The Company places a significant emphasis on maintaining a strong capital base. The goals for capital planning are to build a strong capital base to allow for future growth, to support risks inherent in the banking industry, to retain earnings to meet regulatory requirements and to provide an adequate return to shareholders.

      Current capital guidelines issued by federal regulatory authorities require the Company to meet minimum risk-based capital ratios in an effort to make regulatory capital more responsive to the risk exposure related to a Company's on and off-balance sheet items.

      Risk-based capital provides the basis for which all companies are evaluated in terms of capital adequacy. Risk-based capital guidelines redefine the components of capital, categorize assets into risk classes and include certain off-balance sheet items in the calculation of capital requirements. The components of risk-based capital are segregated as Tier I and Tier II capital. Tier I capital is composed of total stockholders' equity reduced by goodwill and other intangible assets. Tier II capital is comprised of the allowance for loan losses and any qualifying debt obligations. Risk-based capital standards require all bank holding companies to have Tier I capital of at least 4% and total capital (including Tier I capital) of at least 8% of risk-weighted assets.

      The Company is also subject to leverage capital requirements. This requirement compares capital (using the definition of Tier I capital) to average balance sheet assets and is intended to supplement the risk-based capital ratio in measuring capital adequacy. The guidelines set a minimum leverage ratio of 3% for institutions that are highly rated in terms of safety and soundness, and which are not experiencing or anticipating any significant growth. Other institutions are expected to maintain capital levels of at least 1% or 2% above the minimum. As of December 31, 2003, the Company has a Tier I leverage ratio of 8%.

      Table 13 provides a comparison of the Company's and the Bank's risk-based capital ratios and leverage ratios.

                                    TABLE 13
                                 CAPITAL RATIOS

                                               Company                        Bank
                                            ------------        ---------------------------------
                                            December 31,        December 31,         December 31,
(Dollars In Thousands)                          2003                2003                  2002
                                            ------------        ------------         ------------
Tier I capital                               $  25,524           $  25,363             $  18,815
Tier II, allowable portion of:
     Allowance for loan losses                   2,403               2,403                 2,167
      Excess mandatory redeemable
      capital debentures                         1,619                  --                    --
                                             ---------           ---------             ---------

         Total capital                       $  29,546           $  27,766             $  20,982
                                             =========           =========             =========

Tier I risk-based capital ratio                   11.4%               11.4%                 10.1%

Total risk-based capital ratio                    13.2%               12.5%                 11.3%

Tier I leverage ratio                              8.0%                8.0%                  7.1%

Note: Unrealized gains or losses on securities available for sale are excluded from regulatory capital components of risk-based capital and leverage ratios.

      At December 31, 2003 and 2002, the Bank exceeded the minimum regulatory capital requirements to be considered a "well capitalized" financial institution under applicable federal regulations.

      On July 31, 2003, the Company raised $8 million in additional capital through the issuance of junior subordinated debentures to a statutory trust subsidiary, which, in turn, issued capital trust pass through securities to investors in a private placement. TRUPs are a low cost and long-term source of Tier I capital for bank holding companies. The Federal Reserve has allowed the inclusion of TRUPs as a component of Tier I eligible capital since October 21, 1996, where they are limited to 25% of total Tier I capital for bank holding companies. The US Treasury has allowed the dividends, payable quarterly to investors, to be a tax-deductible expense for the Company.

      Management believes that the Company's capital position is adequate to support current operations and growth, and anticipates earnings to grow in tandem with asset growth. However, management is conscious of the impact that either rapid expansion or lower than projected earnings may potentially have on deteriorating the Company's capital position. Management proactively monitors the capital levels to ensure that they remain well in line with regulatory requirements, and is ever positioned to enact appropriate measures to ensure the strength of the Company's capital position. While the Company continues to look for branch expansion opportunities, with two opportunities presently under consideration, there are no known events, trends or circumstances that would adversely impact capital.

Effects of Inflation

      The majority of assets and liabilities of the Company are monetary in nature, and therefore, differ greatly from most commercial and industrial companies that have significant investments in fixed assets or inventories. The precise impact of inflation upon the Company is difficult to measure. Inflation may affect the borrowing needs of consumers, thereby impacting the growth rate of the Company's assets. Inflation may also affect the general level of interest rates, which can have a more significant impact on the Company's performance.

      Management believes the most significant impact on the financial results has been the Company's ability to react to changes in interest rates in a timely manner. On an ongoing basis, the Company has managed its interest sensitive assets and liabilities to maximize the benefits and lessen the risks faced by the Company in a rising or falling interest rate environment.

Regulatory Activity

      From time to time, various types of federal and state legislation have been proposed that could result in additional regulation of, and restrictions on, the business of the Company. Management cannot predict whether legislation will be adopted or, if adopted, how this legislation would affect the business of the Company. As a consequence of the extensive regulation of commercial banking activities in the United States, the Company's business is particularly susceptible to being affected by federal regulation and regulations that may increase the cost of doing business. Except as specifically described above, management believes that the effect of the provisions of the aforementioned legislation on the liquidity, capital resources, and the results of operations of the Company will be immaterial. Management is not aware of any other current specific recommendations by regulatory authorities or proposed legislation, which if adopted, would have a materially adverse effect upon the liquidity, capital resources, or results of operations, although the general cost of compliance with numerous and multiple federal and state laws and regulations does have, and in the future, may have a negative impact on the Company's results of operations.

      Further, the business of the Company is also affected by the state of the financial services industry in general. As a result of legal and industry changes, management predicts that the industry will continue to experience a certain amount of consolidations and mergers. Management believes that these consolidations and mergers may enhance its competitive position as a community bank holding company.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

      In the normal course of conducting business activities, the Company is exposed to market risks, principally in the form of interest rate risk. Interest rate risk arises from market driven fluctuations in interest rates that may affect cash flows, income, expense and the values of financial instruments. Interest rate volatility may lead to volatility in both the income statement and the balance sheet. The management of interest rate risk involves measuring and analyzing the maturity and repricing of interest sensitive assets and interest sensitive liabilities at specific points in time.

      The principal objective of the Company's asset/liability management activities is to provide consistently higher levels of net interest income while maintaining acceptable levels of interest rate and liquidity risk and facilitating the funding needs of the Company. The Company uses an interest rate sensitivity model as the primary quantitative tool in measuring the amount of interest rate risk that is present. The traditional maturity "gap" analysis, which reflects the volume difference between interest rate sensitive assets and liabilities during a given time period, is reviewed monthly by management and the Bank's Asset/Liability Committee ("ALCO"). A positive gap occurs when the amount of interest sensitive assets exceeds interest sensitive liabilities. This position would contribute positively to net income in a rising rate environment. Conversely, if the balance sheet has more interest sensitive liabilities maturing/repricing than interest sensitive assets, the balance sheet is liability sensitive or negatively gapped. This position would contribute positively to net income in a falling rate environment. Management continues to monitor sensitivity in order to avoid overexposure to changing interest rates, while maintaining adequate capital and liquidity levels. Adjustments to the mix of assets and liabilities are made periodically in an effort to give the Company dependable liquidity and steady growth in net interest income regardless of the behavior of interest rates in general.

      Another method used by management to review its interest sensitivity position is through "simulation". In simulation, the Company projects the future net interest streams in light of the current gap position. Various interest rate scenarios are used to measure levels of interest income associated with potential changes in our operating environment. Management cannot measure levels of interest income associated with potential changes in the Company's operating environment. Nor can it predict the direction of interest rates or how the mix of assets and liabilities will change. The use of this information will help formulate strategies to minimize the unfavorable effect on net interest income caused by interest rate changes.

      A simple rate "gap" analysis by itself may not be an accurate indicator of how net interest income will be affected by changes in interest rates. Income associated with interest-earning assets and costs associated with interest-bearing liabilities may not be affected uniformly by changes in interest rates. Although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. Interest rates on certain types of assets and liabilities fluctuate in advance of changes in general market interest rates, while interest rates on other types may lag behind changes in general market rates. In the event of a change in interest rates, prepayments and early withdrawal levels also could deviate significantly from those assumed in calculating the interest rate gap. Because of the uncertainties, the Company utilizes more than one measurement tool in assessing interest rate sensitivity and market risk.

      As of December 31, 2003, the Company was negatively gapped in matching its interest sensitive assets with its interest sensitive liabilities that are maturing/repricing within a year. However, the Company utilizes a method where it applies an Earnings Change Ratio to its interest sensitive assets and interest sensitive liabilities that are maturing/ repricing within a one-year timeframe. The Earnings Change Ratio estimates the change in rate of a rate sensitive instrument for every 100 basis point change in the prime rate. In applying this method, the Company was positively gapped in terms of its "One Year Income Statement" gap position as of December 31, 2003 but more closer to a neutral position than December 31, 2002, where the positive gap level was higher. Considering that interest rates remained flat during 2003, the Company positioned its gap level to be ready for the potential of rates rising, while at the same time protecting its net interest spread and margin A falling rate environment usually decreases asset yields on the income statement as the balance sheet receives a boost through market value. Rising rates tend to have the opposite effect, where asset yields rise in the income statement, as the market values on the balance sheet decline. This approach was beneficial to the Company since its cost of funds, associated with rate sensitive liabilities, declined quicker than the decline in yields from interest sensitive assets. The Company was able to manage the compression in its net interest spread and margin, while realizing a 10.1% increase in 2003 net interest income as compared with 2002.

      The Company's overall sensitivity to interest rate risk is low due to its non-complex balance sheet. It attempts to manage its balance sheet in a manner that stabilizes net interest income and economic value under a broad range of interest rate environments. The Company has the ability to expedite several strategies to manage interest rate risk, which include but are not limited to selling newly originated residential mortgages, controlling the volume mix of fixed/variable rate commercial loans and securities, increasing/decreasing deposits via interest rate changes, borrowing from the FHLB, and buying/selling security investments. Adjustments to the mix of assets and liabilities are implemented in an effort to give the Company dependable cash flow and steady growth in net interest income, while at the same time, managing the related risks.

      Table 14 presents the "One Year" gap position for the Company at December 31, 2003, by applying an Earnings Change Ratio ("ECR") applicable to each interest sensitive asset and liability. This schedule summarizes how many dollars of variable rate assets will change and how many fixed rate assets and liabilities will pay down within a twelve-month period of time.

                                    TABLE 14
                          INTEREST RATE SENSITIVITY GAP

                                                     Maturity/Repricing Intervals                                         One Year
                                           -----------------------------------------------            Earnings              Income
(Dollars In Thousands)                                          2 - 12                                 Change             Statement
                                           One Month            Months             Total                Ratio                Gap
-----------------------------------------------------------------------------------------------------------------------------------
Interest Sensitive Assets:
   Federal funds sold                      $     734          $      --          $     734             100.00%            $     734
   Interest-bearing deposits
      with Banks                                 333                 --                333              88.00%                  293
   Time deposits with Banks                      100                100                200              88.00%                  176
   Securities (1)
      Fixed rate                                  --                 --                 --              76.00%                   --
      Variable rate                            5,575              5,107             10,682              90.00%                9,614
   Loans (2)
      Fixed rate                               2,324              5,349              7,673             100.00%                7,673
      Variable rate                           63,838             10,598             74,436             100.00%               74,436
   Mortgages held for sale                       956                 --                956             100.00%                  956
                                           -----------------------------------------------                                ---------
         Total                                73,860             21,154             95,014                                   93,882
                                           -----------------------------------------------                                ---------
Interest Sensitive Liabilities:
   Interest-bearing demand
      deposits                                23,679                 --             23,679               0.00%                   --
   NOW accounts                                9,240                 --              9,240               0.00%                   --
   Money market accounts                      80,982                 --             80,982              30.00%               24,295
   Savings deposits                           40,101                 --             40,101              30.00%               12,030
   Club accounts                                  --                 97                 97               0.00%                   --
   Time deposits                               6,219             52,437             58,656              75.00%               43,992
   Federal funds purchased and
      repurchase agreements                    4,512                 --              4,512             100.00%                4,512
                                           -----------------------------------------------                                ---------
         Total                               164,733             52,534            217,267                                   84,829
                                           -----------------------------------------------                                ---------

Gap                                         ($90,873)          ($31,380)         ($122,253)                               $   9,053
                                           -----------------------------------------------                                ---------

Cumulative Gap                              ($90,873)         ($122,253)
                                           ----------------------------
Cumulative Gap /
   Total Earning Assets                       (28.75%)           (38.68%)                                                      2.86%
                                           ----------------------------                                                   ---------

Total Earning Assets                       $ 316,032
                                           ---------

Note: Table 14 does not incorporate cash flow generated from principal prepayments from the securities and loan portfolios, which then may be reinvested in other interest-earning assets having a more positive impact of lowering the negative gap.

(1) Held to maturity and available for sale securities are being shown as one total. Available for sale securities are shown at fair market value and held to maturity securities are shown at amortized cost.

(2)   Excludes non-accrual loans.

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors and Stockholders
East Penn Financial Corporation
Emmaus, Pennsylvania

      We have audited the accompanying consolidated balance sheets of East Penn Financial Corporation and its subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of East Penn Financial Corporation and its subsidiaries as of December 31, 2003 and 2002, and the results of their operations and their cash flows for the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.


                                               /s/ BEARD MILLER COMPANY LLP

Allentown, Pennsylvania
January 30, 2004

EAST PENN FINANCIAL CORPORATION

CONSOLIDATED BALANCE SHEETS

                                                                                                   December 31,
                                                                                            -------------------------
                                                                                              2003             2002
                                                                                            ---------       ---------
                                                                                         (In Thousands, Except Share Data)
                                     ASSETS

   Cash and due from banks                                                                  $   7,526       $   7,034
   Interest bearing deposits                                                                      333             495
   Federal funds sold                                                                             734           8,076
                                                                                            ---------       ---------

       Cash and Cash Equivalents                                                                8,593          15,605

   Interest bearing time deposits                                                                 200             200
   Securities available for sale                                                              106,230          62,421
   Securities held to maturity, fair value 2003 $1,130; 2002 $1,870                             1,051           1,808
   Mortgage loans held for sale                                                                   956           3,363
   Loans receivable, net of allowance for loan losses 2003 $2,403; 2002 $2,167                204,613         174,820
   Bank premises and equipment, net                                                             6,181           6,033
   Investment in life insurance                                                                 5,426           5,163
   Accrued interest receivable and other assets                                                 4,689           2,664
                                                                                            ---------       ---------

       Total Assets                                                                         $ 337,939       $ 272,077
                                                                                            =========       =========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES

   Deposits:
      Non-interest bearing                                                                  $  36,961       $  32,607
      Interest-bearing                                                                        242,937         211,033
                                                                                            ---------       ---------

       Total Deposits                                                                         279,898         243,640

   Securities sold under agreements to repurchase                                               4,512           7,829
   Long-term debt                                                                              25,000              --
   Mandatory redeemable capital debentures                                                      8,000              --
   Accrued interest payable and other liabilities                                                 986             944
                                                                                            ---------       ---------

       Total Liabilities                                                                      318,396         252,413
                                                                                            ---------       ---------

STOCKHOLDERS' EQUITY

   Preferred stock, par value $0.625 per share; authorized shares 16,000,000; none                 --              --
      issued
   Common stock, par value $0.625 per share; authorized 40,000,000 shares; issued 2003
      6,607,452 shares; 2002 7,746,758 shares; outstanding 2003 6,299,160 shares; 2002
      6,602,552 shares                                                                          4,130           4,842
   Surplus                                                                                      9,218          12,402
   Retained earnings                                                                            7,645           5,497
   Accumulated other comprehensive income                                                         400             849
   Treasury stock, at cost 2003 308,292 shares; 2002 1,144,206 shares                          (1,850)         (3,926)
                                                                                            ---------       ---------

       Total Stockholders' Equity                                                              19,543          19,664
                                                                                            ---------       ---------

       Total Liabilities and Stockholders' Equity                                           $ 337,939       $ 272,077
                                                                                            =========       =========

See notes to consolidated financial statements.

EAST PENN FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

                                                                                     Years Ended December 31,
                                                                           ---------------------------------------------
                                                                            2003                2002               2001
                                                                           -------            -------            -------
                                                                                (In Thousands, Except per Share Data)
INTEREST INCOME
   Loans receivable, including fees                                        $11,663            $11,581            $11,806
   Securities:
      Taxable                                                                2,562              2,405              2,362
      Tax exempt                                                               586                584                628
   Other                                                                        86                 82                167
                                                                           -------            -------            -------

       Total Interest Income                                                14,897             14,652             14,963
                                                                           -------            -------            -------

INTEREST EXPENSE
   Deposits                                                                  4,354              5,265              6,857
   Federal funds purchased and securities sold under agreements
      to repurchase                                                             30                113                332
   Long-term debt                                                               74                 --                 64
   Mandatory redeemable capital debentures                                     227                 --                 --
                                                                           -------            -------            -------

       Total Interest Expense                                                4,685              5,378              7,253
                                                                           -------            -------            -------

       Net Interest Income                                                  10,212              9,274              7,710

PROVISION FOR LOAN LOSSES                                                      380                367                367
                                                                           -------            -------            -------

       Net Interest Income after Provision for Loan Losses                   9,832              8,907              7,343
                                                                           -------            -------            -------

OTHER INCOME
   Customer service fees                                                       919                865                614
   Mortgage banking activities                                                 584                364                250
   Net realized gains on sales of securities available for sale                303                 --                 39
   Income from investment in life insurance                                    263                277                248
   Other                                                                       202                163                190
                                                                           -------            -------            -------

       Total Other Income                                                    2,271              1,669              1,341
                                                                           -------            -------            -------

OTHER EXPENSES
   Salaries and employee benefits                                            4,576              4,067              3,754
   Occupancy                                                                   648                582                559
   Equipment                                                                   676                716                788
   Other                                                                     2,468              2,049              1,715
                                                                           -------            -------            -------

       Total Other Expenses                                                  8,368              7,414              6,816
                                                                           -------            -------            -------

       Income before Income Taxes                                            3,735              3,162              1,868

INCOME TAX EXPENSE                                                             926                759                295
                                                                           -------            -------            -------

       Net Income                                                          $ 2,809            $ 2,403            $ 1,573
                                                                           =======            =======            =======

EARNINGS PER SHARE
   Basic                                                                   $  0.43            $  0.36            $  0.24
                                                                           =======            =======            =======

   Diluted                                                                 $  0.43            $  0.36            $  0.24
                                                                           =======            =======            =======

See notes to consolidated financial statements.

EAST PENN FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
Years Ended December 31, 2003, 2002 and 2001

                                                                                              Accumulated
                                                                                                 Other
                                                          Common                   Retained   Comprehensive  Treasury
                                                           Stock      Surplus      Earnings   Income (Loss)    Stock        Total
                                                          -------    --------      --------   -------------  ---------     --------
                                                                              (In Thousands, Except Share Data)
BALANCE - DECEMBER 31, 2000                               $ 4,775    $ 12,176       $ 2,245      $  (555)     $(3,926)     $ 14,715
                                                                                                                           --------

   Comprehensive income:
      Net income                                               --          --         1,573           --           --         1,573
      Change in unrealized gains (losses) on securities
         available for sale, net of reclassification
         adjustment and taxes                                  --          --            --          322           --           322
                                                                                                                           --------

         Total Comprehensive Income                                                                                           1,895
                                                                                                                           --------

   Exercise of 107,532 stock warrants                          67          63            --           --           --           130
   Income tax benefit of stock warrants exercised              --         163            --           --           --           163
   Cash dividend of $0.05 per share                            --          --          (328)          --           --          (328)
                                                          -------    --------       -------      -------      -------      --------

BALANCE - DECEMBER 31, 2001                                 4,842      12,402         3,490         (233)      (3,926)       16,575
                                                                                                                           --------

   Comprehensive income:
      Net income                                               --          --         2,403           --           --         2,403
      Change in unrealized gains (losses) on securities
         available for sale, net of reclassification
         adjustment and taxes                                  --          --            --        1,082           --         1,082
                                                                                                                           --------

   Total Comprehensive Income                                                                                                 3,485
                                                                                                                           --------

   Cash dividend of $0.06 per share                            --          --          (396)          --           --          (396)
                                                          -------    --------       -------      -------      -------      --------

BALANCE - DECEMBER 31, 2002                                 4,842      12,402         5,497          849       (3,926)       19,664
                                                                                                                           --------

   Comprehensive income:
      Net income                                               --          --         2,809           --           --         2,809
      Change in unrealized gains (losses) on securities
         available for sale, net of reclassification
         adjustment and taxes                                  --          --            --         (449)          --          (449)
                                                                                                                           --------

   Total Comprehensive Income                                                                                                 2,360
                                                                                                                           --------

   Retirement of treasury stock (1,144,206
         shares)                                             (715)     (3,211)           --           --        3,926            --
   Purchase of treasury stock (308,292
         shares)                                               --          --            --           --       (1,850)       (1,850)
   Exercise of stock options (4,900 shares)                     3          24            --           --           --            27
   Income tax benefit of stock options
         exercised                                             --           3            --           --           --             3
   Cash dividend of $0.10 per share                            --          --          (661)          --           --          (661)
                                                          -------    --------       -------      -------      -------      --------

BALANCE - DECEMBER 31, 2003                               $ 4,130    $  9,218       $ 7,645      $   400      $(1,850)     $ 19,543
                                                          =======    ========       =======      =======      =======      ========

See notes to consolidated financial statements.

EAST PENN FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                              Years Ended December 31,
                                                                        --------------------------------------
                                                                          2003           2002           2001
                                                                        --------       --------       --------
                                                                                    (In Thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income                                                           $  2,809       $  2,403       $  1,573
   Adjustments to reconcile net income to net cash provided by operating activities:
         Provision for loan losses                                           380            367            367
         Provision for depreciation and amortization                         566            391            262
         Net realized gains on sales of securities                          (303)            --            (39)
         Net realized gain on sale of assets                                  --             --             (3)
         Net amortization of securities premiums and discounts               489             18              8
         Deferred income taxes                                               157             97           (172)
         Proceeds from sale of mortgage loans                             51,759         31,778         26,892
         Net gain on sale of loans                                          (584)          (364)          (250)
         Loans originated for sale                                       (48,768)       (32,428)       (28,078)
         Earnings on investment in life insurance                           (263)          (277)          (248)
         (Increase) decrease in accrued interest receivable and
              other assets                                                  (497)            84            599
         Increase (decrease) in accrued interest payable and other
              liabilities                                                     42           (111)          (262)
                                                                        --------       --------       --------

         Net Cash Provided by Operating Activities                         5,787          1,958            649
                                                                        --------       --------       --------

CASH FLOWS FROM INVESTING ACTIVITIES
   (Increase) decrease in interest bearing time deposits                      --           (200)           618
   Purchases of available for sale securities                            (91,889)       (31,564)       (15,035)
   Proceeds from maturities of and principal repayments on
      available for sale securities                                       24,000         19,540         11,525
   Proceeds from sales of available for sale securities                   23,214             --          1,807
   Proceeds from maturities of and principal repayments on held
      to maturity securities                                                 757             49            765
   Proceeds from sale of other real estate owned                              83             --             --
   Net increase in loans                                                 (30,173)       (23,602)        (6,694)
   Purchases of bank premises and equipment                                 (714)          (904)          (381)
   Proceeds from sale of assets                                               --             --              3
   Investment in Berkshire Bank                                           (1,534)            --             --
   Purchase of investment in life insurance                                   --             --         (1,500)
                                                                        --------       --------       --------

         Net Cash Used in Investing Activities                           (76,256)       (36,681)        (8,892)
                                                                        --------       --------       --------

CASH FLOWS FROM FINANCING ACTIVITIES
   Net increase in deposits                                               36,258         37,004         12,521
   Net increase (decrease) in federal funds purchased and
      securities sold under agreements to repurchase                      (3,317)        (1,234)         1,890
   Decrease in other borrowed funds                                           --             --         (3,000)
   Proceeds from long-term debt                                           25,000             --             --
   Issuance of mandatory redeemable capital debentures                     8,000             --             --
   Proceeds from exercise of stock options and warrants                       27             --            130
   Purchase of treasury stock                                             (1,850)            --             --
   Dividends paid                                                           (661)          (396)          (328)
                                                                        --------       --------       --------

         Net Cash Provided by Financing Activities                        63,457         35,374         11,213
                                                                        --------       --------       --------

         Net Increase (Decrease) in Cash and Cash Equivalents             (7,012)           651          2,970

CASH AND CASH EQUIVALENTS - BEGINNING                                     15,605         14,954         11,984
                                                                        --------       --------       --------

CASH AND CASH EQUIVALENTS - ENDING                                      $  8,593       $ 15,605       $ 14,954
                                                                        ========       ========       ========

See notes to consolidated financial statements.

EAST PENN FINANCIAL CORPORATION

                                                                                  Years Ended December 31,
                                                                    ------------------------------------------------
                                                                       2003                 2002              2001
                                                                    ---------            ---------         ---------
                                                                                      (In Thousands)
SUPPLEMENTARY CASH FLOW INFORMATION
   Interest paid                                                    $   4,847            $   5,800         $   7,419
                                                                    =========            =========         =========

   Federal income taxes paid                                        $     774            $     566         $     156
                                                                    =========            =========         =========

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING
   ACTIVITIES
   Other real estate acquired in settlement of loans                $      --            $     337         $      22
                                                                    =========            =========         =========

See notes to consolidated financial statements.

EAST PENN FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations and Basis of Presentation

      On July 1, 2003, East Penn Financial Corporation completed the reorganization of East Penn Bank into the holding company form of ownership. In the reorganization, East Penn Bank became a wholly-owned banking subsidiary of East Penn Financial Corporation.

      The consolidated financial statements include the accounts of East Penn Financial Corporation (the "Company") and its wholly-owned subsidiaries, East Penn Bank (the "Bank") and East Penn Statutory Trust I (the "Trust"). The Bank's wholly-owned subsidiary is East Penn Mortgage Company. All significant intercompany accounts and transactions have been eliminated.

      The Company provides a variety of financial services, through the Bank, to individuals, small businesses and municipalities through its seven branches located principally in Lehigh County, Pennsylvania. The Bank operates under a state bank charter and provides full banking services. The Bank is subject to regulation of the Pennsylvania Department of Banking and the Federal Reserve Bank. The Company is subject to regulation by the Federal Reserve Bank.

      East Penn Statutory Trust I, a Connecticut statutory business trust, was formed for the purpose of issuing capital pass-through securities to investors.

Estimates

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans.

Significant Concentrations of Credit Risk

      Most of the Company's activities are with customers located within the Lehigh Valley of Pennsylvania. Note 2 discusses the types of securities that the Company invests in. Note 3 discusses the types of lending that the Company engages in. The Company does not have any significant concentrations in any one industry or customer. Although the Company has a diversified loan portfolio, its debtors' ability to honor their contracts is influenced by the region's economy.

Presentation of Cash Flows

      For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, interest bearing demand deposits and federal funds sold. Generally, federal funds are purchased and sold for one-day periods.

EAST PENN FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Securities

      Securities classified as available for sale are those debt securities that the Company intends to hold for an indefinite period of time but not necessarily to maturity. Any decision to sell a security classified as available for sale would be based on various factors, including significant movement in interest rates, changes in maturity mix of the Company's assets and liabilities, liquidity needs, regulatory capital considerations and other similar factors. Securities available for sale are carried at fair value. Unrealized gains or losses are reported as increases or decreases in other comprehensive income (loss), net of the related deferred tax effect. Realized gains or losses, determined on the basis of the cost of the specific securities sold, are included in earnings. Premiums and discounts are recognized in interest income using the interest method over the terms of the securities.

      Equity securities are principally comprised of stock in the Federal Reserve Bank and the Federal Home Loan Bank. Federal law requires a member institution of the Federal Reserve Bank and the Federal Home Loan Bank to hold stock according to a predetermined formula. This restricted stock is recorded at cost.

      Securities classified as held to maturity are those debt securities the Company has both the intent and ability to hold to maturity regardless of changes in market conditions, liquidity needs or changes in general economic conditions. These securities are carried at cost adjusted for the amortization of premium and accretion of discount, computed by the interest method over their contractual lives.

      Management determines the appropriate classification of debt securities at the time of purchase and re-evaluates such designation as of each balance sheet date.

Mortgage Loans Held for Sale

      Mortgage loans originated and held for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. Net unrealized losses are recognized through a valuation allowance by charges to income. The Company did not retain servicing on mortgages sold.

Loans Receivable

      Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are stated at their outstanding unpaid principal balances, net of an allowance for loan losses and any deferred fees or costs. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the yield (interest income) of the related loans. The Company is generally amortizing these amounts over the contractual life of the loan.

      The accrual of interest is generally discontinued when the contractual payment of principal or interest has become 90 days past due or management has serious doubts about further collectibility of principal or interest, even though the loan is currently performing. A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well secured. When a loan is placed on nonaccrual status, unpaid interest credited to income in the current year is reversed and unpaid interest accrued in prior years is charged against the allowance for loan losses. Interest received on nonaccrual loans generally is either applied against principal or reported as interest income, according to management's judgment as to the collectibility of principal. Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time and the ultimate collectibility of the total contractual principal and interest is no longer in doubt.

EAST PENN FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Allowance for Loan Losses

      The allowance for loan losses is established through provisions for loan losses charged against income. Loans deemed to be uncollectible are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance.

      The allowance for loan losses is maintained at a level considered adequate to provide for losses that can be reasonably anticipated. Management's periodic evaluation of the adequacy of the allowance is based on known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions and other relevant factors. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant change, including the amounts and timing of future cash flows expected to be received on impaired loans.

      The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as either doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management's estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

      A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial, construction and tax exempt loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price or the fair value of the collateral if the loan is collateral dependent.

      Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer, residential and home equity loans for impairment disclosures.

EAST PENN FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Premises and Equipment

      Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed on the straight-line method over the following estimated useful lives of the related assets:

                                                                     Years
                                                                     -----

                    Land improvements                               12 - 15
                    Building and building improvements             20 - 39.5
                    Furniture, fixtures and equipment                3 - 7
                    Computer equipment and software                  3 - 5

Foreclosed Assets

      Foreclosed assets are comprised of property acquired through a foreclosure proceeding or acceptance of a deed-in-lieu of foreclosure and loans classified as in-substance foreclosure. A loan is classified as in-substance foreclosure when the Company has taken possession of the collateral regardless of whether formal foreclosure proceedings take place. Foreclosed assets initially are recorded at fair value, net of estimated selling costs, at the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the assets are carried at the lower of cost or fair value minus estimated costs to sell. Revenues and expenses from operations and changes in the valuation allowance are included in other expenses. Foreclosed assets are included in other assets on the balance sheets.

Transfers of Financial Assets

      Transfers of financial assets, including loan and loan participation sales, are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Bank Owned Life Insurance

      The Company invests in bank owned life insurance (BOLI) as a source of funding for employee benefit expenses. BOLI involves the purchasing of life insurance by the Company on a chosen group of employees. The Company is the owner and beneficiary of the policies. The life insurance investment is carried at the cash surrender value of the underlying policies. Income generated from the increase in cash surrender value of the policies is included in other income on the income statement. As of December 31, 2003, approximately $231,000 of BOLI is used to fund the Nonqualified Supplemental Executive Retirement Plan discussed in Note 12.

Advertising Costs

      The Company follows the policy of charging the costs of advertising to expense as incurred.

EAST PENN FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Income Taxes

      Deferred taxes are provided on the liability method whereby deferred tax assets are recognized for deductible temporary differences and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. East Penn Financial Corporation and its subsidiaries file a consolidated federal income tax return.

Off-Balance Sheet Financial Instruments

      In the ordinary course of business, the Company has entered into off-balance sheet financial instruments consisting of commitments to extend credit and letters of credit. Such financial instruments are recorded in the balance sheets when they are funded.

Earnings per Common Share

      Basic earnings per share represents income available to common stockholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Company relate solely to outstanding stock options, and are determined using the treasury stock method.

      The following table shows the amounts used in computing earnings per share for the years ended December 31, 2003, 2002 and 2001:

                                                                                 Common
                                                                Income           Shares
                                                               Numerator        Denominator          EPS
                                                               ---------        -----------         ------
                                                                  (In Thousands, Except per Share Data)
      2003:
           Basic EPS                                             $2,809             6,531           $ 0.43
           Dilutive effect of potential common stock,
               stock options and warrants                            --                15               --
                                                                 ------            ------           ------

           Diluted EPS                                           $2,809             6,546           $ 0.43
                                                                 ======            ======           ======

      2002:
           Basic EPS                                             $2,403             6,603           $ 0.36
           Dilutive effect of potential common stock,
               stock options and warrants                            --                --               --
                                                                 ------            ------           ------

           Diluted EPS                                           $2,403             6,603           $ 0.36
                                                                 ======            ======           ======

      2001:
           Basic EPS                                             $1,573             6,553           $ 0.24
           Dilutive effect of potential common stock,
               stock options and warrants                            --                42               --
                                                                 ------            ------           ------

           Diluted EPS                                           $1,573             6,595           $ 0.24
                                                                 ======            ======           ======

EAST PENN FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Comprehensive Income

      Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

      The components of other comprehensive income and related tax effects for the years ended December 31, 2003, 2002 and 2001 are as follows:

                                                                         2003               2002              2001
                                                                         -----             ------            -----
                                                                                       (In Thousands)
      Unrealized holding gains (losses) on available for sale
           securities                                                    $(377)            $1,638            $ 528
      Less reclassification adjustment for gains realized in
           net income                                                     (303)                --              (39)
                                                                         -----             ------            -----

             Net Unrealized Gains (Losses)                                (680)             1,638              489

      Tax effect                                                           231                556              167
                                                                         -----             ------            -----

             Net of Tax Amount                                           $(449)            $1,082            $ 322
                                                                         =====             ======            =====

EAST PENN FINANCIAL CORPORATION

Stock-Based Compensation

      The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation." Accordingly, no compensation costs have been recognized for options granted in 2003, 2002 and 2001. Had compensation costs for stock options granted in 2003, 2002 and 2001 been determined based on the fair value at the grant dates for awards under the plan consistent with the provisions of SFAS No. 123, the Company's net income and earnings per share for the years ended December 31, 2003, 2002 and 2001 would have been reduced to the pro forma amounts indicated below:

                                                                      2003                  2002                  2001
                                                                    ---------             ---------             ---------
                                                                         (In Thousands, Except per Share Amounts)
      Net income as reported                                        $   2,809             $   2,403             $   1,573
      Total stock-based compensation cost, net of tax,
           that would have been included in the
           determination of net income if the fair value
           based method had been applied to all awards                    (10)                  (14)                 (141)
                                                                    ---------             ---------             ---------

      Pro forma net income                                          $   2,799             $   2,389             $   1,432
                                                                    =========             =========             =========

      Basic earnings per share:
           As reported                                              $    0.43             $    0.36             $    0.24
           Pro forma                                                $    0.43             $    0.36             $    0.22

      Diluted earnings per share:
           As reported                                              $    0.43             $    0.36             $    0.24
           Pro forma                                                $    0.43             $    0.36             $    0.22

      The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions for 2003, 2002 and 2001, respectively: risk-free interest rate of 3.1%, 4.9% and 4.8%, volatility of 0.20, 0.26 and 0.38, dividend yield of 1.80%, 1.09% and 0.80%, and an expected life of 7.5 years. The weighted-average fair value of options granted was $1.54 per share in 2003; $1.98 per share in 2002 and $2.82 per share in 2001.

Segment Reporting

      The Company acts as an independent community financial services provider, and offers traditional banking and related financial services to individual, business and government customers. Through its branch and automated teller machine network, the Company offers a full array of commercial and retail financial services, including the taking of time, savings and demand deposits; the making of commercial, consumer and mortgage loans; and the providing of other financial services.

      Management does not separately allocate expenses, including the cost of funding loan demand, between the commercial and retail operations of the Company. As such, discrete financial information is not available and segment reporting would not be meaningful.

EAST PENN FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Reclassification

      Certain amounts in the 2002 and 2001 financial statements have been reclassified to conform with the 2003 presentation format. These reclassifications had no effect on net income.

New Accounting Standards

      In November 2002, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 45 ("FIN 45"), "Guarantor's Accounting and Disclosures Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." This Interpretation expands the disclosures to be made by a guarantor in its financial statements about its obligations under certain guarantees and requires the guarantor to recognize a liability for the fair value of an obligation assumed under certain specified guarantees. Under FIN 45, the Company does not issue any guarantees that would require liability recognition or disclosure, other than its standby letters of credit, as discussed in Note 16. Adoption of FIN 45 did not have a significant impact on the Company's financial condition or results of operations.

      In January 2003, the Financial Accounting Standards Board issued FASB Interpretation No. 46 ("FIN 46"), "Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51." FIN 46 was revised in December 2003. This Interpretation provides new guidance for the consolidation of variable interest entities (VIEs) and requires such entities to be consolidated by their primary beneficiaries if the entities do not effectively disperse risk among parties involved. The Interpretation also adds disclosure requirements for investors that are involved with unconsolidated VIEs. The disclosure requirements apply to all financial statements issued after December 31, 2003. The consolidation requirements apply to companies that have interests in special-purpose entities for periods ending after December 15, 2003. Consolidation of other types of VIEs is required in financial statements for periods ending after March 15, 2004.

      The Company has evaluated the impact of FIN 46 on East Penn Statutory Trust I, a variable interest entity, currently consolidated by the Company. Management has determined that the provisions of FIN 46 will require de-consolidation of the subsidiary trust, which issued mandatorily redeemable preferred capital securities to third-party investors. Upon adoption of FIN 46 as of March 31, 2004, the trust will be de-consolidated and the junior subordinated debentures of the Company will be reported in the Consolidated Balance Sheets as "long-term debt," rather than the mandatory redeemable capital debentures line item that represents the preferred shares in the trust. The Company's equity interest in the trust, which is not significant, will be reported in "other assets." For regulatory reporting purposes, the Federal Reserve Board has indicated that the preferred securities will continue to qualify as Tier 1 Capital subject to previously specified limitations, until further notice. Additional information on the trust is summarized in Note 9. The adoption of this interpretation did not have and is not expected to have a significant impact on the Company's results of operations or liquidity.

      In April 2003, the Financial Accounting Standards Board (FASB) issued Statement No. 149, "Amendment of Statement No. 133, Accounting for Derivative Instruments and Hedging Activities." This Statements clarifies the definition of a derivative and incorporates certain decisions made by the Board as part of the Derivatives Implementation Group process. This Statement is effective for contracts entered into or modified and for hedging relationships designated after June 30, 2003 and should be applied prospectively. The provisions of the Statement that relate to implementation issues addressed by the Derivatives Implementation Group that have been effective should continue to be applied in accordance with their respective dates. Adoption of this standard did not have an impact on the Company's financial condition or results of operations.

EAST PENN FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

New Accounting Standards (Continued)

      In May 2003, the Financial Accounting Standards Board issued Statement No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." This Statement requires that an issuer classify a financial instrument that is within its scope as a liability. Many of these instruments were previously classified as equity. This Statement was effective for financial instruments entered into or modified after May 31, 2003 and otherwise was effective beginning July 1, 2003. The adoption of this standard did not have an impact on the Company's financial condition or results of operations.

NOTE 2 - SECURITIES

The amortized cost and approximate fair value of securities as of December 31, 2003 and 2002 are summarized as follows:

                                                                             Gross                Gross
                                                        Amortized          Unrealized           Unrealized               Fair
                                                           Cost               Gains               Losses                Value
                                                        ---------          ----------           ----------             --------
                                                                                   (In Thousands)
AVAILABLE FOR SALE SECURITIES:
     DECEMBER 31, 2003:
         U.S. Government agencies and
              corporations                               $  2,516            $     2             $     (28)            $  2,490
         States and political subdivisions                 17,838                900                   (73)              18,665
         Mortgage-backed and asset-backed
              securities                                   76,512                253                  (555)              76,210
         Other                                              6,562                141                   (34)               6,669
         Equity securities                                  2,196                 --                    --                2,196
                                                         --------            -------             ---------             --------

                                                         $105,624            $ 1,296             $    (690)            $106,230
                                                         ========            =======             =========             ========

AVAILABLE FOR SALE SECURITIES:
     DECEMBER 31, 2002:
         U.S. Government agencies and
              corporations                               $  4,294            $    49             $      (8)            $  4,335
         States and political subdivisions                 17,430                815                    (8)              18,237
         Mortgage-backed and asset-backed
              securities                                   23,175                526                   (38)              23,663
         Mortgage securities portfolio mutual
              fund                                          9,000                  1                    --                9,001
         Other                                              6,254                109                  (160)               6,203
         Equity securities                                    982                 --                    --                  982
                                                         --------            -------             ---------             --------

                                                         $ 61,135            $ 1,500             $    (214)            $ 62,421
                                                         ========            =======             =========             ========

EAST PENN FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - SECURITIES (CONTINUED)

                                                                       Gross              Gross
                                                     Amortized      Unrealized          Unrealized            Fair
                                                       Cost            Gains              Losses              Value
                                                     ---------      ----------          ----------           ------
                                                                            (In Thousands)
HELD TO MATURITY SECURITIES:
     DECEMBER 31, 2003:
         States and political subdivisions            $  997            $ 78             $    --             $1,075
         Asset-backed securities                          54               1                  --                 55
                                                      ------            ----             -------             ------

                                                      $1,051            $ 79             $    --             $1,130
                                                      ======            ====             =======             ======

     DECEMBER 31, 2002:
         States and political subdivisions            $  996            $ 64             $    --             $1,060
         Mortgage-backed and asset-backed
              Securities                                 812               1                  (3)               810
                                                      ------            ----             -------             ------

                                                      $1,808            $ 65             $    (3)            $1,870
                                                      ======            ====             =======             ======

The amortized cost and fair value of securities as of December 31, 2003, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because the borrowers may have the right to prepay obligations with or without any penalties.

                                                           Available for Sale                     Held to Maturity
                                                     ------------------------------          --------------------------
                                                      Amortized             Fair             Amortized            Fair
                                                         Cost               Value               Cost              Value
                                                      ---------            --------          ---------           ------
                                                                                (In Thousands)
Due in one year or less                                $    499            $    500            $   --            $   --
Due after one year through five years                     1,518               1,529                --                --
Due after five years through ten years                    8,092               8,298                --                --
Due after ten years                                      16,807              17,497               997             1,075
                                                       --------            --------            ------            ------

                                                         26,916              27,824               997             1,075

Mortgage-backed and asset-backed securities              76,512              76,210                54                55
Equity securities                                         2,196               2,196                --                --
                                                       --------            --------            ------            ------

                                                       $105,624            $106,230            $1,051            $1,130
                                                       ========            ========            ======            ======

Proceeds from sale of securities available for sale during 2003, 2002 and 2001 were $23,214,000, $-0- and $1,807,000, respectively. Gross gains realized on those sales were $369,000, $-0- and $84,000, respectively. Gross losses on those sales were $66,000, $-0- and $45,000, respectively.

Securities with a carrying value of $15,588,000 and $18,115,000 at December 31, 2003 and 2002, respectively, were pledged as collateral to secure securities sold under agreements to repurchase and public deposits.

EAST PENN FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - SECURITIES (CONTINUED)

The following table shows our investments' gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2003:

                                        Less than 12 Months           12 Months or More                Total
                                      -----------------------      -----------------------      ----------------------
                                        Fair       Unrealized       Fair        Unrealized        Fair      Unrealized
                                       Value         Losses         Value         Losses         Value        Losses
                                      --------     ----------      -------      ----------      --------    ----------
                                                                    (In Thousands)
U.S. Government agencies and
     corporations                     $  1,472       $   (28)      $    --       $     --       $  1,472       $ (28)
State and political subdivisions         3,442           (73)           --             --          3,442         (73)
Mortgage-backed and
     asset-backed securities            54,200          (543)          679            (12)        54,879        (555)
Other                                      873            (9)        1,411            (25)         2,284         (34)
                                      --------       -------       -------       --------       --------       -----

                                      $ 59,987       $  (653)      $ 2,090       $    (37)      $ 62,077       $(690)
                                      ========       =======       =======       ========       ========       =====

At December 31, 2003, the Company had 60 securities in an unrealized loss position. The decline in fair value is due to interest rate fluctuations. The Company has the intent and ability to hold such investments until maturity or market price recovery. None of the individual unrealized losses are significant.

NOTE 3 - LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES

The components of loans receivable at December 31, 2003 and 2002 is as follows:

                                                 2003               2002
                                              ---------         ---------
                                                     (In Thousands)

      Commercial                              $  43,760         $  44,622
      Commercial real estate                     73,708            56,556
      Residential real estate                    31,923            29,014
      Real estate, construction                   8,240             7,305
      Tax exempt                                 10,632             3,598
      Home equity                                33,552            31,139
      Other consumer                              5,201             4,753
                                              ---------         ---------

                                                207,016           176,987
      Allowance for loan losses                  (2,403)           (2,167)
                                              ---------         ---------

                                              $ 204,613         $ 174,820
                                              =========         =========

EAST PENN FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES (CONTINUED)

The following table presents changes in the allowance for loan losses for the years ended December 31:

                                                Years Ended December 31,
                                          ------------------------------------
                                            2003         2002           2001
                                          -------       -------       -------
                                                    (In Thousands)

      Balance, beginning                  $ 2,167       $ 1,843       $ 1,544
           Provision for loan losses          380           367           367
           Loans charged off                 (150)          (49)         (126)
           Recoveries                           6             6            58
                                          -------       -------       -------

      Balance, ending                     $ 2,403       $ 2,167       $ 1,843
                                          =======       =======       =======

The recorded investment in impaired loans, not requiring an allowance for loan losses, was $109,000 and $652,000 at December 31, 2003 and 2002, respectively. The recorded investment in impaired loans requiring an allowance for loan losses was $-0- at both December 31, 2003 and 2002. For the years ended December 31, 2003, 2002 and 2001, the average recorded investment of impaired loans was $417,000, $549,000 and $414,000, respectively. The Company recognizes income on impaired loans under the cash basis when the collateral on the loan is sufficient to cover the outstanding obligation to the Company. No interest income was recognized for the time that the loans were impaired during 2003, 2002 and 2001.

Loans on which the accrual of interest has been discontinued amounted to approximately $395,000 and $689,000 at December 31, 2003 and 2002, respectively. Loan balances past due 90 days or more and still accruing interest, but which management expects will eventually be paid in full, amounted to $39,000 and $207,000 at December 31, 2003 and 2002, respectively.

NOTE 4 - BANK PREMISES AND EQUIPMENT

The components of bank premises and equipment at December 31, 2003 and 2002 are as follows:

                                                2003           2002
                                               -------       -------
                                                   (In Thousands)

      Land                                     $ 1,337       $ 1,267
      Land improvements                            201           193
      Buildings and building improvements        4,457         4,416
      Furniture, fixtures and equipment          2,030         1,526
      Computer equipment and software              547           456
                                               -------       -------

                                                 8,572         7,858
      Accumulated depreciation                  (2,391)       (1,825)
                                               -------       -------

                                               $ 6,181       $ 6,033
                                               =======       =======

Depreciation expense was $566,000, $391,000 and $262,000 for the years ended December 31, 2003, 2002 and 2001, respectively.

EAST PENN FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 - BANK PREMISES AND EQUIPMENT (CONTINUED)

The Company has signed two agreements to purchase land for a new branch building and a building for an administrative office. Total cost of the purchases will be $2,164,000 and the purchases are expected to be finalized in 2004. There are currently $214,000 of deposits paid by the Company for these purchases included in bank premises and equipment as of December 31, 2003.

NOTE 5 - INVESTMENT IN BANK

On September 23, 2003, the Company purchased 141,300 shares of common stock of a newly formed de novo bank, named Berkshire Bank, located in Wyomissing, Pennsylvania. The amount of the investment was $1,413,000 at September 30, 2003. On October 22, 2003, the Company purchased an additional 12,123 shares for $121,000 of Berkshire Bank for a total investment of $1,534,000, which represents 18.3% of the de novo bank. The investment is included in other assets and will be accounted for under the cost method of accounting.

NOTE 6 - DEPOSITS

The components of deposits at December 31, 2003 and 2002 were as follows:

                                                    2003             2002
                                                  --------        --------
                                                       (In Thousands)

      Demand, non-interest bearing                $ 36,961        $ 32,607
      Demand, interest bearing                     113,910          83,425
      Savings                                       40,198          34,222
      Time, $100,000 and over                       10,859          10,990
      Time, other                                   77,970          82,396
                                                  --------        --------

                                                  $279,898        $243,640
                                                  ========        ========

At December 31, 2003, the scheduled maturities of time deposits are as follows (in thousands):

          2004                                               $ 59,618
          2005                                                 14,113
          2006                                                  3,312
          2007                                                  6,608
          2008                                                  4,667
          Thereafter                                              511
                                                             --------

                                                             $ 88,829
                                                             ========

EAST PENN FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 - SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

Securities sold under agreements to repurchase generally mature within a few days from the transaction date. Securities sold under agreements to repurchase are reflected at the amount of cash received in connection with the transaction. Securities sold under these agreements are retained under the Company's control at its safekeeping agent. The Company may be required to provide additional collateral based on the fair value of the underlying securities. Information concerning securities sold under agreements to repurchase for the years ended December 31, 2003, 2002 and 2001 is summarized as follows:

                                                                  2003         2002          2001
                                                                 ------       -------       -------
                                                                       (Dollars in Thousands)
      Balance outstanding at December 31                         $4,512       $ 7,829       $ 9,063
      Weighted average interest rate at the end of the year         0.3%          0.6%          1.4%
      Average daily balance during the year                      $5,652       $ 9,590       $ 9,245
      Weighted average interest rate during the year                0.5%          1.2%          3.5%
      Maximum month-end balance during the year                  $7,905       $10,869       $10,654

NOTE 8 - LONG-TERM DEBT AND BORROWING CAPACITY

The Bank has maximum borrowing capacity with the Federal Home Loan Bank of approximately $137,905,000, out of which $25 million was outstanding at December 31, 2003. There were no borrowings from the Federal Home Loan Bank at December 31, 2002.

Federal Home Loan Bank advances at December 31, 2003 are fixed rate and consist of the following:

                         Maturity                      Amount         Rate
              ------------------------------          --------      --------
                                                     (Dollars in Thousands)

              November 28, 2005                       $  5,000          2.%0
              November 28, 2006                          6,000          2.80
              November 28, 2007                          7,000          3.43
              November 28, 2008                          7,000          3.78
                                                      --------      --------

                     Total                            $ 25,000          3.13%
                                                      ========      ========

Advances from the Federal Home Loan Bank are secured by qualifying assets of the Bank, which include Federal Home Loan Bank stock, mortgage-backed securities and first mortgage loans.

In addition, the Bank has a $5,000,000 line of credit with another financial institution, which is used to purchase federal funds. At December 31, 2003, there were no outstanding borrowings under this line of credit.

EAST PENN FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 - MANDATORY REDEEMABLE CAPITAL DEBENTURES

On July 31, 2003, the Trust, a Connecticut statutory business trust and a wholly-owned subsidiary of the Company, issued $8.0 million of capital trust pass-through securities to investors. The securities have a fixed rate of 6.8% through September 17, 2008 and a floating rate of the three month LIBOR plus 3.10% after September 17, 2008. The Trust purchased $8.0 million of junior subordinated deferrable interest debentures from the Company. The debentures are the sole asset of the Trust. The terms of the junior subordinated debentures are the same as the terms of the capital securities. The Company has also fully and unconditionally guaranteed the obligations of the Trust under the capital securities. The capital securities are redeemable by the Company on or after September 17, 2008, at par, or earlier if the deduction of related interest for federal income taxes is prohibited, classification as Tier I Capital is no longer allowed or certain other contingencies arise. The capital securities must be redeemed upon final maturity of the subordinated debentures on September 17, 2033. Financing costs of $240,000 related to the Company's issuance of mandatory redeemable capital debentures are being amortized over a five-year period and are included in other assets. Proceeds totaling $4.3 million were contributed to capital at the bank.

NOTE 10 - LEASE COMMITMENTS AND TOTAL RENTAL EXPENSE

The Company leases certain furniture and equipment under an operating lease agreement expiring in 2005. The Company also leases land for a branch location with fixed annual lease payments for the first five years and escalation provisions for the remaining fifteen years, expiring in 2018. The lease contains renewal options for a period up to an additional ten years. In addition, the Company also leases the premises for two other branch locations and for administrative office space under operating lease agreements, expiring in 2004 and 2008. One of the branch leases contains two additional five-year options.

Future minimum lease payments by year and in the aggregate, under noncancellable operating leases with initial or remaining terms of one year or more, consisted of the following at December 31, 2003 (in thousands):

                   2004                              $       186
                   2005                                      111
                   2006                                       78
                   2007                                       81
                   2008                                       66
                   Thereafter                                579
                                                     -----------

                                                     $     1,101
                                                     ===========

The total rental expense included in the statements of income for the years ended December 31, 2003, 2002 and 2001 is $241,000, $445,000 and $666,000,
respectively.

EAST PENN FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 - STOCKHOLDERS' EQUITY

In June 2002, the Bank implemented a Dividend Reinvestment and Stock Purchase Plan. Upon reorganization of the Bank into a holding company in July 2003, the Company adopted the Plan. The Plan, which is available to all shareholders, permits participants in the Plan to automatically reinvest cash dividends on all of their shares and to make quarterly voluntary cash contributions for a minimum of $50 and a maximum of $5,000 each calendar quarter. Participation in the Plan is entirely voluntary so that shareholders may join the Plan or terminate their participation in the Plan at any time. Under the terms of the Plan, the Company intends to direct that the Plan Administrator purchase shares of the Company's common stock in the open market. In 2003 and 2002, all dividend reinvestment shares were purchased in the open market.

The Company had stock purchase warrants outstanding to stockholder organizers and initial substantial investors which were non-assignable and expired in 2001. There were 107,532 warrants outstanding at December 31, 2000 at an exercise price of $1.21 which was the market price on the date the warrants were granted. All of these warrants were exercised in 2001.

The Company has two stock option plans, the 1999 Independent Directors Stock Option Plan for the benefit of nonemployee directors and the 1999 Stock Incentive Plan for the benefit of officers and key employees. The Company has reserved 120,000 shares for the Directors Plan and 280,000 shares for the Incentive Plan. Awards under the Incentive Plan may be in the form of stock options, stock appreciation rights or restricted stock and are granted at the discretion of the Board of Directors. Under the Directors Plan, each non-employee director of the Company is annually granted an option to purchase 1,000 shares of common stock. Stock options granted under the Plans have an exercise price equal to the fair market value of the common stock at the date of grant and are exercisable six months from the date of grant.

The following summarizes changes in stock options outstanding under both of the Plans for the years ended December 31, 2003, 2002 and 2001:

                                              2003                    2002                   2001
                                      ---------------------    -------------------    -------------------
                                                   Weighted               Weighted               Weighted
                                                    Average                Average                Average
                                                   Exercise               Exercise               Exercise
                                      Options        Price     Options      Price     Options      Price
                                      -------      --------    -------    --------    -------    --------
Outstanding, beginning of year         85,100       $  6.98     74,100     $  7.20     24,000     $ 10.50
     Granted                           10,000       $  7.00     11,000     $  5.50     50,100     $  5.62
     Exercised                         (4,900)      $  5.58         --          --         --          --
     Forfeited                         (6,100)      $  5.80         --          --         --          --
                                      -------       -------    -------     -------    -------     -------

Outstanding, end of year               84,100       $  7.15     85,100     $  6.98     74,100     $  7.20
                                      =======       =======    =======     =======    =======     =======

Exercisable, at end of year            84,100      $  7.15
                                     ========      =======

Stock options outstanding at December 31, 2003 are exercisable at prices ranging from $5.00 to $11.00 a share. The weighted-average remaining contractual life of those options is approximately 7.4 years.

EAST PENN FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 - EMPLOYEE BENEFIT PLANS

The Company has a 401(k) deferred contribution salary deferral plan which covers substantially all full-time employees. The Plan provides for contributions by the Company in such amounts as its Board of Directors shall determine. The amount charged to expense for the years ended December 31, 2003, 2002 and 2001 was $59,000, $48,000 and $49,000, respectively.

During 2001, the Company implemented a Nonqualified Supplemental Executive Retirement Plan for its chief executive officer which provides a retirement benefit. The Plan is funded by life insurance. For the years ended December 31, 2003, 2002 and 2001, $49,000, $43,000 and $38,000, respectively, was charged to expense in connection with the Plan.

NOTE 13 - OTHER OPERATING EXPENSES

Other operating expenses include the following significant items for the years ended December 31, 2003, 2002 and 2001:

                                                      2003              2002             2001
                                                      ----              ----             ----
                                                                   (In Thousands)
          Advertising and sales promotion             $178              $172             $110
          Professional fees                            356               225              170
          Postage                                      181               170              142
          Telephone                                    183               174              151
          ATM fees                                     272               244              210

NOTE 14 - INCOME TAXES

The components of income tax expense for the years ended December 31, 2003, 2002 and 2001 are as follows:

                                        2003           2002         2001
                                       -------       -------      --------
                                                  (In Thousands)
           Current                     $   769       $   662      $    467
           Deferred                        157            97          (172)
                                       -------       -------      --------

                                       $   926       $   759      $    295
                                       =======       =======      ========

EAST PENN FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 - INCOME TAXES (CONTINUED)

A reconciliation of the statutory income tax at a rate of 34% to the income tax expense included in the statements of income for the years ended December 31, 2003, 2002 and 2001 is as follows:

                                                 2003                      2002                    2001
                                          -------------------       -------------------      ------------------
                                                        % of                      % of                    % of
                                                       Pretax                    Pretax                  Pretax
                                           Amount      Income        Amount      Income      Amount      Income
                                          -------      ------       -------      ------      ------      ------
                                                                  (Dollars in Thousands)
Federal income tax at statutory rate      $ 1,270          34%      $ 1,075          34%      $ 635        34%
Tax-exempt interest                          (262)         (7)         (226)         (7)       (199)      (11)
Income from life insurance                    (88)         (2)          (95)         (3)        (83)       (4)
Change in valuation allowance                  --          --            --          --         (61)       (3)
Other                                           6          --             5          --           3        --
                                          -------       -----       -------       -----       -----       ---

                                          $   926          25%      $   759          24%      $ 295        16%
                                          =======       =====       =======       =====       =====       ===

The income tax provision includes $103,000, $-0- and $13,000 in 2003, 2002 and 2001, respectively, of income tax expense related to net realized securities gains.

Net deferred tax assets consisted of the following components as of December 31, 2003 and 2002:

                                                                         2003        2002
                                                                        -----       -----
                                                                          (In Thousands)
            Deferred tax assets:
                 Allowance for loan losses                              $ 756       $ 680
                 Deferred compensation                                     44          28
                 AMT credit carryforward                                   --         210
                 Other                                                     14          10
                                                                        -----       -----

                   Total Deferred Tax Assets                              814         928
                                                                        -----       -----

            Deferred tax liabilities:
                 Unrealized gains on securities available for sale       (206)       (437)
                 Bank premises and equipment                              (38)         (9)
                 Other                                                    (14)         --
                                                                        -----       -----

                   Total Deferred Tax Liabilities                        (258)       (446)
                                                                        -----       -----

                   Net Deferred Tax Assets                              $ 556       $ 482
                                                                        =====       =====

EAST PENN FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 - TRANSACTIONS WITH EXECUTIVE OFFICERS, DIRECTORS AND PRINCIPAL STOCKHOLDERS

The Company has had, and may be expected to have in the future, banking transactions in the ordinary course of business with directors, executive officers, principal stockholders, their immediate families and affiliated companies (commonly referred to as related parties), on the same terms including interest rates and collateral, as those prevailing at the time for comparable transactions with others. At December 31, 2003 and 2002, these persons were indebted to the Company for loans totaling $4,219,000 and $5,069,000, respectively. During 2003, $490,000 of new loans were made and repayments totaled $1,340,000.

NOTE 16 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and letters of credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheets.

The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

A summary of the Company's financial instrument commitments at December 31, 2003 and 2002 is as follows:

                                                             2003          2002
                                                            -------      -------
                                                                (In Thousands)

            Commitments to grant loans                      $10,262      $ 3,422
            Unfunded commitments under lines of credit       59,064       38,852
            Standby letters of credit                           636        1,043
                                                            -------      -------

                                                            $69,962      $43,317
                                                            =======      =======

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The Company evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation. Collateral held varies but may include personal or commercial real estate, accounts receivable, inventory and equipment.

Outstanding letters of credit written are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The majority of these standby letters of credit expire within the next twelve months. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending other loan commitments. The Company requires collateral supporting these letters of credit as deemed necessary. The maximum undiscounted exposure related to those commitments at December 31, 2003 was $636,000. Management believes that the proceeds obtained through a liquidation of such collateral would be sufficient to cover the maximum potential amount of future payments required under the corresponding guarantees. The current amounts of the liability as of December 31, 2003 for guarantees under standby letters of credit issued is not material.

EAST PENN FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17 - REGULATORY MATTERS

The Bank is required to maintain cash reserve balances in vault cash and with the Federal Reserve Bank. The required reserve balance at December 31, 2003 and 2002 was $3,091,000 and $2,572,000, respectively.

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk-weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth below) of total and Tier l capital (as defined in the regulations) to risk-weighted assets and of Tier l capital to average assets. Management believes, as of December 31, 2003, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 2003, the most recent notification from the Federal Reserve Bank categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

The following table presents the risk-based and leverage capital amounts and ratios at December 31, 2003 for the Company and the Bank and at December 31, 2002 for the Bank.

                                                                                                       To be Well Capitalized
                                                                                                            under Prompt
                                                                           For Capital Adequacy          Corrective Action
                                                      Actual                     Purposes                    Provisions
                                               -------------------         --------------------        ----------------------
                                               Amount        Ratio         Amount         Ratio         Amount          Ratio
                                               ------        -----         ------         -----        -------          -----
                                                                        (Dollars in Thousands)
As of December 31, 2003:
     Total capital (to risk-weighted
         assets):
         Consolidated                          $29,546        13.16%    $ >= 17,966       >= 8.0%         N/A            N/A  %
         East Penn Bank                         27,766        12.46       >= 17,825       >= 8.0       >= 22,282       >= 10.0
     Tier 1 capital (to risk-weighted assets):
         Consolidated                           25,524        11.37       >=  8,979       >= 4.0          N/A            N/A
         East Penn Bank                         25,363        11.38       >=  8,914       >= 4.0       >= 13,371       >=  6.0
     Tier 1 capital (to average assets):
         Consolidated                           25,524         7.95       >= 12,842       >= 4.0          N/A            N/A
         East Penn Bank                         25,363         7.95       >= 12,760       >= 4.0       >= 15,950       >=  5.0

As of December 31, 2002:
     Total capital (to risk-weighted
         assets)                               $20,982         11.3%    $ >= 14,921       >= 8.0%    $ >= 18,652       >= 10.0%
     Tier 1 capital (to risk-weighted
         assets)                                18,815         10.1       >=  7,461       >= 4.0       >= 11,191       >=  6.0
     Tier 1 capital (to average assets)         18,815          7.1       >= 10,631       >= 4.0       >= 13,288       >=  5.0

EAST PENN FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17 - REGULATORY MATTERS (CONTINUED)

Dividends can be paid by the Company from its assets, which are mainly provided by dividends from the Bank. The Bank is subject to certain restrictions on the amount of dividends that it may declare without prior regulatory approval. The Pennsylvania Banking Code provides that cash dividends may be declared and paid only out of accumulated net earnings. Cash dividends must be approved by the Federal Reserve Bank if the total of all cash dividends declared by the Bank in any calendar year, including the proposed cash dividend, exceeds the total of the Bank's net profit for that year plus its retained net profits from the preceding two years. Under this formula, the Bank can declare dividends to the Company in 2004 of approximately $4,155,000 plus an additional amount equal to the Bank's net profit for 2004.

NOTE 18 - FAIR VALUE OF FINANCIAL INSTRUMENTS

Management uses its best judgment in estimating the fair value of the Company's financial instruments, however, there are inherent weaknesses in any estimation technique. Therefore, for substantially all financial instruments, the fair value estimates herein are not necessarily indicative of the amounts the Company could have realized in a sales transaction on the dates indicated. The estimated fair value amounts have been measured as of their respective year ends, and have not been reevaluated or updated for purposes of these financial statements subsequent to those respective dates. As such, the estimated fair values of these financial instruments subsequent to the respective reporting dates may be different than the amounts reported at each year end.

The following information should not be interpreted as an estimate of the fair value of the entire Company since a fair value calculation is only provided for a limited portion of the Company's assets and liabilities. Due to a wide range of valuation techniques and the degree of subjectivity used in making the estimates, comparisons between the Company's disclosures and those of other companies may not be meaningful. The following methods and assumptions were used to estimate the fair values of the Company's financial instruments at December 31, 2003 and 2002:

Cash and Cash Equivalents and Interest-Bearing Time Deposits

      The carrying amounts of cash, cash equivalents and interest bearing time deposits in other banks approximate their fair value.

Securities

      Fair values for securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable securities.

Mortgage Loans Held for Sale

      Fair values for mortgage loans held for sale are based on quoted market prices of similar loans sold.

Loans Receivable

      For variable-rate loans that reprice frequently and which entail no significant changes in credit risk, fair values are based on carrying values. The fair value of fixed rate loans are estimated using discounted cash flow analyses, at interest rates currently offered for loans with similar terms to borrowers of similar credit quality.

Accrued Interest Receivable

      The carrying amount of accrued interest receivable approximates fair value.

EAST PENN FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18 - FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

Deposits and Securities Sold under Agreements to Repurchase

      Fair values for demand deposits, savings accounts and certain money market deposits are, by definition, equal to the amount payable on demand at the reporting date. Fair values of fixed-maturity certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on similar instruments with similar maturities. Securities sold under repurchase agreements and other borrowings are short-term obligations and the carrying value approximates the fair value.

Long-Term Debt and Mandatory Redeemable Capital Debentures

      The fair values of the Company's long-term debt and debentures are estimated using discounted cash flow analyses based on the Company's current incremental borrowing rates for similar types of borrowing arrangements.

Accrued Interest Payable

      The carrying amount of accrued interest payable approximates fair value.

Off-Balance Sheet Instruments

      Fair value of commitments to extend credit and letters of credit are estimated using the fees currently charged to enter into similar agreements, taking into account market interest rates, the remaining terms and present credit worthiness of the counterparties.

The estimated fair values of the Company's financial instruments at December 31, 2003 and 2002 were as follows:

                                                                          2003                                 2002
                                                               --------------------------            -------------------------
                                                               Carrying            Fair              Carrying           Fair
                                                                Amount            Value               Amount            Value
                                                               --------          --------            --------         --------
                                                                                        (In Thousands)
Financial assets:
     Cash and cash equivalents                                 $  8,593          $  8,593            $ 15,605         $ 15,605
     Interest bearing time deposits                                 200               200                 200              200
     Securities                                                 107,281           107,360              64,229           64,291
     Mortgage loans held for sale                                   956               956               3,363            3,363
     Loans receivable, net of allowance                         204,613           207,973             174,820          180,814
     Accrued interest receivable                                  1,372             1,372               1,091            1,091

Financial liabilities:
     Deposits                                                   279,898           280,035             243,640          244,722
     Securities sold under agreements to repurchase               4,512             4,512               7,829            7,829
     Long-term debt                                              25,000            25,164                  --               --
     Mandatory redeemable capital debentures                      8,000             8,084                  --               --
     Accrued interest payable                                       470               470                 632              632

Off-balance sheet financial instruments:
     Commitments to extend credit                                    --                --                  --               --
     Outstanding letters of credit                                   --                --                  --               --

EAST PENN FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19 - PARENT COMPANY ONLY FINANCIAL INFORMATION

BALANCE SHEET

                                                                                  December 31,
                                                                                      2003
                                                                                 --------------
                                                                                 (In Thousands)
ASSETS
Cash                                                                                $     46
Investment in subsidiaries                                                            25,763
Other assets                                                                           1,754
                                                                                    --------

       Total Assets                                                                 $ 27,563
                                                                                    ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
     Junior subordinated debentures                                                 $  8,000
     Other liabilities                                                                    20
                                                                                    --------

       Total Liabilities                                                               8,020
                                                                                    --------

Stockholders' equity:
     Common stock                                                                      4,130
     Surplus                                                                           9,218
     Retained earnings                                                                 7,645
     Accumulated other comprehensive income                                              400
     Treasury stock                                                                   (1,850)
                                                                                    --------

       Total Stockholders' Equity                                                     19,543
                                                                                    --------

       Total Liabilities and Stockholders' Equity                                   $ 27,563
                                                                                    ========

STATEMENT OF INCOME

                                                                                  Period from
                                                                                July 1, 2003 to
                                                                                  December 31,
                                                                                      2003
                                                                                ---------------
                                                                                 (In Thousands)
     Dividends from bank subsidiary                                                 $    298
     Interest expense                                                                   (227)
     Other expenses                                                                     (129)
                                                                                    --------

            Loss before Equity in Undistributed Net Income of Subsidiary                 (58)

     Equity in undistributed net income of subsidiary                                  1,628
                                                                                    --------

            Net Income                                                              $  1,570
                                                                                    ========

EAST PENN FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19 - PARENT COMPANY ONLY FINANCIAL INFORMATION (CONTINUED)

STATEMENT OF CASH FLOWS

                                                                      Period from
                                                                    July 1, 2003 to
                                                                      December 31,
                                                                          2003
                                                                    ---------------
                                                                     (In Thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
     Net income                                                         $ 1,570
     Adjustments to reconcile net income to net cash
         used in operating activities:
         Undistributed net income of subsidiary                          (1,628)
         Increase in other liabilities                                       20
         Increase in other assets                                          (220)
                                                                        -------

       Net Cash Used in Operating Activities                               (258)
                                                                        -------

CASH FLOWS FROM INVESTING ACTIVITIES
     Investment in Berkshire Bank                                        (1,534)
     Contributed capital to Bank subsidiary                              (4,332)
                                                                        -------

       Net Cash Used in Investing Activities                             (5,866)
                                                                        -------

CASH FLOWS FROM FINANCING ACTIVITIES
     Purchase of treasury stock                                          (1,850)
     Proceeds from the exercise of stock options                             20
     Proceeds from the issuance of debentures                             8,000
                                                                        -------

       Net Cash Provided by Financing Activities                          6,170
                                                                        -------

       Net Increase in Cash and Cash Equivalents                             46

CASH AND CASH EQUIVALENTS - BEGINNING                                        --
                                                                        -------

CASH AND CASH EQUIVALENTS - ENDING                                      $    46
                                                                        =======

EAST PENN FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 20 - QUARTERLY CONSOLIDATED FINANCIAL DATA (UNAUDITED)

The following represents summarized quarterly financial data of the Company which, in the opinion of management, reflects all adjustments necessary for a fair presentation (in thousands, except per share data):

                                                                      Three Months Ended
                                               ---------------------------------------------------------------------
2003                                           March 31            June 30          September 30         December 31
--------------------------------------------   --------            -------          ------------         -----------
Interest income                                $ 3,571             $ 3,617             $ 3,792             $ 3,917
Interest expense                                 1,182               1,121               1,173               1,209
                                               -------             -------             -------             -------

       Net Interest Income                       2,389               2,496               2,619               2,708

Provision for loan losses                         (114)               (114)               (114)                (38)
Other expenses, net of other income             (1,499)             (1,513)             (1,521)             (1,564)
                                               -------             -------             -------             -------

       Income before Income Taxes                  776                 869                 984               1,106

Income tax expense                                 188                 218                 244                 276
                                               -------             -------             -------             -------

       Net Income                              $   588             $   651             $   740             $   830
                                               =======             =======             =======             =======

Earnings per common share:
     Basic                                     $  0.09             $  0.10             $  0.11             $  0.13
                                               =======             =======             =======             =======

     Diluted                                   $  0.09             $  0.10             $  0.11             $  0.13
                                               =======             =======             =======             =======

                                                                      Three Months Ended
                                               ---------------------------------------------------------------------
2002                                           March 31            June 30          September 30         December 31
--------------------------------------------   --------            -------          ------------         -----------
Interest income                                $ 3,508             $ 3,636             $ 3,777             $ 3,731
Interest expense                                 1,464               1,343               1,289               1,282
                                               -------             -------             -------             -------

       Net Interest Income                       2,044               2,293               2,488               2,449

Provision for loan losses                          (87)                (87)                (92)               (101)
Other expenses, net of other income             (1,377)             (1,447)             (1,413)             (1,508)
                                               -------             -------             -------             -------

       Income before Income Taxes                  580                 759                 983                 840

Income tax expense                                 118                 183                 251                 207
                                               -------             -------             -------             -------

       Net Income                              $   462             $   576             $   732             $   633
                                               =======             =======             =======             =======

Earnings per common share:
     Basic                                     $  0.07             $  0.09             $  0.11             $  0.09
                                               =======             =======             =======             =======

     Diluted                                   $  0.07             $  0.09             $  0.11             $  0.09
                                               =======             =======             =======             =======


58



[GRAPHIC OMITTED]

Evan Adams, East Penn Bank

NOTICE OF ANNUAL MEETING

The 2004 Annual Meeting of Shareholders will be held on Thursday, May 6, 2004 at 7:00 p.m., local time, at:

   Allen Organ Company
   3370 Route 100
   Macungie, PA 18062

TRANSFER AGENT

Registrar & Transfer Company
10 Commerce Drive
Cranford, New Jersey 07016-3572

Investor Relations:
Telephone: 800-368-5948
E-mail: info@rtco.com

FORM 10-K REQUEST

The Form 10-K Report filed with the Securities and Exchange Commission may be obtained without charge, by writing to:

Theresa M. Wasko
Treasurer and Chief Financial Officer
East Penn Financial Corporation
731 Chestnut Street
Emmaus, Pennsylvania 18049
E-mail: twasko@eastpennbank.com

[PHOTO]

Left to right: Ben Fetterman, East Penn Bank; Pat McDonough, Lehigh Valley Velodrome

STOCK INFORMATION

Common stock is the only class of stock presently issued and outstanding. East Penn Financial Corporation's common stock is traded on the NASDAQ SmallCap Market under the symbol "EPEN." The following market values are based on trades known by the company to have taken place. The prices do not include retail mark-ups or markdowns or any commissions to broker-dealers.

The following table sets forth the company's common stock prices for each quarter of 2003 and 2002 to the extent available, as reported by NASDAQ.

                      2003                 2002
-------        ----------------      ----------------
Quarter         High       Low        High       Low
-------        ----------------      ----------------

First          $5.89      $5.32      $5.65      $4.88
Second          8.75       5.65       5.50       4.56
Third           9.10       7.30       5.70       4.89
Fourth          9.49       8.75       5.48       4.80

Trades occurring during 2004 up to March 15, 2004 ranged from a high of $9.49 per share to a low of $8.00 per share, with the last trade as of March 15, 2004 at $9.15 per share.

DIVIDEND INFORMATION

During 2003, the company paid a cash dividend of $0.10 per share on June 30, 2003 to all shareholders of record as of June 16, 2003. During 2002, the company declared a cash dividend of $0.06 per share payable July 31, 2002 to all shareholders of record as of June 30, 2002.

DIVIDEND REINVESTMENT AND VOLUNTARY CASH CONTRIBUTION PLAN

In June 2002, East Penn Bank implemented a Dividend Reinvestment and Voluntary Cash Contribution Plan (the "Plan"). The Plan provides shareholders with a convenient way to purchase additional shares of the company's common stock by having cash dividends automatically reinvested and by making cash contributions to the Plan. Upon formation of East Penn Financial Corporation, certain elements of the Plan needed to be revised to comply with SEC regulations. Therefore, until an updated Plan is in place for East Penn Financial Corporation, no new enrollments into the Plan will be accepted. It is anticipated that the Plan will be updated during the second quarter of 2004. Additional information may be obtained by contacting:

Theresa M. Wasko
Treasurer and Chief Financial Officer
East Penn Financial Corporation
731 Chestnut Street
Emmaus, Pennsylvania 18049
E-mail: twasko@eastpennbank.com

COMMON STOCK

The company has forty million shares of $0.625 par value common stock authorized. At March 15, 2003, 6,299,160 shares of the company's common stock were outstanding to approximately 2,600 shareholders.

PREFERRED STOCK

The company has sixteen million shares of preferred stock authorized, none of which have been issued.


                                          [LOGO] East Penn Financial Corporation

EMMAUS
731 Chestnut Street               CEDAR CREST
Emmaus, PA 18049                  [GRAPHIC OMITTED]
(610) 965-5959
emmaus@eastpennbank.com

TREXLERTOWN                                                TREXLERTOWN
6890 Hamilton Blvd.                                        [GRAPHIC OMITTED]
Trexlertown, PA 18087
(610) 965-5959 or
(610) 530-9221
trexlertown@eastpennbank.com

MACUNGIE                          MACUNGIE
201 W. Main Street                [GRAPHIC OMITTED]
Macungie, PA 18062
(610) 965-5959 or
(610) 965-0611                                             EMMAUS
macungie@eastpennbank.com                                  [GRAPHIC OMITTED]

CEDAR CREST
1251 S. Cedar Crest Blvd.         [GRAPHIC OMITTED]
Allentown, PA 18103               EMMAUS HIGH SCHOOL
(610) 965-5959 or
(610) 433-6300
cedarcrest@eastpennbank.com

FOGELSVILLE
861 N. Rt. 100                                             [GRAPHIC OMITTED]
Fogelsville, PA 18051                                      FOGELSVILLE
(610) 965-5959 or
(610) 336-4445
fogelsville@eastpennbank.com

MERTZTOWN
951 State Street
Mertztown, PA 19539
(610) 965-5959 or
(610) 641-0041                    [GRAPHIC OMITTED]
mertztown@eastpennbank.com        MERTZTOWN

EMMAUS HIGH SCHOOL
500 Macungie Ave.
Emmaus, PA 18049
(610) 965-5959 or
(484) 232-6550
emmaushs@eastpennbank.com

WWW.EASTPENNBANK.COM

[LOGO] East Penn Financial Corporation