Form 10-K, Exhibit 13
period 2004-12-31
EAST PENN FINANCIAL CORP
filed 2005-03-30
CIK 1220483

EXHIBIT 13

[LOGO] East Penn Financial Corporation

                                [PHOTO OMITTED]


[ RELATIONSHIPS FIRST ]                                 [PHOTO OMITTED]

                                [PHOTO OMITTED]

                               2004 ANNUAL REPORT

                               -----------------
                               CORPORATE PROFILE
                               -----------------

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

                              --------------------
                              FINANCIAL HIGHLIGHTS
                              --------------------

(Dollars in thousands, except branch data and per share data)

at December 31,                                       2004           2003           2002           2001           2000
----------------------------------------------------------------------------------------------------------------------
Total assets                                      $359,414       $337,939       $272,077       $233,329       $220,320
Net loans, including available for sale            238,977        205,569        178,183        154,271        146,530
Investment securities                               88,649        105,085         63,247         49,161         47,843
Deposits                                           298,265        279,898        243,640        206,636        194,115
Long-term debt                                      25,000         25,000             --             --             --
Junior subordinated debentures                       8,248             --             --             --             --
Mandatory redeemable capital debentures                 --          8,000             --             --             --
Stockholders' equity                                21,667         19,543         19,664         16,575         14,715
Number of branches                                       7              7              7              7              7

for the years ended December 31,
----------------------------------------------------------------------------------------------------------------------
Net income                                        $  3,250       $  2,809       $  2,403       $  1,573       $    974
Basic earnings per share                          $   0.52       $   0.43       $   0.36       $   0.24       $   0.15
Diluted earnings per share                        $   0.51       $   0.43       $   0.36       $   0.24       $   0.15
Cash dividends per common share                   $   0.16       $   0.10       $   0.06       $   0.05       $   0.00
Dividend payout ratio                                31.02%         23.26%         16.66%         20.83%          0.00%
Return on average equity                             16.07%         13.95%         13.35%          9.82%          7.31%
Return on average assets                              0.93%          0.94%          0.95%          0.71%          0.47%
Nonperforming loans to total loans                    0.44%          0.21%          0.51%          0.64%          1.02%

 [THE FOLLOWING TABLE WAS REPRESENTED AS A BAR CHART IN THE PRINTED MATERIAL.]

           Net Income              Return on Equity        Dividend Payout Ratio
     (dollars in thousands)            (percent)                 (percent)

        '02    2,403              '02        13.35           '02       16.66
        '03    2,809              '03        13.95           '03       23.26
        '04    3,250              '04        16.07           '04       31.02

                                          [LOGO] East Penn Financial Corporation

      -------------------------
      DEAR FELLOW SHAREHOLDERS:
      -------------------------

We found the bottom of this interest rate cycle and saw a significant amount of dollars and time expended in compliance with the demands of the Sarbanes-Oxley Act in 2004. These two events caused management to concentrate on core banking activities in order to ensure a satisfactory increase in income.

We achieved a very profitable year despite the uncertain economy, low interest rates and increasing government regulations. Diluted earnings per share were $0.51, an 18.6% increase over 2003 and net income increased by 15.7% over 2003. This profitability was a result of a 16.3% increase in loans along with a 6.6% increase in deposits. We aggressively managed our deposit growth to minimize our cost of funds, resulting in a 14.9% increase in net interest income.

A new source of income during 2004 was the addition of mortgage servicing fees. During the year, we contracted with the Federal Home Loan Bank of Pittsburgh to retain servicing on residential mortgages sold under its Mortgage Partnership Finance program. With this program, we can sell residential mortgages but continue to collect payments, maintain escrows and address customer service needs. We can put money back into the community for new mortgage customers while being paid to service existing ones. During this first year, we earned $36,000 in servicing fees.

We switched from an annual cash dividend to a semi-annual dividend in 2004. The total dividends paid were $0.16 per share compared to $0.10 per share paid in 2003. We are committed to sharing our financial success with our shareholders and will continue to increase dividends as earnings grow.

To keep pace with our growth, we acquired a three-story office building located at 22 South Second Street, Emmaus. This building will improve efficiency by consolidating administrative, operational and executive functions into one location rather than three. When fully operational, we will host an open house to present our new building to our shareholders, customers and the community.

                                [PHOTO OMITTED]

   Brent L. Peters
   President and
   Chief Executive Officer

We are very proud of our financial performance and achievements in 2004 and further details can be found within this report. Thank you for your continuing support of our efforts to bring high quality community banking to the Lehigh Valley.

Sincerely,


/s/ Brent L. Peters

Brent L. Peters
President and Chief Executive Officer

                                -------------------
[PHOTO OMITTED]                 RELATIONSHIPS FIRST
                                -------------------
East Penn Bank
731 Chestnut Street
Emmaus, PA

Good things take time, and relationships are no exception. At East Penn Bank, we ensure that our relationships with our customers, shareholders, and employees are our first priority. We understand that good, solid relationships don't form overnight; they grow and deepen as the years go by. As East Penn Bank has grown, our relationships have strengthened and diversified, touching customers in many different areas and professions.

Healthy, positive relationships involve give and take on both sides. On our end, we give our complete attention to customer care and to the well being of our shareholders and employees. We offer the best products, services, and knowledge we have to our customers; we deliver a return on investment to our shareholders; and we provide our employees with a fair, motivating work environment.

On their side, customers, shareholders, and employees place their faith in East Penn Bank and its products and services. Customers entrust us with their deposits, mortgages, and loans; shareholders provide financial support with their investments; and employees carry out East Penn Bank's vision and commitment to serve the community everyday. Due to these strong relationships, East Penn Bank enjoys the reputation it has earned as a community bank dedicated to serving its neighbors.

These mutually beneficial relationships have several qualities in common as well. Respect,

                       ----------------------------------

                              LOYALTY AND SERVICE
                               FORM THE BASIS OF
                           LONG-LASTING RELATIONSHIPS

                       ----------------------------------

[PHOTO OMITTED]

Left to right: Peter and Karen Nestor sit with Pat Stumpp, Senior Commercial Loan Officer at East Penn Bank, in their store, Nestor's Sporting Goods in Whitehall, PA

                                          [LOGO] East Penn Financial Corporation

[PHOTO OMITTED]

Left to right: In the Emmaus Borough Council Room in Emmaus, PA, John Hayes, Executive Vice President at East Penn Bank, talks with Winfield Iobst, Mayor of Emmaus, and Bruce Fosselman, Manager, Borough of Emmaus

communication, and support are some, just to name a few. At East Penn Bank, our employees work hard to earn the trust and loyalty of those we serve. We feel it is a privilege to serve our customers, and we believe each and every customer deserves to be treated with the utmost respect.

We also honor our commitment to valuable relationships by establishing a direct line of communication. Since communication is the key to gauging our performance, we want to know what our customers, shareholders, and employees think and feel about our products and services. We want to hear about their concerns and requests in person, by telephone, or through email, and we will do whatever we can to address them.

We also believe that relationships can only thrive and function with mutual support. Our customers range from individuals to small businesses to service and governmental organizations, and these account holders reflect the diversified support the community provides for East Penn Bank.

Our customers, shareholders, and employees actively participate in numerous organizations with passion and enthusiasm. We return the support they provide for us through donations to nonprofit organizations, advertisements in program booklets, and sponsorships of community events and causes. The supportive relationship East Penn Bank has with its customer base, shareholders, and employees helps to strengthen the entire community.

With the loyal support of our community, customers, shareholders, and employees, East Penn Bank has cultivated many quality relationships during the last 13 years. We interact with those we serve on a daily basis, respond to their concerns, and support their endeavors in any way we can. Strong relationships have taken East Penn Bank to where we are today, and strong relationships will help us achieve our goals in the future. We take the time to get to know our customers and the community in which they live in order to serve them better.

[PHOTO OMITTED]

Left to right: Stephen Lanshe, Esquire, Vice President, General Counsel for Sacred Heart Hospital, stands with Sharon Michael, Senior Private Banking Officer at East Penn Bank, in the Hospital's breezeway in Allentown, PA

                             ----------------------
                             DIRECTORS AND OFFICERS
                             ----------------------

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

Donald S. Young
Vice Chairman of the Board

John M. Hayes
Vice President

Bruce R. Keil
Secretary

Debra K. Peters
Vice President

Theresa M. Wasko
Treasurer and Chief Financial Officer

[PHOTO OMITTED]

Back row, left to right: Thomas R. Gulla; Linn H. Schantz; Brent L. Peters; Allen E. Kiefer; Konstantinos A. Tantaros. Front row, left to right: Dale A. Dries; Donald R. Schneck; Forrest A. Rohrbach; Peter L. Shaffer. Not pictured:
Gordon K. Schantz, F. Geoffrey Toonder, M.D. and Donald S. Young.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                 OPERATIONS OF EAST PENN FINANCIAL CORPORATION
                  YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

      The following is management's discussion and analysis of the significant changes in the results of operations, capital resources, and liquidity presented with the accompanying consolidated financial statements for East Penn Financial Corporation (the "Company") and its wholly-owned subsidiary, East Penn Bank (the "Bank"). The consolidated financial condition and results of operations consist almost entirely of the Bank's financial condition and results of operations. This discussion should be read in conjunction with the financial tables, financial statements and notes to financial statements appearing elsewhere in this Report. Current performance does not guarantee, assure nor is it indicative of similar performance in the future.

      In addition to the historical information contained in this document, the discussion presented contains forward-looking statements that involve risks and uncertainties, such as statements of our plans, objectives, expectations and intentions. Please note that the cautionary statements made in this report are applicable to all forward-looking statements in this document. Our actual results could differ materially from those discussed here. Factors that could cause or contribute to these differences include, but are not limited to, those discussed in this section. The Corporation's forward-looking statements are relevant only as of the date on which such statements are made. By making any forward-looking statements, the Corporation assumes no duty to update them to reflect new, changing or unanticipated events or circumstances.

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

      In December 2004, the Financial Accounting Standards Board ("FASB") issued Statement No. 123(R), "Share-Based Payment". Statement No. 123(R) revised Statement No. 123, "Accounting for Stock-Based Compensation", and supercedes APB Opinion No. 25, "Accounting for Stock Issued to Employees", and its related implementation guidance. Statement No. 123(R) will require compensation costs related to share-based payment transactions to be recognized in the financial statements (with limited exceptions). The amount of compensation cost will be measured based on the grant-date fair value of the equity or liability instruments issued. Compensation cost will be recognized over the period that an employee provides service in exchange for the award. This statement is effective as of the beginning of the first interim or annual reporting period that begins after June 15, 2005. The Company is currently evaluating the impact from this standard on its results of operations and financial position.

OVERVIEW

      As a financial institution with a focus on community banking, the Company continued its strong financial performance by posting record earnings and solid growth in assets, loans and deposits during 2004. The Company's continued success is, among other things, the result of its ongoing commitment to serve its community and to provide quality service to its customers. The Company's assets increased 6.35% to $359,414,000 at December 31, 2004, from $337,939,000 at December 31, 2003. Asset growth was positively impacted by growth in loans receivable, net of the allowance for loan losses, which increased $33,218,000, or 16.23%, to $237,831,000 from $204,613,000, and offset by a reduction in investment securities, which declined $16,436,000, or 15.64%, to $88,649,000 from $105,085,000. This strategy, resulted in a shifting of assets in that the cash flow generated from the securities portfolio was used to fund loan growth, which is a higher yielding asset. Deposits, which increased $18,367,000, or 6.56%, to $298,265,000 from $279,898,000, were another source of funding the loan growth. The Company also took advantage of short-term borrowings, which totaled $3,000,000 as of year end 2004 as compared with none as of the prior year end, and were considered to be a cheaper source of funding asset growth as compared with the costs associated with raising deposits.

      In 2004, the Company achieved record net income of $3,250,000, an increase of 15.70% over net income of $2,809,000 for 2003. Basic earnings per share in 2004 were $0.52 per share, an increase of 20.93% over $0.43 in 2003. Diluted net income per common share increased 18.60%, to $0.51 per share from $0.43 per share. The Company generates the majority of its revenue through net interest income, which is the difference between the interest earned from loans and investments, offset by the interest paid on deposits and borrowings. The growth in net interest income is dependent on balance sheet growth and the level of yield generated from interest earning assets versus the costs associated with interest bearing liabilities. The Company also generates other income from fees associated with various services and products offered to customers, mortgage banking activities, bank owned life insurance ("BOLI") and through the sale of assets, such as loans or investments. Offsetting these revenues are provisions for potential losses on loans, administrative expenses and income taxes.

RESULTS OF OPERATIONS

Net Interest Income and Net Interest Margin

      Net interest income continues to be the largest source of the Company's operating income. It is the difference between interest income earned on loans and investments and interest paid on deposits and borrowings. The change in net interest income from year to year may be due to changes in interest rates, changes in volumes of interest-earning assets and liabilities as well as changes in the mix of such assets and liabilities. The Company's principal interest-earning assets are loans to businesses and individuals, with a secondary source of income earned from the investment securities portfolio. Interest-bearing liabilities consist primarily of time deposits, money market accounts and savings deposits. Generally, changes in net interest income are measured by net interest rate spread and net interest margin. Net interest rate spread is equal to the difference between the average rate earned on interest-earning assets and the average rate incurred on interest-bearing liabilities. Net interest margin represents the difference between interest income (including net loan fees earned) and interest expense calculated as a percentage of average earning assets. Net interest income growth is generally dependent upon balance sheet growth and maintaining or growing the net interest margin.

2004 Compared to 2003

      Total interest income increased on a fully tax equivalent basis (as adjusted for the tax benefit derived from tax exempt assets - see Table 1 for calculation), by $2,060,000, or 13.4%, to $17,379,000 for 2004 from $15,319,000 for 2003. Evaluating income generated from tax exempt assets, on a fully tax equivalent basis, allows management to ensure that income generated from tax exempt assets is appropriately compared with income generated from other taxable assets.

Although the yield on interest earning assets declined to 5.37% in 2004 from 5.55% in 2003, the 16.2% increase in average interest earning assets to $323,825,000 in 2004 from $276,177,000 in 2003, offset the decrease in yields, resulting in an overall increase in interest income for the year. The growth in interest earning assets was funded primarily from an increase in interest bearing liabilities, primarily from growth in deposits and short-term borrowings.

      Total interest expense for 2004 was $5,115,000 compared to $4,685,000 in 2003. The increase of $430,000, or 9.2%, is attributable to the increase in average interest-bearing liabilities, which increased $46,473,000, or 19.3%, to $287,355,000 for 2004 from $240,882,000 for 2003. However, while interest expense increased, cost of funds decreased to 1.78% in 2004 from 1.94% in 2003, through management's efforts in managing the interest rates paid on interest bearing liabilities.

      Net interest income on a fully tax equivalent basis increased by $1,629,000, or 15.3%, to $12,263,000 for the year ended December 31, 2004 from
$10,634,000 for the year ended December 31, 2003. The Company's net interest rate spread decreased to 3.59% in 2004 from 3.60% in 2003, and the net interest margin decreased to 3.79% in 2004 from 3.85% in 2003. Although interest rates remained at their historic lows for the first half of 2004, there were five interest rate increases during the second half of the year resulting in a 125 basis point increase in the prime rate, which resulted in increases in the Bank's lending rates. The rate increases as well as the Company's efforts to manage the growth and pricing of interest earning assets and interest bearing liabilities, helped to minimize the deterioration of its net interest spread and net interest margin.

      The Company's ability to manage net interest income over a variety of interest rate and economic environments is important to its financial success. Growth in net interest income is generally dependent upon the growth of the balance sheet and maintaining or growing the net interest margin. See the "Quantitative and Qualitative Disclosure About Market Risk" section of Management's Discussion on page 27 for a further discussion of the Company's efforts to control interest rate risk and manage net interest income.

2003 Compared to 2002

      Total interest income increased on a fully tax equivalent basis, by $293,000, or 2.0%, to $15,319,000 for the year ended December 31, 2003 from
$15,026,000 for the year ended December 31, 2002. This increase is the result of a 17.3% increase in interest-earning assets, which grew to $276,177,000 in 2003 from $235,436,000 in 2002. This increased volume offset the decrease in the yields on interest earning assets which declined to 5.55% in 2003 from 6.37% in 2002.

      Total interest expense decreased by $693,000, or 12.9%, to $4,685,000 in 2003 from $5,378,000 in 2002. This decrease is attributable to a decrease in interest rates paid on deposits even though average interest-bearing liabilities increased 17.1% to $240,882,000 for the year ended December 31, 2003 from $205,697,000 for the year ended December 31, 2002. Cost of funds decreased to 1.94% in 2003 as compared with 2.61% in 2002.

      Net interest income increased on a fully tax equivalent basis, by $986,000, or 10.2%, to $10,634,000 in 2003 from $9,648,000 in 2002. The
Company's net interest rate spread decreased to 3.60% for the year ended 2003 as compared with 3.77% for the year ended 2002. The Company's net interest margin decreased to 3.85% in 2003 from 4.10% in 2002. Although interest rates remained at their historic lows during 2003, the Company was able to limit the decline or deterioration of its net interest spread and net interest margin by managing the growth and pricing of interest sensitive assets and liabilities.

      Table 1 presents a summary of the Company's average balances, rates, interest income and expense, the interest rate spread and the net interest margin for the years ended December 31, 2004, 2003 and 2002.

                                     TABLE 1
             AVERAGE BALANCES, RATES AND INTEREST INCOME AND EXPENSE

Year Ended December 31,                                    2004                                        2003
----------------------------------------------------------------------------------   -----------------------------------------
                                          Average                                     Average
(Dollars in Thousands)                    Balance        Interest       Yield/Rate    Balance        Interest       Yield/Rate
----------------------------------------------------------------------------------   -----------------------------------------
Assets
Interest Earning Assets
Securities:
    Taxable securities (2)               $  82,890      $   3,551          4.28%     $  63,250      $   2,521          3.99%
    Tax-exempt securities (1)(2)            12,487            785          6.29%        12,479            875          7.01%
                                         -----------------------------------------   -----------------------------------------
       Total securities                     95,377          4,336          4.55%        75,729          3,396          4.48%
Total loans (1)(3)(4)(5)                   224,259         12,963          5.78%       191,851         11,796          6.15%
Other interest earning assets                4,189             80          1.91%         8,597            127          1.48%
                                         --------------------------------------------------------------------------------------
Total Interest Earning Assets              323,825         17,379          5.37%       276,177         15,319          5.55%
Non-Interest Earning Assets
Unrealized gains (losses) on
    available for sale securities              390                                       1,417
Allowance for loan losses                   (2,646)                                     (2,326)
Other assets                                27,101                                      22,377
                                         ---------                                   ---------

Total Assets                             $ 348,670                                   $ 297,645
                                         =========                                   =========

Liabilities and Stockholders' Equity
Interest Bearing Liabilities
    Interest bearing
       demand deposits                   $  34,140      $      56          0.16%     $  31,338      $     117          0.37%
    Savings deposits                       127,741          1,597          1.25%       106,382          1,621          1.52%
    Time deposits                           85,386          2,038          2.39%        91,752          2,616          2.85%
                                         -----------------------------------------   -----------------------------------------
Total interest bearing deposits            247,267          3,691          1.49%       229,472          4,354          1.90%
Federal funds purchased and
    securities sold under
    agreements to repurchase                 7,020             83          1.18%         5,722             30          0.52%
Long-term debt                              25,068            797          3.18%         2,322             74          3.19%
Junior subordinated and
    mandatory redeemable
    capital debentures                       8,000            544          6.80%         3,366            227          6.74%
                                         -----------------------------------------   -----------------------------------------
Total Interest Bearing Liabilities         287,355          5,115          1.78%       240,882          4,685          1.94%
                                         -----------------------------------------   -----------------------------------------

Non-Interest Bearing Liabilities
Demand deposits                             39,664                                      34,999
Other liabilities                            1,428                                       1,632

Stockholders' Equity                        20,223                                      20,132
                                         ---------                                   ---------

Total Liabilities and
    Stockholders' Equity                 $ 348,670                                   $ 297,645
                                         =========                                   =========

Net Interest Income                                     $  12,264                                   $  10,634
                                                        =========                                   =========
Net Interest Spread                                                        3.59%                                       3.60%
                                                                           ====                                        ====
Net Interest Margin                                                        3.79%                                       3.85%
                                                                           ====                                        ====

Year Ended December 31,                                   2002
----------------------------------------------------------------------------------
                                          Average
(Dollars in Thousands)                    Balance       Interest        Yield/Rate
----------------------------------------------------------------------------------
Assets
Interest Earning Assets
Securities:
    Taxable securities (2)               $  47,437      $   2,372          5.00%
    Tax-exempt securities (1)(2)            11,585            849          7.33%
                                         -----------------------------------------
       Total securities                     59,022          3,221          5.46%
Total loans (1)(3)(4)(5)                   169,987         11,666          6.86%
Other interest earning assets                6,427            139          2.16%
                                         -----------------------------------------
Total Interest Earning Assets              235,436         15,026          6.37%
Non-Interest Earning Assets
Unrealized gains (losses) on
    available for sale securities              488
Allowance for loan losses                   (2,004)
Other assets                                20,214
                                         ---------

Total Assets                             $ 254,134
                                         =========

Liabilities and Stockholders' Equity
Interest Bearing Liabilities
    Interest bearing
       demand deposits                   $  28,535      $     267          0.94%
    Savings deposits                        77,650          1,502          1.93%
    Time deposits                           89,922          3,496          3.89%
                                         -----------------------------------------
Total interest bearing deposits            196,107          5,265          2.68%
Federal funds purchased and
    securities sold under
    agreements to repurchase                 9,590            113          1.18%
Long-term debt                                  --             --            --
Junior subordinated and
    mandatory redeemable
    capital debentures                          --             --            --
                                         -----------------------------------------
Total Interest Bearing Liabilities         205,697          5,378          2.61%
                                         -----------------------------------------

Non-Interest Bearing Liabilities
Demand deposits                             28,955
Other liabilities                            1,482

Stockholders' Equity                        18,000
                                         ---------

Total Liabilities and
    Stockholders' Equity                 $ 254,134
                                         =========

Net Interest Income                                     $   9,648
                                                        =========
Net Interest Spread                                                        3.77%
                                                                           ====
Net Interest Margin                                                        4.10%
                                                                           ====

----------
      (1) Yields on tax-exempt assets have been calculated on a fully tax equivalent basis assuming a tax rate of 34%.

      (2) Held to maturity securities and available for sale securities are reported at amortized cost. All yields are annualized.

      (3)   Non-accruing loans are included in the outstanding loan balances.

      (4) For yield calculation purposes, non-accruing loans are included in the average loan balances.

      (5) Interest income on loans includes net amortized revenues (costs) on loans totaling ($93,000) for 2004, ($62,000) for 2003 and ($36,000)
            for 2002.

      Table 2 presents the relative contribution of changes in volumes and changes in rates to changes in the net interest income for the periods indicated. The change in the interest income and interest expense attributable to the combined impact of both volume and rate has been allocated proportionately to the change due to volume and the change due to rate.

                                     TABLE 2
                   RATE VOLUME ANALYSIS OF NET INTEREST INCOME
                        FOR THE YEARS ENDED DECEMBER 31,

                                                      2004 vs. 2003                          2003 vs. 2002
                                            --------------------------------       --------------------------------
(Dollars In Thousands)                             Increase/(Decrease)                    Increase/(Decrease)
                                            --------------------------------       --------------------------------
                                            Volume         Rate        Total       Volume        Rate         Total
                                            ------         ----        -----       ------        ----         -----
Interest-Earning Assets:
   Interest bearing due from banks
      and federal funds sold                  ($84)         $37         ($47)         $39         ($51)        ($12)
   Securities (1)                              887           53          940          815         (640)         175
   Loans (1) (2)                             1,907         (740)       1,167        1,410       (1,280)         130
                                            --------------------------------       --------------------------------
Net Change in Interest Income                2,710         (650)       2,060        2,264       (1,971)         293
                                            --------------------------------       --------------------------------

Interest-Bearing Liabilities:
   Interest bearing demand
      deposits                                  10          (71)         (61)          24         (174)        (150)
   Savings deposits                            292         (316)         (24)         480         (361)         119
   Time deposits                              (201)        (377)        (578)          70         (950)        (880)
   Federal funds purchased and
      securities sold under agreements
      to repurchase                             15           38           53         (113)          30          (83)
   Long-term borrowings                        723           --          723           74           --           74
   Junior subordinated and
      mandatory redeemable
      capital debentures                       321           (4)         317          227           --          227
                                            --------------------------------       --------------------------------
Net Change in Interest Expense               1,160         (730)         430          762       (1,455)        (693)
                                            --------------------------------       --------------------------------

CHANGE IN
   NET INTEREST INCOME                      $1,550          $80       $1,630       $1,502        ($516)        $986
                                            ================================       ================================

(1) Yields on tax-exempt assets have been computed on a fully tax-equivalent basis assuming a tax rate of 34%.

(2) Interest income includes net amortized revenues (costs) on loans of ($93,000), ($62,000) and ($36,000) in 2004, 2003 and 2002, respectively.

Provision for Loan Losses

      The Company accounts for credit risk associated with lending activities through its allowance and provision for loan losses. Although the Company maintains sound credit practices, loan deterioration may occur resulting in the eventual charge off of the loans as losses. The provision for loan losses and the allowance for loan losses are based upon management's ongoing assessment of the Company's credit exposure and consideration of other relevant factors. The allowance for loan losses is a valuation that is available to absorb potential, yet undetermined future losses. The provision for loan losses is the amount charged against the Company's earnings. Its appropriateness and adequacy are determined based upon several factors including:

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

      The provision for loan losses was $498,000 for 2004 and $380,000 for 2003 and $367,000 for 2002. The provision expense for 2004 was increased by 31.1% over 2003 and as compared with the 3.5% increase of the provision expense for 2003 as compared with 2002. The increase is due to average loan growth of 16.9% during 2004.

      The allowance for loan losses represented 1.18% of total loans receivable at December 31, 2004, as compared with 1.16% and 1.22% at December 31, 2003 and 2002. Management regularly assesses the appropriateness and adequacy of the loan loss reserve in relation to credit exposure associated with individual borrowers, overall trends in the loan portfolio and other relevant factors, and believes the reserve is reasonable and adequate for each of the periods presented. The Bank has no credit exposure to foreign countries or foreign borrowers.

      Table 3 sets forth the period-end loans receivable balances and summarizes the Bank's loan loss experience for the periods presented, as well as certain ratios related to net charge-offs and the allowance for loan losses as a percent of the total loan portfolio.

                                     TABLE 3
                         SUMMARY OF LOAN LOSS EXPERIENCE

                                                       Years Ended December 31,
(Dollars In Thousands)               2004          2003          2002          2001          2000
                                   ----------------------------------------------------------------
Amount of loans receivable
   outstanding at end of period    $240,669      $207,016      $176,987      $153,765      $147,161
                                   ========      ========      ========      ========      ========

Average loans receivable           $224,259      $191,851      $169,987      $150,912      $139,373
                                   ========      ========      ========      ========      ========

Allowance for loan losses:
Beginning balance                  $  2,403      $  2,167      $  1,843      $  1,544      $  1,327
   Charge-offs:
      Commercial loans                   --           (94)           (5)          (30)          (55)
      Real estate loans                  --            --            --           (45)         (168)
      Consumer loans                    (80)          (56)          (44)          (51)          (43)
                                   --------      --------      --------      --------      --------
         Total charge-offs              (80)         (150)          (49)         (126)         (266)
   Recoveries                            17             6             6            58             3
                                   --------      --------      --------      --------      --------

         Net charge-offs                (63)         (144)          (43)          (68)         (263)
Provision for loan losses               498           380           367           367           480
                                   --------      --------      --------      --------      --------
Ending balance                     $  2,838      $  2,403      $  2,167      $  1,843      $  1,544
                                   ========      ========      ========      ========      ========

Ratios:
   Net charge-offs to
   average loans                       0.03%         0.08%         0.03%         0.05%         0.19%

   Net charge-offs to the
   provision for loan losses          12.65%        37.89%        11.72%        18.53%        54.79%

   Allowance for loan losses
   to loans receivable at end
   of period                           1.18%         1.16%         1.22%         1.20%         1.05%

Allocation of the Allowance for Loan Losses

      The following Table 4 details the allocation of the allowance for loan losses to the various loan categories. The allocation is made for analytical purposes and is not necessarily indicative of the loan categories in which future credit losses may occur. The total allowance is available to absorb losses from any segment of loans.

                                     TABLE 4
                   ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

                                     2004                 2003                 2002                 2001                 2000
                              ------------------------------------------------------------------------------------------------------
                                         % Gross              % Gross              % Gross              % Gross              % Gross
(Dollars In Thousands)        Amount      Loans    Amount      Loans    Amount      Loans    Amount      Loans    Amount      Loans
                              ------------------------------------------------------------------------------------------------------
Commercial loans              $2,276      65.3%    $1,798      61.8%    $1,507      59.2%    $1,227      55.3%    $1,004      47.2%
Real estate - residential        180      15.2%       194      15.4%       203      16.4%       262      23.6%       216      29.4%
Real estate - construction        33       1.4%        66       4.0%        73       4.1%        41       2.7%        31       4.4%
Home equity and
   consumer loans                349      18.1%       345      18.8%       384      20.3%       313      18.4%       293      19.0%
                              ----------------     ----------------     ----------------     ----------------     ----------------

            Total             $2,838     100.0%    $2,403     100.0%    $2,167     100.0%    $1,843     100.0%    $1,544     100.0%
                              ================     ================     ================     ================     ================

      The trend in the loan mix in 2004 was consistent with the trend experienced in 2003. At December 31, 2004, commercial loans (including commercial real estate) increased $29,039,000, or 22.7%, and accounted for 65.3% of the total loan portfolio. This was similar to the trend experienced in 2003, where commercial loans comprised 61.8% of total loans. There was a decline in real estate construction loans, which decreased to 1.4% of total loans as compared with 4.0% in 2003. Increasing competition in part, due to finance companies owned by builders, impacted the level of business in this segment of the loan portfolio. With the inherent higher level of credit risk associated with commercial borrowings in general, the allocation was appropriated to address the risk associated with this particular type of borrowing. Although 2004 loan charge-offs were minimal and asset quality remained strong, the 2004 provision for loan losses was greater than the prior year's provision to address potential regional economic conditions and the continued increase in overall loan volume.

Non-Interest Income

2004 Compared to 2003

      Non-interest income continues to represent a considerable source of income for the Company, representing 11.2% of the total of interest income and non-interest income in 2004 and 13.2% in 2003. Non-interest income consists primarily of customer service fees, commission income derived from mortgage banking activities, income from the investment in BOLI and gains on sale of available for sale securities.

      Non-interest income decreased $141,000, or 6.2%, to $2,130,000 for 2004 from $2,271,000 for 2003. Contributing to this decrease were investment security gains realized from the sale of available for sale securities, which decreased $256,000 to $47,000 in 2004 from $303,000 in 2003. The Company took advantage of the bond market's strength in 2003, which provided gains from sales of primarily mortgage-backed securities, which had substantial unrealized gains and low give-up yields and if not sold, had a strong likelihood of paying off at par because of fast prepayment speeds. Because of the change in the bond market, interest rates and the overall economic environment during 2004, the Company sold less investment securities, resulting in less gains on sales as compared with 2003.

      Further impacting the decline in non-interest income was a decrease of $73,000 in mortgage banking fees associated with the sale of mortgages originated by the Bank. In 2004 the Company's mortgage origination volume was lower than the 2003 volume as a result of an upward movement of interest rates and mortgage rates, and the refinancing market reaching a point of saturation. The Company's gains from the sale of mortgages sold in the secondary market declined $129,000 in 2004 from 2003. However, the Bank was able to offset some of this decline with $56,000 in mortgage servicing fees generated from the sale of mortgages service retained under the Federal Home Loan Bank ("FHLB") Mortgage Partnership Finance Program ("MPF"). The Bank entered into an agreement with the FHLB in 2004 to retain servicing on residential mortgages sold under this program.

      During 2004 increases of $48,000 in income derived from customer service fees, $36,000 in income from BOLI, $61,000 in net gain realized from the sale of foreclosed real estate, and $43,000 in other income, mostly attributable to the increased volume and processing fees associated with merchant and credit card transactions positively affected non-interest income. Going forward the Company expects customer service fees to increase concurrently with increased growth and volume.

2003 Compared to 2002

      Non-interest income for 2003 increased $602,000, or 36.1%, to $2,271,000 from $1,669,000 in 2002. The increase was primarily attributable to an increase of $54,000 in customer service fees, an increase of $220,000 in mortgage banking fees associated with the increased volume of mortgages originated by the Bank and sold in the secondary market, an increase of $303,000 in gains from the sale of available for sale securities and an increase of $39,000 in other income, which was offset by a decrease of $14,000 in income from bank owned life insurance. The 6.2% increase in customer service fees in 2003 is attributable to fees collected as a result of increased volume in the number of accounts and transactions. The 60.4% increase in income from mortgage banking activities is from the increased volume in construction lending and the refinancing of mortgage loans, which were originated by the Bank and immediately sold in the secondary market, resulting in gains from the sales. Because of opportunities in the bond market in 2003, the investment portfolio was adjusted resulting in a $303,000 gain from the sale of available for sale securities. Other income increased 23.9% in 2003 as a result of an increase in title insurance referral fees. Income derived from BOLI policies declined 5.1%.

Non-Interest Expenses

      Salary expense and employee benefits represent the largest component, or 54.2%, of non-interest expenses for 2004. Non-interest expenses also include an array of other expenses such as:

      -     occupancy and equipment expenses,

      -     stationary, printing and supplies,

      -     advertising and promotion costs,

      - outside service providers relating to data processing and ATM services,

      -     professional fees for legal, accounting and consulting services,

      -     shareholder related services,

      - costs associated with the due diligence process of extending and maintaining loans and the collection process,

      -     Pennsylvania Bank Shares tax and FDIC assessment, and

      - other types of expenses incurred as part of the normal course of operation of the Company.

2004 Compared to 2003

      Non-interest expense totaled $9,093,000 for 2004, an increase of $725,000, or 8.7%, over $8,368,000 for 2003. The percentage increase of these expenses was less than the 12.9% increase experienced during 2003 as compared with 2002, particularly since 2003 expenses were unusually higher than normal due to the formation of the holding company.

      Salary expenses and related employee benefits increased by $352,000, or 7.7%, to $4,928,000 for 2004 from $4,576,000 for 2003. This increase which was lower than last year's increase of 12.5%, was due to the hiring of additional personnel to support the Bank's growth, and budgeted salary increases and bonuses paid to employees. At December 31, 2004, full-time equivalent employees totaled 118 compared to 111 for 2003.

      Occupancy and equipment expenses increased by $160,000, or 12.1%, to $1,484,000 for 2004 from $1,324,000 for 2003. The increase was primarily due to the cost associated with the purchase of furniture and equipment and the renovation of a 3-story brick building located at 22 South Second Street, Emmaus, Pennsylvania which is being used to house operational, administrative, lending, credit and executive areas of the Company. Partial usage and occupancy of the building commenced November 2004, with full occupancy expected to occur within the first half of 2005.

      Other expenses increased $213,000, or 8.6%, to 2004 compared with 2003. The significant components of other expenses include professional fees, advertising and business development, postage, telephone stationary and printing, ATM related expenses, bank shares tax and service fees totaling $2,681,000 for 2004 compared to $2,468,000 for 2003. While management continues its efforts to minimize the increase in such expenses, the increase was primarily attributable to the Company's growth.

      Management expects the percentage of growth in non-interest expenses in the upcoming year to be higher than the growth experienced in the previous two years, not only as a result of the Company's organic growth, but also because of the completion and full occupancy of the newly acquired 3-story building at 22 South Second Street, Emmaus, Pennsylvania.

2003 Compared to 2002

      Non-interest expenses for 2003 were $8,368,000, representing an increase of $954,000, or 12.9%, compared to $7,414,000 for 2002. This increase is attributable to the additional expenses associated with the formation of the holding company and the issuance of trust preferred securities.

      Salary expenses and related employee benefits increased by $509,000, or 12.5%, to $4,576,000 for 2003 from $4,067,000 for 2002. This increase was due to budgeted salary increases, bonuses paid to employees and increased premium costs associated with group medical insurance. At December 31, 2003, there were 111 full-time equivalent employees as compared to 113 at December 31, 2002.

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

      Other expenses increased $419,000, or 20.5%, to $2,468,000 in 2003 from $2,049,000 in 2002. The increase in other expenses is primarily attributable to the expenses associated with the formation of the holding company, including shareholder related expenses, but also the issuance of $8 million in trust preferred securities.

Income Taxes

      Income tax expense was $1,022,000 for 2004 as compared with $926,000 for 2003 and $759,000 for 2002. The 10.4% increase in tax expense incurred in 2004 as compared to 2003 was the result of achieving a higher level of pre-tax net income. Income tax expense as a percentage of pretax income remained relatively constant at 24% for 2004, 25% for 2003 and 24% for 2002.

Net Income

2004 Compared to 2003

      Net income for 2004 was  $3,250,000,  an increase of  $441,000,  or 15.9%, from $2,809,000 for 2003. The increase in net income was the result of increases of $1,521,000 in net interest, offset by a decline of $141,000 in non-interest and increases of $118,000 in the provision for loan losses, $725,000 in non-interest expenses and $96,000 in the provision for income taxes. Basic and diluted earnings per share for 2004 were $0.52 and $0.51 per share as compared with 2003, which were $0.43 per share. Factors contributing to the increased level of net income include increased interest income due to loan growth and a rate increase following the 125-basis point increase in the prime rate, which occurred during the second-half of 2004. The Bank's aggressive efforts to manage its cost of funds also had a positive impact on net income.

      Management anticipates that 2005 net income will outperform 2004 results. In light of the uncertainties presented by the economic environment and geopolitical events, the Company's business is sensitive to general business and economic conditions, such as interest rates, consumer perception and confidence, competition, fluctuations in the equity markets and the strength of local and national economies. As such, the Company remains focused on monitoring its risk/return profile. While management believes that financial institutions likely could see compression of the net interest margin in the future, which could negatively impact net income, it further believes that the Company can adequately manage its net interest margin within a relatively stable range and offset its effect on net income by focusing on fee income, growth in business relationships, cost control and quality interest earning assets.

2003 Compared to 2002

      Net income increased to $2,809,000 for 2003 from $2,403,000 for 2002. This increase of $406,000, or 16.9%, was the result of increases of $938,000 in net interest income and $602,000 in non-interest income, offset by an increase of $13,000 in the provision for loan losses, an increase of $954,000 in non-interest expense and an increase of $167,000 in the provision for income taxes. Basic and diluted earnings per share for 2003 were $0.43 per share as compared to $0.36 per share for 2002.

FINANCIAL CONDITION

Securities

      The Company's securities portfolio is comprised of securities, which not only provide interest income, including tax-exempt income, but also provide a source of liquidity, diversify the earning assets portfolio, allow for the management of risk and tax liability, and provide collateral for repurchase agreements and public fund deposits. Policies are in place to address various aspects of managing the portfolio, including but not limited to, concentrations, liquidity, credit quality, interest rate sensitivity and regulatory guidelines. Adherence to these policies is monitored by the Company's Asset/Liability Committee on a monthly basis.

      Although the Company generally intends to hold its investment securities to maturity, 98.8% of the securities portfolio is classified as available for sale, with new purchases generally categorized as available for sale. Securities in the available for sale category are accounted for at fair value with unrealized appreciation or depreciation, net of tax, reported as a separate component of stockholders' equity. Securities in the held to maturity category are accounted for at amortized cost. The Company invests in securities for the yield they produce and not to profit from trading. The Company holds no trading securities in its portfolio, and the securities portfolio contained no high-risk securities or derivatives as of December 31, 2004.

      The securities portfolio at December 31, 2004 was $88,649,000, compared to $105,085,000 at December 31, 2003, a decrease of $16,436,000, or 15.6%. The decline was principally attributable to prepayments of principal and, to a lesser degree, the sale of investment securities. A portion of the proceeds from the sale of securities, in the amount of $1,500,000, was used during the first quarter of 2004 to purchase additional BOLI, which yields tax-exempt income for the Bank. The remaining cash flow generated from the portfolio was used to fund loan demand and loan growth of 16.3%. Securities available for sale decreased to $87,609,000 at December 31, 2004 from $104,034,000 at December 31, 2003, while securities held to maturity were $1,040,000 at December 31, 2004 as compared with $1,051,000 at December 31, 2003.

      The carrying value of the available for sale portion of the portfolio at December 31, 2004 includes an unrealized gain of $415,000 (reflected as accumulated other comprehensive income of $274,000 in stockholders' equity, net of deferred income tax liability of $141,000). This compares with an unrealized gain at December 31, 2003 of $606,000 (reflected as accumulated other comprehensive income of $400,000 in stockholders' equity, net of deferred income tax liability of $206,000).

      Table 5 illustrates the composition of the securities portfolio for the periods presented.

                                     TABLE 5
                                   SECURITIES

(Dollars In Thousands)
                                                         December 31,
                                                2004         2003         2002
                                              ----------------------------------
Available for sale securities:
   U.S. Government agencies
      and corporations                        $    982     $  2,490     $  4,335
   State and political subdivisions             19,134       18,665       18,237
   Mortgage-backed and
      asset-backed securities                   59,952       76,210       23,663
   Mortgage securities portfolio
      mutual fund                                   --           --        9,001
   Other                                         6,903        6,669        6,203
   Equity securities                               638           --           --
                                              --------     --------     --------
                                              $ 87,609     $104,034     $ 61,439
                                              --------     --------     --------
Held to maturity securities:
   State and political subdivisions           $    997     $    996     $    996
   Mortgage-backed securities                       43           54          812
                                              --------     --------     --------
                                              $  1,040     $  1,051     $  1,808
                                              --------     --------     --------
            Total securities                  $ 88,649     $105,085     $ 63,247
                                              ========     ========     ========

      Table 6 presents the maturities and average weighted yields of the securities portfolio at amortized cost as of December 31, 2004. Yields are based on amortized cost.

                                     TABLE 6
              MATURITIES AND WEIGHTED AVERAGE YIELDS OF SECURITIES

                                                                    After one            After five
                                              Within               but within            but within                After
(Dollars In Thousands)                       one year              five years             ten years              ten years
                                        ------------------     ------------------     ------------------     ------------------
                                         Amount     Yield       Amount     Yield       Amount     Yield       Amount     Yield
                                        -------    -------     -------    -------     -------    -------     -------    -------
U.S. Government agencies
  and corporations                      $    --         --     $    --         --     $ 1,000       4.05%    $    --         --
State and political subdivisions (1)         75       1.97%        391       3.08%      5,709       5.70%     13,292       6.85%
Mortgage backed securities                   --         --       2,680       3.63%      6,377       3.95%     51,213       4.26%
Other securities                             --         --       2,842       6.30%         --         --       4,012       4.81%
Equity securities                           643       3.52%         --         --          --         --          --         --
                                        -------    -------     -------    -------     -------    -------     -------    -------

            Total securities            $   718       3.36%    $ 5,913       4.88%    $13,086       4.72%    $68,517       4.79%
                                        =======    =======     =======    =======     =======    =======     =======    =======

(1)   Yields  on   tax-exempt   securities   have  been   computed  on  a  fully
      tax-equivalent basis.

Loans

      The loan portfolio comprises the major component of the Company's earning assets. Loans receivable (net of the allowance for loan losses, unearned fees and origination costs) increased $33,218,000, or 16.2%, to $237,831,000 as of December 31, 2004, from $204,613,000 as of December 31, 2003. Loans receivable, net of the allowance for loan losses, represent 66.2% of total assets and 79.7% of total deposits as of December 31, 2004, as compared to 60.5% and 73.1%, respectively, at December 31, 2003. All of the Company's loans are to domestic borrowers.

      Commercial lending activity, defined as commercial and commercial real estate loans, continued its steady increase of $24,078,000, or 20.5%, to $141,546,000 and was key to the growth of the loan portfolio in 2004. Increased commercial loan demand and the impact of low interest rates presented the Bank with the opportunity to prospect clients of other financial institutions through commercial loan refinancing activity. The Bank was successful in this effort, and feels that this effort positions it well in the marketplace as economic conditions improve. Further, the Bank has expanded its resources to handle larger commercial loan deals.

      The Company's outstanding tax-exempt loans increased to $15,593,000 at year-end 2004 from $10,632,000 at year-end 2003. The Company's involvement in tax-exempt lending is focused on borrowers within its primary service area that have or intend to build a relationship with the Company. This business development effort has been well received by local governmental entities, and is expected to continue in 2005.

      As a result of the general public's perception as to a favorable interest rate environment, the Bank experienced a level of residential mortgage loan activity that was not quite as significant as the activity in 2003, but was still very active in 2004. Loans secured by residential real estate modestly declined $311,000 to $39,852,000 in 2004 from $40,163,000 in 2003. While the
Bank retained a select pool of mortgage loans for its portfolio, it continued to place more emphasis on selling mortgage loans into the secondary market during 2004. Further, in 2004, the Bank commenced selling mortgage loans, while retaining the servicing rights, under the FHLB MPF program. The benefit of selling mortgage loans versus keeping them in the portfolio resulted in generating fee income while eliminating the interest rate risk associated with those loans. The Bank continues to evaluate its options regarding residential mortgage loans in consideration of its relationship with its customers, the interest rate environment and overall economic conditions.

      Retail loans, defined as home equity and other consumer loans, grew 12.7% to $43,678,000 in 2004 from $38,753,000 in 2003. The growth in this category was driven in large part by an increased volume of home equity loans as a result of the low interest rate environment. Continued emphasis will be placed on retail loan growth in 2005, in keeping with prudent asset/liability protocol.

      Loan concentrations are considered to exist when the total amount of loans to any one or a multiple number of borrowers engaged in similar activities or have similar economic characteristics, exceeds 10% of loans outstanding in any one category. At December 31, 2004, commercial loans amounted to $50,066,000, or 20.8% of total loans, commercial real estate loans amounted to $91,480,000, or 38.0% of total loans, residential real estate loans amounted to $36,470,000, or 15.2% of total loans, and home equity loans amounted to $38,070,000, or 15.8% of total loans. Although such loans were not made to any one particular borrower or industry, it is important to note that the quality of these loans is affected by the region's economy and overall real estate market. Management does not believe such a concentration is an adverse trend to the Company at this time.

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

                                     TABLE 7
                             TOTAL LOANS OUTSTANDING

                                                             DECEMBER 31,
                                              % of                      % of                      % of
(Dollars In Thousands)         2004          total       2003          total       2002          total
                             --------------------------------------------------------------------------
Commercial                   $ 50,066         20.8%    $ 43,760         21.1%    $ 44,622         25.2%
Commercial real estate         91,480         38.0%      73,708         35.6%      56,556         32.0%
Residential real estate        36,470         15.2%      31,923         15.4%      29,014         16.4%
Real estate, construction       3,382          1.4%       8,240          4.0%       7,305          4.1%
Tax exempt                     15,593          6.5%      10,632          5.1%       3,598          2.0%
Home equity                    38,070         15.8%      33,552         16.2%      31,139         17.6%
Other consumer                  5,608          2.3%       5,201          2.6%       4,753          2.7%
                             ----------------------    ----------------------    ----------------------
                             $240,669        100.0%    $207,016        100.0%    $176,987        100.0%
                             ========                  ========                  ========

                                               DECEMBER 31,
                                              % of                      % of
(Dollars In Thousands)         2001          total       2000          total
                             ------------------------------------------------
Commercial                   $ 37,884         24.6%    $ 33,487         22.8%
Commercial real estate         43,921         28.6%      36,001         24.4%
Residential real estate        36,295         23.6%      43,349         29.4%
Real estate, construction       4,086          2.7%       6,426          4.4%
Tax exempt                      3,224          2.1%          --           --
Home equity                    23,676         15.4%      23,544         16.0%
Other consumer                  4,730          3.0%       4,484          3.0%
                             ----------------------    ----------------------
                             $153,816        100.0%    $147,291        100.0%
                             ========                  ========

      Table 8 summarizes the loan maturities and interest sensitivity for a segment of the loan portfolio.

                                     TABLE 8
          LOAN MATURITIES AND SENSITIVITY TO CHANGES IN INTEREST RATES
                        COMMERCIAL AND CONSTRUCTION LOANS
                                December 31, 2004

(Dollars In Thousands)                         1 year    1 year thru     After
                                               or less     5 years      5 years        Total
                                              --------   ------------   --------     --------
Maturity of Loans Receivable:
   Commercial                                 $ 21,590     $ 19,986     $ 99,970     $141,546
   Real estate, construction                     3,382           --           --        3,382
                                              --------     --------     --------     --------
            Total                             $ 24,972     $ 19,986     $ 99,970     $144,928
                                              ========     ========     ========     ========

                                                         1 year thru     After
                                                           5 years      5 years
                                                         -----------    --------
    Fixed interest rates                                   $ 11,176     $ 30,368
    Floating or adjustable interest rates                     8,810       69,602
                                                           --------     --------
            Total Loans Receivable                         $ 19,986     $ 99,970
                                                           ========     ========

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

      Total nonperforming loans (comprised of non-accruing loans and loans past due for more than 90 days) as of December 31, 2004, increased $627,000, or 144.5%, to $1,061,000 as compared to $434,000 as of December 31, 2003. This increase was primarily attributable to the delinquent performance status of four local small business credits and an increase in consumer loan delinquencies. Total nonperforming loans as a percentage of total loans were 0.44% at December 31, 2004 as compared to 0.21% at December 31, 2003. To minimize losses that may occur on these non-accrual and delinquent loans, loan officers work with borrowers on an ongoing basis. Based on the repayment plan and collateral protection afforded these loans, management does not expect any material adverse impact on the allowance for loan losses.

      The Company had other real estate owned acquired through foreclosure in the amount of $20,000 as of December 31, 2004 compared with $276,000 as of December 31, 2003. On this one foreclosed residential property held as of December 31, 2004, management expects the property to be sold during the second quarter of 2005 and the outstanding balance to be paid in full.

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

                                     TABLE 9
                              ASSET QUALITY RATIOS

                                                         December 31,
                                    ------------------------------------------------------
(Dollars in thousands)               2004        2003        2002        2001        2000
                                    ------      ------      ------      ------      ------
Non-accruing loans                  $  986      $  395      $  689      $  400      $  822
Accruing loans past due
   90 days or more                      75          39         207         577         677
                                    ------      ------      ------      ------      ------
     Total Nonperforming Loans       1,061         434         896         977       1,499

Other real estate                       20         276         359          22          --
                                    ------      ------      ------      ------      ------
     Total Nonperforming Assets     $1,081      $  710      $1,255      $  999      $1,499
                                    ======      ======      ======      ======      ======

Non-accrual loans:
   Interest income that would
   have been recorded on
   non-accruing loans               $   54      $   45      $   77      $   72      $  104

   Interest income for above
   loans included in net income
   for the period                   $   51      $   12      $   34      $   24      $   15

Ratios:
   Nonperforming loans
   to total loans                     0.44%       0.21%       0.51%       0.64%       1.02%

   Allowance for loan losses
   to nonperforming loans           267.48%     553.69%     241.58%     188.64%     103.00%

   Nonperforming assets to
   total assets                       0.30%       0.21%       0.46%       0.43%       0.68%

Commitments to lend additional
   funds to nonperforming loan
   customers                        $    0      $    0      $    0      $    0      $    0

Restructured loans                  $    0      $    0      $    0      $    0      $    0

      Non-performing loans as a percentage of total loans increased to 0.44% as of December 31, 2004 from 0.21% as of December 31, 2003 as a result of increases of $591,000 in non-accrual loans and $36,000 in loans past due 90 days or more. The $1,061,000 in non-performing loans at year-end is comprised of approximately $362,000 in small business credits and $699,000 in consumer borrowings. Management does not expect any material adverse impact on the allowance from the final disposition of these problem credits.

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

Bank Owned Life Insurance

      During 2000 and 2001, the Company made its initial purchases of BOLI for a chosen group of employees, namely its officers, where the Company is the owner and beneficiary of the policies. The Company's deposits funded the BOLI and the earnings from the BOLI are recognized as other income. The BOLI is profitable from the appreciation of the cash surrender values of the pool of insurance, and its tax advantage to the Company. This profitability is used to offset a portion of current and future employee benefit costs and a Nonqualified Supplemental Executive Retirement Plan ("SERP") for its Chief Executive Officer.

      The Company had $7,224,000 and $5,426,000 in BOLI as of December 31, 2004 and 2003, respectively. The $1,798,000 increase in the BOLI was due to an additional investment of $1,500,000 as well $299,000 from the appreciation of the cash surrender values of the insurance. The BOLI is an asset that can be liquidated, if necessary. However, it is the Company's intention to hold this pool of insurance because it provides tax-free income that enhances the Company's capital position.

Investment in Bank

      On September 23, 2003, the Company purchased 141,300 shares for $1,413,000 of common stock outstanding of a newly formed de novo bank, named Berkshire Bank, located in Wyomissing, Berks County, Pennsylvania. On October 22, 2003, the Company purchased an additional 12,123 shares for $121,000, which resulted in increasing the Company's investment to $1,534,000, or 18.3%, of Berkshire Bank's outstanding common stock as of December 31, 2003. In consideration of the Company's and its director's and officer's combined ownership of Berkshire Bank common stock, the aggregate percentage ownership was 19.9% as of the 2003 year end, which is in line with the terms of a Stock Subscription and Purchase Agreement between the Company and Berkshire Bank. Under this agreement, the Company is also entitled to purchase from Berkshire Bank up to 5% of additional stock at any time beginning on the date of the warrant and for 10 years thereafter at an exercise price of $10.00 per share of stock. The total number of shares that are subject to purchase under all Company's warrants, options or rights shall not exceed 25% of the total number of shares of Berkshire Bank common stock.

      During 2004 Berkshire Bank announced a 5-for-4 stock split, effected in the form of a 25% stock dividend, payable July 22, 2004, which resulted in the Company receiving an additional 38,355 shares. On September 1, 2004, Berkshire Bank commenced a three-phase common stock offering effective through March 31, 2005. The offering price of the stock during the first two phases was $10.50 per share through October 31, 2004 and $11.00 per share thereafter. In order to maintain its level of investment in Berkshire Bank, the Company purchased an additional 30,618 shares at $10.50 per share and 451 shares at $11.00 per share, respectively. As of December 31, 2004, the Company's total investment in Berkshire Bank was $1,861,000, represented by 222,847 shares, resulting in a 19.6% aggregate ownership. Upon the completion of the stock offering, the Company anticipates purchasing additional shares to maintain its level of investment in accordance with the terms of the agreement. The investment is carried at cost and is included in the other assets category on the balance sheet.

      In August 2003, the Company entered into an agreement that was approved by the Federal Reserve Bank of Philadelphia in September 2003. This agreement imposes certain restrictions where the Company has agreed not to:

      o solicit proxies with respect to any voting securities of Berkshire Bank or influence the manner in which any other shareholder of Berkshire Bank votes any voting securities of Berkshire Bank;

      o cause any voting securities of Berkshire Bank to be subject to a voting trust;

      o     cause Berkshire Bank to become a subsidiary of the Company;

      o have any designated representative serve or act as an officer, director, employee or agent of Berkshire Bank;

      o     propose any person for election as a director of Berkshire Bank;

      o attempt to influence the dividend policies or practices of Berkshire Bank; the investment, loan or credit decision policies; the pricing of services; personnel decisions; operations activities;

      o exercise or seek to exercise any controlling influence over the management of Berkshire Bank;

      o enter into any banking or non-banking transactions with Berkshire Bank, except that the Company may establish and maintain deposit accounts with Berkshire Bank, provided the aggregate balance of all such accounts does not exceed $500,000 and that the accounts are maintained on substantially the same terms as those prevailing for comparable accounts of persons unaffiliated with Berkshire Bank.

      Based upon the limitations imposed by this agreement, the Company is considered to be a passive investor.

Deposits

      Deposits are the major source of the Company's funds for lending and other investment purposes. Total deposits at December 31, 2004, were $298,265,000, an increase of $18,367,000, or 6.6%, over total deposits of $279,898,000 as of December 31, 2003. Beginning in 2003, the Company defined a strategy to reduce higher costing time deposits and increase lower costing deposits, such as demand deposits. During 2004, the largest growth was in non-interest bearing demand deposits, which increased $5,068,000, or 13.7%, and interest bearing demand deposits, which include money market deposits, that increased $11,607,000, or 10.2%. The growth occurred as a result of the Bank's strategy of managing the cost of funds in order to minimize the compression of the net interest spread and net interest margin.

      The Company experienced the following increases as of year-end 2004 as compared to 2003:

      Non-interest bearing demand deposits                             13.7%
      Interest-bearing demand deposits                                 10.2%
      Savings deposits                                                  3.7%
      Time deposits                                                     0.2%

      Table 10 sets forth the average balance of the Bank's deposits and the average rates paid on those deposits for the years ended December 2004, 2003 and 2002. All deposits are domestic deposits.

                                    TABLE 10
                    AVERAGE DEPOSITS BY MAJOR CLASSIFICATION

                                                     Year Ended December 31
                                   2004                       2003                       2002
                          ----------------------     ----------------------     ----------------------
(Dollars In Thousands)     Average       Average      Average       Average      Average       Average
                           Amount          Rate       Amount          Rate       Amount          Rate
                          ----------------------     ----------------------     ----------------------
Interest-bearing:
   Demand deposits        $ 34,140         0.16%     $ 31,338         0.37%     $ 28,535         0.94%
   Savings deposits        127,741         1.25%      106,382         1.52%       77,650         1.93%
   Time deposits            85,386         2.39%       91,752         2.85%       89,922         3.89%
Non-interest bearing:
    Demand deposits         39,664         0.00%       34,999         0.00%       28,955         0.00%
                          ----------------------     ----------------------     ----------------------
           Total          $286,931         1.29%     $264,471         1.64%     $225,062         2.34%
                          ========                   ========                   ========

      Table 11 displays the maturities and amounts of time certificates and other time deposits issued in denominations of $100,000 or more at December 31, 2004.

                                    TABLE 11
                               DEPOSIT MATURITIES

(Dollars In Thousands)                       Time         Other
                                         Certificates      Time           Total
                                         ------------     -------        ------
Three months or less                       $ 2,647        $     0        $ 2,647
Over three months
     but within six months                     783              0            783
Over six months
     but within twelve months                3,454              0          3,454
Over twelve months                           6,024              0          6,024
                                           -------------------------------------
            Total                          $12,908        $     0        $12,908
                                           =======        =======        =======

Securities Sold under Agreements to Repurchase

      Securities sold under agreements to repurchase decreased $2,163,000, or 47.9%, to $2,349,000 as of December 31, 2004, from $4,512,000 as of December 31,
2003. The decrease was attributable to rate-driven customers who found other deposit-type products that could earn a higher rate of interest as compared with this type of investment. Securities sold under agreements to repurchase generally mature in one business day and roll over under a continuing contract. Additional information relating to securities sold under agreement to repurchase can be found in Note 7 of the Notes to the Consolidated Financial Statements contained herein this Report.

Borrowings

      The Bank has a maximum borrowing capacity of approximately $165,832,000 with the FHLB, out of which $28 million was outstanding at December 31, 2004, with $3 million in overnight borrowings with an interest cost of 2.21% and $25 million in fixed rate term borrowings comprised of four borrowings, with rates ranging from 2.20% for a borrowing maturing within one year, to 3.78% for a borrowing maturing in four years. The purpose for these borrowings was to reinvest the proceeds into interest earning assets generating enough income to offset the costs associated with the mandatory redeemable capital debentures. While there were $25 million outstanding in fixed rate term borrowings at December 31, 2003, there were none at December 31, 2002. Additional information relating to long-term debt can be found in Note 8 of the Notes to the Consolidated Financial Statements contained herein this Report.

      The Bank has a $5,000,000 federal funds line of credit with its main correspondent bank, Atlantic Central Bankers Bank of Camp Hill, Pennsylvania. The Bank had no outstanding federal funds purchased under this line at December 31, 2004, 2003 and 2002, respectively.

Mandatory Redeemable Capital and Junior Subordinated Debentures

      As of December 31, 2004, the Company had $8,248,000 outstanding in junior subordinated debentures, which were issued on July 31, 2003 to investors as capital trust pass-through securities by East Penn Statutory Trust I ("Trust"), a wholly owned subsidiary of the Company. The securities have a fixed rate of 6.80% through September 17, 2008. The capital securities are redeemable by the Company on or after September 17, 2008, at par, or earlier, if the deduction of related interest for federal income taxes is prohibited, classification as Tier I Capital is no longer allowed, or certain other contingencies arise. The capital securities must be redeemed upon final maturity of the subordinated debentures on September 17, 2033. Proceeds totaling $4.3 million were contributed to the capital at the Bank. The Company chose to utilize the multi-issuer trust preferred alternative, which proved to be a less expensive and more flexible resource of regulatory capital. As of December 31, 2003 there were $8,000,000 outstanding in mandatory capital debentures, while there were none outstanding as of December 31, 2002.

      The change in the dollar amount between year end 2004 and 2003 was due to Financial Accounting Standards Board Interpretation No. 46 ("FIN46"), which required the Company to deconsolidate the Trust from the consolidated financial statements as of March 31, 2004. There has been no restatement of prior periods. The impact of this deconsolidation was to increase junior subordinated debentures or long-term debt by $8,248,000 and reduce the mandatory redeemable capital debenture line item by $8,000,000, which had represented the Trust Preferred Securities of the Trust. The Company's equity interest in the Trust subsidiary of $248,000, which had previously been eliminated in the consolidation, is now reported in "other assets". Additional information relating to long-term debt can be found in Note 9 of the Notes to the Consolidated Financial Statements contained herein this Report.

Liquidity

      Liquidity measures the ability to satisfy current and future cash flow needs as they become due. Maintaining a level of liquid funds through asset/liability management seeks to ensure that these needs are met at a reasonable cost. Liquidity is essential to compensate for fluctuations in the balance sheet and provide funds for growth and normal operating expenditures. Liquidity needs may be met by converting assets into cash or obtaining sources of additional funding, whether through deposit growth or borrowings.

      Liquidity from asset categories is provided through cash, amounts due from banks, interest-bearing deposits with banks and federal funds sold, which totaled $8,782,000 at December 31, 2004 as compared to $8,593,000 at December 31, 2003. Additional asset liquidity sources include scheduled and prepayments of principal and interest from securities in the Company's investment portfolio and cash flow from its amortizing loan portfolio. Longer-term liquidity needs may be met by selling securities available for sale, selling loans or raising additional capital. At December 31, 2004, unpledged available for sale securities of $72,232,000 were readily available for liquidity purposes, as compared with $90,056,000 at December 31, 2003.

      On the liability side, the primary source of funds available to meet liquidity needs is to attract deposits at competitive rates. The Bank's core deposits, which generally exclude certificates of deposit over $100,000, were $285,357,000 at December 31, 2004 as compared to $269,039,000 at December 31,
2003. Short-term and long-term borrowings utilizing the federal fund line and credit facilities established with a correspondent financial institution and with the FHLB, are also considered to be reliable sources for funding.

      There are a number of factors that may impact the Company's liquidity position, which include core deposit growth, volume of loan originations and prepayments, and the interest rate and maturity structure of existing loans and deposits. Management consistently monitors and manages these factors to ensure that the associated risks are minimized.

      During 2004, a number of trends affected the composition of the Company's balance sheet and its liquidity position, and had a positive impact on net income. There was a shift within the Company's interest earning assets, where the cash flow generated from investment securities was used to fund loan growth, which is a higher yielding interest earning asset. Loan growth was also funded from a combination of normal loan repayments and prepayments, sales of loan participations and mortgage loans, deposit growth and short-term borrowings. As part of management's strategy to manage the Company's cost of funds, management aggressively monitored interest rates paid on deposits and short-term borrowings in order to minimize its costs. The Company took advantage of utilizing short-term borrowings at a time when their cost was lower than the cost of raising deposits. In addition, the Company was able to grow deposits while minimizing its cost of funds. Management priced deposits to remain competitive, while at the same time was able to delay and minimize deposit rate increases at a time when interest rates in general were on the rise.

      Management believes there is uncertainty as to whether the recent influx of deposited funds will remain in the banking sector, particularly if consumer confidence in the equities market continues to improve. Management further believes there is also some uncertainty in the loan portfolio if interest rates begin to rise quickly, motivating borrowers to refinance variable rate loans into fixed rate loans possibly at the bottom of the rising interest rate cycle. The Company consistently monitors its available alternatives to deal with such events, if they should occur, to protect for interest rate uncertainties. An example of such an option available to the Bank is its ability to utilize its alternate funding resources by borrowing under established credit lines made available through its main correspondent bank, Atlantic Central Bankers

Bank and the FHLB. During 2004, while the Bank utilized a portion of its alternate funding resources, such as borrowing from the FHLB, its day to day liquidity needs were satisfied through its core banking business.

      Management is of the opinion that its liquidity position, at December 31, 2004, is adequate to respond to fluctuations "on" and "off" the balance sheet. Except as discussed above, there are no known demands, trends, commitments, events or uncertainties that may result in, or that are reasonably likely to result in the Company's inability to meet anticipated or unexpected needs.

Contractual Obligations

      The Company has various financial obligations that may require future cash payments. These obligations include the payment of liabilities recorded on the balance sheet as well as contractual obligations for purchase commitments and operating leases. The following Table 12 represents the Company's contractual obligations, by type, that are fixed and determined at December 31, 2004.

                                    TABLE 12
                             CONTRACTUAL OBLIGATIONS

                                                            December 31, 2004
                                   --------------------------------------------------------------------
                                   Less Than                                     Over
                                    1 Year       1 - 3 Years   3 - 5 Years      5 Years         Total
                                   ---------     -----------   -----------      --------       --------
                                                              (In Thousands)
Time deposits                      $ 49,559       $ 31,470       $  7,591       $    411       $ 89,031
Long-term borrowings                  5,000         13,000          7,000             --         25,000
Junior subordinated
   debentures                            --             --          8,248             --          8,248
Nonqualified supplemental
   executive retirement plan             63            149            187             --            399
Premises commitments                    978             --             --             --            978
Operating leases                        155            241            210            564          1,170
                                   --------       --------       --------       --------       --------
            Total                  $ 55,755       $ 44,860       $ 23,236       $    975       $124,826
                                   ========       ========       ========       ========       ========

Off-Balance Sheet Arrangements

      The Company's financial statements do not reflect various off-balance sheet arrangements that are made in the normal course of business, which may involve some liquidity risk. These commitments consist mainly of loans approved but not yet funded, unused lines of credit and letters of credit made under the same standards as on-balance sheet instruments. Unused commitments at December 31, 2004, were $75,475,000. Because these instruments have fixed maturity dates, and because many of them will expire without being drawn upon, they do not generally present any significant liquidity risk to the Company.

      Management believes that any amounts actually drawn upon can be funded in the normal course of operations. The Company has no investment in or financial relationship with any unconsolidated entities that are reasonably likely to have a material effect on liquidity or the availability of capital resources.

Stockholders' Equity and Capital Requirements/Ratios

      The net effect of the activity in stockholders' equity resulted in an increase of $2,124,000 in total stockholders' equity to $21,667,000, at December 31, 2004, from $19,543,000, at December 31, 2003, summarized as follows:

      o 2004 net income of $3,250,000 and the exercise of options totaling $8,000 increased stockholders' equity by $3,258,000, which is the primary source of capital growth.

      o The decrease of $126,000 in the unrealized holding gain on securities available for sale, as required by FAS 115, also reduced stockholders' equity. At December 31, 2004, the Company had $274,000 in net unrealized gains on available for sale securities, as compared with $400,000 in net unrealized gains at December 31, 2003. Should interest rates begin to increase in the future, stockholders' equity could potentially decrease due to unrealized losses on available for sale securities. On the other hand, should interest rates decline in the future, stockholders' equity could increase as a result of unrealized gains on securities available for sale. FAS 115 requires banks to report securities classified as "available for sale" at fair value, with unrealized gains or losses, net of deferred income taxes, reported as a separate component of stockholders' equity. The FAS 115 adjustment is not included in the Company's calculation of regulatory capital ratios.

      o The payment of a cash dividend to shareholders for $1,008,000 in 2004 also reduced stockholders' equity. During 2004, the Company instituted the payment of a semi-annual cash dividend. The first part of the dividend was $0.08 per share and was paid on February 28, 2004. The second half of the dividend was also $0.08 per share and was paid August 31, 2004. The total 2004 cash dividend of $0.16 per share compares with the annual cash dividend of $0.10 per share that was paid by the Company on June 30, 2003 to all shareholders of record as of June 16, 2003. The total cash dividend paid in 2003 was $661,000.

      In June 2002, the Bank implemented a Dividend Reinvestment and Stock Purchase Plan (the "Plan"). Subsequent to the formation of the holding company, the Plan was adopted by the Company and the appropriate revisions were made to comply with SEC regulations. The Plan, which is available to all shareholders, permits participants in the Plan to automatically reinvest cash dividends on all of their shares and to make quarterly voluntary cash contributions for a minimum of $50 and a maximum of $5,000 each calendar quarter. Participation in the Plan is entirely voluntary so that shareholders may join the Plan or terminate their participation in the Plan at any time. Under the terms of the Plan, the Company intends to direct that the plan administrator purchase shares of the Company's common stock in the open market or in negotiated transactions, with the Company reserving the right to issue the remaining shares. The Company has reserved 250,000 shares of its common stock with a par value of $0.625 for issuance under the Plan. The Plan was effective for the dividend payment dates in 2004. In 2004, all cash dividend reinvested shares were purchased in the open market.

      The Company places a significant emphasis on maintaining a strong level of capital. The goals for capital planning are to build a strong capital base to allow for future growth, to support risks inherent in the banking industry, to retain earnings to meet regulatory requirements and to provide an adequate return to shareholders.

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

      The Company is also subject to leverage capital requirements. This requirement compares capital (using the definition of Tier I capital) to average balance sheet assets and is intended to supplement the risk-based capital ratio in measuring capital adequacy. The guidelines set a minimum leverage ratio of 3% for institutions that are highly rated in terms of safety and soundness, and which are not experiencing or anticipating any significant growth. Other institutions are expected to maintain capital levels of at least 1% or 2% above the minimum. As of December 31, 2004, the Company has a Tier I leverage ratio of 8%.

      Table 13 provides a comparison of the Company's risk-based capital ratios and leverage ratios.

                                    TABLE 13
                                 CAPITAL RATIOS

                                                             December 31,
(Dollars In Thousands)                                   2004             2003
                                                       -------          -------

Tier I capital                                         $28,520          $25,524
Tier II, allowable portion of:
     Allowance for loan losses                           2,838            2,403
      Excess mandatory redeemable
      capital debentures                                   870            1,619
                                                       -------          -------

            Total capital                              $32,228          $29,546
                                                       =======          =======

Tier I risk-based capital ratio                           11.0%            11.4%

Total risk-based capital ratio                            12.5%            13.2%

Tier I leverage ratio                                      8.0%             8.0%

Note: Unrealized gains or losses on securities available for sale are excluded from regulatory capital components of risk-based capital and leverage ratios.

      At December 31, 2004 and 2003, the Company exceeded the minimum regulatory capital requirements to be considered a "well capitalized" financial institution under applicable federal regulations.

      On July 31, 2003, the Company raised $8 million in additional capital through the issuance of junior subordinated debentures to a statutory trust subsidiary, which, in turn, issued capital trust pass through securities ("TRUP") to investors in a private placement. TRUPs are a low cost and long-term source of Tier I capital for bank holding companies. The Federal Reserve has allowed the inclusion of TRUPs as a component of Tier I eligible capital since October 21, 1996, where they are limited to 25% of total Tier I capital for bank holding companies. The US Treasury has allowed the dividends, payable quarterly to investors, to be a tax-deductible expense for the Company.

      Management believes that the Company's capital position is adequate to support current operations and growth, and anticipates earnings to grow in tandem with asset growth. However, management is conscious of the impact that either rapid expansion or lower than projected earnings may potentially have on deteriorating the Company's capital position. Management proactively monitors the capital levels to ensure that they remain well in line with regulatory requirements, and is ever positioned to enact appropriate measures to ensure the strength of the Company's capital position. While the Company continues to look for branch expansion opportunities, with two opportunities presently under consideration, there are no other known events, trends or circumstances that would adversely impact capital.

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

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
----------------------------------------------------------

      In the normal course of conducting business activities, the Company is exposed to market risks, principally in the form of interest rate risk. Interest rate risk can be defined as the exposure the Company's interest sensitive assets and liabilities have to the movement in interest rates. Interest rate volatility may lead to volatility in both the income statement and the balance sheet. Changes in interest rates can impact the Company's liquidity position and could affect its ability to meet obligations and its growth. Movement in interest rates can also create fluctuations in the Company's net interest income and changes in the economic value of its equity. The management of interest rate risk involves measuring and analyzing the maturity and repricing of interest sensitive assets and interest sensitive liabilities at specific points in time.

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

      The Company's net interest margin is affected by changes in interest rates and cash flows from its loan and investment securities portfolio. In a low interest rate environment, greater cash flow is received from mortgage loans and mortgage-backed securities due to greater refinancing activity. These larger cash flows are then reinvested into loans and various investments that carry a lower rate of interest, which in turn placed greater pressure on net interest margin. While this classically describes the trend that occurred in 2003, conditions started to change during 2004 with the expectation that interest rates would increase, which eventually occurred in the third quarter of 2004. The Company actively managed its cash flows during 2004 in conjunction with its asset and liability mix, duration and rates to optimize the net interest margin, while prudently restructuring its balance sheet to manage for increases in interest rates and maintaining adequate capital and liquidity levels. Adjustments to the mix of assets and liabilities are made periodically in an effort to give the Company dependable liquidity and steady growth in net interest income, regardless of the behavior of interest rates in general.

      Another method used by management to review its interest sensitivity position is through "simulation". In simulation, the model projects the future net interest streams in light of the current gap position. Various interest rate scenarios are used to measure levels of interest income associated with potential changes in our operating environment. Management cannot measure levels of interest income associated with potential changes in the Company's operating environment. Nor can it predict the direction of interest rates or how the mix of assets and liabilities will change. The use of this information will help formulate strategies to minimize the unfavorable effect on net interest income caused by interest rate changes.

      A simple rate "gap" analysis by itself may not be an accurate indicator of how net interest income will be affected by changes in interest rates. Income associated with interest earning assets and costs associated with interest bearing liabilities may not be affected uniformly by changes in interest rates. Although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. Interest rates on certain types of assets and liabilities fluctuate in advance of changes in general market interest rates, while interest rates on other types may lag behind changes in general market rates. In the event of a change in interest rates, prepayments and early withdrawal levels also could deviate significantly from those assumed in calculating the interest rate gap. Because of the uncertainties, the Company utilizes more than one measurement tool in assessing interest rate sensitivity and market risk.

      As of December 31, 2004, the Company was positively gapped in matching its interest sensitive assets with its interest sensitive liabilities that are maturing/repricing within a year. However, the Company utilizes a method where it applies an Earnings Change Ratio to its interest sensitive assets and interest sensitive liabilities that are maturing/ repricing within a one-year timeframe. The Earnings Change Ratio estimates the change in rate of a rate sensitive instrument for every 100 basis point change in the prime rate. In applying this method, the Company was positively gapped in terms of its "One Year Income Statement" gap position as of December 31, 2004 as compared to December 31, 2003, when it was negatively gapped. Considering that interest rates started to increase in the third quarter of 2004, the Company positioned its gap level to be ready for the potential of future rate increases, while at the same time protecting its net interest spread and margin. A rising rate environment usually increases asset yields on the income statement as the market values on the balance sheet decline. This approach proved to be beneficial to the Company since its yields associated with rate sensitive assets increased quicker than the increase in the cost of funds associated with interest sensitive liabilities. The Company was able to manage the compression in its net interest spread and margin, while realizing a 14.9% increase in 2004 net interest income as compared with 2003, which was higher than the 10.1% increase in 2003 net interest income as compared with 2002.

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

      Table 14 presents the "One Year" gap position for the Company at December 31, 2004, by applying an Earnings Change Ratio ("ECR") applicable to each interest sensitive asset and liability. This schedule summarizes how many dollars of variable rate assets will change and how many fixed rate assets and liabilities will pay down within a twelve-month period of time.

                                    TABLE 14
                          INTEREST RATE SENSITIVITY GAP

                                           Maturity/Repricing Intervals                           One Year
                                    -----------------------------------------        Earnings      Income
(Dollars In Thousands)                                2 - 12                          Change      Statement
                                    One Month         Months          Total            Ratio         Gap
-----------------------------------------------------------------------------------------------------------
Interest Sensitive Assets:
--------------------------
   Federal funds sold               $     214       $      --       $     214         100.00%     $     214
   Interest-bearing deposits
      with banks                        1,234              --           1,234          88.00%         1,086
   Securities (1)
      Fixed rate                          305              75             380          76.00%           289
      Variable rate                     4,040           2,178           6,218          90.00%         5,596
   Loans (2)
      Fixed rate                        1,661           2,977           4,638         100.00%         4,638
      Variable rate                    70,296          10,894          81,190         100.00%        81,190
   Mortgages held for sale              1,146              --           1,146         100.00%         1,146
                                    -----------------------------------------                     ---------
            Total                      78,896          16,124          95,020                        94,159
                                    -----------------------------------------                     ---------

Interest Sensitive Liabilities:
-------------------------------
   Interest-bearing demand
      deposits                         30,241              --          30,241           0.00%            --
   NOW accounts                         9,264              --           9,264           0.00%            --
   Money market accounts               86,000              --          86,000          30.00%        25,800
   Savings deposits                    41,591              --          41,591          30.00%        12,477
   Club accounts                           --              97              97           0.00%            --
   Time deposits                        5,674          43,530          49,204          75.00%        36,903
   Securities sold under
      repurchase agreements             2,349              --           2,349         100.00%         2,349
   Other borrowings                     3,000           5,000           8,000         100.00%         8,000
                                    -----------------------------------------                     ---------
            Total                     178,119          48,627         226,746                        85,529
                                    -----------------------------------------                     ---------

Gap                                  ($99,223)        ($2,503)      ($131,726)                    $   8,630
                                    -----------------------------------------                     ---------

Cumulative Gap                       ($99,223)      ($131,726)
                                    -------------------------

Cumulative Gap /
   Total Earning Assets                (29.72%)        (39.46%)                                        2.58%
                                    --------------------------                                       ------

Total Earning Assets                $ 333,850
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

(2)   Excludes non-accrual loans.

[LOGO] Beard Miller
       Company LLP

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
East Penn Financial Corporation
Emmaus, Pennsylvania

      We have audited the accompanying consolidated balance sheets of East Penn Financial Corporation and its subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2004. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted by the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of East Penn Financial Corporation and its subsidiaries as of December 31, 2004 and 2003, and the results of their operations and their cash flows for the three years in the period ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America.

                                        /s/ Beard Miller Company LLP


Allentown, Pennsylvania
February 11, 2005

EAST PENN FINANCIAL CORPORATION
================================================================================
CONSOLIDATED BALANCE SHEETS

                                                                                                 December 31,
                                                                                           ------------------------
                                                                                             2004           2003
                                                                                           ---------      ---------
                                                                                       (In Thousands, Except Share Data)
                                     ASSETS

   Cash and due from banks                                                                 $   7,334      $   7,526
   Interest bearing deposits                                                                   1,234            333
   Federal funds sold                                                                            214            734
                                                                                           ---------      ---------

       Cash and Cash Equivalents                                                               8,782          8,593

   Interest bearing time deposits                                                                 --            200
   Securities available for sale                                                              87,609        104,034
   Securities held to maturity, fair value 2004 $1,126; 2003 $1,130                            1,040          1,051
   Mortgage loans held for sale                                                                1,146            956
   Loans receivable, net of allowance for loan losses 2004 $2,838; 2003 $2,403               237,831        204,613
   Bank premises and equipment, net                                                            7,510          6,181
   Investment in restricted stock                                                              2,986          2,096
   Investment in life insurance                                                                7,224          5,426
   Accrued interest receivable and other assets                                                5,286          4,789
                                                                                           ---------      ---------

       Total Assets                                                                        $ 359,414      $ 337,939
                                                                                           =========      =========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES

   Deposits:
      Non-interest bearing                                                                 $  42,029      $  36,961
      Interest-bearing                                                                       256,236        242,937
                                                                                           ---------      ---------

       Total Deposits                                                                        298,265        279,898

   Securities sold under agreements to repurchase                                              2,349          4,512
   Short-term borrowings                                                                       3,000             --
   Long-term debt                                                                             25,000         25,000
   Junior subordinated debentures                                                              8,248             --
   Mandatory redeemable capital debentures                                                        --          8,000
   Accrued interest payable and other liabilities                                                885            986
                                                                                           ---------      ---------

       Total Liabilities                                                                     337,747        318,396
                                                                                           ---------      ---------

STOCKHOLDERS' EQUITY

   Preferred stock, no par value; authorized shares 16,000,000; none issued                       --             --
   Common stock, par value $0.625 per share; authorized 40,000,000 shares; issued 2004
      6,608,852 shares; 2003 6,607,452 shares; outstanding 2004 6,300,560 shares; 2003
      6,299,160 shares                                                                         4,131          4,130
   Surplus                                                                                     9,225          9,218
   Retained earnings                                                                           9,887          7,645
   Accumulated other comprehensive income                                                        274            400
   Treasury stock, at cost 2004 and 2003 308,292 shares                                       (1,850)        (1,850)
                                                                                           ---------      ---------

       Total Stockholders' Equity                                                             21,667         19,543
                                                                                           ---------      ---------

       Total Liabilities and Stockholders' Equity                                          $ 359,414      $ 337,939
                                                                                           =========      =========

See notes to consolidated financial statements.

EAST PENN FINANCIAL CORPORATION
================================================================================
CONSOLIDATED STATEMENTS OF INCOME

                                                                          Years Ended December 31,
                                                                       -------------------------------
                                                                         2004        2003        2002
                                                                       -------     -------     -------
                                                                    (In Thousands, Except per Share Data)
INTEREST INCOME
   Loans receivable, including fees                                    $12,693     $11,663     $11,581
   Securities:
      Taxable                                                            3,551       2,521       2,348
      Tax exempt                                                           524         586         584
   Other                                                                    80         127         139
                                                                       -------     -------     -------

       Total Interest Income                                            16,848      14,897      14,652
                                                                       -------     -------     -------

INTEREST EXPENSE
   Deposits                                                              3,691       4,354       5,265
   Federal funds purchased and securities sold under agreements to
      repurchase                                                            83          30         113
   Long-term debt                                                          797          74          --
   Debentures                                                              544         227          --
                                                                       -------     -------     -------

       Total Interest Expense                                            5,115       4,685       5,378
                                                                       -------     -------     -------

       Net Interest Income                                              11,733      10,212       9,274

PROVISION FOR LOAN LOSSES                                                  498         380         367
                                                                       -------     -------     -------

       Net Interest Income after Provision for Loan Losses              11,235       9,832       8,907
                                                                       -------     -------     -------

OTHER INCOME
   Customer service fees                                                   967         919         865
   Mortgage banking activities                                             511         584         364
   Net realized gains on sales of securities available for sale             47         303          --
   Income from investment in life insurance                                299         263         277
   Net gain on sale of foreclosed real estate                               61          --          --
   Other                                                                   245         202         163
                                                                       -------     -------     -------

       Total Other Income                                                2,130       2,271       1,669
                                                                       -------     -------     -------

OTHER EXPENSES
   Salaries and employee benefits                                        4,928       4,576       4,067
   Occupancy                                                               755         648         582
   Equipment                                                               729         676         716
   Other                                                                 2,681       2,468       2,049
                                                                       -------     -------     -------

       Total Other Expenses                                              9,093       8,368       7,414
                                                                       -------     -------     -------

       Income before Income Taxes                                        4,272       3,735       3,162

INCOME TAX EXPENSE                                                       1,022         926         759
                                                                       -------     -------     -------

       Net Income                                                      $ 3,250     $ 2,809     $ 2,403
                                                                       =======     =======     =======

EARNINGS PER SHARE
   Basic                                                               $  0.52     $  0.43     $  0.36
                                                                       =======     =======     =======

   Diluted                                                             $  0.51     $  0.43     $  0.36
                                                                       =======     =======     =======

See notes to consolidated financial statements.

EAST PENN FINANCIAL CORPORATION
================================================================================
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
Years Ended December 31, 2004, 2003 and 2002

                                                                                                Accumulated
                                                                                                   Other
                                                            Common                  Retained   Comprehensive  Treasury
                                                             Stock      Surplus     Earnings   Income (Loss)    Stock        Total
                                                           --------    --------     --------   -------------  --------     --------
                                                                              (In Thousands, Except Share Data)
BALANCE - DECEMBER 31, 2001                                $  4,842    $ 12,402     $  3,490     $   (233)    $ (3,926)    $ 16,575
                                                                                                                           --------

   Comprehensive income:
      Net income                                                 --          --        2,403           --           --        2,403
      Change in unrealized gains (losses) on securities
         available for sale, net of reclassification
         adjustment and taxes                                    --          --           --        1,082           --        1,082
                                                                                                                           --------

   Total Comprehensive Income                                                                                                 3,485
                                                                                                                           --------

   Cash dividend of $0.06 per share                              --          --         (396)          --           --         (396)
                                                           --------    --------     --------     --------     --------     --------

BALANCE - DECEMBER 31, 2002                                   4,842      12,402        5,497          849       (3,926)      19,664
                                                                                                                           --------

   Comprehensive income:
      Net income                                                 --          --        2,809           --           --        2,809
      Change in unrealized gains (losses) on securities
         available for sale, net of reclassification
         adjustment and taxes                                    --          --           --         (449)          --         (449)
                                                                                                                           --------

   Total Comprehensive Income                                                                                                 2,360
                                                                                                                           --------

   Retirement of treasury stock (1,144,206 shares)             (715)     (3,211)          --           --        3,926           --
   Purchase of treasury stock (308,292 shares)                   --          --           --           --       (1,850)      (1,850)
   Exercise of stock options (4,900 shares)                       3          24           --           --           --           27
   Income tax benefit of stock options exercised                 --           3           --           --           --            3
   Cash dividend of $0.10 per share                              --          --         (661)          --           --         (661)
                                                           --------    --------     --------     --------     --------     --------

BALANCE - DECEMBER 31, 2003                                   4,130       9,218        7,645          400       (1,850)      19,543
                                                                                                                           --------

   Comprehensive income:
      Net income                                                 --          --        3,250           --           --        3,250
      Change in unrealized gains (losses) on securities
         available for sale, net of reclassification
         adjustment and taxes                                    --          --           --         (126)          --         (126)
                                                                                                                           --------

   Total Comprehensive Income                                                                                                 3,124
                                                                                                                           --------

   Exercise of stock options (1,400 shares)                       1           7           --           --           --            8
   Cash dividend of $0.16 per share                              --          --       (1,008)          --           --       (1,008)
                                                           --------    --------     --------     --------     --------     --------

BALANCE - DECEMBER 31, 2004                                $  4,131    $  9,225     $  9,887     $    274     $ (1,850)    $ 21,667
                                                           ========    ========     ========     ========     ========     ========

See notes to consolidated financial statements.

EAST PENN FINANCIAL CORPORATION
================================================================================
CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                           Years Ended December 31,
                                                                      ----------------------------------
                                                                        2004         2003         2002
                                                                      --------     --------     --------
                                                                                (In Thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income                                                         $  3,250     $  2,809     $  2,403
   Adjustments to reconcile net income to net cash provided by operating activities:
         Provision for loan losses                                         498          380          367
         Provision for depreciation and amortization                       654          566          391
         Net amortization of securities premiums and discounts             308          489           18
         Net realized gains on sale of foreclosed real estate              (61)          --           --
         Net realized gains on sales of securities                         (47)        (303)          --
         Deferred income taxes                                             129          157           97
         Proceeds from sale of mortgage loans                           33,620       51,759       31,778
         Net gain on sale of loans                                        (511)        (584)        (364)
         Loans originated for sale                                     (33,299)     (48,768)     (32,428)
         Earnings on investment in life insurance                         (299)        (263)        (277)
         (Increase) decrease in accrued interest receivable and
              other assets                                                (242)        (497)          84
         Increase (decrease) in accrued interest payable and other
              liabilities                                                 (101)          42         (111)
                                                                      --------     --------     --------

         Net Cash Provided by Operating Activities                       3,899        5,787        1,958
                                                                      --------     --------     --------

CASH FLOWS FROM INVESTING ACTIVITIES
   (Increase) decrease in interest bearing time deposits                   200           --         (200)
   Purchases of available for sale securities                          (11,174)     (90,676)     (32,054)
   Proceeds from maturities of and principal repayments on
      available for sale securities                                     20,307       24,000       19,540
   Proceeds from sales of available for sale securities                  6,840       23,214           --
   Proceeds from maturities of and principal repayments on held
      to maturity securities                                                11          757           49
   Proceeds from sale of other real estate owned                           317           83           --
   Net increase in loans                                               (33,716)     (30,173)     (23,602)
   Net (increase) decrease in restricted stock                            (890)      (1,213)         490
   Purchases of bank premises and equipment                             (1,983)        (714)        (904)
   Investment in Berkshire Bank                                           (326)      (1,534)          --
   Purchase of investment in life insurance                             (1,500)          --           --
                                                                      --------     --------     --------

         Net Cash Used in Investing Activities                         (21,914)     (76,256)     (36,681)
                                                                      --------     --------     --------

CASH FLOWS FROM FINANCING ACTIVITIES
   Net increase in deposits                                             18,367       36,258       37,004
   Net increase (decrease) in securities sold under agreements
      to repurchase                                                     (2,163)      (3,317)      (1,234)
   Increase in short-term borrowings                                     3,000           --           --
   Proceeds from long-term debt                                             --       25,000           --
   Issuance of mandatory redeemable capital debentures                      --        8,000           --
   Proceeds from exercise of stock options                                   8           27           --
   Purchase of treasury stock                                               --       (1,850)          --
   Dividends paid                                                       (1,008)        (661)        (396)
                                                                      --------     --------     --------

         Net Cash Provided by Financing Activities                      18,204       63,457       35,374
                                                                      --------     --------     --------

         Net Increase (Decrease) in Cash and Cash Equivalents              189       (7,012)         651

CASH AND CASH EQUIVALENTS - BEGINNING                                    8,593       15,605       14,954
                                                                      --------     --------     --------

CASH AND CASH EQUIVALENTS - ENDING                                    $  8,782     $  8,593     $ 15,605
                                                                      ========     ========     ========

See notes to consolidated financial statements.

EAST PENN FINANCIAL CORPORATION
================================================================================
CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

                                                             Years Ended December 31,
                                                            --------------------------
                                                             2004      2003      2002
                                                            ------    ------    ------
                                                                  (In Thousands)
SUPPLEMENTARY CASH FLOW INFORMATION
   Interest paid                                            $5,170    $4,847    $5,800
                                                            ======    ======    ======

   Federal income taxes paid                                $1,056    $  774    $  566
                                                            ======    ======    ======

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING
   ACTIVITIES
   Other real estate acquired in settlement of loans        $   --    $   --    $  337
                                                            ======    ======    ======

See notes to consolidated financial statements.

EAST PENN FINANCIAL CORPORATION
================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations and Basis of Presentation

      On July 1, 2003, East Penn Financial Corporation completed the reorganization of East Penn Bank into the holding company form of ownership. In the reorganization, East Penn Bank became a wholly-owned banking subsidiary of East Penn Financial Corporation.

      The consolidated financial statements for 2004 include the accounts of East Penn Financial Corporation (the "Company") and its wholly-owned subsidiary, East Penn Bank (the "Bank"). The consolidated financial statements for 2003 and 2002 include the accounts of East Penn Financial Corporation and its wholly-owned subsidiaries, East Penn Bank and East Penn Statutory Trust I (the "Trust"). The Bank's wholly-owned subsidiary is East Penn Mortgage Company. All significant intercompany accounts and transactions have been eliminated.

      In January 2003, the Financial Accounting Standards Board issued FASB Interpretation No. 46 ("FIN 46"), "Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51," which was revised in December 2003. This Interpretation provides guidance for the consolidation of variable interest entities (VIEs). The Trust qualifies as a variable interest entity under FIN 46. The Trust issued mandatory redeemable preferred securities, "Trust Preferred Securities," to third party investors and loaned the proceeds to the Company. The Trust holds, as its sole asset, subordinated debentures issued by the Company.

      FIN 46 required the Company to deconsolidate the Trust from the consolidated financial statements as of March 31, 2004. There has been no restatement of prior periods. The impact of this deconsolidation was to increase junior subordinated debentures by $8,248,000 and reduce the mandatory redeemable capital debentures by $8,000,000, which had represented the Trust Preferred Securities of the Trust. The Company's equity interest in the Trust subsidiary of $248,000, which had previously been eliminated in the consolidation, is now reported in other assets. For regulatory reporting purposes, the Federal Reserve Board has indicated that the Trust Preferred Securities will continue to qualify as Tier I Capital subject to previously specified limitations, until further notice. If the regulators make a determination that Trust Preferred Securities can no longer be considered in regulatory capital, the securities become callable and the Company may redeem them. The adoption of FIN 46 did not have an impact on the Company's results of operations or liquidity.

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

      Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and the valuation of deferred tax assets.

EAST PENN FINANCIAL CORPORATION
================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

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

      Restricted stock is principally comprised of stock in the Federal Reserve Bank and the Federal Home Loan Bank. Federal law requires a member institution of the Federal Reserve Bank and the Federal Home Loan Bank to hold stock according to a predetermined formula. Also included in restricted stock is Atlantic Central Bankers' Bank stock. All restricted stock is recorded at cost.

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

      Declines in the fair value of held to maturity and available for sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. In estimating other-than-temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. Gain and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

EAST PENN FINANCIAL CORPORATION
================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Mortgage Loans Held for Sale

      Mortgage loans originated and held for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. Net unrealized losses are recognized through a valuation allowance by charges to income. During 2004, the Company entered into an agreement with the Federal Home Loan Bank of Pittsburgh to retain servicing on mortgages sold under the FHLB Mortgage Partnership Finance program.

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

      The allowance for loan losses is maintained at a level considered adequate to provide for losses that can be reasonably anticipated. Management's periodic evaluation of the adequacy of the allowance is based on known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions and other relevant factors. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

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

EAST PENN FINANCIAL CORPORATION
================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Allowance for Loan Losses (Continued)

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

      Large  groups  of  smaller  balance  homogeneous  loans  are  collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer, residential and home equity loans for impairment disclosures, unless such loans are the subject to a restructuring agreement.

Premises and Equipment

      Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed on the straight-line method over the following estimated useful lives of the related assets:

                                                                  Years
                                                                ---------

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

EAST PENN FINANCIAL CORPORATION
================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Bank Owned Life Insurance

      The Company invests in bank owned life insurance (BOLI) as a source of funding for employee benefit expenses. BOLI involves the purchasing of life insurance by the Company on a chosen group of employees. The Company is the owner and beneficiary of the policies. The life insurance investment is carried at the cash surrender value of the underlying policies. Income generated from the increase in cash surrender value of the policies is included in other income on the income statement. As of December 31, 2004 and 2003, approximately $242,000 and $231,000, respectively, of BOLI is used to fund the Nonqualified Supplemental Executive Retirement Plan discussed in Note 12.

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

      The following table shows the amounts used in computing earnings per share for the years ended December 31, 2004, 2003 and 2002:

                                                                               Common
                                                                  Income       Shares
                                                                Numerator   Denominator       EPS
                                                                ---------   -----------     ------
                                                               (In Thousands, Except per Share Data)
            2004:
                 Basic EPS                                        $3,250        6,300       $ 0.52
                 Dilutive effect of potential common stock,
                     stock options                                    --           18        (0.01)
                                                                  ------       ------       ------

                 Diluted EPS                                      $3,250        6,318       $ 0.51
                                                                  ======       ======       ======

EAST PENN FINANCIAL CORPORATION
================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Earnings per Common Share (Continued)

                                                                               Common
                                                                  Income       Shares
                                                                Numerator   Denominator       EPS
                                                                ---------   -----------     ------
                                                               (In Thousands, Except per Share Data)
            2003:
                 Basic EPS                                        $2,809        6,531       $ 0.43
                 Dilutive effect of potential common stock,
                     stock options                                    --           15           --
                                                                  ------       ------       ------

                 Diluted EPS                                      $2,809        6,546       $ 0.43
                                                                  ======       ======       ======

            2002:
                 Basic EPS                                        $2,403        6,603       $ 0.36
                 Dilutive effect of potential common stock,
                     stock options                                    --           --           --
                                                                  ------       ------       ------

                 Diluted EPS                                      $2,403        6,603       $ 0.36
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

      The components of other comprehensive income and related tax effects for the years ended December 31, 2004, 2003 and 2002 are as follows:

                                                                        2004        2003        2002
                                                                       ------      ------      ------
                                                                               (In Thousands)
            Unrealized holding gains (losses) on available for
                 sale securities                                       $ (144)     $ (377)     $1,638
            Less reclassification adjustment for gains realized in
                 net income                                               (47)       (303)         --
                                                                       ------      ------      ------

                   Net Unrealized Gains (Losses)                         (191)       (680)      1,638

            Tax effect                                                     65         231         556
                                                                       ------      ------      ------

                   Net of Tax Amount                                   $ (126)     $ (449)     $1,082
                                                                       ======      ======      ======

EAST PENN FINANCIAL CORPORATION
================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Stock-Based Compensation (Continued)

      The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation." Accordingly, no compensation costs have been recognized for options granted in 2004, 2003 and 2002. Had compensation costs for stock options granted in 2004, 2003 and 2002 been determined based on the fair value at the grant dates for awards under the plan consistent with the provisions of SFAS No. 123, the Company's net income and earnings per share for the years ended December 31, 2004, 2003 and 2002 would have been reduced to the pro forma amounts indicated below:

                                                                        2004        2003        2002
                                                                       ------      ------      ------
                                                                  (In Thousands, Except per Share Amounts)
            Net income as reported                                     $3,250      $2,809      $2,403
            Total stock-based compensation cost, net of tax,
                 that would have been included in the
                 determination of net income if the fair value
                 based method had been applied to all awards             (195)        (10)        (14)
                                                                       ------      ------      ------

            Pro forma net income                                       $3,055      $2,799      $2,389
                                                                       ======      ======      ======

            Basic earnings per share:
                 As reported                                           $ 0.52      $ 0.43      $ 0.36
                 Pro forma                                             $ 0.48      $ 0.43      $ 0.36

            Diluted earnings per share:
                 As reported                                           $ 0.51      $ 0.43      $ 0.36
                 Pro forma                                             $ 0.48      $ 0.43      $ 0.36

      The fair value of each option grant is estimated using the Black-Scholes option-pricing model with the following weighted-average assumptions for 2004, 2003 and 2002, respectively: risk-free interest rate of 4.3%, 3.1%, and 4.9%, volatility of 0.23, 0.20, and 0.26, dividend yield of 2.33%, 1.80%, and 1.09%, and an expected life of 7 years. The weighted-average fair value of options granted was $2.14 per share in 2004, $1.54 per share in 2003; and $1.98 per share in 2002.

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

EAST PENN FINANCIAL CORPORATION
================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Reclassification

      Certain  amounts  in the 2003  and 2002  financial  statements  have  been
      reclassified  to  conform  with  the  2004  presentation   format.   These
      reclassifications had no effect on net income.

New Accounting Standards

      In March 2004, the SEC released Staff Accounting Bulletin (SAB) No. 105, "Application of Accounting Principles to Loan Commitments." SAB 105 provides guidance about the measurements of loan commitments recognized at fair value under FASB Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities." SAB 105 also requires companies to disclose their accounting policy for those loan commitments including methods and assumptions used to estimate fair value and associated hedging strategies. SAB 105 is effective for all loan commitments accounted for as derivatives that are entered into after March 31, 2004. The adoption of SAB 105 did not have a material effect on the consolidated financial statements.

      In December 2003, the Accounting Standards Executive Committee issued Statement of Position 03-3 (SOP 03-3), "Accounting for Certain Loans or Debt Securities Acquired in a Transfer." SOP 03-3 addresses accounting for differences between contractual cash flows and cash flows expected to be collected from an investor's initial investment in loans or debt securities acquired in a transfer, including business combinations, if those differences are attributable, at least in part, to credit quality. SOP 03-3 is effective for loans or debt securities acquired in fiscal years beginning after December 15, 2004. The Company intends to adopt the provisions of SOP 03-3 effective January 1, 2005, and does not expect the initial implementation to have a material effect on the Company's consolidated financial statements.

      In December 2004, the Financial Accounting Standards Board (FASB) issued Statement No. 123(R), "Share-Based Payment." Statement No. 123(R) revised Statement No. 123, "Accounting for Stock-Based Compensation," and supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees," and its related implementation guidance. Statement No. 123(R) will require compensation costs related to share-based payment transactions to be recognized in the financial statements (with limited exceptions). The amount of compensation cost will be measured based on the grant-date fair value of the equity or liability instruments issued. Compensation cost will be recognized over the period that an employee provides service in exchange for the award. This statement is effective as of the beginning of the first interim or annual reporting period that begins after June 15, 2005. The Company is currently evaluating the impact from this standard on its results of operations and financial position.

EAST PENN FINANCIAL CORPORATION
================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - SECURITIES

The amortized cost and approximate fair value of securities as of December 31, 2004 and 2003 are summarized as follows:

                                                               Gross          Gross
                                               Amortized     Unrealized     Unrealized       Fair
                                                  Cost         Gains          Losses         Value
                                               ---------     ----------     ----------     ---------
                                                                   (In Thousands)
AVAILABLE FOR SALE SECURITIES:
     DECEMBER 31, 2004:
         U.S. Government agencies and
              corporations                     $   1,000     $      --      $     (18)     $     982
         States and political subdivisions        18,470           752            (88)        19,134
         Mortgage-backed and asset-backed
              securities                          60,227           167           (442)        59,952
         Other                                     6,854           100            (51)         6,903
         Equity securities                           643            --             (5)           638
                                               ---------     ---------      ---------      ---------

                                               $  87,194     $   1,019      $    (604)     $  87,609
                                               =========     =========      =========      =========

     DECEMBER 31, 2003:
         U.S. Government agencies and
              corporations                     $   2,516     $       2      $     (28)     $   2,490
         States and political subdivisions        17,838           900            (73)        18,665
         Mortgage-backed and asset-backed
              securities                          76,512           253           (555)        76,210
         Other                                     6,562           141            (34)         6,669
                                               ---------     ---------      ---------      ---------

                                               $ 103,428     $   1,296      $    (690)     $ 104,034
                                               =========     =========      =========      =========

HELD TO MATURITY SECURITIES:
     DECEMBER 31, 2004:
         States and political subdivisions     $     997     $      86      $      --      $   1,083
         Asset-backed securities                      43            --             --             43
                                               ---------     ---------      ---------      ---------

                                               $   1,040     $      86      $      --      $   1,126
                                               =========     =========      =========      =========

     DECEMBER 31, 2003:
         States and political subdivisions     $     997     $      78      $      --      $   1,075
         Asset-backed securities                      54             1             --             55
                                               ---------     ---------      ---------      ---------

                                               $   1,051     $      79      $      --      $   1,130
                                               =========     =========      =========      =========

EAST PENN FINANCIAL CORPORATION
================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - SECURITIES (CONTINUED)

The amortized cost and fair value of securities as of December 31, 2004, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because the borrowers may have the right to prepay obligations with or without any penalties.

                                                Available for Sale       Held to Maturity
                                               --------------------    --------------------
                                               Amortized     Fair      Amortized     Fair
                                                  Cost       Value        Cost       Value
                                               ---------    -------    ---------    -------
                                                               (In Thousands)
Due in one year or less                         $    75     $    75     $    --     $    --
Due after one year through five years             4,870       4,914          --          --
Due after five years through ten years            6,709       6,781          --          --
Due after ten years                              14,670      15,249         997       1,083
                                                -------     -------     -------     -------

                                                 26,324      27,019         997       1,083

Mortgage-backed and asset-backed securities      60,227      59,952          43          43
Equity securities                                   643         638          --          --
                                                -------     -------     -------     -------

                                                $87,194     $87,609     $ 1,040     $ 1,126
                                                =======     =======     =======     =======

Gross realized gains on sales of available for sale securities were $84,000, $369,000 and $-0-, respectively. Gross realized losses on those sales were $37,000, $66,000, and $-0-, respectively.

Securities with a carrying value of $16,359,000 and $10,588,000 at December 31, 2004 and 2003, respectively, were pledged as collateral to secure securities sold under agreements to repurchase and public deposits.

The following table shows the Company's investments' gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2004:

                                       Less than 12 Months          12 Months or More                Total
                                     -----------------------     -----------------------     -----------------------
                                       Fair       Unrealized       Fair       Unrealized       Fair       Unrealized
                                      Value         Losses        Value         Losses        Value         Losses
                                     --------     ----------     --------     ----------     --------     ----------
                                                                     (In Thousands)
U.S. Government agencies and
     corporations                    $    982      $    (18)     $     --      $     --      $    982      $    (18)
State and political subdivisions        5,337           (88)           --            --         5,337           (88)
Mortgage-backed and asset-
     backed securities                 28,959          (191)       11,324          (251)       40,283          (442)
Other                                   2,324           (51)           --            --         2,324           (51)
Equity securities                         495            (5)           --            --           495            (5)
                                     --------      --------      --------      --------      --------      --------

                                     $ 38,097      $   (353)     $ 11,324      $   (251)     $ 49,421      $   (604)
                                     ========      ========      ========      ========      ========      ========

EAST PENN FINANCIAL CORPORATION
================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - SECURITIES (CONTINUED)

At December 31, 2004, the Company had 63 securities in an unrealized loss position. The decline in fair value is due to interest rate fluctuations. The Company has the intent and ability to hold such investments until maturity or market price recovery. None of the individual unrealized losses are significant.

NOTE 3 - LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES

The components of loans receivable at December 31, 2004 and 2003 is as follows:

                                                          2004           2003
                                                       ---------      ---------
                                                            (In Thousands)

            Commercial                                 $  50,066      $  43,760
            Commercial real estate                        91,480         73,708
            Residential real estate                       36,470         31,923
            Real estate, construction                      3,382          8,240
            Tax exempt                                    15,593         10,632
            Home equity                                   38,070         33,552
            Other consumer                                 5,608          5,201
                                                       ---------      ---------

                                                         240,669        207,016
            Allowance for loan losses                     (2,838)        (2,403)
                                                       ---------      ---------

                                                       $ 237,831      $ 204,613
                                                       =========      =========

The following table presents changes in the allowance for loan losses for the years ended December 31:

                                                  Years Ended December 31,
                                              ---------------------------------
                                               2004         2003         2002
                                              -------      -------      -------
                                                        (In Thousands)

            Balance, beginning                $ 2,403      $ 2,167      $ 1,843
                 Provision for loan losses        498          380          367
                 Loans charged off                (80)        (150)         (49)
                 Recoveries                        17            6            6
                                              -------      -------      -------

            Balance, ending                   $ 2,838      $ 2,403      $ 2,167
                                              =======      =======      =======

EAST PENN FINANCIAL CORPORATION
================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES (CONTINUED)

The recorded investment in impaired loans, not requiring an allowance for loan losses, was $618,000 and $109,000 at December 31, 2004 and 2003, respectively. The recorded investment in impaired loans requiring an allowance for loan losses was $-0- at both December 31, 2004 and 2003. For the years ended December 31, 2004, 2003 and 2002, the average recorded investment of impaired loans was $526,000, $417,000, and $549,000, respectively. The Company recognizes income on impaired loans under the cash basis when the collateral on the loan is sufficient to cover the outstanding obligation to the Company. No interest income was recognized for the time that the loans were impaired during 2004, 2003 and 2002.

Loans on which the accrual of interest has been discontinued amounted to approximately $986,000 and $395,000 at December 31, 2004 and 2003, respectively. Loan balances past due 90 days or more and still accruing interest, but which management expects will eventually be paid in full, amounted to $75,000 and $39,000 at December 31, 2004 and 2003, respectively.

NOTE 4 - BANK PREMISES AND EQUIPMENT

The components of bank premises and equipment at December 31, 2004 and 2003 are as follows:

                                                      2004          2003
                                                    --------      --------
                                                        (In Thousands)

            Land                                    $  1,444      $  1,337
            Land improvements                            210           201
            Buildings and building improvements        6,001         4,457
            Furniture, fixtures and equipment          2,315         2,030
            Computer equipment and software              585           547
                                                    --------      --------

                                                      10,555         8,572
            Accumulated depreciation                  (3,045)       (2,391)
                                                    --------      --------

                                                    $  7,510      $  6,181
                                                    ========      ========

Depreciation expense was $654,000, $566,000, and $391,000 for the years ended December 31, 2004, 2003 and 2002, respectively.

The Company has signed agreements for a new branch building and for property adjacent to the Company's administrative office which is intended for future parking needs. The total cost of these purchases is approximately $890,000. The Company is also in the process of renovating the newly acquired administrative office building. The total cost of these renovations is expected to be approximately $550,000. Included in bank premises and equipment as of December 31, 2004 is $462,000 in deposits and other costs related to these projects.

EAST PENN FINANCIAL CORPORATION
================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 - INVESTMENT IN BANK

On September 23, 2003, the Company purchased 141,300 shares of common stock of a newly formed de novo bank, named Berkshire Bank, located in Wyomissing, Pennsylvania. The amount of the investment was $1,413,000 at September 30, 2003. On October 22, 2003, the Company purchased an additional 12,123 shares for $121,000 for a total investment of $1,534,000, which represents 18.3% of the de novo bank. Berkshire Bank announced a 5-for-4 stock split, effected in the form of a 25% stock dividend, payable July 22, 2004. This resulted in the Company receiving an additional 38,355 shares. On September 1, 2004, Berkshire Bank commenced a three-phase common stock offering effective through January 31, 2005. The offering price of the stock during the first two phases was $10.50 per share through October 31, 2004 and $11.00 per share thereafter. In order to maintain its level of investment in Berkshire Bank, on November 19, 2004, the Company purchased an additional 30,618 shares at $10.50 per share and 451 shares at $11.00 per share, respectively. The Company's total investment in Berkshire Bank was $1,861,000 as of December 31, 2004, represented by 222,847 shares, or 17.8% of Berkshire Bank's outstanding shares of common stock. In addition, certain directors and officers of the Company own investments in Berkshire Bank which, when aggregated with the Company's investment, results in a 19.6% combined ownership at December 31, 2004. Upon the completion of the stock offering, the Company anticipates purchasing additional shares to maintain its level of investment.

The Company,  under an agreement  approved by its regulators,  has agreed not to
(1) solicit proxies with respect to any voting securities of Berkshire Bank or influence the manner in which any other shareholder of Berkshire Bank votes any voting securities of Berkshire Bank; (2) cause any voting securities of Berkshire Bank to be subject to a voting trust; (3) cause Berkshire Bank to become a subsidiary of the Company; (4) have any designated representative serve or act as an officer, director, employee, or agent of Berkshire Bank; (5) propose any person for election as a director of Berkshire Bank; (6) attempt to influence: the dividend policies or practices of Berkshire Bank; the investment loan, or credit decision policies; the pricing of services; personnel decisions; operations activities (including, without limitation, the location of any offices or branches or their hours of operation or other similar activities or decisions); (7) exercise or seek to exercise any controlling influence over the management or policies of Berkshire Bank; (8) enter into any other banking or non-banking transactions with Berkshire Bank, except the Company may establish and maintain deposit accounts with Berkshire Bank, provided that the aggregate balance of all such deposit accounts does not exceed $500,000 and that the accounts are maintained on substantially the same terms as those prevailing for comparable accounts of persons unaffiliated with Berkshire Bank. Accordingly, the investment in Berkshire Bank is accounted for under the cost method of accounting and is included in other assets.

EAST PENN FINANCIAL CORPORATION
================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 - DEPOSITS

The components of deposits at December 31, 2004 and 2003 were as follows:

                                                 2004         2003
                                               --------     --------
                                                   (In Thousands)

            Demand, non-interest bearing       $ 42,029     $ 36,961
            Demand, interest bearing            125,517      113,910
            Savings                              41,688       40,198
            Time, $100,000 and over              12,908       10,859
            Time, other                          76,123       77,970
                                               --------     --------

                                               $298,265     $279,898
                                               ========     ========

At December 31, 2004, the scheduled maturities of time deposits are as follows (in thousands):

            2005                                             $49,559
            2006                                              23,466
            2007                                               8,004
            2008                                               4,596
            2009                                               2,995
            Thereafter                                           411
                                                             -------

                                                             $89,031
                                                             =======

NOTE 7 - SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

Securities sold under agreements to repurchase generally mature within a few days from the transaction date. Securities sold under agreements to repurchase are reflected at the amount of cash received in connection with the transaction. Securities sold under these agreements are retained under the Company's control at its safekeeping agent. The Company may be required to provide additional collateral based on the fair value of the underlying securities. Information concerning securities sold under agreements to repurchase for the years ended December 31, 2004, 2003 and 2002 is summarized as follows:

                                                                   2004         2003         2002
                                                                 -------      -------      -------
                                                                      (Dollars in Thousands)
            Balance outstanding at December 31                   $ 2,349      $ 4,512      $ 7,829
            Weighted average interest rate at the end of the
                 year                                                0.7%         0.3%         0.6%
            Average daily balance during the year                $ 4,066      $ 5,652      $ 9,590
            Weighted average interest rate during the year           0.7%         0.5%         1.2%
            Maximum month-end balance during the year            $ 5,165      $ 7,905      $10,869

EAST PENN FINANCIAL CORPORATION
================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 - BORROWINGS

The Bank has maximum borrowing capacity with the Federal Home Loan Bank of approximately $165,832,000, of which $28 million was outstanding at December 31, 2004, with $25 million in fixed rate term borrowings and $3 million in overnight borrowings at 2.21%.

Federal Home Loan Bank fixed rate advances at December 31, 2004 and 2003 consist of the following:

                 Maturity                         Rate         2004       1 2003
            -----------------                   -------      -------     -------
                                                     (Dollars in Thousands)
            November 28, 2005                      2.20%     $ 5,000     $ 5,000
            November 28, 2006                      2.80        6,000       6,000
            November 28, 2007                      3.43        7,000       7,000
            November 28, 2008                      3.78        7,000       7,000
                                                -------      -------     -------

                   Total                           3.13%     $25,000     $25,000
                                                =======      =======     =======

Advances from the Federal Home Loan Bank are secured by qualifying assets of the Bank, which include Federal Home Loan Bank stock, mortgage-backed securities and first mortgage loans.

In addition, the Bank has a $5,000,000 line of credit with another financial institution, which is used to purchase federal funds. At December 31, 2004, there were no outstanding borrowings under this line of credit.

NOTE 9 - MANDATORY REDEEMABLE CAPITAL AND JUNIOR SUBORDINATED DEBENTURES

On July 31, 2003, the Trust, a Connecticut statutory business trust and a wholly-owned subsidiary of the Company, issued $8 million of capital trust pass-through securities to investors. The securities have a fixed rate of 6.80% through September 17, 2008 and a floating rate of the three month LIBOR plus 3.10% after September 17, 2008. The Trust purchased $8,248,000 of junior subordinated deferrable interest debentures from the Company. The debentures are the sole asset of the Trust. The terms of the junior subordinated debentures are the same as the terms of the capital securities. The Company has also fully and unconditionally guaranteed the obligations of the Trust under the capital securities. The capital securities are redeemable by the Company on or after September 17, 2008, at par, or earlier if the deduction of related interest for federal income taxes is prohibited, classification as Tier I Capital is no longer allowed or certain other contingencies arise. The capital securities must be redeemed upon final maturity of the subordinated debentures on September 17, 2033. Financing costs of $240,000 related to the Company's issuance of mandatory redeemable capital debentures are being amortized and are included in other assets. Proceeds totaling $4.3 million were contributed to capital of the Bank.

EAST PENN FINANCIAL CORPORATION
================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 - LEASE COMMITMENTS AND TOTAL RENTAL EXPENSE

The Company leases certain furniture and equipment under an operating lease agreement expiring in 2005. The Company also leases land for a branch location with fixed annual lease payments for the first five years and escalation provisions for the remaining fifteen years, expiring in 2017. The lease contains renewal options for a period up to an additional ten years. The Company also leases the premises for two other branch locations under operating lease agreements, expiring in 2008 and 2009, respectively. Both of the branch leases contain two additional five-year options. The Company leases administrative office space on a month-to-month basis.

Future minimum lease payments by year and in the aggregate, under noncancellable operating leases with initial or remaining terms of one year or more, consisted of the following at December 31, 2004 (in thousands):

            2005                                              $  155
            2006                                                 119
            2007                                                 122
            2008                                                 107
            2009                                                 103
            Thereafter                                           564
                                                              ------

                                                              $1,170
                                                              ======

The total rental expense included in the statements of income for the years ended December 31, 2004, 2003 and 2002 is $231,000, $241,000, and $445,000,
respectively.

NOTE 11 - STOCKHOLDERS' EQUITY

In June 2002, the Bank implemented a Dividend Reinvestment and Stock Purchase Plan. Upon reorganization of the Bank into a holding company in July 2003, the Company adopted the Plan. The Plan, which is available to all stockholders, permits participants in the Plan to automatically reinvest cash dividends on all of their shares and to make quarterly voluntary cash contributions for a minimum of $50 and a maximum of $5,000 each calendar quarter. Participation in the Plan is entirely voluntary so that stockholders may join the Plan or terminate their participation in the Plan at any time. Under the terms of the Plan, the Company intends to direct that the Plan Administrator purchase shares of the Company's common stock in the open market. In 2004 and 2003, all dividend reinvestment shares were purchased in the open market.

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

EAST PENN FINANCIAL CORPORATION
================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 - STOCKHOLDERS' EQUITY (CONTINUED)

The following summarizes changes in stock options outstanding under both of the Plans for the years ended December 31, 2004, 2003 and 2002:

                                          2004                     2003                     2002
                                   --------------------     --------------------     -------------------
                                               Weighted                 Weighted                Weighted
                                                Average                  Average                 Average
                                               Exercise                 Exercise                Exercise
                                   Options       Price      Options       Price      Options      Price
                                   -------     --------     -------     --------     -------    --------
Outstanding, beginning of year      84,100      $  7.15      85,100      $  6.98      74,100     $  7.20
     Granted                       129,250      $  8.69      10,000      $  7.00      11,000     $  5.50
     Exercised                      (1,400)     $  5.80      (4,900)     $  5.58          --          --
     Forfeited                      (5,750)     $  8.54      (6,100)     $  5.80          --          --
                                   -------      -------     -------      -------     -------     -------

Outstanding, end of year           206,200      $  8.06      84,100      $  7.15      85,100     $  6.98
                                   =======      =======     =======      =======     =======     =======

Exercisable, at end of year        176,200      $  7.88
                                   =======      =======

Stock options outstanding at December 31, 2004 are exercisable at prices ranging from $5.00 to $11.00 a share. The weighted-average remaining contractual life of those options is approximately 8.9 years.

NOTE 12 - EMPLOYEE BENEFIT PLANS

The Company has a 401(k) deferred contribution salary deferral plan which covers substantially all full-time employees. The Plan provides for contributions by the Company in such amounts as its Board of Directors shall determine. The amount charged to expense for the years ended December 31, 2004, 2003 and 2002 was $67,000, $59,000 and $48,000, respectively.

The Company has a Nonqualified Supplemental Executive Retirement Plan for its chief executive officer which provides a retirement benefit. The Plan is funded by life insurance. For the years ended December 31, 2004, 2003 and 2002, $55,000, $49,000 and $43,000, respectively, was charged to expense in connection with the Plan.

NOTE 13 - OTHER OPERATING EXPENSES

Other operating expenses include the following significant items for the years ended December 31, 2004, 2003 and 2002:

                                                2004    2003    2002
                                                ----    ----    ----
                                                    (In Thousands)
            Advertising and sales promotion     $207    $178    $172
            Professional fees                    291     356     225
            Postage                              194     181     170
            Telephone                            222     183     174
            ATM fees                             324     272     244

EAST PENN FINANCIAL CORPORATION
================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 - INCOME TAXES

The components of income tax expense for the years ended December 31, 2004, 2003 and 2002 are as follows:

                                     2004         2003         2002
                                    ------       ------       ------
                                             (In Thousands)
            Current                 $  893       $  769       $  662
            Deferred                   129          157           97
                                    ------       ------       ------

                                    $1,022       $  926       $  759
                                    ======       ======       ======

A reconciliation of the statutory income tax at a rate of 34% to the income tax expense included in the statements of income for the years ended December 31, 2004, 2003 and 2002 is as follows:

                                                          2004                      2003                      2002
                                                    --------------------      -------------------     --------------------
                                                                   % of                     % of                     % of
                                                                  Pretax                   Pretax                   Pretax
                                                     Amount       Income       Amount      Income      Amount       Income
                                                    -------      -------      -------     -------     -------      -------
                                                                             (Dollars in Thousands)
            Federal income tax at statutory rate    $ 1,452           34%     $ 1,270          34     $ 1,075           34%
            Tax-exempt interest                        (333)          (8)        (262)         (7)       (226)          (7)
            Income from life insurance                 (102)          (2)         (88)         (2)        (95)          (3)
            Other                                         5           --            6          --           5           --
                                                    -------      -------      -------     -------     -------      -------

                                                    $ 1,022           24%     $   926          25      $% 759           24%
                                                    =======      =======      =======     =======     =======      =======

The income tax provision includes $16,000, $103,000 and $-0- in 2004, 2003 and 2002, respectively, of income tax expense related to net realized securities gains.

EAST PENN FINANCIAL CORPORATION
================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 - INCOME TAXES (CONTINUED)

Net deferred tax assets consisted of the following components as of December 31, 2004 and 2003:

                                                                       2004      2003
                                                                      -----     -----
                                                                       (In Thousands)
            Deferred tax assets:
                 Allowance for loan losses                            $ 908     $ 756
                 Deferred compensation                                   63        44
                 Other                                                    7        14
                                                                      -----     -----

                   Total Deferred Tax Assets                            978       814
                                                                      -----     -----

            Deferred tax liabilities:
                 Unrealized gains on securities available for sale     (141)     (206)
                 Prepaid expenses                                      (133)       --
                 Deferred loan costs                                   (160)       --
                 Bank premises and equipment                            (51)      (38)
                 Other                                                   (1)      (14)
                                                                      -----     -----

                   Total Deferred Tax Liabilities                      (486)     (258)
                                                                      -----     -----

                   Net Deferred Tax Assets                            $ 492     $ 556
                                                                      =====     =====

NOTE 15 - TRANSACTIONS WITH EXECUTIVE OFFICERS, DIRECTORS AND PRINCIPAL STOCKHOLDERS

The Company has had, and may be expected to have in the future, banking transactions in the ordinary course of business with directors, executive officers, principal stockholders, their immediate families and affiliated companies (commonly referred to as related parties), on the same terms including interest rates and collateral, as those prevailing at the time for comparable transactions with others. At December 31, 2004 and 2003, these persons were indebted to the Company for loans totaling $4,078,000 and $4,219,000, respectively. During 2004, $566,000 of new loans were made and repayments totaled $707,000.

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

EAST PENN FINANCIAL CORPORATION
================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK (CONTINUED)

A summary of the Company's financial instrument commitments at December 31, 2004 and 2003 is as follows:

                                                            2004       2003
                                                          -------    -------
                                                            (In Thousands)

            Commitments to grant loans                    $10,547    $10,262
            Unfunded commitments under lines of credit     63,773     59,064
            Standby letters of credit                       1,155        636
                                                          -------    -------

                                                          $75,475    $69,962
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

Outstanding letters of credit written are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The majority of these standby letters of credit expire within the next twelve months. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending other loan commitments. The Company requires collateral supporting these letters of credit as deemed necessary. The maximum undiscounted exposure related to those commitments at December 31, 2004 was $1,155,000. Management believes that the proceeds obtained through a liquidation of such collateral would be sufficient to cover the maximum potential amount of future payments required under the corresponding guarantees. The current amounts of the liability as of December 31, 2004 for guarantees under standby letters of credit issued is not material.

NOTE 17 - REGULATORY MATTERS

The Bank is required to maintain cash reserve balances in vault cash and with the Federal Reserve Bank. The required reserve balance at December 31, 2004 and 2003 was $3,055,000 and $3,091,000, respectively.

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

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth below) of total and Tier l capital (as defined in the regulations) to risk-weighted assets and of Tier l capital to average assets. Management believes, as of December 31, 2004, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

EAST PENN FINANCIAL CORPORATION
================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17 - REGULATORY MATTERS (CONTINUED)

As of December 31, 2004, the most recent notification from the Federal Reserve Bank categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

The following table presents the risk-based and leverage capital amounts and ratios at December 31, 2004 and 2003 for the Company and the Bank:

                                                                                                             To be Well
                                                                                                            Capitalized
                                                                                                            under Prompt
                                                                              For Capital Adequacy       Corrective Action
                                                          Actual                    Purposes                 Provisions
                                                  ----------------------     ----------------------    ----------------------
                                                    Amount         Ratio       Amount         Ratio      Amount         Ratio
                                                  ---------        -----     ---------        -----    ---------       ------
                                                                             (Dollars in Thousands)
As of December 31, 2004:
     Total capital (to risk-weighted assets):
         Consolidated                             $  32,228        12.45%    $=>20,705        =>8.0%         N/A          N/A%
         East Penn Bank                              29,984        11.69      =>20,511        =>8.0    $=>25,639       =>10.0
     Tier 1 capital (to risk-weighted assets):
         Consolidated                                28,520        11.02      =>10,353        =>4.0          N/A          N/A
         East Penn Bank                              27,146        10.59      =>10,255        =>4.0     =>15,383       => 6.0
     Tier 1 capital (to average assets):
         Consolidated                                28,520         8.04      =>14,181        =>4.0          N/A          N/A
         East Penn Bank                              27,146         7.71      =>14,090        =>4.0     =>17,613       => 5.0

As of December 31, 2003:
     Total capital (to risk-weighted assets):
         Consolidated                             $  29,546        13.16%    $=>17,966        =>8.0%         N/A          N/A%
         East Penn Bank                              27,766        12.46      =>17,825        =>8.0    $=>22,282       =>10.0
     Tier 1 capital (to risk-weighted assets):
         Consolidated                                25,524        11.37      => 8,979        =>4.0          N/A          N/A
         East Penn Bank                              25,363        11.38      => 8,914        =>4.0     =>13,371       => 6.0
     Tier 1 capital (to average assets):
         Consolidated                                25,524         7.95      =>12,842        =>4.0          N/A          N/A
         East Penn Bank                              25,363         7.95      =>12,760        =>4.0     =>15,950       => 5.0

Dividends can be paid by the Company from its assets, which are mainly provided by dividends received from the Bank. The Bank is subject to certain restrictions on the amount of dividends that it may declare without prior regulatory approval. The Pennsylvania Banking Code provides that cash dividends may be declared and paid only out of accumulated net earnings. Cash dividends must be approved by the Federal Reserve Bank if the total of all cash dividends declared by the Bank in any calendar year, including the proposed cash dividend, exceeds the total of the Bank's net profit for that year plus its retained net profits from the preceding two years. Under this formula, the Bank can declare dividends to the Company in 2005 of approximately $4,390,000 plus an additional amount equal to the Bank's net profit for 2005.

EAST PENN FINANCIAL CORPORATION
================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

The following information should not be interpreted as an estimate of the fair value of the entire Company since a fair value calculation is only provided for a limited portion of the Company's assets and liabilities. Due to a wide range of valuation techniques and the degree of subjectivity used in making the estimates, comparisons between the Company's disclosures and those of other companies may not be meaningful. The following methods and assumptions were used to estimate the fair values of the Company's financial instruments at December 31, 2004 and 2003:

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

Investment in Restricted Stock

      The Federal Home Loan Bank stock, Atlantic Central Bankers' Bank stock and Federal Reserve Bank stock is restricted, accordingly, its carrying amount approximates its fair value.

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

EAST PENN FINANCIAL CORPORATION
================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18 - FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

Long-Term Debt, Short-Term Debt, Junior Subordinated and Mandatory Redeemable Capital Debentures

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

The estimated fair values of the Company's financial instruments at December 31, 2004 and 2003 were as follows:

                                                               2004                    2003
                                                       --------------------    --------------------
                                                       Carrying      Fair      Carrying      Fair
                                                        Amount      Value       Amount      Value
                                                       --------    --------    --------    --------
                                                                      (In Thousands)
Financial assets:
     Cash and cash equivalents                         $  8,782    $  8,782    $  8,593    $  8,593
     Interest bearing time deposits                          --          --         200         200
     Securities                                          88,649      88,735     105,085     105,164
     Mortgage loans held for sale                         1,146       1,146         956         956
     Loans receivable, net of allowance                 237,831     238,320     204,613     207,973
     Investment in restricted stock                       2,986       2,986       2,096       2,096
     Accrued interest receivable                          1,432       1,432       1,372       1,372

Financial liabilities:
     Deposits                                           298,265     298,089     279,898     280,035
     Securities sold under agreements to repurchase       2,349       2,349       4,512       4,512
     Short-term debt                                      3,000       3,000          --          --
     Long-term debt                                      25,000      24,827      25,000      25,164
     Junior subordinated debentures                       8,248       8,251          --          --
     Mandatory redeemable capital debentures                 --          --       8,000       8,084
     Accrued interest payable                               415         415         470         470

Off-balance sheet financial instruments:
     Commitments to extend credit                            --          --          --          --
     Outstanding letters of credit                           --          --          --          --

EAST PENN FINANCIAL CORPORATION
================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19 - PARENT COMPANY ONLY FINANCIAL INFORMATION

BALANCE SHEET

                                                               December 31,
                                                          ---------------------
                                                            2004         2003
                                                          --------     --------
                                                              (In Thousands)

      ASSETS
      Cash                                                $     80     $     46
      Securities available for sale                            143           --
      Investment in subsidiaries                            27,424       25,763
      Other assets                                           2,288        1,754
                                                          --------     --------

             Total Assets                                 $ 29,935     $ 27,563
                                                          ========     ========

      LIABILITIES AND STOCKHOLDERS' EQUITY
      Liabilities:
           Junior subordinated debentures                 $  8,248     $     --
           Mandatory redeemable capital debentures              --        8,000
           Other liabilities                                    20           20
                                                          --------     --------

             Total Liabilities                               8,268        8,020
                                                          --------     --------

      Stockholders' equity:
           Common stock                                      4,131        4,130
           Surplus                                           9,225        9,218
           Retained earnings                                 9,887        7,645
           Accumulated other comprehensive income              274          400
           Treasury stock                                   (1,850)      (1,850)
                                                          --------     --------

             Total Stockholders' Equity                     21,667       19,543
                                                          --------     --------

             Total Liabilities and Stockholders' Equity   $ 29,935     $ 27,563
                                                          ========     ========

STATEMENTS OF INCOME

                                                                                         Period from
                                                                          Year Ended   July 1, 2003 to
                                                                         December 31,    December 31,
                                                                             2004            2003
                                                                         ------------  ---------------
                                                                                (In Thousands)
      Interest on securities                                               $     1         $    --
      Dividends from bank subsidiary                                         2,021             298
      Interest expense                                                        (544)           (227)
      Other expenses                                                           (15)           (129)
                                                                           -------         -------

             Income (Loss) before Equity in Undistributed Net Income of      1,463             (58)
                 Subsidiary

      Equity in undistributed net income of subsidiary                       1,787           1,628
                                                                           -------         -------

             Net Income                                                    $ 3,250         $ 1,570
                                                                           =======       =======

EAST PENN FINANCIAL CORPORATION
================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19 - PARENT COMPANY ONLY FINANCIAL INFORMATION (CONTINUED)

STATEMENTS OF CASH FLOWS

                                                                                     Period from
                                                                      Year Ended   July 1, 2003 to
                                                                     December 31,    December 31,
                                                                         2004            2003
                                                                     ------------  ---------------
                                                                            (In Thousands)
      CASH FLOWS FROM OPERATING ACTIVITIES
           Net income                                                  $ 3,250        $ 1,570
           Adjustments to reconcile net income to net cash
               used in operating activities:
               Undistributed net income of subsidiary                   (1,787)        (1,628)
               Increase in other liabilities                                --             20
               (Increase) decrease in other assets                          40           (220)
                                                                       -------        -------

             Net Cash Provided by (Used in) Operating Activities         1,503           (258)
                                                                       -------        -------

      CASH FLOWS FROM INVESTING ACTIVITIES
           Purchase of available for sale securities                      (143)            --
           Investment in Berkshire Bank                                   (326)        (1,534)
           Contributed capital to Bank subsidiary                           --         (4,332)
                                                                       -------        -------

             Net Cash Used in Investing Activities                        (469)        (5,866)
                                                                       -------        -------

      CASH FLOWS FROM FINANCING ACTIVITIES
           Purchase of treasury stock                                       --         (1,850)
           Proceeds from the exercise of stock options                       8             20
           Payment of cash dividend                                     (1,008)            --
           Proceeds from the issuance of debentures                         --          8,000
                                                                       -------        -------

             Net Cash Provided by (Used in) Financing Activities        (1,000)         6,170
                                                                       -------        -------

             Net Increase in Cash and Cash Equivalents                      34             46

      CASH AND CASH EQUIVALENTS - BEGINNING                                 46             --
                                                                       -------        -------

      CASH AND CASH EQUIVALENTS - ENDING                               $    80        $    46
                                                                       =======        =======

EAST PENN FINANCIAL CORPORATION
================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 20 - QUARTERLY CONSOLIDATED FINANCIAL DATA (UNAUDITED)

The following represents summarized quarterly financial data of the Company which, in the opinion of management, reflects all adjustments necessary for a fair presentation (in thousands, except per share data):

                                                               Three Months Ended
                                               ---------------------------------------------------
      2004                                     March 31      June 30     September 30  December 31
      -----------------------------------      --------      -------     ------------  -----------
      Interest income                          $ 4,070       $ 4,089       $ 4,270       $ 4,419
      Interest expense                          (1,292)       (1,242)       (1,263)       (1,318)
                                               -------       -------       -------       -------

             Net Interest Income                 2,778         2,847         3,007         3,101

      Provision for loan losses                   (154)         (129)         (129)          (86)
      Other expenses, net of other income       (1,645)       (1,651)       (1,776)       (1,891)
                                               -------       -------       -------       -------

             Income before Income Taxes            979         1,067         1,102         1,124

      Income tax expense                          (228)         (257)         (271)         (266)
                                               -------       -------       -------       -------

             Net Income                        $   751       $   810       $   831       $   858
                                               =======       =======       =======       =======

      Earnings per common share:
           Basic                               $  0.12       $  0.13       $  0.13       $  0.14
                                               =======       =======       =======       =======

           Diluted                             $  0.12       $  0.13       $  0.13       $  0.14
                                               =======       =======       =======       =======

                                                               Three Months Ended
                                               ---------------------------------------------------
      2003                                     March 31      June 30     September 30  December 31
      -----------------------------------      --------      -------     ------------  -----------
      Interest income                          $ 3,571       $ 3,617       $ 3,792       $ 3,917
      Interest expense                          (1,182)       (1,121)       (1,173)       (1,209)
                                               -------       -------       -------       -------

             Net Interest Income                 2,389         2,496         2,619         2,708

      Provision for loan losses                   (114)         (114)         (114)          (38)
      Other expenses, net of other income       (1,499)       (1,513)       (1,521)       (1,564)
                                               -------       -------       -------       -------

             Income before Income Taxes            776           869           984         1,106

      Income tax expense                           188           218           244           276
                                               -------       -------       -------       -------

             Net Income                        $   588       $   651       $   740       $   830
                                               =======       =======       =======       =======

      Earnings per common share:
           Basic                               $  0.09       $  0.10       $  0.11       $  0.13
                                               =======       =======       =======       =======

           Diluted                             $  0.09       $  0.10       $  0.11       $  0.13
                                               =======       =======       =======       =======

                                          [LOGO] East Penn Financial Corporation

                             ---------------------
                             CORPORATE INFORMATION
                             ---------------------

NOTICE OF ANNUAL MEETING

The 2005 Annual Meeting of Shareholders will be held on Thursday, May 12, 2005 at 7:00 p.m., prevailing time, at:

  Allen Organ Company
  3370 Route 100
  Macungie, Pennsylvania 18062

TRANSFER AGENT

Registrar & Transfer Company
10 Commerce Drive
Cranford, New Jersey 07016-3572
Investor Relations
Telephone: 800-368-5948
Website: www.rtco.com

FORM 10-K REQUEST

The Form 10-K Report filed with the Securities and Exchange Commission may be obtained, without charge, by writing to:

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

The following table sets forth the Company's common stock prices for each quarter of 2004 and 2003 to the extent available, as reported by NASDAQ.

                                           2004                  2003
                                   -------------------    ------------------
Quarter                             High          Low      High        Low
------------------------------------------------------    ------------------
First                              $ 9.50        $8.00    $5.89        $5.32
Second                              10.35         8.30     8.75         5.65
Third                                8.95         7.90     9.10         7.30
Fourth                               9.13         8.17     9.49         8.75

Trades occurring during 2005 up to March 11, 2005 ranged from a high of $9.11 per share to a low of $8.42 per share, with the last trade as of March 11, 2005 at $9.00 per share.

DIVIDEND INFORMATION

During 2004, the Company initiated the payment of a semi-annual cash dividend. The first of the two cash dividends was in the amount of $0.08 per share and was paid on February 28, 2004 to all shareholders of record as of January 31, 2004. The second cash dividend paid during 2004 was in the amount of $0.08 per share payable August 31, 2004 to all shareholders of record as of August 4, 2004. During 2003, the Company paid an annual cash dividend of $0.10 per share on June 30, 2003 to all shareholders of record as of June 16, 2003.

DIVIDEND REINVESTMENT AND VOLUNTARY CASH CONTRIBUTION PLAN

The Dividend Reinvestment and Voluntary Cash Contribution Plan (the "Plan") provides shareholders with a convenient way to purchase additional shares of the Company's common stock by having cash dividends automatically reinvested and by making cash contributions to the Plan. A description of the Plan may be obtained by contacting:

Theresa M. Wasko
Treasurer and Chief Financial Officer
East Penn Financial Corporation
731 Chestnut Street
Emmaus, Pennsylvania 18049
E-mail: twasko@eastpennbank.com

COMMON STOCK

The Company has forty million shares of $0.625 par value common stock authorized. At March 11, 2005, 6,302,560 shares of the Company's common stock were outstanding to approximately 1,431 shareholders.

PREFERRED STOCK

The Company has sixteen million shares of preferred stock authorized, with no par value, none of which have been issued.

--------------------------------------------------------------------------------
EMMAUS
731 Chestnut Street
Emmaus, PA 18049
(610) 965-5959
emmaus@eastpennbank.com

TREXLERTOWN
6890 Hamilton Blvd.
Trexlertown, PA 18087
(610) 965-5959 or
(610) 530-9221
trexlertown@eastpennbank.com

MACUNGIE
201 W. Main Street
Macungie, PA 18062
(610) 965-5959 or
(610) 965-0611
macungie@eastpennbank.com

CEDAR CREST
1251 S. Cedar Crest Blvd.
Allentown, PA 18103
(610) 965-5959 or
(610) 433-6300
cedarcrest@eastpennbank.com

FOGELSVILLE
861 N. Rt. 100
Fogelsville, PA 18051
(610) 965-5959 or
(610) 336-4445
fogelsville@eastpennbank.com

MERTZTOWN
951 State Street
Mertztown, PA 19539
(610) 965-5959 or
(610) 641-0041
mertztown@eastpennbank.com

EMMAUS HIGH SCHOOL
500 Macungie Ave.
Emmaus, PA 18049
(610) 965-5959 or
(484) 232-6550
emmaushs@eastpennbank.com

EAST PENN MORTGAGE COMPANY
6890 Hamilton Blvd.
Trexlertown, PA 18087
610-965-5959 or
610-530-0334
--------------------------------------------------------------------------------

BANK STAFF

Evan Adams                            Carole Lipics
Guy Aldrich                           Debra Lucik
Edward Anderson                       Kimberly Marks
William Barto                         Jordan Martin
Rosa Batista                          Jordan Mease
Connie Bauer                          Sharon Michael
Holly Beacham                         Judith Miller
Yasmine Beitler                       Sarah Miller
Susan Bell                            Tanya Moll
Tony Betz                             Cynthia Morley
Nancy Bieber                          Lauren Morth
Jennifer Blank                        Christine Muller
Jennifer Bower                        Anna Musselman
Larry Boyer                           Noelia Ortiz
David Brokate                         Joanne Oswald
Denise Bucks                          Patricia Paul
Michael Burke                         Kenneth Pavkovic
Rebecca Carnrike                      Rhonda Paxton
Tonia Celiberti                       Lynne Peiffer
Marie Christman                       Brent Peters
Michael Cole                          Debra Peters
Nancy Cooper                          Kelly Pfleiger
Susan Davis                           Deborah Price
Rahul Dekhtawala                      Barton Randolph
Serena DeNardo                        Karin Reinert
Joshua DeWalt                         Michelle Reinhard
Carol Dilcher                         Wendy Reiss
Kevin Edgar                           Diana Reitnauer
Michele Eyer                          Ronald Reitnauer
Susan Fegely                          Edwin Renninger
Benjamin Fetterman                    Bonita Riccaboni
Alfred Fidelibus                      Maryellen Roesch
Gary Fillman                          Nicole Romig
Vera Fillman                          Carl Rotenberger
Amanda Flickinger                     Brian Sabol
Janet Fromm                           Doloris Schapitl
Carol George                          Gayle Schoedler
Lorraine Gilly                        Laurie Schrauger
Cynthia Gloss                         Heather Simon
Jan Gracely                           Susan Skibicki
David Gramberg                        Darlene Skinner
Madeline Grenz                        Gayle Smale
Dorothy Guisewhite                    Kimberly Smith
Elizabeth Haley                       Michael Sowinski
Barbara Hallman                       Jeanette Stauffer
Robert Hartranft                      Renee Stein
John Hayes                            Patricia Stumpp
Debbra Herman                         Daniel Tantaros
Katie Hess                            Robert Tostevin
Delores Hinnerschietz                 Jodi Trexler
Barbara Holben                        Jamie Vanim
Mary Horn                             Eileen Wanamaker
Larissa Joseph                        Theresa Wasko
Bruce Keil                            Olin Webb
Robert Kern                           Linda Weiss
Don Kohler                            Carol Wendling
Pamela Kohler                         Claire Wharton
Elizabeth Landis                      Joan Williams
Kyle Leapoal                          Rebecca Williams
Steven Levendusky                     Bonnie Wilson
Leonard Lightner                      Ruth Ann Zwally


                                                            WWW.EASTPENNBANK.COM