Form 10-K, Exhibit 13
period 2005-12-31
EAST PENN FINANCIAL CORP
filed 2006-03-31
CIK 1220483

EXHIBIT 13

[PHOTO OMITTED]                           [LOGO] East Penn Financial Corporation



                                                             [PHOTO OMITTED]

[PHOTO OMITTED]                                      OUTSIDE THE BOX THINKING...

                                                       INSIDE YOUR COMMUNITY.

                                                              2005 ANNUAL REPORT

                               Corporate Profile

East Penn Financial Corporation, headquartered in Emmaus, Pennsylvania, was organized on July 1, 2003. East Penn Bank, a wholly owned subsidiary of East Penn Financial Corporation, opened for business on November 1, 1991 as a local community bank dedicated to serving the financial needs of consumers and small businesses. East Penn Bank, with eight banking locations, remains committed to providing excellent customer service and quality financial products to customers throughout the Lehigh Valley.

                              Financial Highlights

(Dollars in thousands, except branch data and per share data)

at December 31,                                   2005          2004        2003          2002        2001
----------------------------------------------------------------------------------------------------------
Total assets                                $  404,229   $  359,414   $  337,939   $   272,077   $ 233,329
Net loans, including available for sale        291,392      238,977      205,569       178,183     154,271
Investment securities                           75,213       88,649      105,085        63,247      49,161
Deposits                                       324,306      298,265      279,898       243,640     206,636
Long-term debt                                  40,000       25,000       25,000            --          --
Junior subordinated debentures                   8,248        8,248           --            --          --
Mandatory redeemable capital debentures             --           --        8,000            --          --
Stockholders' equity                            22,841       21,667       19,543        19,664      16,575
Number of branches                                   8            7            7             7           7

for the years ended December 31,
----------------------------------------------------------------------------------------------------------
Net income                                  $    3,503   $    3,250   $    2,809   $     2,403   $   1,573
Basic earnings per share                    $     0.56   $     0.52   $     0.43   $      0.36   $    0.24
Diluted earnings per share                  $     0.55   $     0.51   $     0.43   $      0.36   $    0.24
Cash dividends per common share             $     0.19   $     0.16   $     0.10   $      0.06   $    0.05
Dividend payout ratio                            34.20%       31.02%       23.26%        16.66%      20.83%
Return on average equity                         15.86%       16.07%       13.96%        13.35%       9.82%
Return on average assets                          0.92%        0.93%        0.95%         0.95%       0.71%
Nonperforming loans to total loans                0.21%        0.44%        0.21%         0.51%       0.64%

 [THE FOLLOWING TABLE WAS REPRESENTED AS A BAR CHART IN THE PRINTED MATERIAL.]

           Net Income             Return on Equity         Dividend Payout Ratio
     (dollars in thousands)          (percent)                   (percent)

        '03    2,809              '03        13.96           '03       23.26
        '04    3,250              '04        16.07           '04       31.02
        '05    3,503              '05        15.86           '05       34.20

                                                         [PHOTO OMITTED]

         At East Penn Financial Corporation,             Brent L. Peters
         the customer is our first priority.              President and
                                                     Chief Executive Officer
Dear Fellow Shareholders:

The local Lehigh Valley economy has remained strong, enabling the Bank to continue to prosper and grow. During 2005, East Penn Bank was challenged by the fact that interest rates went down as quickly as they went back up. This was true for short-term rates; however, long-term rates remained at historically low levels. The result was a very flat yield curve which put interest margins and profits under a lot of pressure. This flat yield curve mandated that particular attention be paid to the successful execution of core-banking activities.

In spite of this flat yield curve, the Bank was able to maintain its net interest margin of 3.80%, up from 3.79% in 2004, by carefully managing its cost of funds and a 21.9% growth in loans. This resulted in an 8.8% increase in net interest income for the year. In addition, other income increased 17.9% over 2004. This growth was achieved through an 8.7% increase in deposits and through borrowed funds. This increase in revenue financed a 13.8% increase in operating expenses, attributable to increased costs associated with growth in core business volume and occupancy expenses related to the renovation and full utilization of a new administration building and the opening of an eighth branch. The net result was an increase in net income of 7.8% and a similar increase in diluted earnings per share.

In 2005, the Bank grew to over $404,229,000 in assets, representing a 12.5% increase over 2004. In the 4th quarter, we opened our first branch in Northampton County at 4510 Bath Pike, Bethlehem. This branch is off to a strong start and will anchor our banking activities in the Bethlehem/Easton markets. After two frustrating years, construction finally began on a new branch at 502 State Avenue, Emmaus. This branch is expected to open in May 2006. The Bank also signed an agreement to purchase property located at 2985 MacArthur Road, Whitehall. Development and construction of this site is scheduled for spring and summer of 2007. The other major investment was the completion of 22 South Second Street, Emmaus. This 20,000 square foot, 3-story office building has allowed the centralization of employees from three separate locations and is a major improvement in working conditions and increased efficiency.

The Bank was able to accomplish a great deal during 2005 while maintaining a strong ROAE of 15.86% and an increase of its cash dividend by 18.8%. We are very proud of our Company's financial performance and achievements and are dedicated to the continued success of our Company. Thank you for your continuing support of our efforts to bring quality banking to the Lehigh Valley.

Sincerely,

/s/ Brent L. Peters

Brent L. Peters
President and Chief Executive Officer

                                                 EAST PENN FINANCIAL CORPORATION

[LOGO] East Penn Financial Corporation

                Outside the Box Thinking.

The world of banking is  constantly  changing  and   evolving.  Not so long ago,
there was a time when each customer was known by name and helped on an individual basis. However, times have changed. New technology enables customers to bank and pay bills online; new processing methods allow checks to clear accounts upon receipt; and new software permits customers to view checks right on their home computers.

With these innovative technological changes comes an unfortunate shift in the customer/banker relationship.

Priorities like excellent customer service and satisfaction have slowly given way to an emphasis on filling quotas and selling financial services. A sales culture has infiltrated the banking industry, and in the process has crowded out the customer service component.

Front-line employees are no longer encouraged to speak freely to customers in a friendly manner. Instead, in many institutions they are instructed to follow a script to maximize the possibility that customers can be persuaded to sign up for a particular service or open another account. With this type of customer service credo in place, customers are no longer viewed as individuals but as opportunities to expand the bottom line.

To some, this type of customer/banker relationship may now be the norm. East Penn Bank prefers to think "outside the box." As a local full service community bank, we remain committed to reversing this sales culture trend that has "boxed in" so many other financial institutions. We embody a customer service philosophy in which we take the time to get to know our customers and their individual needs. We don't follow set scripts when speaking to customers in our

                                [PHOTO OMITTED]

President Wilfred Weppler and son James Weppler, Vice President, holding one of their products in Aetna Felt's warehouse on West Emaus Avenue in Allentown.

                           ...Inside Your Community

--------------------------------------------------------------------------------
OUR" OUTSIDE THE BOX THINKING" WILL CONTINUE TO SET US APART FROM SO MANY OTHER
                                     BANKS.
--------------------------------------------------------------------------------

                                [PHOTO OMITTED]

President Joseph Damiano inside his Premise Maid Candies store on Hamilton Boulevard in Breinigsville.

lobbies and we don't use a cookie cutter approach when making decisions about services our customers may need. We simply provide personalized financial services that fit the needs and lives of our customers; a practice that may seem unusual in today's banking industry.

As East Penn Bank continues to expand throughout the Lehigh Valley, our "outside the box" thinking will continue to set us apart from so many other banks. We will continue to support local charities, events, and businesses that impact our community. We will continue to care about our customers' needs and wants as well as who our customers are. And no matter how much technology changes the banking industry, East Penn Bank will always make customer service our top priority. Now, that's thinking "outside the box."

                                 [PHOTO OMITTED]

Co-owner Richard Salezze inside his new Scott Hummer dealership on Lehigh Street in Allentown.

                                                 EAST PENN FINANCIAL CORPORATION

[LOGO] East Penn Financial Corporation

Directors and Officers

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

Peter L. Shaffer
Owner, Shaffer & Associates
Certified Public Accountants

Konstantinos A. Tantaros
Developer and Owner
Tantaros, Inc.

F. Geoffrey Toonder, M.D., P.C.
Retired Cardio-Thoracic and
Vascular Surgeon

Donald S. Young
Attorney at Law

[PHOTO OMITTED]

Back row, left to right: Konstantinos A. Tantaros; Linn H. Schantz; Dale A. Dries; Peter L. Shaffer; Brent L. Peters; Gordon K. Schantz; Allen E. Kiefer

Front row, left to right: Donald R. Schneck; Donald S. Young; Forrest A. Rohrbach; F. Geoffrey Toonder, M.D.; Thomas R. Gulla

OFFICERS

Brent L. Peters
President and
Chief Executive Officer

Forrest A. Rohrbach
Chairman of the Board

John M. Hayes
Vice President

Bruce R. Keil
Secretary

Debra K. Peters
Vice President

Theresa M. Wasko
Treasurer and
Chief Financial Officer

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                  OPERATIONS OF EAST PENN FINANCIAL CORPORATION
              FOR THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

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

      In addition to the historical information contained in this document, the discussion presented contains forward-looking statements that involve risks and uncertainties, such as statements of our plans, objectives, expectations and intentions. Please note that the cautionary statements made in this report are applicable to all forward-looking statements in this document. Our actual results could differ materially from those discussed here. Factors that could cause or contribute to these differences include, but are not limited to, those discussed in this section. The Company's forward-looking statements are relevant only as of the date on which such statements are made. By making any forward-looking statements, the Company assumes no duty to update them to reflect new, changing or unanticipated events or circumstances.

Critical Accounting Policies and Estimates

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

      The Company does not have unvested options as of December 31, 2005, but will adopt the modified prospective method and use the modified prospective method, and record stock-based compensation expense, net of related tax effects. Any additional impact that the adoption of this Statement will have on the Company's consolidated financial position and results of operations will be determined by share-based payments granted in future periods. There is no impact on cash flows.

      Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (1) length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

      The accounting and reporting policies followed by the Company conform, in all material respects, to accounting principles generally accepted in the United States of America. In preparing the consolidated financial statements, management has made estimates, judgments and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated statements of condition and results of operations for the periods indicated. Actual results could differ significantly from those estimates.

      The Company's accounting policies are fundamental to understanding Management's Discussion and Analysis of Financial Condition and Results of Operations. The most significant accounting policies followed by the Company are presented in Note 1 of the consolidated financial statements. The Company has identified its policies on the allowance for loan losses and income taxes to be critical because management has to make subjective and/or complex judgments about matters that are inherently uncertain and could be most subject to revision as new information becomes available. Additional information on these policies can be found in Note 1 of the consolidated financial statements. Management has reviewed the application of these policies with the Audit Committee of the Company's Board of Directors.

OVERVIEW

      As a community-focused financial institution, the Company, through its wholly-owned banking subsidiary, generates the majority of its revenues from net interest income derived from its core banking activities. During 2005, the Company continued to experience strong financial performance by posting record earnings for the year and achieving solid growth in assets, loans and deposits. The Company was able to successfully grow its earnings while maintaining its commitment to ensuring strong credit quality, retaining and expanding customer relationships and carefully managing interest rate risk. In addition, the Company has remained focused on the business practices that not only return value to its customers but to its shareholders as well.

      The Company's  assets  increased  12.47% to  $404,229,000  at December 31,
2005, from $359,414,000 at December 31, 2004. Asset growth was positively impacted by growth in loans receivable, net of the allowance for loan losses, which increased $52,484,000, or 22.07%, to $290,315,000 from $237,831,000, and offset by a reduction in investment securities, which declined $13,436,000, or 15.16%, to $75,213,000 from $88,649,000. This shifting of assets occurred as a result of reinvesting the cash flow generated from the investment securities portfolio to fund loan growth, which is a higher yielding asset. Deposits, which increased $26,041,000, or 8.73%, to $324,306,000 from $298,265,000, were another source of funding the loan growth. The growth in total deposits during 2005 was higher than the growth in deposits during 2004 as a result of the Bank's continued focus to be competitive in the market by offering competitive interest rates and providing quality customer service. However, the increased deposit growth was not sufficient enough to fund the increased loan demand. To make up for this shortfall, long-term borrowings were used, which account for the $15,000,000 increase in long-term borrowings to $40,000,000 as of December 31, 2005 from $25,000,000 as of December 31, 2004.

      In 2005, the Company achieved record net income of $3,503,000, an increase of 7.78% over net income of $3,250,000 for 2004. Basic earnings per share in 2005 were $0.56 per share, an increase of 7.69% over $0.52 in 2004. Diluted net income per common share increased 7.84%, to $0.55 per share from $0.51 per share. The Company's results of operations are primarily dependent upon net interest income, which is the difference between interest earned from interest earning assets and interest expense paid on interest bearing liabilities. Changes in net interest income are not only impacted by changes in interest rates, but are also impacted by changes in the make-up of the balance sheet and the level of yield generated from interest earning assets versus the costs associated with interest bearing liabilities. The Company also generates non-interest income from fees associated with various services and products offered to customers, mortgage banking activities, bank owned life insurance ("BOLI") and from the sale of assets, such as loans or investments. Offsetting these revenues are provisions for potential losses on loans, administrative expenses and income taxes.

RESULTS OF OPERATIONS

Net Interest Income and Net Interest Margin

      Net interest income is the most significant component of the Company's net income. It is the difference between interest income earned on interest earning assets and interest expense paid on interest bearing liabilities. The change in net interest income from year to year may be due to changes in interest rates, changes in volumes of interest-earning assets and liabilities as well as changes in the mix of such assets and liabilities. The Company's principal interest-earning assets are loans to businesses and individuals, with a secondary source of income earned from the investment securities portfolio. Interest-bearing liabilities consist primarily of time deposits, money market accounts, savings deposits and borrowings. Generally, changes in net interest income are measured by net interest rate spread and net interest margin. Net interest rate spread is equal to the difference between the average rate earned on interest-earning assets and the average rate incurred on interest-bearing liabilities. Net interest margin is the average yield on interest earning assets minus the average interest rate paid on interest bearing deposits. Net interest income growth is generally dependent upon balance sheet growth and maintaining or growing the net interest margin.

2005 Compared to 2004

      Total interest income increased on a fully tax equivalent basis (as adjusted for the tax benefit derived from tax exempt assets - see Table 1 for calculation), by $3,363,000, or 19.4%, to $20,742,000 for 2005 from $17,379,000 for 2004. Evaluating income on a fully tax equivalent basis allows management to ensure that income generated from tax exempt assets is appropriately compared with income generated from other taxable assets. This increase is the result of a 9.6% increase in average interest-earning assets, which grew to $355,039,000 during 2005, from $323,825,000 during 2004. The growth in average interest-earning assets was attributable to increased loan volume, which was funded from the cash flow generated from the investment securities portfolio, long-term borrowings and deposit growth. Further impacting interest income were seven 25-basis point increases in the prime rate during 2005 that resulted in better than anticipated yields on interest-earning assets. The yield on average interest-earning assets increased to 5.84% for the year ended December 31, 2005 from 5.37% for the same period in 2004.

      Total interest expense for 2005 was $7,255,000 compared to $5,115,000 in 2004. The increase of $2,140,000, or 41.8%, is attributable to the growth in average interest bearing liabilities, which increased to $316,555,000 for the 2005 year end from $287,355,000 for the 2004 year end. The need to increase long-term borrowings to complement average deposit growth of 6.5% in order to fund loan volume, contributed to the increase in average interest bearing liabilities. However, due to the higher costs associated with long-term borrowings as well as the need to increase interest rates to remain competitive in maintaining and attracting deposits, cost of funds increased to 2.29% for the year ended December 31, 2005 from 1.78% for the 2004 year end.

      Net interest income on a fully tax equivalent basis increased by $1,223,000, or 10%, to $13,487,000 for the year ended December 31, 2005 from
$12,264,000 for the year ended December 31, 2004. The Company's net interest rate spread decreased to 3.55% in 2005 from 3.59% in 2004, while the net interest margin increased to 3.80% in 2005 from 3.79% in 2004. The increases in short-term interest rates as well as the Company's efforts to manage the growth and pricing of interest earning assets and interest bearing liabilities, helped to minimize the deterioration of its net interest spread and net interest margin.

      The Company's ability to manage net interest income over a variety of interest rate and economic environments is important to its financial success. Growth in net interest income is generally dependent upon the growth of the balance sheet and maintaining or growing the net interest margin. See the "Quantitative and Qualitative Disclosure About Market Risk" section of Management's Discussion on page 28 for a further discussion of the Company's efforts to control interest rate risk and manage net interest income.

2004 Compared to 2003

      Total interest income increased on a fully tax equivalent basis, by $2,060,000, or 13.4%, to $17,379,000 for the year ended December 31, 2004 from
$15,319,000 for the year ended December 31, 2003. This increase is the result of a 16.2% increase in interest-earning assets, which grew to $323,825,000 in 2004 from $276,177,000 in 2003. This increased volume offset the decrease in the yields on interest earning assets which declined to 5.37% in 2004 from 5.55% in 2003.

      Total interest expense increased $430,000, or 9.2%, to $5,115,000 in 2004 from $4,685,000 in 2003. This increase is attributable to the increase in average interest-bearing liabilities, which increased $46,473,000, or 19.3%, to $287,355,000 for 2004 from $240,882,000 for 2003. However, while interest expense increased, cost of funds decreased to 1.78% in 2004 from 1.94% in 2003, through management's efforts in managing interest rates paid and the timing of rate changes on interest bearing liabilities.

      Net interest income increased on a fully tax equivalent basis, by $1,630,000, or 15.3%, to $12,264,000 in 2004 from $10,634,000 in 2003. Although interest rates remained at their historic lows for the first half of 2004, there were five interest rate increases during the second half of the year resulting in a 125 basis point increase in the prime rate, which resulted in increases in the Bank's lending rates. The rate increases as well as the Company's efforts to manage the growth and pricing of interest earning assets and interest bearing liabilities, helped to minimize the deterioration of its net interest spread and net interest margin.

      Table 1 presents a summary of the Company's average balances, rates, interest income and expense, the interest rate spread and the net interest margin for the years ended December 31, 2005, 2004 and 2003.

                                    TABLE 1
             AVERAGE BALANCES, RATES AND INTEREST INCOME AND EXPENSE

Year Ended December 31,                            2005                           2004                          2003
--------------------------------------------------------------------  ------------------------------  ------------------------------
                                       Average                         Average                        Average
(Dollars in Thousands)                 Balance  Interest  Yield/Rate   Balance  Interest  Yield/Rate  Balance   Interest  Yield/Rate
--------------------------------------------------------------------  ------------------------------  ------------------------------
Assets
Interest Earning Assets
Securities:
  Taxable securities (2)              $  69,102 $   3,061      4.43%  $  82,890 $  3,551       4.28%  $ 63,250  $  2,521       3.99%
  Tax-exempt securities (1)(2)           15,427       956      6.20%     12,487      785       6.29%    12,479       875       7.01%
                                      ------------------------------  ------------------------------  ------------------------------
    Total securities                     84,529     4,017      4.75%     95,377    4,336       4.55%    75,729     3,396       4.48%
Total loans (1)(3)(4)(5)                265,265    16,540      6.24%    224,259   12,963       5.78%   191,851    11,796       6.15%
Other interest earning assets             5,245       185      3.53%      4,289       80       1.91%     8,597       127       1.48%
                                      --------------------------------------------------------------  ------------------------------
Total Interest Earning Assets           355,039    20,742      5.84%    323,825   17,379       5.37%   276,177    15,319       5.55%
Non-Interest Earning Assets
Unrealized gains (losses) on
   available for sale securities           (220)                            390                          1,417
Allowance for loan losses                (2,990)                         (2,646)                        (2,326)
Other assets                             30,043                          27,101                         22,377
                                      ---------                       ---------                       --------

Total Assets                          $ 381,872                       $ 348,670                       $297,645
                                      =========                       =========                       ========

Liabilities and Stockholders' Equity
Interest Bearing Liabilities
  Interest bearing
    demand deposits                   $ 116,978     1,616      1.38%  $ 118,950    1,292       1.09%  $ 99,684     1,272       1.28%
  Savings deposits                       42,684       409      0.96%     43,076      362       0.84%    38,176       467       1.22%
  Time deposits                         103,725     3,227      3.11%     85,241    2,037       2.39%    91,612     2,615       2.85%
                                      ------------------------------  ------------------------------  ------------------------------
Total interest bearing deposits         263,387     5,252      1.99%    247,267    3,691       1.49%   229,472     4,354       1.90%
Federal funds purchased and
  securities sold under
  agreements to repurchase                7,428       169      2.28%      7,020       83       1.18%     5,722        30       0.52%
Long-term debt                           37,740     1,290      3.42%     25,068      797       3.18%     2,322        74       3.19%
Junior subordinated and
  mandatory redeemable
  capital debentures                      8,000       544      6.80%      8,000      544       6.80%     3,366       227       6.74%
                                      ------------------------------  ------------------------------  ------------------------------
Total Interest Bearing Liabilities      316,555     7,255      2.29%    287,355    5,115       1.78%   240,882     4,685       1.94%
                                      ------------------------------  ------------------------------  ------------------------------

Non-Interest Bearing Liabilities
Demand deposits                          41,496                          39,664                         34,999
Other liabilities                         1,721                           1,428                          1,632

Stockholders' Equity                     22,100                          20,223                         20,132
                                      ---------                       ---------                       --------

Total Liabilities and
  Stockholders' Equity                $ 381,872                       $ 348,670                       $297,645
                                      =========                       =========                       ========

Net Interest Income                             $  13,487                       $ 12,264                        $ 10,634
                                                =========                       ========                        ========
Net Interest Spread                                            3.55%                           3.59%                           3.60%
                                                          ==========                      ==========                      ==========
Net Interest Margin                                            3.80%                           3.79%                           3.85%
                                                          ==========                      ==========                      ==========

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

(5) Interest income on loans includes net amortized revenues (costs) on loans totaling $33,000 for 2005, ($93,000) for 2004 and ($62,000) for 2003

      Table 2 presents a summary of changes in interest income and interest expense resulting from changes in volumes (average balances) and changes in rates for the periods indicated.

                                     TABLE 2
                   RATE VOLUME ANALYSIS OF NET INTEREST INCOME
                        FOR THE YEARS ENDED DECEMBER 31,

                                                2005 vs. 2004                    2004 vs. 2003
                                         ----------------------------   -------------------------------
                                             Increase/(Decrease)              Increase/(Decrease)
                                         ----------------------------   -------------------------------
(Dollars In Thousands)                   Volume      Rate     Total      Volume      Rate       Total
                                         -------    -------  --------   --------    -------   ---------
Interest-Earning Assets:
   Interest bearing due from banks
      and federal funds sold             $    24    $    81  $   105    ($    84)   $    37   ($    47)
   Securities (1)                           (524)       205     (319)        887         53        940
   Loans (1) (2)                           2,500      1,077    3,577       1,907       (740)     1,167
                                         ----------------------------   -------------------------------
Net Change in Interest Income              2,001      1,362    3,363       2,710       (650)     2,060
                                         ----------------------------   -------------------------------

Interest-Bearing Liabilities:
   Interest bearing demand
      deposits                               (21)       345      324          10        (71)       (61)
   Savings deposits                           (3)        50       47         292       (316)       (24)
   Time deposits                             497        693    1,190        (201)      (377)      (578)
   Federal funds purchased and
      securities sold under agreements
      to repurchase                            5         81       86          15         38         53
   Long-term borrowings                      429         64      493         723         --        723
   Junior subordinated and
      mandatory redeemable
      capital debentures                      --         --       --         321         (4)       317
                                         ----------------------------   -------------------------------
Net Change in Interest Expense               908      1,232    2,140       1,160       (730)       430
                                         ----------------------------   -------------------------------

CHANGE IN
   NET INTEREST INCOME                   $ 1,093    $   130  $ 1,223     $ 1,550    $    80    $ 1,630
                                         ============================   ===============================

(1) Yields on tax-exempt assets have been computed on a fully tax-equivalent basis assuming a tax rate of 34%.

(2) Interest income includes net amortized revenues (costs) on loans of $33,000, ($93,000) and ($62,000) in 2005, 2004 and 2003, respectively.

Provision for Loan Losses

      The Company provides for credit risk associated with lending activities through its provision for loan losses and allowance for loan losses. Although the Company maintains sound credit practices, loan deterioration may occur resulting in the eventual charge off of certain loans as losses. The provision for loan losses, which is an expense that is recorded in the income statement, is used to fund or increase the allowance for loan losses to an appropriate balance that is available to absorb estimated losses inherent in the portfolio. The determination of the appropriateness and adequacy of the allowance is based upon management's ongoing analysis of the loan portfolio, assessment of historical loan loss experience, and other relevant factors inherent in the loan portfolio. Since no single statistic or measurement is accurate enough to determine the adequacy of the allowance, such an estimate is based on a number of factors including:

      - a continuing review of delinquent, classified and non-accrual loans, large loans and overall portfolio quality and trends;

      - analytical review of loan charge-off experience, delinquency rates and other relevant historical and peer statistical ratios;

      - management's judgment with respect to the composition and nature of the portfolio, concentrations of credit, regulatory recommendations and current and projected economic and business conditions and their impact on the existing portfolio; and

      - observations derived from regular examinations and reviews of the portfolio by regulatory authorities and independent auditors.

      The allowance is allocated not only to specific loan categories based upon management's classification of loans under the Company's internal loan grading system, but also to pools of other loans that are not individually analyzed. Management makes allocations to specific loans based on the present value of expected future cash flows or the fair value of the underlying collateral for impaired loans and to other classified loans based on various credit risk factors. These factors include collateral values, the financial condition of the borrower and industry and current economic trends.

      Allocations for commercial loan pools are developed by internal risk rating and are based on management's judgment concerning historical loss trends and other relevant factors. Installment and residential mortgage loan allocations are made at a total portfolio level based on historical loss experience adjusted for portfolio activity and current conditions. Estimated credit losses are based on the average annual rate of net charge-offs experienced over the previous two or three years on similar loans, adjusted for current conditions and trends. While allocations are made to specific loans and pools of loans, the allowance is available for all loan losses.

      The provision for loan losses was $420,000 for 2005, $498,000 for 2004 and $380,000 for 2003. The provision expense for 2005 was reduced by 15.7% as compared with 2004. The decrease in the provision for 2005 was primarily attributable to the overall strength in the quality of the loan portfolio, as evidenced by the asset quality ratios. The consistency in the strength of the asset quality was a key factor considered in determining an appropriate level for the allowance for loan losses in light of the strong growth in the loan portfolio. The provision expense for 2004 was increased by 31.1% as compared with 2003 due to the increased loan growth during 2004.

      The allowance for loan losses represented 1.05% of total loans receivable at December 31, 2005, as compared with 1.18% and 1.16% at December 31, 2004 and 2003. Management regularly assesses the appropriateness and adequacy of the loan loss reserve in relation to credit exposure associated with individual borrowers, overall trends in the loan portfolio and other relevant factors, and believes the reserve is reasonable and adequate for each of the periods presented. The Bank has no credit exposure to foreign countries or foreign borrowers.

      Table 3 sets forth the period-end loans receivable balances and summarizes the Bank's loan loss experience for the periods presented, as well as certain ratios related to net charge-offs and the allowance for loan losses as a percent of the total loan portfolio.

                                     TABLE 3
                         SUMMARY OF LOAN LOSS EXPERIENCE

                                                   Years Ended December 31,
(Dollars In Thousands)               2005        2004        2003        2002        2001
                                  ---------------------------------------------------------
Amount of loans receivable
   outstanding at end of period   $ 293,387   $ 240,669   $ 207,016   $ 176,987   $ 153,765
                                  =========   =========   =========   =========   =========

Average loans receivable          $ 265,265   $ 224,259   $ 191,851   $ 169,987   $ 150,912
                                  =========   =========   =========   =========   =========

Allowance for loan losses:
Beginning balance                 $   2,838   $   2,403   $   2,167   $   1,843   $   1,544
   Charge-offs:
      Commercial loans                  (47)         --         (94)         (5)        (30)
      Real estate loans                 (36)         --          --          --         (45)
      Consumer loans                   (123)        (80)        (56)        (44)        (51)
                                  ---------   ---------   ---------   ---------   ---------
         Total charge-offs             (206)        (80)       (150)        (49)       (126)
   Recoveries                            20          17           6           6          58
                                  ---------   ---------   ---------   ---------   ---------
         Net charge-offs               (186)        (63)       (144)        (43)        (68)
Provision for loan losses               420         498         380         367         367
                                  ---------   ---------   ---------   ---------   ---------
Ending balance                    $   3,072   $   2,838   $   2,403   $   2,167   $   1,843
                                  =========   =========   =========   =========   =========

Ratios:
   Net charge-offs to
      average loans                    0.07%       0.03%       0.08%       0.03%       0.05%

   Net charge-offs to the
      provision for loan losses       44.29%      12.65%      37.89%      11.72%      18.53%

   Allowance for loan losses
      to loans receivable at end
      of period                        1.05%       1.18%       1.16%       1.22%       1.20%

Allocation of the Allowance for Loan Losses

      The following Table 4 details the allocation of the allowance for loan losses to the various loan categories. The allocation is made for analytical purposes and is not necessarily indicative of the loan categories in which future credit losses may occur. The total allowance is available to absorb losses from any segment of loans.

                                     TABLE 4
                   ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

                                  2005              2004              2003              2002              2001
                             ---------------------------------------------------------------------------------------
                                     % Gross           % Gross           % Gross           % Gross           % Gross
(Dollars In Thousands)       Amount    Loans    Amount   Loans   Amount    Loans    Amount   Loans    Amount   Loans
                             ---------------------------------------------------------------------------------------
Commercial loans             $2,691    70.2%   $2,276    65.3%   $1,798    61.8%   $1,507    59.2%   $1,227    55.3%
Real estate - residential       109    13.0%      180    15.2%      194    15.4%      203    16.4%      262    23.6%
Real estate - construction       17     0.9%       33     1.4%       66     4.0%       73     4.1%       41     2.7%
Home equity and
   consumer loans               255    15.9%      349    18.1%      345    18.8%      384    20.3%      313    18.4%
                             ---------------   ---------------   ---------------   ---------------   ---------------

      Total                  $3,072   100.0%   $2,838   100.0%   $2,403   100.0%   $2,167   100.0%   $1,843   100.0%
                             ===============   ===============   ===============   ===============   ===============

      The trend in the loan composition in 2005 was a continuation of the trend experienced in 2004. At December 31, 2005, commercial loans (including commercial real estate and tax-exempt loans) increased $48,792,000, or 31.1%, and accounted for 70.2% of the total loan portfolio. While the amount of real estate, home equity and other consumer loans increased year over year, their totals as a percentage of total loans actually decreased to 29.8% at December 31, 2005 as compared with 34.7% at December 31, 2004. With the inherently higher level of credit risk associated with commercial borrowings in general, the allocation to the allowance for loan losses for 2005 was appropriated to address the risk associated with this particular type of borrowing. However, consideration was also given to consistency in the credit quality of the portfolio, which remained high as evidenced by asset quality measures used. The net result of the Company's allowance allocation determination process was a provision for loan losses that was $70,000, or 15.7%, less than 2004.

Non-Interest Income

2005 Compared to 2004

      Non-interest income continues to represent a considerable source of income for the Company, representing 16.4% of the total revenues (comprised of net interest income and non-interest income) in 2005. This percentage is higher than that of 2004 where non-interest income was 15.4% of total revenues. Non-interest income consists primarily of customer service fees, commission income derived from mortgage banking activities, income from the investment in bank owned life insurance ("BOLI") and gains on sale of available for sale securities.

      Non-interest income increased $381,000, or 17.9%, to $2,511,000 during 2005 from $2,130,000 in 2004. Customer service fee income increased $455,000, or 47.1%, to $1,422,000 in 2005 from $967,000 in 2004. This increase was primarily attributable to fees earned on an overdraft privilege service introduced in the first quarter of 2005, growth in core deposit and increased activity. Income from the gain on sale of available for sale securities increased by $88,000 to a gain of $135,000 in 2005 as compared with $47,000 in 2004. The Company took advantage of an opportunity in the bond market, which provided a net gain from the combined sales of a mortgage-backed security and various tax-exempt and taxable municipal securities. The decision to sell available for sale investment securities is dependent on factors such as interest rate risk and cash flow requirements, market conditions and projections of future price performance and interest rate movements. "Other income" increased $49,000 primarily due to higher than normal volume in merchant credit card transactions processing that occurred earlier in 2005.

      Offsetting these increases was a decline of $154,000 in income from mortgage banking activities. The lower level of income in 2005 compared with 2004 reflected lower origination volume and a decrease in margins due primarily to the increase in average interest rates and lower consumer demand. An $18,000 decline in income derived from the cash surrender value associated with the Bank's investment in life insurance, and a $39,000 decline in income as a result of there being fewer sales of other real estate in 2005 as compared with 2004 were additional factors that had a negative impact on non-interest income.

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

2004 Compared to 2003

      Non-interest income for 2004 decreased $141,000, or 6.2%, to $2,130,000 from $2,271,000 in 2003. Contributing to this decrease were investment security gains realized from the sale of available for sale securities, which decreased by $256,000 to gains of $47,000 in 2004 from gains of $303,000 in 2003. Further impacting the decline in non-interest income was a decrease of $73,000 in mortgage banking fees associated with the sale of mortgages originated by the Bank. This decline was due to the volume of mortgage origination activity being lower than that of 2003. However, the Bank was able to mitigate the impact of this lower volume by entering into an agreement under the Federal Home Loan Bank ("FHLB") Mortgage Partnership Finance Program ("MPF"), which allowed the Bank to generate additional other income as a result of selling residential mortgages service retained. Offsetting these declines were increases attributable to customer service fees which increased $48,000, additional income of $36,000 from BOLI, $61,000 in net gain realized from the sale of foreclosed real estate and $43,000 in income attributable to the increased volume and processing fees associated with merchant and credit card transactions.

Non-Interest Expenses

      Non-interest expenses are a combination of general and administrative expenses that are the result of being in business. While salary and employee benefit expenses represent the largest component of total non-interest expenses for 2005, other significant components include:

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

2005 Compared to 2004

      For the year ended December 31, 2005, non-interest expenses increased $1,252,000, or 13.8%, to $10,345,000 from $9,093,000 for the 2004 year-end. This increase is not only due to the Company's continued growth, but is attributable to increased occupancy and equipment costs associated with the renovation, occupancy and full utilization of a 3-story brick building purchased in 2004 to house administrative, operational and executive offices.

      Salary expenses and related employee benefits increased by $469,000, or 9.5%, to $5,397,000 for 2005 from $4,928,000 for 2004. This increase was due to budgeted salary increases, bonuses paid to employees and increased premium costs associated with group medical insurance. While the staffing level at December 31, 2005 increased to 122 full-time equivalent employees as compared to 118 at December 31, 2004, salary and benefit expenses accounted for 52.2% of total non-interest expenses for 2005 as compared with 54.2% for 2004.

      Occupancy and equipment expenses increased by $304,000, or 20.5%, to $1,788,000 for 2005 from $1,484,000 for 2004. This increase is the result of additional costs associated with the renovation, occupancy and full utilization of a 3-story brick building purchased in 2004 to house administrative, operational and executive offices. Further contributing to this increase was depreciation associated with additional equipment purchased to accommodate the Company's growth and its occupancy of the new administrative, operational and executive offices.

      Other expenses increased $479,000, or 17.9%, to $3,160,000 in 2005 from $2,681,000 in 2004. The increase in other expenses is primarily attributable to the Company's growth and increased transactional volume, which impacted certain volume driven expenses.

      Management expects the percentage of growth in non-interest expenses in the upcoming year to be higher than the growth experienced in the previous two years, not only as a result of the Company's organic growth, but also because of the building and planned opening in mid-2006 of a new branch facility located at 502 State Road, Emmaus, Pennsylvania.

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

      Occupancy and equipment expenses increased $160,000, or 12.1%, to $1,484,000 for 2004 from $1,324,000 for 2003. The increase was primarily due to the cost associated with the purchase of furniture and equipment and the renovation of a 3-story brick building located at 22 South Second Street, Emmaus, Pennsylvania which is being used to house administrative, operational and executive areas of the Company. Partial usage and occupancy of the building commenced November 2004, with full occupancy occurring within the first half of 2005.

      Other expenses increased $213,000, or 8.6%, to 2004 compared with 2003. The significant components of other expenses include professional fees, advertising and business development, postage, telephone, stationary and printing, ATM related expenses, bank shares tax and service fees totaling $2,681,000 for 2004 compared to $2,468,000 for 2003. While management continues its efforts to minimize the increase in such expenses, the increase was primarily attributable to the Company's growth.

Income Taxes

      The Company's provision for income taxes for 2005 was $1,014,000 as compared with $1,022,000 for 2004 and $926,000 for 2003. The $8,000, or 0.8%,
decline in income tax expense for 2005 as compared with 2004 was the result of achieving a higher level of tax-exempt net income in proportion with pre-tax net income. Income tax expense as a percentage of pretax income in 2005 was 22.44% as compared with at 24% for 2004 and 25% for 2003. The effective tax rate continues to be less than the statutory Federal tax rate of 34%. The difference between the statutory and effective tax rates primarily reflects the tax-exempt status of interest income on obligations of state and political subdivisions and the impact of the cash surrender value of bank owned life insurance.

Net Income

2005 Compared to 2004

      Net income for the year ended December 31, 2005 was $3,503,000, an increase of $253,000, or 7.8%, from $3,250,000 for 2004. The increase in net income was the result of increases of $1,038,000 in net interest, $381,000 increase in non-interest income, a $78,000 decline in the provision for loan losses and an $8,000 decrease in the provision for income taxes. Offsetting this increased level of income were operating expenses which increased $1,252,000. Basic and diluted earnings per share for 2005 were $0.56 and $0.55 per share as compared with 2004, which were $0.52 and $0.51 per share. Factors contributing to the increased level of net income include increased interest income due to loan growth and a rate increase following the 175-basis point increase in the prime rate, which occurred during 2005. The Bank's aggressive efforts to manage its cost of funds and seek sources of other income also had a positive impact on net income.

      Management strives to increase net income year over year. In light of the uncertainties presented by the economic environment and geopolitical events, the Company's business is sensitive to general business and economic conditions, such as interest rates, consumer perception and confidence, competition, fluctuations in the equity markets and the strength of local and national economies. As such, the Company remains focused on monitoring its risk/return profile. While management believes that financial institutions are likely to see compression of their net interest margin in the future, which could negatively impact net income, it further believes that the Company can adequately manage its net interest margin within a relatively stable range and offset its effect on net income by focusing on fee income, growth in business relationships, cost control and quality interest earning assets.

2004 Compared to 2003

      Net income increased to $3,250,000 for 2004 from $2,809,000 for 2003. This increase of $441,000, or 15.9%, was the result of increases of $1,521,000 in net interest income, offset by a decline of $141,000 in non-interest income and increases of $118,000 in the provision for loan losses, $725,000 in non-interest expenses and $96,000 in the provision for income taxes. Basic and diluted earnings per share for 2004 were $0.52 and $0.51 per share as compared with 2003, which were $0.43 per share.

FINANCIAL CONDITION

Securities

      The Company's securities portfolio is comprised of securities, which not only provide interest income, including tax-exempt income, but also provide a source of liquidity, diversify the earning assets portfolio, allow for the management of risk and tax liability, and provide collateral for repurchase agreements and public fund deposits. Policies are in place to address various aspects of managing the portfolio, including but not limited to, concentrations, liquidity, credit quality, interest rate sensitivity and regulatory guidelines. Adherence to these policies is monitored by the Company's Asset/Liability Committee ("ALCO") on a monthly basis.

      Although the Company generally intends to hold its investment securities to maturity, 98.6% of the securities portfolio is classified as available for sale, with new purchases generally categorized as available for sale. Available for sale securities are a part of the Company's interest rate risk management strategy and may be sold in response to changes in interest rates, changes in prepayment risk, liquidity management and other factors. Securities in the available for sale category are accounted for at fair value with unrealized appreciation or depreciation, net of tax, reported as a separate component of stockholders' equity. Securities in the held to maturity category are accounted for at amortized cost. The Company invests in securities for the yield they produce and not to profit from trading. The Company holds no trading securities in its portfolio, and the securities portfolio contained no high-risk securities or derivatives as of December 31, 2005.

      The securities portfolio at December 31, 2005 was $75,213,000, compared to $88,649,000 at December 31, 2004, a decrease of $13,436,000, or 15.2%. The decline is attributable to repayments of principal, which were primarily used to fund the Company's strong loan growth of 21.90%. Further adding to the decline was a sale of investment securities totaling $4,250,000, the proceeds of which were also used to fund loans. Securities available for sale decreased to $74,175,000 at December 31, 2005 from $87,609,000 at December 31, 2004, while securities held to maturity were $1,038,000 at December 31, 2005 as compared with $1,040,000 at December 31, 2004.

      The carrying value of the available for sale portion of the portfolio at December 31, 2005 includes an unrealized loss of ($1,334,000) (reflected as an accumulated other comprehensive loss of ($880,000) in stockholders' equity, net of deferred income tax liability of ($456,000)). This compares with an unrealized gain at December 31, 2004 of $415,000 (reflected as accumulated other comprehensive income of $274,000 in stockholders' equity, net of deferred income tax liability of $141,000).

      Table 5 illustrates the composition of the securities portfolio for the periods presented.

                                     TABLE 5
                                   SECURITIES
(Dollars In Thousands)
                                              December 31,
                                       2005       2004        2003
                                      ------------------------------
Available for sale securities:
   U.S. Government agencies
      and corporations                $    963   $    982   $  2,490
   State and political subdivisions     19,134     19,134     18,665
   Mortgage-backed and
      asset-backed securities           46,276     59,952     76,210
   Other                                 7,164      6,903      6,669
   Equity securities                       638        638         --
                                      --------   --------   --------
                                        74,175     87,609    104,034
                                      --------   --------   --------
Held to maturity securities:
   State and political subdivisions        998        997        996
   Mortgage-backed securities               40         43         54
                                      --------   --------   --------
                                         1,038      1,040      1,051
                                      --------   --------   --------
           Total securities           $ 75,213   $ 88,649   $105,085
                                      ========   ========   ========

            Table 6 presents the maturities and average weighted yields of the securities portfolio at amortized cost as of December 31, 2005. Yields are based on amortized cost.

                                     TABLE 6
              MATURITIES AND WEIGHTED AVERAGE YIELDS OF SECURITIES

                                                            After one        After five
                                           Within          but within        but within           After
                                          one year         five years         ten years         ten years
                                       ---------------   ---------------   ---------------   ---------------
(Dollars In Thousands)                  Amount   Yield    Amount   Yield    Amount   Yield    Amount   Yield
                                       -------   -----   -------   -----   -------   -----   -------   -----
U.S. Government agencies
  and corporations                     $    --      --   $ 1,000    4.05%  $    --      --   $    --      --
State and political subdivisions (1)        75    3.03%      908    3.44%    4,750    5.34%   14,274    6.22%
Mortgage backed securities                  --      --     6,438    4.66%    7,837    4.42%   33,308    4.74%
Other securities                           500    6.75%    4,191    5.29%      500    4.11%    2,125    5.46%
Equity securities                          643    3.52%       --      --        --      --        --      --
                                       -------   -----   -------   -----   -------   -----   -------   -----
      Total securities                 $ 1,218    4.82%  $12,537    4.73%  $13,087    4.74%  $49,707    5.20%
                                       =======   =====   =======   =====   =======   =====   =======   =====

(1) Yields on tax-exempt securities have been computed on a fully tax-equivalent basis.

Loans

      The loan portfolio comprises the major component of the Company's earning assets. At December 31, 2005 total loans receivable (net of the allowance for loan losses, unearned fees and origination costs) amounted to $290,315,000, an increase of $52,484,000, or 22.1%, as compared with $237,831,000 as of December 31, 2004. Loans receivable, net of the allowance for loan losses, represent 71.8% of total assets and 89.5% of total deposits as of December 31, 2005, as compared to 66.2% and 79.7%, respectively, at December 31, 2004. All of the Company's loans are to domestic borrowers.

      During 2005, loan portfolio growth was significantly impacted by the growth in commercial lending, where the Bank's general business development program and specific focus on municipal/tax-free lending led this effort. Commercial lending activity, defined as commercial and commercial real estate loans, continued at a steady increase of $43,185,000, or 30.5%, so that as of the 2005 year-end these loans totaled $184,731,000. Increased commercial loan demand presented the Bank with the opportunity to prospect clients of other financial institutions through commercial loan refinancing activity. The Bank was successful in this undertaking, and feels that this effort positions it well in the marketplace as economic conditions further improve. In addition, the Bank has expanded its resources to handle larger commercial loan deals.

      The Company's outstanding tax-exempt loans increased to $21,200,000 at year-end 2005 from $15,593,000 at year-end 2004. The Company's involvement in tax-exempt lending is focused on borrowers within its primary service area that have or intend to build a relationship with the Company. This business development effort has been well received by local governmental entities, and is expected to continue in 2006.

      The Bank experienced a modest increase in the level of residential mortgage loan activity during 2005 as a result of the general public's continued favorable perception regarding interest rates. Loans secured by residential real estate grew $972,000, or 2.4%, to $40,824,000 in 2005 from $39,852,000 in 2004.
While the Bank retained a select pool of mortgage loans for its portfolio, it continued to place more emphasis on selling mortgage loans into the secondary market during 2005 in order to effectively manage long-term interest rate risk. Further, during 2005, the Bank continued to sell mortgage loans, while retaining servicing rights, under the FHLB MPF program. The benefit of selling mortgage loans versus keeping them in the portfolio resulted in generating fee income while eliminating the interest rate risk associated with those loans. The Bank continues to evaluate its options regarding residential mortgage loans in consideration of its relationship with its customers, the interest rate environment and overall economic conditions.

      Retail loans, defined as home equity and other consumer loans, grew 6.8% to $46,632,000 in 2005 from $43,678,000 in 2004. The growth in this category was driven in large part by an increase in the volume of home equity loans, primarily as a result of the Company's continued focus on this consumer loan portfolio segment for credit quality reasons. Continued emphasis will be placed on retail loan growth in 2006, in keeping with prudent asset/liability protocol and risk.

      Loan concentrations are considered to exist when the total amount of loans to any one or a multiple number of borrowers engaged in similar activities or have similar economic characteristics, exceeds 10% of loans outstanding in any one category. At December 31, 2005, commercial loans amounted to $67,117,000, or 22.9% of total loans, commercial real estate loans amounted to $117,614,000, or 40.1% of total loans, residential real estate loans amounted to $38,162,000, or 13.0% of total loans, and home equity loans amounted to $40,749,000, or 13.9% of total loans. Although such loans were not made to any one particular borrower or industry, it is important to note that the quality of these loans is affected by the region's economy and overall real estate market. Management does not believe such a concentration is an adverse trend to the Company at this time.

      During 2005, the Company did not experience any substantial problems within its loan portfolio. The Company manages risk associated with its loan portfolio by maintaining diversification within the portfolio, consistently applying prudent underwriting standards, ongoing loan review and monitoring efforts with attention to portfolio dynamics and mix, and procedures that are consistently applied and updated on an annual basis. Other than as described herein, management does not believe there are any trends, events, or uncertainties that are reasonably expected to have a materially adverse impact on future results of operations, liquidity, or capital resources.

      Table 7 presents the composition of the total loan portfolio for the periods presented.

                                     TABLE 7
                             TOTAL LOANS OUTSTANDING

                                                                      DECEMBER 31,
                                        % of                % of                % of                % of                % of
(Dollars In Thousands)        2005      total     2004     total      2003     total      2002     total      2001     total
                            -------------------------------------------------------------------------------------------------
Commercial                  $ 67,117    22.9%   $ 50,066    20.8%   $ 43,760    21.1%   $ 44,622    25.2%   $ 37,884    24.6%
Commercial real estate       117,614    40.1%     91,480    38.0%     73,708    35.6%     56,556    32.0%     43,921    28.6%
Residential real estate       38,162    13.0%     36,470    15.2%     31,923    15.4%     29,014    16.4%     36,295    23.6%
Real estate, construction      2,662     0.9%      3,382     1.4%      8,240     4.0%      7,305     4.1%      4,086     2.7%
Tax exempt                    21,200     7.2%     15,593     6.5%     10,632     5.1%      3,598     2.0%      3,224     2.1%
Home equity                   40,749    13.9%     38,070    15.8%     33,552    16.2%     31,139    17.6%     23,676    15.4%
Other consumer                 5,883     2.0%      5,608     2.3%      5,201     2.6%      4,753     2.7%      4,730     3.0%
                            -----------------   -----------------   -----------------   -----------------   -----------------
                            $293,387   100.0%   $240,669   100.0%   $207,016   100.0%   $176,987   100.0%   $153,816   100.0%
                            ========            ========            ========            ========            ========

      Table 8 summarizes the loan maturities and interest sensitivity for a segment of the loan portfolio.

                                     TABLE 8
          LOAN MATURITIES AND SENSITIVITY TO CHANGES IN INTEREST RATES
                        COMMERCIAL AND CONSTRUCTION LOANS

                                December 31, 2005

                                 1 year    1 year thru    After
(Dollars In Thousands)          or less      5 years     5 years     Total
                                --------   -----------   --------   --------
Maturity of Loans Receivable:
   Commercial                   $ 31,933   $    25,739   $127,059   $184,731
   Real estate, construction       2,662            --         --      2,662
                                --------   -----------   --------   --------
      Total                     $ 34,595   $    25,739   $127,059   $187,393
                                ========   ===========   ========   ========

                                           1 year thru    After
                                             5 years     5 years
                                           -----------   --------
   Fixed interest rates                    $    13,765   $  9,203
   Floating or adjustable interest rates        11,974    117,856
                                           -----------   --------
      Total Loans Receivable               $    25,739   $127,059
                                           ===========   ========

Credit Risk and Loan Quality

      The Company remains vigilant in its efforts to minimize credit risk and exposure. The Company's comprehensive credit policy requires underwriting, loan documentation and credit analysis standards be met prior to the approval and funding of any loan. In accordance with that policy, internal loan review monitors the loan portfolio on an ongoing basis. The Credit Administration area then prepares an analysis of the allowance for loan losses on a quarterly basis, which is then submitted to the Board of Directors for its review and overall assessment as to the adequacy of the allowance for loan losses. In summary, the Company strives to identify loans experiencing difficulty early enough to address the problem, to record charge-offs promptly based upon realistic assessments of current collateral values, and to maintain an adequate allowance for loan losses at all times. These practices have contributed to the consistently strong credit quality and have protected the Company during economic periods of uncertainty.

      Total nonperforming loans (comprised of non-accruing loans and loans past due for more than 90 days) as of December 31, 2005, decreased $432,000, or 40.7%, to $629,000 as compared to $1,061,000 as of December 31, 2004. This decrease was primarily attributable to the repayment in full of two non-performing small business credits. Total nonperforming loans as a percentage of total loans were 0.21% at December 31, 2005 as compared to 0.44% at December 31, 2004. To minimize losses that may occur on non-accrual and delinquent loans, loan officers work with borrowers on an ongoing basis. Based on the repayment plan and collateral protection afforded these loans, management does not expect a materially adverse impact to the allowance for loan losses.

      The Company had other real estate owned acquired through foreclosure in the amount of $27,000 as of December 31, 2005 compared with $20,000 as of December 31, 2004. On this one foreclosed residential property held as of December 31, 2005, management expects the disposition of the property to occur in the fourth quarter of 2006 and the outstanding balance to be paid in full, with no loss anticipated.

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

                                     TABLE 9
                              ASSET QUALITY RATIOS

                                                      December 31,
                                     -----------------------------------------------
(Dollars in thousands)                 2005      2004      2003      2002      2001
                                     -------   -------   -------   -------   -------
Non-accruing loans                   $   610   $   986   $   395   $   689   $   400
Accruing loans past due
   90 days or more                        18        75        39       207       577
                                     -------   -------   -------   -------   -------
      Total Nonperforming Loans          628     1,061       434       896       977

Other real estate                         27        20       276       359        22
                                     -------   -------   -------   -------   -------
      Total Nonperforming Assets     $   655   $ 1,081   $   710   $ 1,255   $   999
                                     =======   =======   =======   =======   =======

Non-accrual loans:
   Interest income that would
      have been recorded on
      non-accruing loans             $    51   $    54   $    45   $    77   $    72

   Interest income for above
      loans included in net income
      for the period                 $    52   $    51   $    12   $    34   $    24

Ratios:
   Nonperforming loans
      to total loans                    0.21%     0.44%     0.21%     0.51%     0.64%

   Allowance for loan losses
      to nonperforming loans          488.39%   267.48%   553.69%   241.58%   188.64%

   Nonperforming assets to
      total assets                      0.16%     0.30%     0.21%     0.46%     0.43%

Commitments to lend additional
      funds to nonperforming loan
      customers                      $     0   $     0   $     0   $     0   $     0

Restructured loans                   $     0   $     0   $     0   $     0   $     0

      Non-performing loans as a percentage of total loans decreased to 0.21% as of December 31, 2005 from 0.44% as of December 31, 2004 as a result of decreases of $376,000 in non-accrual loans and $56,000 in loans past due 90 days or more. The $628,000 in non-performing loans at year-end is comprised of approximately 22 consumer and small business credits. Management does not expect any material adverse impact on the allowance from the final disposition of these problem credits.

      Based on the asset quality statistics presented, as well as current economic and market conditions, management expects that non-performing assets and charge-off experience should remain relatively stable and will approximate current levels. In addition, the resultant provision expense is expected to remain at levels similar to recent years in order to address steady growth in loan volume, modest loan losses and strong credit quality.

Bank Owned Life Insurance

      During 2000, the Company invested $4,500,000 in BOLI for a chosen group of employees, namely its officers. In 2001 the Company made a subsequent BOLI investment of $1,500,000, resulting in a total investment of $6,000,000. Under the terms of the BOLI, the Company is the owner and beneficiary of the policies. The Company's deposits funded the BOLI, and the earnings from the BOLI are recognized as other income. The BOLI is profitable from the appreciation of the cash surrender values of the pool of insurance, and its tax advantage to the Company. This profitability is used to offset a portion of current and future employee benefit costs and a Nonqualified Supplemental Executive Retirement Plan ("SERP") for its Chief Executive Officer.

      The Company had $7,506,000 and $7,224,000 in BOLI as of December 31, 2005 and 2004, respectively. The $1,506,000 increase over the initial $6,000,000 BOLI investment is primarily due to the appreciation of the cash surrender values of the insurance. The BOLI is an asset that can be liquidated, if necessary. However, it is the Company's intention to hold this pool of insurance because it provides tax-free income that enhances the Company's net income.

Investment in Bank

      On September 23, 2003, the Company purchased 141,300 shares for $1,413,000 of common stock outstanding of a newly formed de novo bank, named Berkshire Bank, located in Wyomissing, Berks County, Pennsylvania. On October 22, 2003, the Company purchased an additional 12,123 shares for $121,000, which resulted in increasing the Company's investment to $1,534,000, or 18.3%, of Berkshire Bank's outstanding common stock as of December 31, 2003. In consideration of the Company's and its director's and officer's combined ownership of Berkshire Bank common stock, the aggregate percentage ownership was 19.9% as of the 2003 year end, which is in line with the terms of a Stock Subscription and Purchase Agreement between the Company and Berkshire Bank. Under this agreement, the Company is also entitled to purchase from Berkshire Bank up to 5% of additional stock at any time beginning on the date of the warrant and for 10 years thereafter at an exercise price of $6.40 per share of stock, with the price adjusted by two 5-for-4 stock splits. The total number of shares that are subject to purchase under all Company's warrants, options or rights shall not exceed 25% of the total number of shares of Berkshire Bank common stock.

      During 2004 Berkshire Bank announced a 5-for-4 stock split, effected in the form of a 25% stock dividend, payable July 22, 2004, which resulted in the Company receiving an additional 38,355 shares. On September 1, 2004, Berkshire Bank commenced a three-phase common stock offering effective through March 31, 2005. In order to maintain its level of investment in Berkshire Bank, the Company purchased an additional 57,119 shares. On July 21, 2005, Berkshire Bank announced the payment of a 5-for-4 stock split, effected in the form of a 25% stock dividend, payable August 19, 2005, which resulted in an additional 62,224 shares. As of December 31, 2005, the Company's total investment in Berkshire Bank was $2,147,000, represented by 311,121 shares, resulting in a 19.9% aggregate ownership in consideration of the combined ownership of the Company, its directors and its officers. The investment is carried at cost and is included in the other assets category on the balance sheet.

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

Deposits

      Deposits are the Company's major source of funds for lending and other investment purposes. Total deposits at December 31, 2005, were $324,306,000, an increase of $26,041,000, or 8.7%, over total deposits of $298,265,000 as of December 31, 2004. The trend during 2005 proved to be strong growth in time deposits, which increased $32,789,000, or 36.8%. Time deposits became more attractive to consumers as short-term rates increased during the year. While a portion of this increase is due to new funds coming into the Bank, part is also attributable to the depositors shifting of funds from lower interest paying demand deposits, which accounts for the decline in this deposit category.

      The Company experienced the following increases (decreases) as of year-end 2005 as compared to 2004:

      Non-interest bearing demand deposits    5.3%
      Interest-bearing demand deposits       (7.7%)
      Savings deposits                        1.7%
      Time deposits                          36.8%

      Table 10 sets forth the average balance of the Bank's deposits and the average rates paid on those deposits for the years ended December 31, 2005, 2004 and 2003. All deposits are domestic deposits.

                                    TABLE 10
                    AVERAGE DEPOSITS BY MAJOR CLASSIFICATION

                                           Year Ended December 31
                                2005                  2004               2003
                         ------------------   ------------------   ------------------
                         Average    Average   Average    Average    Average   Average
(Dollars In Thousands)   Amount      Rate     Amount       Rate      Amount    Rate
                         ------------------   ------------------   ------------------
Interest-bearing:
   Demand deposits       $116,978    1.38%    $118,950    1.09%    $ 99,684    1.28%
   Savings deposits        42,684    0.96%      43,076    0.84%      38,176    1.22%
   Time deposits          103,725    3.11%      85,241    2.39%      91,612    2.85%
Non-interest bearing:
    Demand deposits        41,496    0.00%      39,664    0.00%      34,999    0.00%
                         ------------------   ------------------   ------------------
      Total              $304,883    1.72%    $286,931    1.29%    $264,471    1.64%
                         ========             ========             ========

      Table 11 displays the maturities and amounts of time certificates and other time deposits issued in denominations of $100,000 or more at December 31, 2005.

                                    TABLE 11
                               DEPOSIT MATURITIES

                                  Time       Other
(Dollars In Thousands)        Certificates    Time    Total
                              ------------   -----   -------
Three months or less          $      3,117   $   0   $ 3,117
Over three months
   but within six months             2,660       0     2,660
Over six months
   but within twelve months          4,095       0     4,095
Over twelve months                  10,221       0    10,221
                              ------------------------------
      Total                   $     20,093   $   0   $20,093
                              ============   =====   =======

Securities Sold under Agreements to Repurchase

      Securities sold under agreements to repurchase increased $1,301,000, or 55.4%, to $3,650,000 as of December 31, 2005, from $2,349,000 as of December 31,
2004. The increase was attributable to rate-driven customers who found that they could earn a higher rate of interest on this product as compared with deposit products. Securities sold under agreements to repurchase generally mature in one business day and roll over under a continuing contract. Additional information relating to securities sold under agreement to repurchase can be found in Note 7 of the Notes to the Consolidated Financial Statements contained herein this Report.

Short-Term Borrowings

      Short-term borrowings in the form of overnight federal funds purchased were $3,923,000 as of December 31, 2005 as compared with $3,000,000 at December 31, 2004. The outstanding amount of federal funds as of the 2005 year end were purchased under the Bank's $5,000,000 federal funds line of credit with its main correspondent bank, Atlantic Central Bankers Bank, Camp Hill, Pennsylvania ("ACBB"). The Bank also has a short-term/overnight line of credit of $35 million with the Federal Home Loan Bank of Pittsburgh ("FHLB"), which is part of its overall maximum borrowing capacity of $172,199,000.

Long-Term Debt and Borrowing Capacity

      As of December 31, 2005, there were $40 million outstanding in fixed rate term loans with the FHLB, an increase of $20 million as compared with the $25 million that was outstanding at December 31, 2004. The $40 million borrowing is comprised of the following fixed rate borrowings (in thousands):

                        Maturity         Amount   Rate
                    -----------------   -------   -----
                    February 6, 2006    $ 5,000    3.55%
                    May 5, 2006           5,000    3.64%
                    November 28, 2006     6,000    2.80%
                    May 7, 2007           5,000    3.89%
                    November 28, 2007     7,000    3.43%
                    May 5, 2008           5,000    4.03%
                    November 28, 2008     7,000    3.78%
                                        -------   -----
                          Total         $40,000    3.57% weighted average
                                        =======   =====

      Because loan growth outpaced deposit growth during 2005, short-term overnight borrowings were initially used as an alternate source of funding the strong loan demand. However, as the amount of short-term overnight borrowings increased, short-term interest rates were rising as well. In the early part of May 2005, management decided to shift $20 million from short-term overnight borrowings into four term loans with laddered maturities ranging from 9 months to 36 months, which are included in the above table. The purpose for this transaction was to proactively manage the potential interest rate risk associated with borrowing $20 million on an overnight basis at a time when short-term rates were rising. This strategy allowed the Bank to manage its borrowing costs by locking into fixed rates, which, over time, helped to minimize the impact that future short-term interest rate increases could have on its net interest spread and margin.

      The Bank has a total maximum borrowing capacity for both short and long-term borrowings of approximately $172,199,000 with the FHLB, out of which $40 million represents fixed rate term loans that were outstanding at December 31, 2005, and resulted in an unused borrowing capacity of $132,199,000. Additional information relating to long-term debt can be found in Note 8 of the Notes to the Consolidated Financial Statements contained herein this Report.

Mandatory Redeemable Capital and Junior Subordinated Debentures

      As of December 31, 2005, the Company had $8,248,000 outstanding in junior subordinated debentures, which were issued on July 31, 2003 to investors as capital trust pass-through securities by East Penn Statutory Trust I ("Trust"), a wholly owned subsidiary of the Company. The securities have a fixed rate of 6.80% through September 17, 2008. The capital securities are redeemable by the Company on or after September 17, 2008, at par, or earlier, if the deduction of related interest for federal income taxes is prohibited, classification as Tier I Capital is no longer allowed, or certain other contingencies arise. The capital securities must be redeemed upon final maturity of the subordinated debentures on September 17, 2033. Proceeds totaling $4.3 million were contributed to the capital at the Bank. The Company chose to utilize the multi-issuer trust preferred alternative, which proved to be a less expensive and more flexible resource of regulatory capital.

      As of December 31, 2004, there was $8,248,000 outstanding in mandatory capital debentures, and $8,000,000 outstanding as of December 31, 2003. The change in the dollar amount between year end 2004 and 2003 was due to Financial Accounting Standards Board Interpretation No. 46 ("FIN46"), which required the Company to deconsolidate the Trust from the consolidated financial statements as of March 31, 2004. There has been no restatement of prior periods. The impact of this deconsolidation was to increase junior subordinated debentures or long-term debt by $8,248,000 and reduce the mandatory redeemable capital debenture line item by $8,000,000, which had represented the Trust Preferred Securities of the Trust. The Company's equity interest in the Trust subsidiary of $248,000, which had previously been eliminated in the consolidation, is now reported in "other assets". Additional information relating to the debentures can be found in Note 9 of the Notes to the Consolidated Financial Statements contained herein this Report.

Liquidity

      Liquidity refers to the Company's ability to generate adequate amounts of cash to meet financial obligations to its customers and shareholders in order to fund loans, to respond to deposit outflows and to cover operating expenses. Maintaining a level of liquid funds through asset/liability management seeks to ensure that these needs are met at a reasonable cost. Liquidity is essential to compensate for fluctuations in the balance sheet and provide funds for growth and normal operating expenditures. Sources of funds include scheduled amortization of loans, loan prepayments, scheduled maturities of investments, and cash flows from mortgage-backed securities. Liquidity needs may also be met by converting assets into cash or obtaining sources of additional funding, whether through deposit growth or borrowings under lines of credit with correspondent banks.

      Liquidity from asset categories is provided through cash, amounts due from banks, interest-bearing deposits with banks and federal funds sold, which totaled $10,629,000 at December 31, 2005 as compared to $8,782,000 at December 31, 2004. While liquidity sources generated from assets include scheduled and prepayments of principal and interest from securities in the Company's investment portfolio and cash flow from its amortizing loan portfolio, longer-term liquidity needs may be met by selling securities available for sale, selling loans or raising additional capital. At December 31, 2005, unpledged available for sale securities with a carrying value of $54,746,000 were readily available for liquidity purposes, as compared with $72,232,000 at December 31, 2004. The decrease of $17,516,000 in unpledged available for sale securities was the result of reinvesting the cash flow generated from the investment securities portfolio into loans during 2005.

      On the liability side, the primary source of funds available to meet liquidity needs is to attract deposits at competitive rates. The Bank's core deposits, which exclude certificates of deposit over $100,000, were $304,213,000 at December 31, 2005 as compared to $285,357,000 at December 31, 2004. Core deposits have historically provided a source of relatively stable and low cost liquidity. Short-term and long-term borrowings utilizing the federal funds line and credit facility established with a correspondent financial institution and the FHLB, are also considered to be reliable sources for funding.

      There are a number of factors that may impact the Company's liquidity position, which include core deposit growth, volume of loan originations and prepayments, and the interest rate and maturity structure of existing loans and deposits. Management consistently monitors and manages these factors to ensure that the associated risks are minimized.

      The ALCO Committee establishes and monitors liquidity guidelines that require sufficient liquidity to cover potential funding requirements and to avoid dependence on volatile and more costly liquidity sources. During 2005, a number of trends affected the composition of the Company's balance sheet and its liquidity position, and had a positive impact on net income. There was a shift within the Company's interest earning assets, where the cash flow generated from investment securities was used to fund loan growth, which is a higher yielding interest earning asset. Loan growth was also funded from a combination of loan repayments, sales of loans through participations, sales of mortgages, and deposit growth. Also considered as part of its liquidity plan, the Company also took advantage of utilizing short-term borrowings until it was determined that from a cost perspective it was more beneficial to replace them with long-term borrowings. The Company was successful in growing its loans and deposits, while managing its cost and remaining competitive with the market, by monitoring and carefully timing the implementation of interest rate changes. This helped to somewhat minimize compression to the Company's net interest spread and margin at a time when short-term interest rates were on the rise.

      Management believes there is uncertainty as to whether the recent influx of deposited funds will remain in the banking sector, particularly if consumer confidence in the equities market continues to improve. Management further believes there is also some uncertainty in the loan portfolio if interest rates begin to rise quickly, which may potentially motivate borrowers to refinance variable rate loans into fixed rate loans possibly at the bottom of a rising interest rate cycle. The Company consistently monitors its available alternatives and resources to deal with such events, if they should occur, to protect for interest rate uncertainties. An example of such an option available to the Bank is its ability to utilize its alternate funding resources by borrowing under established credit lines made available through its main correspondent bank, Atlantic Central Bankers Bank and the FHLB. During 2005, while the Bank utilized a portion of its alternate funding resource by borrowing under its FHLB line of credit, its day to day liquidity needs were generally satisfied through its core banking business.

      Management is of the opinion that its liquidity position, at December 31, 2005, is adequate to respond to fluctuations "on" and "off" the balance sheet. Except as discussed above, there are no known demands, trends, commitments, events or uncertainties that may result in, or that are reasonably likely to result in the Company's inability to meet anticipated or unexpected needs.

Contractual Obligations

      The Company has various financial obligations that may require future cash payments. These obligations include the payment of liabilities recorded on the balance sheet as well as contractual obligations for purchase commitments and operating leases. The following Table 12 represents the Company's contractual obligations, by type, that are fixed and determined at December 31, 2005.

                                    TABLE 12
                             CONTRACTUAL OBLIGATIONS

                                                     December 31, 2005
                               -------------------------------------------------------------
                               Less Than                                   Over
                                1 Year     1 - 3 Years    3 - 5 Years     5 Years    Total
                               ---------   -----------   --------------   -------   --------
                                                         (In Thousands)

Time deposits                  $  63,772    $ 52,608        $  5,046      $   395   $121,820
Long-term debt                    16,000      24,000              --           --     40,000
Junior subordinated
   debentures                         --       8,248              --           --      8,248
Nonqualified supplemental
   executive retirement plan          70         167              99           --        336
Premises commitments               1,486          --              --           --      1,486
Operating leases                     259         506             442        1,064      2,271
                               ---------   -----------   --------------   -------   --------
         Total                 $  81,587    $ 85,528        $  5,587      $ 1,459   $174,161
                               =========   ===========   ==============   =======   ========

Off-Balance Sheet Arrangements

      The Company's financial statements do not reflect various off-balance sheet arrangements that are made in the normal course of business, which may involve some liquidity risk. These commitments consist mainly of loans approved but not yet funded, unused lines of credit and letters of credit made under the same standards as on-balance sheet instruments. Unused commitments at December 31, 2005, were $81,298,000. Because these instruments have fixed maturity dates, and because many of them will expire without being drawn upon, they do not generally present any significant liquidity risk to the Company.

      Management believes that any amounts actually drawn upon can be funded in the normal course of operations. The Company has no investment in or financial relationship with any unconsolidated entities that are reasonably likely to have a material effect on liquidity or the availability of capital resources.

Stockholders' Equity and Capital Requirements/Ratios

      The net result of activity that affected stockholders' equity during the year resulted in an increase of $1,174,000 in total stockholders' equity to $22,841,000, at December 31, 2005, from $21,667,000, at December 31, 2004. A summary of the transactions include:

      o     2005 net income of $3,503,000;

      o the exercise of 3,702 options, which amounted to $23,000 in additional capital;

      o an increase of $1,154,000 in the unrealized holding loss on securities available for sale, net of taxes, as required by FAS 115, also reduced stockholders' equity. At December 31, 2005, the amount of the Company's unrealized loss from available for sale securities that affected stockholders' equity was ($880,000) as compared with the $274,000 net unrealized gains at December 31, 2004. Should interest rates continue to increase in the future, stockholders' equity could potentially decrease due to the increased amount of unrealized losses on available for sale securities. On the other hand, should interest rates decline in the future, stockholders' equity could increase as a result of unrealized gains on securities available for sale. FAS 115 requires banks to report securities classified as "available for sale" at fair value, with unrealized gains or losses, net of deferred income taxes, reported as a separate component of stockholders' equity. The FAS 115 adjustment is not included in the Company's calculation of regulatory capital ratios in accordance with regulatory requirements.

      o the payment of a semi-annual cash dividend to shareholders for $1,198,000 in 2005 also reduced stockholders' equity. The first part of the dividend was $0.09 per share and was paid on February 28, 2005. The second half of the dividend was $0.10 per share and was paid August 31, 2005. The total 2005 cash dividend of $0.19 per share compares with the total semi-annual cash dividend of $0.16 per share, or $1,008,000 that was paid by the Company in 2004.

      In June 2002, the Bank implemented a Dividend Reinvestment and Stock Purchase Plan (the "Plan"). Subsequent to the formation of the holding company, the Plan was adopted by the Company and the appropriate revisions were made to comply with SEC regulations. The Plan, which is available to all shareholders, permits participants in the Plan to automatically reinvest cash dividends on all of their shares and to make quarterly voluntary cash contributions for a minimum of $50 and a maximum of $5,000 each calendar quarter. Participation in the Plan is entirely voluntary so that shareholders may join the Plan or terminate their participation in the Plan at any time. Under the terms of the Plan, the Company intends to direct that the plan administrator purchase shares of the Company's common stock in the open market or in negotiated transactions, with the Company reserving the right to issue the remaining shares. The Company has reserved 250,000 shares of its common stock with a par value of $0.625 for issuance under the Plan. The Plan was effective for the dividend payment dates in 2005. In 2005, all cash dividend reinvested shares were purchased in the open market.

      The Company places a significant emphasis on maintaining a strong level of capital. The goals for capital planning are to build a strong capital base to fund future growth, to support risks inherent in the banking industry, to retain earnings to meet regulatory requirements and to provide an adequate return to shareholders.

      The Company and its banking subsidiary are subject to various regulatory capital adequacy requirements administered by the Federal Reserve Board. Current capital guidelines issued by federal regulatory authorities require the Company to meet minimum risk-based capital ratios in an effort to make regulatory capital more responsive to possible risk exposure related to a Company's on and off-balance sheet items.

      Risk-based capital provides the basis for which all companies are evaluated in terms of capital adequacy. Risk-based capital guidelines redefine the components of capital and establish a risk-adjusted ratio relating capital to different categories of assets and off-balance sheet items. The components of risk-based capital are segregated as Tier I and Tier II capital. Tier I capital is composed of total stockholders' equity reduced by goodwill and other intangible assets. Tier II capital is comprised of the allowance for loan losses and any qualifying debt obligations. The minimum risk-based capital standards require all bank holding companies to have Tier I capital of at least 4% and total capital (which includes Tier I capital) of at least 8% of risk-weighted assets.

      The Company is also subject to leverage capital requirements. This requirement compares capital (using the definition of Tier I capital) to quarterly average balance sheet assets and is intended to supplement the risk-based capital ratio in measuring capital adequacy. The guidelines set a minimum leverage ratio of 3% for institutions that are highly rated in terms of safety and soundness, and which are not experiencing or anticipating any significant growth. Other institutions are expected to maintain capital levels of at least 1% or 2% above that minimum. As of December 31, 2005, the Company has a Tier I leverage ratio of 8.0%.

      Table 13 provides a comparison of the Company's risk-based capital ratios and leverage ratios.

                                    TABLE 13
                                 CAPITAL RATIOS

                                    December 31,
(Dollars In Thousands)              2005      2004
                                  -------   -------
Tier I capital                    $31,617   $28,520
Tier II, allowable portion of:
   Allowance for loan losses        3,072     2,838
   Excess mandatory redeemable
   capital debentures                  96       870
                                  -------   -------

         Total capital            $34,785   $32,228
                                  =======   =======

Tier I risk-based capital ratio      10.2%     11.0%

Total risk-based capital ratio       11.2%     12.5%

Tier I leverage ratio                 8.0%      8.0%

Note: Unrealized gains or losses on securities available for sale are excluded from regulatory capital components of risk-based capital and leverage ratios.

      At December 31, 2005 and 2004, the Company and the Bank exceeded the minimum regulatory capital requirements and were considered to be "well capitalized" under applicable federal regulations.

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

      The maintenance of a solid capital foundation continues to be a primary goal for the Corporation. An objective of the capital planning process is to balance effectively the retention of capital to support future growth, while at the same time, providing stockholders with an attractive long-term return on their investment. Management believes that the Company's capital position is adequate to support current operations and growth, and anticipates earnings to grow in tandem with asset growth. However, management is conscious of the impact that either rapid expansion or lower than projected earnings may potentially have on deteriorating the Company's capital position. Management proactively monitors the capital levels to ensure that they remain well in line with regulatory requirements, and is ever positioned to enact appropriate measures to ensure the strength of the Company's capital position. While the Company continues to look for branch expansion opportunities, with two opportunities presently under consideration, there are no other known events, trends or circumstances that would adversely impact capital.

Effects of Inflation

      The financial statements and notes thereto, presented elsewhere herein, have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results to be stated in terms of historical dollars without considering the change in the relative purchase power of money over time due to inflation. The majority of Company's assets and liabilities are monetary in nature, and therefore, differ greatly from most commercial and industrial companies that have significant investments in fixed assets or inventories. As a result, interest rates have a greater impact on performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

      Management believes the most significant impact on financial results has been the Company's ability to react to changes in interest rates in a timely manner. On an ongoing basis, the Company has managed its interest sensitive assets and liabilities to maximize the benefits and lessen the risks faced by the Company in a rising or falling interest rate environment.

Regulatory Activity

      One of the Company's primary objectives is to achieve balanced asset and revenue growth, while at the same time expand market presence. However, it is recognized that objectives, no matter how focused, are subject to factors beyond the control of the Company, which can impede its ability to achieve these goals.

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

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
----------------------------------------------------------

      In the normal course of conducting business activities, the Company is exposed to market risk, which represents the risk of potential loss from adverse changes in market prices and rates. The Company's market rate risk arises primarily from interest rate risk inherent in its investing, lending, borrowing and deposit taking activities. To that end, management actively monitors and manages interest rate risk exposure.

      Since the Company's profitability is affected by fluctuations in interest rates, interest rate risk can be defined as the exposure the Company's interest sensitive assets and liabilities have to the movement in interest rates. Interest rate volatility may lead to volatility in both the income statement and the balance sheet. Changes in interest rates not only create fluctuations in the Company's net interest income, but they may impact the Company's liquidity position and give rise to changes in the Company's economic value of equity.

      The Company relies primarily on its asset-liability structure to control interest rate risk. The Company's primary objective in managing interest rate risk is to minimize the adverse impact that changes in interest rates may have on the

Company's net interest income and capital, while at the same time structuring the Company's assets and liabilities to obtain the maximum yield-cost spread and ensuring an adequate level of liquidity.

      The Company monitors the impact of changes in interest rates on its net interest income using several tools. The management of interest rate risk involves measuring and analyzing the maturity and repricing of interest sensitive assets and interest sensitive liabilities at specific points in time. The Company uses an interest rate sensitivity model as the primary quantitative tool in measuring the amount of interest rate risk that is present. The traditional maturity "gap" analysis, which reflects the volume difference between interest rate sensitive assets and liabilities during a given time period, is reviewed monthly by management and the Bank's ALCO Committee. This test measures the impact on net interest income and on net portfolio value of an immediate change in interest rates in 100 basis point increments. A positive gap occurs when the amount of interest sensitive assets exceeds interest sensitive liabilities. This position would contribute positively to net income in a rising rate environment. Conversely, if the balance sheet has more interest sensitive liabilities maturing/repricing than interest sensitive assets, the balance sheet is liability sensitive or negatively gapped. This position would contribute positively to net income in a falling rate environment. Based upon such analysis, management may restructure or implement adjustments to the mix of assets and liabilities in an effort to provide dependable liquidity and optimize net interest income, regardless of the behavior of interest rates in general.

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

      Another method used by management to review its interest sensitivity position is through "simulation". In simulation, the model projects the future net interest streams in light of the current gap position. Various interest rate scenarios are used to measure levels of interest income associated with potential changes in our operating environment. Management cannot measure levels of interest income associated with potential changes in the Company's operating environment. Nor can it predict the direction of interest rates or how the mix of assets and liabilities will change. The use of this information helps management to formulate strategies to minimize the unfavorable effect on net interest income caused by interest rate changes.

      As of December 31, 2005, the Company was negatively gapped in matching its interest sensitive assets with its interest sensitive liabilities that are maturing/repricing within a year. The Company utilizes a method where it applies an Earnings Change Ratio to its interest sensitive assets and interest sensitive liabilities that are maturing/ repricing within a one-year timeframe. The Earnings Change Ratio estimates the change in rate of a rate sensitive instrument for every 100 basis point change in the prime rate. In applying this method, the Company was slightly below a neutral position in terms of its "One Year Income Statement" gap position as of December 31, 2005 as compared to December 31, 2004, when it was positively gapped. While short-term rates increased during 2005, there were little, if any, increases in the longer term rates, which have resulted in a flat yield curve. In consideration of the flatness of the yield curve, the Company positioned its gap position to be ready for future rate changes in order to protect its net interest margin, which improved to 3.80% at the end of 2005 as compared with 3.79% as the end of 2004. The Company was able to manage the compression in its net interest spread and margin, while realizing an 8.8% increase in 2005 net interest income as compared with 2004. Based on management's perception that interest rates will continue to be volatile, management continues to monitor interest-sensitivity matching with the objective of stabilizing the net interest spread during 2006.

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

      Table 14 presents the "One Year" gap position for the Company at December 31, 2005, by applying an Earnings Change Ratio ("ECR") applicable to each interest sensitive asset and liability. This schedule summarizes how many dollars of fixed and variable rate assets and liabilities will change and/or pay down within a twelve-month period of time.

                                    TABLE 14
                          INTEREST RATE SENSITIVITY GAP

                                                    Maturity/Repricing Intervals                  One Year
                                                 ----------------------------------   Earnings     Income
                                                               2 - 12                  Change    Statement
(Dollars In Thousands)                           One Month     Months       Total      Ratio        Gap
----------------------------------------------------------------------------------------------------------
Interest Sensitive Assets:
--------------------------
   Interest-bearing deposits with banks          $      20          --    $      20      88.00%  $      18
   Time deposits with banks                             --         500          500      88.00%        440
   Securities (1)
      Fixed rate                                       500          75          575      76.00%        437
      Variable rate                                  1,475       6,198        7,673      90.00%      6,906
   Loans (2)
      Fixed rate                                     1,283       6,598        7,881     100.00%      7,881
      Variable rate                                 65,889      10,180       76,069     100.00%     76,069
   Mortgages held for sale                           1,077          --        1,077     100.00%      1,077
                                                 -----------------------------------             ---------
         Total                                      70,244      23,551       93,795                 92,828
                                                 -----------------------------------             ---------
Interest Sensitive Liabilities:
-------------------------------
   Interest-bearing demand deposits                 26,184          --       26,184       0.00%         --
   NOW accounts                                     10,577          --       10,577       0.00%         --
   Money market accounts                            79,048          --       79,048      30.00%     23,714
   Savings deposits                                 42,287          --       42,287      30.00%     12,686
   Club accounts                                        --          98           98       0.00%         --
   Time deposits                                     5,863      57,909       63,772      75.00%     47,829
   Securities sold under repurchase agreements       3,650          --        3,650     100.00%      3,650
   Federal funds purchased                           3,923          --        3,923     100.00%      3,923
   Other borrowings                                     --      16,000       16,000     100.00%     16,000
                                                 -----------------------------------             ---------
         Total                                     171,532      74,007      245,539                107,802
                                                 -----------------------------------             ---------

Gap                                              ($101,288)  ($ 50,456)  ($ 151,744)             ($ 14,974)
                                                 -----------------------------------             ---------

Cumulative Gap                                   ($101,288)  ($151,744)
                                                 ----------------------

Cumulative Gap / Total Earning Assets               (27.09%)    (40.58%)                             (4.00%)
                                                 -----------------------                         ---------

Total Earning Assets                             $ 373,960
                                                 ---------

Note: Table  14  does  not  incorporate   cash  flow  generated  from  principal
      prepayments from the securities and loan portfolios, which then may be reinvested in other interest-earning assets, thus having a more positive impact of lowering the negative gap.

(1) Held to maturity and available for sale securities are being shown as one total. Available for sale securities are shown at fair market value and held to maturity securities are shown at amortized cost.

(2)   Excludes non-accrual loans.

[BMC LOGO]

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
East Penn Financial Corporation
Emmaus, Pennsylvania

      We have audited the accompanying consolidated balance sheets of East Penn Financial Corporation and its subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2005. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted by the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of East Penn Financial Corporation and its subsidiaries as of December 31, 2005 and 2004, and the results of their operations and their cash flows for the three years in the period ended December 31, 2005 in conformity with accounting principles generally accepted in the United States of America.

                                              /s/ BEARD MILLER COMPANY LLP

Beard Miller Company LLP
Allentown, Pennsylvania
February 11, 2006

EAST PENN FINANCIAL CORPORATION
================================================================================
CONSOLIDATED BALANCE SHEETS

                                                                                                   December 31,
                                                                                         ---------------------------------
                                                                                             2005                 2004
                                                                                         --------------   ----------------
                                                                                         (In Thousands, Except Share Data)
                                     ASSETS
   Cash and due from banks                                                               $       10,609   $          7,334
   Interest bearing deposits                                                                         20              1,234
   Federal funds sold                                                                                --                214
                                                                                         --------------   ----------------

      Cash and Cash Equivalents                                                                  10,629              8,782

   Interest bearing time deposits                                                                   500                 --
   Securities available for sale                                                                 74,175             87,609
   Securities held to maturity, fair value 2005 $1,124; 2004 $1,126                               1,038              1,040
   Mortgage loans held for sale                                                                   1,077              1,146
   Loans receivable, net of allowance for loan losses 2005 $3,072; 2004 $2,838                  290,315            237,831
   Bank premises and equipment, net                                                               9,320              7,510
   Investment in restricted stock                                                                 3,115              2,986
   Investment in life insurance                                                                   7,506              7,224
   Accrued interest receivable and other assets                                                   6,554              5,286
                                                                                         --------------   ----------------

      Total Assets                                                                       $      404,229   $        359,414
                                                                                         ==============   ================

                      LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES

   Deposits:
     Non-interest bearing                                                                $       44,257   $         42,029
     Interest-bearing                                                                           280,049            256,236
                                                                                         --------------   ----------------

       Total Deposits                                                                           324,306            298,265

   Securities sold under agreements to repurchase                                                 3,650              2,349
   Short-term borrowings                                                                          3,923              3,000
   Long-term debt                                                                                40,000             25,000
   Junior subordinated debentures                                                                 8,248              8,248
   Accrued interest payable and other liabilities                                                 1,261                885
                                                                                         --------------   ----------------

       Total Liabilities                                                                        381,388            337,747
                                                                                         --------------   ----------------

STOCKHOLDERS' EQUITY

   Preferred stock, no par value; authorized shares 16,000,000; none issued                          --                 --
   Common stock, par value $0.625 per share; authorized 40,000,000 shares; issued 2005
      6,612,554 shares; 2004 6,608,852 shares; outstanding 2005 6,304,262 shares; 2004
      6,300,560 shares                                                                            4,133              4,131
   Surplus                                                                                        9,246              9,225
   Retained earnings                                                                             12,192              9,887
   Accumulated other comprehensive income (loss)                                                   (880)               274
   Treasury stock, at cost 2005 and 2004 308,292 shares                                          (1,850)            (1,850)
                                                                                         --------------   ----------------

       Total Stockholders' Equity                                                                22,841             21,667
                                                                                         --------------   ----------------

       Total Liabilities and Stockholders' Equity                                        $      404,229   $        359,414
                                                                                         ==============   ================

See notes to consolidated financial statements.
--------------------------------------------------------------------------------
32

EAST PENN FINANCIAL CORPORATION
================================================================================
CONSOLIDATED STATEMENTS OF INCOME

                                                                            Years Ended December 31,
                                                                     -------------------------------------
                                                                        2005          2004         2003
                                                                     -----------   ----------   ----------
                                                                     (In Thousands, Except per Share Data)
INTEREST INCOME
   Loans receivable, including fees                                  $    16,149   $   12,693   $   11,663
   Securities:
     Taxable                                                               3,061        3,551        2,521
     Tax exempt                                                              631          524          586
   Other                                                                     185           80          127
                                                                     -----------   ----------   ----------

      Total Interest Income                                               20,026       16,848       14,897
                                                                     -----------   ----------   ----------
INTEREST EXPENSE
   Deposits                                                                5,251        3,691        4,354
   Federal funds purchased and securities sold under agreements to
      repurchase                                                             169           83           30
   Long-term debt                                                          1,291          797           74
   Debentures                                                                544          544          227
                                                                     -----------   ----------   ----------

      Total Interest Expense                                               7,255        5,115        4,685
                                                                     -----------   ----------   ----------

      Net Interest Income                                                 12,771       11,733       10,212

PROVISION FOR LOAN LOSSES                                                    420          498          380
                                                                     -----------   ----------   ----------

      Net Interest Income after Provision for Loan Losses                 12,351       11,235        9,832
                                                                     -----------   ----------   ----------

OTHER INCOME
   Customer service fees                                                   1,422          967          919
   Mortgage banking activities                                               357          511          584
   Net realized gains on sales of securities available for sale              135           47          303
   Income from investment in life insurance                                  281          299          263
   Net gain on sale of foreclosed real estate                                 22           61           --
   Other                                                                     294          245          202
                                                                     -----------   ----------   ----------

      Total Other Income                                                   2,511        2,130        2,271
                                                                     -----------   ----------   ----------
OTHER EXPENSES
   Salaries and employee benefits                                          5,397        4,928        4,576
   Occupancy                                                                 964          755          648
   Equipment                                                                 824          729          676
   Other                                                                   3,160        2,681        2,468
                                                                     -----------   ----------   ----------

      Total Other Expenses                                                10,345        9,093        8,368
                                                                     -----------   ----------   ----------

      Income before Income Taxes                                           4,517        4,272        3,735

INCOME TAX EXPENSE                                                         1,014        1,022          926
                                                                     -----------   ----------   ----------

      Net Income                                                     $     3,503   $    3,250   $    2,809
                                                                     ===========   ==========   ==========

EARNINGS PER SHARE
   Basic                                                             $      0.56   $     0.52   $     0.43
                                                                     ===========   ==========   ==========

   Diluted                                                           $      0.55   $     0.51   $     0.43
                                                                     ===========   ==========   ==========

See notes to consolidated financial statements.
--------------------------------------------------------------------------------
                                                                              33

EAST PENN FINANCIAL CORPORATION
================================================================================
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
Years Ended December 31, 2005, 2004 and 2003

                                                                                         Accumulated
                                                                                            Other
                                                          Common              Retained  Comprehensive  Treasury
                                                           Stock    Surplus   Earnings   Income (Loss)   Stock    Total
                                                         --------  --------  ---------  -------------  --------  --------
                                                                         (In Thousands, Except Share Data)
BALANCE - DECEMBER 31, 2002                              $  4,842  $ 12,402  $   5,497  $         849  $ (3,926) $ 19,664
                                                                                                                 --------
   Comprehensive income:
      Net income                                               --        --      2,809             --        --     2,809
      Change in unrealized gains (losses) on securities
         available for sale, net of reclassification
         adjustment and taxes                                  --        --         --           (449)       --      (449)
                                                                                                                 --------

   Total Comprehensive Income                                                                                       2,360
                                                                                                                 --------

   Retirement of treasury stock (1,144,206 shares)           (715)   (3,211)        --             --     3,926        --
   Purchase of treasury stock (308,292 shares)                 --        --         --             --    (1,850)   (1,850)
   Exercise of stock options (4,900 shares)                     3        24         --             --        --        27
   Income tax benefit of stock options exercised               --         3         --             --        --         3
   Cash dividend of $0.10 per share                            --        --       (661)            --        --      (661)
                                                         --------  --------  ---------  -------------  --------  --------

BALANCE - DECEMBER 31, 2003                                 4,130     9,218      7,645            400    (1,850)   19,543
                                                                                                                 --------
   Comprehensive income:
      Net income                                               --        --      3,250             --        --     3,250
      Change in unrealized gains (losses) on securities
         available for sale, net of reclassification
         adjustment and taxes                                  --        --         --           (126)       --      (126)
                                                                                                                 --------

   Total Comprehensive Income                                                                                       3,124
                                                                                                                 --------

   Exercise of stock options (1,400 shares)                     1         7         --             --        --         8
   Cash dividend of $0.16 per share                            --       --      (1,008)            --        --    (1,008)
                                                         --------  --------  ---------  -------------  --------  --------

BALANCE - DECEMBER 31, 2004                                 4,131     9,225      9,887            274    (1,850)   21,667
                                                                                                                 --------
   Comprehensive income:
      Net income                                               --        --      3,503             --        --     3,503
      Change in unrealized gains (losses) on securities
         available for sale, net of reclassification
         adjustment and taxes                                  --        --         --         (1,154)       --    (1,154)
                                                                                                                 --------

   Total Comprehensive Income                                                                                       2,349
                                                                                                                 --------

   Exercise of stock options (3,702 shares)                     2        21         --             --        --        23
   Cash dividend of $0.19 per share                            --        --     (1,198)            --        --    (1,198)
                                                         --------  --------  ---------  -------------  --------  --------

BALANCE - DECEMBER 31, 2005                              $  4,133  $  9,246  $  12,192  $        (880) $ (1,850) $ 22,841
                                                         ========  ========  =========  =============  ========  ========

See notes to consolidated financial statements.
--------------------------------------------------------------------------------
34

EAST PENN FINANCIAL CORPORATION
================================================================================
CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                               Years Ended December 31,
                                                                  -----------------------------------------------
                                                                       2005            2004            2003
                                                                  -------------   -------------   ---------------
                                                                                  (In Thousands)
CASH FLOWS FROM OPERATING ACTIVITIES

   Net income                                                     $       3,503   $       3,250   $         2,809
   Adjustments to reconcile net income to net cash provided by operating activities:
     Provision for loan losses                                              420             498               380
     Provision for depreciation                                             811             654               566
     Net amortization of securities premiums and discounts                  230             308               489
     Net realized gains on sale of foreclosed real estate                   (22)            (61)               --
     Net realized gains on sales of securities                             (135)            (47)             (303)
     Deferred income taxes                                                  (85)            129               157
     Proceeds from sale of mortgage loans                                27,272          33,620            51,759
     Net gain on sale of loans                                             (357)           (511)             (584)
     Loans originated for sale                                          (26,846)        (33,299)          (48,768)
     Earnings on investment in life insurance                              (281)           (299)             (263)
     Increase in accrued interest receivable and other assets              (293)           (242)             (497)
     Increase (decrease) in accrued interest payable and other
        liabilities                                                         376            (101)               42
                                                                  -------------   -------------   ---------------

     Net Cash Provided by Operating Activities                            4,593           3,899             5,787
                                                                  -------------   -------------   ---------------

CASH FLOWS FROM INVESTING ACTIVITIES

   (Increase) decrease in interest bearing time deposits                   (500)            200                --
   Purchases of available for sale securities                            (6,613)        (11,174)          (90,676)
   Proceeds from maturities of and principal repayments on
      available for sale securities                                      13,951          20,307            24,000
   Proceeds from sales of available for sale securities                   4,250           6,840            23,214
   Proceeds from maturities of and principal repayments on held
      to maturity securities                                                  2              11               757
   Proceeds from sale of other real estate owned                             57             317                83
   Net increase in loans                                                (52,946)        (33,716)          (30,173)
   Net increase in restricted stock                                        (129)           (890)           (1,213)
   Purchases of bank premises and equipment                              (2,621)         (1,983)             (714)
   Investment in Berkshire Bank                                            (287)           (326)           (1,534)
   Purchase of investment in life insurance                                  --          (1,500)               --
                                                                  -------------   -------------   ---------------

     Net Cash Used in Investing Activities                              (44,836)        (21,914)          (76,256)
                                                                  -------------   -------------   ---------------

CASH FLOWS FROM FINANCING ACTIVITIES

   Net increase in deposits                                              26,041          18,367            36,258
   Net increase (decrease) in securities sold under agreements
      to repurchase                                                       1,301          (2,163)           (3,317)
   Increase in short-term borrowings                                        923           3,000                --
   Proceeds from long-term debt                                          15,000              --            25,000
   Issuance of mandatory redeemable capital debentures                       --              --             8,000
   Proceeds from exercise of stock options                                   23               8                27
   Purchase of treasury stock                                                --              --            (1,850)
   Dividends paid                                                        (1,198)         (1,008)             (661)
                                                                  -------------   -------------   ---------------

     Net Cash Provided by Financing Activities                           42,090          18,204            63,457
                                                                  -------------   -------------   ---------------

     Net Increase (Decrease) in Cash and Cash Equivalents                 1,847             189            (7,012)

CASH AND CASH EQUIVALENTS - BEGINNING                                     8,782           8,593            15,605
                                                                  -------------   -------------   ---------------

CASH AND CASH EQUIVALENTS - ENDING                                $      10,629   $       8,782   $         8,593
                                                                  =============   =============   ===============

See notes to consolidated financial statements.
--------------------------------------------------------------------------------
                                                                              35

EAST PENN FINANCIAL CORPORATION
================================================================================
CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

                                                                               Years Ended December 31,
                                                                  -----------------------------------------------
                                                                       2005           2004             2003
                                                                  -------------   -------------   ---------------
                                                                                  (In Thousands)
SUPPLEMENTARY CASH FLOW INFORMATION
   Interest paid                                                  $       6,828   $       5,170   $         4,847
                                                                  =============   =============   ===============

   Federal income taxes paid                                      $       1,150   $       1,056   $           774
                                                                  =============   =============   ===============

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING
   ACTIVITIES
   Other real estate acquired in settlement of loans              $          42   $          --   $            --
                                                                  =============   =============   ===============

See notes to consolidated financial statements.
--------------------------------------------------------------------------------
36

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

      The consolidated financial statements for 2005 and 2004 include the accounts of East Penn Financial Corporation (the "Company") and its wholly-owned subsidiary, East Penn Bank (the "Bank"). The consolidated financial statements for 2003 include the accounts of East Penn Financial Corporation and its wholly-owned subsidiaries, East Penn Bank and East Penn Statutory Trust I (the "Trust"). The Bank's wholly-owned subsidiary is East Penn Mortgage Company. All significant intercompany accounts and transactions have been eliminated.

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

      The Company provides a variety of financial services, through the Bank, to individuals, small businesses and municipalities through its seven branches located principally in Lehigh County, Pennsylvania. The Bank operates under a state bank charter and provides full banking services. The Bank is subject to regulation by the Pennsylvania Department of Banking and the Federal Deposit Insurance Corporation. The Company is subject to regulation by the Federal Reserve Bank.

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

--------------------------------------------------------------------------------
                                                                              37

EAST PENN FINANCIAL CORPORATION
================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Estimates (Continued)

      Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of deferred tax assets, and the determination of other-than-temporary impairment losses.

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

Securities

      Securities classified as available for sale are those debt and equity securities that the Company intends to hold for an indefinite period of time but not necessarily to maturity. Any decision to sell a security classified as available for sale would be based on various factors, including significant movement in interest rates, changes in maturity mix of the Company's assets and liabilities, liquidity needs, regulatory capital considerations and other similar factors. Securities available for sale are carried at fair value. Unrealized gains or losses are reported as increases or decreases in other comprehensive income (loss), net of the related deferred tax effect. Realized gains or losses, determined on the basis of the cost of the specific securities sold, are included in earnings. Premiums and discounts are recognized in interest income using the interest method over the terms of the securities.

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

--------------------------------------------------------------------------------
38

EAST PENN FINANCIAL CORPORATION
================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Securities (Continued)

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

--------------------------------------------------------------------------------
                                                                              39

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

Premises and Equipment

      Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed on the straight-line method over the following estimated useful lives of the related assets:

                                                      Years
                                                     --------
               Land improvements                     12 - 15
               Building and building improvements    5 - 39.5
               Furniture, fixtures and equipment      3 - 7
               Computer equipment and software        3 - 5

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

--------------------------------------------------------------------------------
40

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

Bank Owned Life Insurance

      The Company invests in bank owned life insurance (BOLI) as a source of funding for employee benefit expenses. BOLI involves the purchasing of life insurance by the Company on a chosen group of employees. The Company is the owner and beneficiary of the policies. The life insurance investment is carried at the cash surrender value of the underlying policies. Income generated from the increase in cash surrender value of the policies is included in other income on the income statement. As of December 31, 2005 and 2004, approximately $252,000 and $242,000, respectively, of BOLI is used to fund the Nonqualified Supplemental Executive Retirement Plan discussed in Note 12.

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

--------------------------------------------------------------------------------
                                                                              41

EAST PENN FINANCIAL CORPORATION
================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Earnings per Common Share (Continued)

      The following table shows the amounts used in computing earnings per share for the years ended December 31, 2005, 2004 and 2003:

                                                                         Common
                                                            Income       Shares
                                                           Numerator   Denominator        EPS
                                                           ---------   -----------   ------------
                                                           (In Thousands, Except per Share Data)
2005:
     Basic EPS                                             $   3,503         6,303   $       0.56
     Dilutive effect of potential common stock,
         stock options                                            --            20          (0.01)
                                                           ---------   -----------   ------------

     Diluted EPS                                           $   3,503         6,323   $       0.55
                                                           =========   ===========   ============

2004:
     Basic EPS                                             $   3,250         6,300   $       0.52
     Dilutive effect of potential common stock,
         stock options                                            --            18          (0.01)
                                                           ---------   -----------   ------------

     Diluted EPS                                           $   3,250         6,318   $       0.51
                                                           =========   ===========   ============

2003:
     Basic EPS                                             $   2,809         6,531   $       0.43
     Dilutive effect of potential common stock,
         stock options                                            --            15             --
                                                           ---------   -----------   ------------

     Diluted EPS                                           $   2,809         6,546   $       0.43
                                                           =========   ===========   ============

Comprehensive Income

      Accounting principles generally accepted in the United States of America require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

      The components of other comprehensive income and related tax effects for the years ended December 31, 2005, 2004 and 2003 are as follows:

                                                         2005     2004    2003
                                                        -------   -----   -----
                                                            (In Thousands)

Unrealized holding losses on available for sale
   securities                                           $(1,616) $ (144) $(377)
Less reclassification adjustment for gains
   realized in net income                                  (135)    (47)  (303)
                                                        -------   -----  -----

      Net Unrealized Losses                              (1,751)   (191)  (680)

Tax effect                                                  597      65    231
                                                        -------   -----  -----

      Net of Tax Amount                                 $(1,154) $ (126) $(449)
                                                        =======  ======  =====

-------------------------------------------------------------------------------
42

EAST PENN FINANCIAL CORPORATION
================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Stock-Based Compensation

      The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation." Accordingly, no compensation costs have been recognized for options granted in 2005, 2004 and 2003. Had compensation costs for stock options granted in 2005, 2004 and 2003 been determined based on the fair value at the grant dates for awards under the plan consistent with the provisions of SFAS No. 123, the Company's net income and earnings per share for the years ended December 31, 2005, 2004 and 2003 would have been reduced to the pro forma amounts indicated below:

                                                       2005          2004           2003
                                                   -----------   ------------   -----------
                                                   (In Thousands, Except per Share Amounts)
Net income as reported                             $     3,503   $      3,250   $     2,809
Total stock-based compensation cost, net of
   tax, that would have been included in the
   determination of net income if the fair value
   based method had been applied to all awards             (87)          (195)          (10)
                                                   -----------   ------------   -----------

Pro forma net income                               $     3,416   $      3,055   $     2,799
                                                   ===========   ============   ===========

Basic earnings per share:
   As reported                                     $      0.56   $       0.52   $      0.43
   Pro forma                                       $      0.54   $       0.48   $      0.43

Diluted earnings per share:
   As reported                                     $      0.55   $       0.51   $      0.43
   Pro forma                                       $      0.54   $       0.48   $      0.43

      The fair value of each option grant is estimated using the Black-Scholes option-pricing model with the following weighted-average assumptions for 2005, 2004 and 2003, respectively: risk-free interest rate of 3.90%, 4.3%, and 3.1%, volatility of 0.15, 0.23, and 0.20, dividend yield of 1.93%, 2.33%, and 1.80%, and an expected life of 7 years. The weighted-average fair value of options granted was $1.77 per share in 2005, $2.14 per share in 2004, and $1.54 per share in 2003.

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

Reclassification

      Certain amounts in the 2003 financial statements have been reclassified to
      conform   with   the   2005   and   2004   presentation    format.   These
      reclassifications had no effect on net income.

--------------------------------------------------------------------------------
                                                                              43

EAST PENN FINANCIAL CORPORATION
================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

New Accounting Standards

      In December 2004, the Financial Accounting Standards Board (FASB) issued Statement No. 123(R), "Share-Based Payment." Statement No. 123(R) replaces Statement No. 123, "Accounting for Stock-Based Compensation," and supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees." Statement No. 123(R) requires compensation costs related to share-based payment transactions to be recognized in the financial statements over the period that an employee provides service in exchange for the award. Public companies are required to adopt the new standard using a modified prospective method and may elect to restate prior periods using the modified retrospective method. Under the modified prospective method, companies are required to record compensation cost for new and modified awards over the related vesting period of such awards prospectively and record compensation cost prospectively for the unvested portion, at the date of adoption, of previously issued and outstanding awards over the remaining vesting period of such awards. No change to prior periods presented is permitted under the modified prospective method. Under the modified retrospective method, companies record compensation costs for prior periods retroactively through restatement of such periods using the exact pro forma amounts disclosed in the companies' footnotes. Also, in the period of adoption and after, companies record compensation cost based on the modified prospective method. Statement No. 123(R) is effective as of the beginning of the first interim or annual reporting period that begins after January 1, 2006. Early application of Statement No. 123(R) is encouraged, but not required.

      The Company does not have unvested options as of December 31, 2005, but will adopt the modified prospective method. Using the modified prospective method, the Company will record stock-based compensation expense, net of related tax effects. Any additional impact that the adoption of this Statement will have on our financial position and results of operations will be determined by share-based payments granted in future periods. There is no impact on cash flows.

      In October 2005, the FASB issued FSP FAS 123(R)-2, "Practical Accommodation to the Application of Grant Date as Defined in FAS 123(R)" ("FSP 123(R)-2"). FSP 123(R)-2 provides guidance on the application of grant date as defined in SFAS No. 123(R). In accordance with this standard a grant date of an award exists if a) the award is a unilateral grant and
      b) the key terms and conditions of the award are expected to be communicated to an individual recipient within a relatively short time period from the date of approval. We will adopt this standard when we adopt SFAS No. 123(R), and it will not have a material impact on our consolidated financial position, results of operations or cash flows.

--------------------------------------------------------------------------------
44

EAST PENN FINANCIAL CORPORATION
================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

New Accounting Standards (Continued)

      In November 2005, the FASB issued final FASB Staff Position FAS No. 123R-3, "Transition Election Related to Accounting for the Tax Effects of Share-Based Payment Awards." The FSP provides an alternative method of calculating excess tax benefits (the APIC pool) from the method defined in FAS 123R for share-based payments. A one-time election to adopt the transition method in this FSP is available to those entities adopting FAS 123R using either the modified retrospective or modified prospective method. Up to one year from the initial adoption of FAS 123R or effective date of the FSP is provided to make this one-time election. However, until an entity makes its election, it must follow the guidance in FAS 123R. FSP 123R-3 is effective upon initial adoption of FAS 123R and will become effective for the Company the first quarter of fiscal 2006. We are currently evaluating the potential impact of calculating the APIC pool with this alternative method and have not determined which method we will adopt, nor the expected impact on our consolidated financial position or results of operations.

      In March 2005, the SEC issued Staff Accounting Bulletin No. 107 ("SAB No. 107"), "Share-Based Payment," providing guidance on option valuation methods, the accounting for income tax effects of share-based payment arrangements upon adoption of SFAS No. 123(R), and the disclosures in MD&A subsequent to the adoption. The Company will provide SAB No. 107 required disclosures upon adoption of SFAS No. 123(R) on January 1, 2006.

      In March 2004, the FASB's Emerging Issues Task Force (EITF) reached a consensus on Issue No. 03-1, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments." EITF 03-1 provides guidance on other-than-temporary impairment models for marketable debt and equity securities accounted for under SFAS 115 and non-marketable equity securities accounted for under the cost method. The EITF developed a basic three-step model to evaluate whether an investment is other-than-temporarily impaired. In November 2005, the FASB approved the issuance of FASB Staff Position FAS No. 115-1 and FAS No. 124-1, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments." The FSP addresses when an investment is considered impaired, whether the impairment is other-than-temporary and the measurement of an impairment loss. The FSP also includes accounting considerations subsequent to the recognition of an other-than-temporary impairment and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary. The FSP is effective for reporting periods beginning after December 15, 2005 with earlier application permitted. For the Company, the effective date will be the first quarter of fiscal 2006. The adoption of this accounting principle is not expected to have a significant impact on our consolidated financial position or results of operations.

      In July 2005, the FASB issued a proposed interpretation of FAS 109, "Accounting for Income Taxes," to clarify certain aspects of accounting for uncertain tax positions, including issues related to the recognition and measurement of those tax positions. If adopted as proposed, any adjustments required to be recorded as a result of adopting the interpretation would be reflected as a cumulative effect from a change in accounting principle. We are currently in the process of determining the impact of adoption of the interpretation as proposed on our consolidated financial position or results of operations.

      In June 2005, the FASB's Emerging Issues Task Force (EITF) reached a consensus on Issue No. 05-6, "Determining the Amortization Period for Leasehold Improvements Purchased after Lease Inception or Acquired in a Business Combination" ("EITF 05-6"). This guidance requires that leasehold improvements acquired in a business combination or purchased subsequent to the inception of a lease be amortized over the shorter of the useful life of the assets or a term that includes required lease periods and renewals that are reasonably assured at the date of the business combination or purchase. This guidance is applicable only to leasehold improvements that are purchased or acquired in reporting periods beginning after June 29, 2005. The adoption of this pronouncement did not have an impact on the Company's consolidated financial statements.

--------------------------------------------------------------------------------
                                                                              45

EAST PENN FINANCIAL CORPORATION
================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

New Accounting Standards (Continued)

      In October 2005, the FASB issued FASB Staff Position FAS 13-1 ("FSP FAS 13-1"), which requires companies to expense rental costs associated with ground or building operating leases that are incurred during a construction period. As a result, companies that are currently capitalizing these rental costs are required to expense them beginning in its first reporting period beginning after December 15, 2005. FSP FAS 13-1 is effective for our Company as of the first quarter of fiscal 2006. We evaluated the provisions of FSP FAS 13-1 and do not believe that its adoption will have a material impact on our Company's consolidated financial position or results of operations.

      In  May  2005,  FASB  issued  SFAS  154,  "Accounting  Changes  and  Error
      Corrections." The Statement requires retroactive application of a voluntary change in accounting principle to prior period financial statements unless it is impracticable. Statement No. 154 also requires that a change in method of depreciation, amortization, or depletion for long-lived, non-financial assets be accounted for as a change in accounting estimate that is affected by a change in accounting principle. Statement No. 154 replaces APB Opinion 20, "Accounting Changes," and Statement No. 3, "Reporting Accounting Changes in Interim Financial Statements." Statement No. 154 will be effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. Management currently believes that adoption of the provisions of SFAS 154 will not have a material impact on the Company's consolidated financial statements.

NOTE 2 - SECURITIES

The amortized cost and approximate fair value of securities as of December 31, 2005 and 2004 are summarized as follows:

                                                        Gross        Gross
                                         Amortized   Unrealized   Unrealized      Fair
                                            Cost        Gains       Losses       Value
                                         ---------   ----------   ----------   ----------
                                                          (In Thousands)
AVAILABLE FOR SALE SECURITIES:
   DECEMBER 31, 2005:
     U.S. Government agencies and
       corporations                      $   1,000   $       --   $      (37)  $      963
     States and political subdivisions      19,009          354         (229)      19,134
     Mortgage-backed and asset-backed
       securities                           47,543            6       (1,273)      46,276
     Other                                   7,316           31         (183)       7,164
     Equity securities                         643            8          (13)         638
                                         ---------   ----------   ----------   ----------

                                         $  75,511   $      399   $   (1,735)  $   74,175
                                         =========   ==========   ==========   ==========

--------------------------------------------------------------------------------
46

EAST PENN FINANCIAL CORPORATION
================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - SECURITIES (CONTINUED)

                                                        Gross        Gross
                                         Amortized   Unrealized   Unrealized      Fair
                                            Cost        Gains       Losses       Value
                                         ---------   ----------   ----------   ----------
                                                          (In Thousands)
AVAILABLE FOR SALE SECURITIES:
   DECEMBER 31, 2004:
     U.S. Government agencies and
       corporations                      $   1,000   $       --   $      (18)  $      982
     States and political subdivisions      18,470          752          (88)      19,134
     Mortgage-backed and asset-backed
       securities                           60,227          167         (442)      59,952
     Other                                   6,854          100          (51)       6,903
     Equity securities                         643           --           (5)         638
                                         ---------   ----------   ----------   ----------

                                         $  87,194   $    1,019   $     (604)  $   87,609
                                         =========   ==========   ==========   ==========

HELD TO MATURITY SECURITIES:
   DECEMBER 31, 2005:
     States and political subdivisions   $     998   $       86   $       --   $    1,084
     Asset-backed securities                    40           --           --           40
                                         ---------   ----------   ----------   ----------

                                         $   1,038   $       86   $       --   $    1,124
                                         =========   ==========   ==========   ==========

   DECEMBER 31, 2004:
     States and political subdivisions   $     997   $       86   $       --   $    1,083
     Asset-backed securities                    43           --           --           43
                                         ---------   ----------   ----------   ----------

                                          $  1,040   $       86   $       --   $    1,126
                                         =========   ==========   ==========   ==========

--------------------------------------------------------------------------------
                                                                              47

EAST PENN FINANCIAL CORPORATION
================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - SECURITIES (CONTINUED)

The amortized cost and fair value of securities as of December 31, 2005, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because the borrowers may have the right to prepay obligations with or without any penalties.

                                               Available for Sale      Held to Maturity
                                              --------------------   --------------------
                                              Amortized     Fair     Amortized     Fair
                                                Cost        Value       Cost       Value
                                              ---------   --------   ---------   --------
                                                             (In Thousands)
Due in one year or less                       $     576   $    574   $      --  $      --
Due after one year through five years             6,099      5,846          --         --
Due after five years through ten years            5,249      5,167          --         --
Due after ten years                              15,401     15,674         998      1,084
                                              ---------   --------   ---------   --------

                                                 27,325     27,261         998      1,084

Mortgage-backed and asset-backed securities      47,543     46,276          40         40
Equity securities                                   643        638          --         --
                                              ---------   --------   ---------   --------

                                              $  75,511   $ 74,175   $   1,038  $   1,124
                                              =========   ========   =========   ========

Gross realized gains on sales of available for sale securities were $217,000, $84,000 and $369,000, respectively. Gross realized losses on those sales were $82,000, $37,000 and $66,000, respectively.

Securities with a carrying value of $20,765,000 and $16,359,000 at December 31, 2005 and 2004, respectively, were pledged as collateral to secure securities sold under agreements to repurchase and public deposits.

The following tables show the Company's investments' gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2005 and 2004:

                                    Less than 12 Months      12 Months or More              Total
                                   ---------------------   ---------------------    ---------------------
                                     Fair     Unrealized     Fair     Unrealized      Fair     Unrealized
                                     Value      Losses       Value      Losses        Value      Losses
                                   --------   ----------   --------   ----------    --------   ----------
                                                               (In Thousands)
DECEMBER 31, 2005:
U.S. Government agencies and
   corporations                    $     --   $       --   $    963   $      (37)   $    963   $      (37)
State and political subdivisions      4,154          (58)     4,006         (171)      8,160         (229)
Mortgage-backed and asset-
   backed securities                 16,647         (348)    28,763         (925)     45,410       (1,273)
Other                                 3,420         (153)       838          (30)      4,258         (183)
Equity securities                        --           --        487          (13)        487          (13)
                                   --------   ----------   --------   ----------    --------   ----------

                                   $ 24,221   $     (559)  $ 35,057   $   (1,176)   $ 59,278   $   (1,735)
                                   ========   ==========   ========   ==========    ========   ==========

--------------------------------------------------------------------------------
48

EAST PENN FINANCIAL CORPORATION
================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - SECURITIES (CONTINUED)

                                    Less than 12 Months      12 Months or More              Total
                                   ---------------------   ---------------------    ---------------------
                                     Fair     Unrealized     Fair     Unrealized      Fair     Unrealized
                                     Value      Losses       Value      Losses        Value      Losses
                                   --------   ----------   --------   ----------    --------   ----------
                                                               (In Thousands)
DECEMBER 31, 2004:
U.S. Government agencies and
   corporations                    $    982   $      (18)  $     --   $       --    $    982   $      (18)
State and political subdivisions      5,337          (88)        --           --       5,337          (88)
Mortgage-backed and asset-
   backed securities                 28,959         (191)    11,324         (251)     40,283         (442)
Other                                 2,324          (51)        --           --       2,324          (51)
Equity securities                       495           (5)        --           --         495           (5)
                                   --------   ----------   --------   ----------    --------   ----------

                                   $ 38,097   $     (353)  $ 11,324   $     (251)   $ 49,421   $     (604)
                                   ========   ==========   ========   ==========    ========   ==========

At December 31, 2005 and 2004, the Company had 93 and 63 securities, respectively, in an unrealized loss position. The decline in fair value is due to interest rate fluctuations. The Company has the intent and ability to hold such investments until maturity or market price recovery. None of the individual unrealized losses are significant.

NOTE 3 - LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES

The components of loans receivable at December 31, 2005 and 2004 is as follows:

                                                             2005        2004
                                                          ---------   ---------
                                                              (In Thousands)

          Commercial                                      $  67,117   $  50,066
          Commercial real estate                            117,614      91,480
          Residential real estate                            38,162      36,470
          Real estate, construction                           2,662       3,382
          Tax exempt                                         21,200      15,593
          Home equity                                        40,749      38,070
          Other consumer                                      5,883       5,608
                                                          ---------   ---------

                                                            293,387     240,669
          Allowance for loan losses                          (3,072)     (2,838)
                                                          ---------   ---------

                                                          $ 290,315   $ 237,831
                                                          =========   =========

Loans serviced for Federal Home Loan Bank of Pittsburgh are not included in the consolidated balance sheets. The unpaid principal balances of those loans were $5,554,000 and $3,182,000 as of December 31, 2005 and 2004, respectively.

--------------------------------------------------------------------------------
                                                                              49

EAST PENN FINANCIAL CORPORATION
================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES (CONTINUED)

The following table presents changes in the allowance for loan losses for the years ended December 31:

                                                      Years Ended December 31,
                                                    ---------------------------
                                                     2005      2004      2003
                                                    -------   -------   -------
                                                           (In Thousands)

          Balance, beginning                        $ 2,838   $ 2,403   $ 2,167
             Provision for loan losses                  420       498       380
             Loans charged off                         (206)      (80)     (150)
             Recoveries                                  20        17         6
                                                    -------   -------   -------

          Balance, ending                           $ 3,072   $ 2,838   $ 2,403
                                                    =======   =======   =======

The recorded investment in impaired loans, not requiring an allowance for loan losses, was $18,000 and $618,000 at December 31, 2005 and 2004, respectively. The recorded investment in impaired loans requiring an allowance for loan losses was $242,000 and $-0- at December 31, 2005 and 2004, respectively. At December 31, 2005, the related allowance for loan losses associated with these loans was $182,000. For the years ended December 31, 2005, 2004 and 2003, the average recorded investment of impaired loans was $430,000, $526,000, and $417,000, respectively. The Company recognizes income on impaired loans under the cash basis when the collateral on the loan is sufficient to cover the outstanding obligation to the Company. No interest income was recognized for the time that the loans were impaired during 2005, 2004 and 2003.

Loans on which the accrual of interest has been discontinued amounted to approximately $610,000 and $986,000 at December 31, 2005 and 2004, respectively. Loan balances past due 90 days or more and still accruing interest, but which management expects will eventually be paid in full, amounted to $19,000 and $75,000 at December 31, 2005 and 2004, respectively.

NOTE 4 - BANK PREMISES AND EQUIPMENT

The components of bank premises and equipment at December 31, 2005 and 2004 are as follows:

                                                             2005       2004
                                                          ---------   ---------
                                                              (In Thousands)

          Land                                            $   2,210   $   1,444
          Land improvements                                     268         210
          Buildings and building improvements                 6,840       6,001
          Furniture, fixtures and equipment                   3,077       2,315
          Computer equipment and software                       781         585
                                                          ---------   ---------

                                                             13,176      10,555
          Accumulated depreciation                           (3,856)     (3,045)
                                                          ---------   ---------

                                                          $   9,320   $   7,510
                                                          =========   =========

--------------------------------------------------------------------------------
50

EAST PENN FINANCIAL CORPORATION
================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 - BANK PREMISES AND EQUIPMENT (CONTINUED)

Depreciation expense was $811,000, $654,000, and $566,000, for the years ended December 31, 2005, 2004 and 2003, respectively.

The Company has signed agreements to construct a new branch building and to purchase property intended to be developed for a future branch site. The total cost associated with these projects is approximately $1,486,000.

NOTE 5 - INVESTMENT IN BANK

On September 23, 2003, the Company purchased 141,300 shares of common stock of a de novo bank, named Berkshire Bank, located in Wyomissing, Pennsylvania. The amount of the investment was $1,413,000 at September 30, 2003. On October 22, 2003, the Company purchased an additional 12,123 shares for $121,000 for a total investment of $1,534,000, which represents 18.3% of the de novo bank. Berkshire Bank announced a 5-for-4 stock split, effected in the form of a 25% stock dividend, payable July 22, 2004. This resulted in the Company receiving an additional 38,355 shares. On September 1, 2004, Berkshire Bank commenced a three-phase common stock offering effective through March 31, 2005. The offering price of the stock during the first two phases was $10.50 per share through October 31, 2004 and $11.00 per share thereafter. In order to maintain its level of investment in Berkshire Bank, on November 19, 2004, the Company purchased an additional 30,628 shares at $10.50 per share and 26,491 shares at $11.00 per share, respectively. On July 21, 2005, Berkshire Bank announced the payment of a 5-for-4 stock split, effected in the form of a 25% stock dividend, payable August 19, 2005, which resulted in an additional 62,224 shares. The Company's total investment in Berkshire Bank was $2,147,000 as of December 31, 2005 represented by 311,121 shares, or 18.2% of Berkshire Bank's outstanding shares of common stock. In addition, certain directors and officers of the Company own investments in Berkshire Bank which, when aggregated with the Company's investment, results in a 19.9%, combined ownership at December 31, 2005.

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

--------------------------------------------------------------------------------
                                                                              51

EAST PENN FINANCIAL CORPORATION
================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 - DEPOSITS

The components of deposits at December 31, 2005 and 2004 were as follows:

                                                              2005       2004
                                                           ---------   ---------
                                                               (In Thousands)

          Demand, non-interest bearing                     $  44,257   $  42,029
          Demand, interest bearing                           115,844     125,517
          Savings                                             42,385      41,688
          Time, $100,000 and over                             20,093      12,908
          Time, other                                        101,727      76,123
                                                           ---------   ---------

                                                           $ 324,306   $ 298,265
                                                           =========   =========

At December 31, 2005, the scheduled maturities of time deposits are as follows (in thousands):

          2006                                                         $  63,772
          2007                                                            46,304
          2008                                                             6,304
          2009                                                             2,652
          2010                                                             2,393
          Thereafter                                                         395
                                                                       ---------

                                                                       $ 121,820
                                                                       =========

NOTE 7 - SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

Securities sold under agreements to repurchase generally mature within a few days from the transaction date. Securities sold under agreements to repurchase are reflected at the amount of cash received in connection with the transaction. Securities sold under these agreements are retained under the Company's control at its safekeeping agent. The Company may be required to provide additional collateral based on the fair value of the underlying securities. Information concerning securities sold under agreements to repurchase for the years ended December 31, 2005, 2004 and 2003 is summarized as follows:

                                                          2005       2004       2003
                                                        --------   --------   --------
                                                            (Dollars in Thousands)
Balance outstanding at December 31                      $  3,650   $  2,349   $  4,512
Weighted average interest rate at the end of the year        2.1%       0.7%       0.3%
Average daily balance during the year                   $  3,322   $  4,066   $  5,652
Weighted average interest rate during the year               1.3%       0.7%       0.5%
Maximum month-end balance during the year               $  4,250   $  5,165   $  7,905

--------------------------------------------------------------------------------
52

EAST PENN FINANCIAL CORPORATION
================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 - BORROWINGS

The Bank has maximum borrowing capacity with the Federal Home Loan Bank of approximately $172,199,000, of which $40 million was outstanding at December 31, 2005 in fixed rate term borrowings. As of December 31, 2004, $28 million was outstanding with $25 million in fixed rate borrowings and $3 million in overnight borrowings.

Federal Home Loan Bank fixed rate advances at December 31, 2005 and 2004 consist of the following:

                   Maturity                      Rate        2005        2004
              -----------------                 -------   ---------   ----------
                                                          (Dollars in Thousands)

              November 28, 2005                    2.20%  $      --   $    5,000
              February 6, 2006                     3.55       5,000           --
              May 5, 2006                          3.64       5,000           --
              November 28, 2006                    2.80       6,000        6,000
              May 7, 2007                          3.89       5,000           --
              November 28, 2007                    3.43       7,000        7,000
              May 5, 2008                          4.03       5,000           --
              November 28, 2008                    3.78       7,000        7,000
                                                          ---------   ----------

                     Total                                $  40,000   $   25,000
                                                          =========   ==========

Advances from the Federal Home Loan Bank are secured by qualifying assets of the Bank, which include Federal Home Loan Bank stock, mortgage-backed securities and first mortgage loans.

In addition, the Bank has a $5,000,000 line of credit with another financial institution, which is used to purchase federal funds. At December 31, 2005, $3,923,000 was outstanding under this line of credit.

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

--------------------------------------------------------------------------------
                                                                              53

EAST PENN FINANCIAL CORPORATION
================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 - LEASE COMMITMENTS AND TOTAL RENTAL EXPENSE

The Company leases land for a branch location with fixed annual lease payments for the first five years and escalation provisions for the remaining fifteen years, expiring in 2017. The lease contains renewal options for a period up to an additional ten years. The Company also leases the premises for three other branch locations under operating lease agreements, expiring in 2008, 2009 and 2010, respectively. Two of the branch leases contain two additional five-year options while one of the branch leases contains one additional five-year option. The Company leases storage space for record retention on a month-to-month basis.

Future minimum lease payments by year and in the aggregate, under noncancellable operating leases with initial or remaining terms of one year or more, consisted of the following at December 31, 2005 (in thousands):

                           2006                                          $   259
                           2007                                              260
                           2008                                              245
                           2009                                              242
                           2010                                              200
                           Thereafter                                      1,064
                                                                         -------

                                                                         $ 2,270
                                                                         =======

The total rental expense included in the statements of income for the years ended December 31, 2005, 2004 and 2003 is $196,000, $231,000, and $241,000,
respectively.

NOTE 11 - STOCKHOLDERS' EQUITY

In June 2002, the Bank implemented a Dividend Reinvestment and Stock Purchase Plan. Upon reorganization of the Bank into the holding company in July 2003, the Company adopted the Plan. The Plan, which is available to all stockholders, permits participants in the Plan to automatically reinvest cash dividends on all of their shares and to make quarterly voluntary cash contributions from a minimum of $50 to a maximum of $5,000 each calendar quarter. Participation in the Plan is entirely voluntary so that stockholders may join the Plan or terminate their participation in the Plan at any time. Under the terms of the Plan, the Company is authorized to issue up to 250,000 shares of its common stock. However, the Company intends to direct that the Plan Administrator purchase shares of the Company's common stock in the open market. In 2005, 2004, and 2003, all dividend reinvestment shares were purchased in the open market.

The Company has two stock option plans, the 1999 Independent Directors Stock Option Plan for the benefit of nonemployee directors and the 1999 Stock Incentive Plan for the benefit of officers and key employees. The Company has reserved 120,000 shares for the Directors Plan and 280,000 shares for the Incentive Plan. As of December 31, 2005, there were 42,000 shares for the
Directors Plan and 142,400 shares for the Incentive Plan remaining to be granted. Awards under the Incentive Plan may be in the form of stock options, stock appreciation rights or restricted stock and are granted at the discretion of the Board of Directors. Under the Directors Plan, each non-employee director of the Company is annually granted an option to purchase 1,000 shares of common stock. Stock options granted under the Plans have an exercise price equal to the fair market value of the common stock at the date of grant and are exercisable six months from the date of grant.

--------------------------------------------------------------------------------
54

EAST PENN FINANCIAL CORPORATION
================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 - STOCKHOLDERS' EQUITY (CONTINUED)

The following summarizes changes in stock options outstanding under both of the Plans for the years ended December 31, 2005, 2004 and 2003:

                                         2005                  2004                   2003
                                 ------------------   ---------------------   -------------------
                                           Weighted               Weighted               Weighted
                                            Average                Average                Average
                                           Exercise               Exercise               Exercise
                                 Options     Price     Options      Price     Options     Price
                                 -------   --------   ---------   ---------   --------   --------
Outstanding, beginning of year   206,200   $   8.06      84,100   $    7.15     85,100   $   6.98
   Granted                        11,000   $   9.25     129,250   $    8.69     10,000   $   7.00
   Exercised                      (3,702)  $   6.20      (1,400)  $    5.80     (4,900)  $   5.58
   Forfeited                     (11,900)  $   8.22      (5,750)  $    8.54     (6,100)  $   5.80
                                 -------   --------   ---------   ---------   --------   --------

Outstanding, end of year         201,598   $   7.65     206,200   $    8.06     84,100   $   7.15
                                 =======   ========   =========   =========   ========   -=======

Exercisable, at end of year      201,598   $   7.65
                                 =======   ========

Stock options outstanding at December 31, 2005 are exercisable at prices ranging from $5.00 to $11.00 a share. The weighted-average remaining contractual life of those options is approximately 7.5 years.

NOTE 12 - EMPLOYEE BENEFIT PLANS

The Company has a 401(k) deferred contribution salary deferral plan which covers substantially all full-time employees. The Plan provides for contributions by the Company in such amounts as its Board of Directors shall determine. The amount charged to expense for the years ended December 31, 2005, 2004 and 2003 was $90,000, $67,000, and $59,000, respectively.

The Company has a Nonqualified Supplemental Executive Retirement Plan for its chief executive officer which provides a retirement benefit. The Plan is funded by life insurance. For the years ended December 31, 2005, 2004 and 2003, $63,000, $55,000, and $49,000, respectively, was charged to expense in connection with the Plan.

NOTE 13 - OTHER OPERATING EXPENSES

Other operating expenses include the following significant items for the years ended December 31, 2005, 2004 and 2003:

                                                 2005         2004         2003
                                                ------   --------------   ------
                                                         (In Thousands)

          Advertising and sales promotion       $  388   $          207   $  178
          Professional fees                        322              291      356
          Postage                                  188              194      181
          Telephone                                258              222      183
          ATM fees                                 375              324      272

--------------------------------------------------------------------------------
                                                                              55

EAST PENN FINANCIAL CORPORATION
================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 - INCOME TAXES

The components of income tax expense for the years ended December 31, 2005, 2004 and 2003 are as follows:

                                               2005          2004          2003
                                             --------   --------------   -------
                                                        (In Thousands)

                 Current                     $  1,099   $          893   $   769
                 Deferred                         (85)             129       157
                                             --------   --------------   -------

                                             $  1,014   $        1,022   $   926
                                             ========   ==============   =======

A reconciliation of the statutory income tax at a rate of 34% to the income tax expense included in the statements of income for the years ended December 31, 2005, 2004 and 2003 is as follows:

                                               2005                  2004                  2003
                                       ------------------   ----------------------   ------------------
                                                    % of                    % of                 % of
                                                   Pretax                  Pretax               Pretax
                                        Amount     Income     Amount       Income     Amount    Income
                                       ---------   ------   ----------   ---------   --------   -------
                                                            (Dollars in Thousands)
Federal income tax at statutory rate   $   1,536       34%  $    1,452          34   $  1,270        34%
Tax-exempt interest                         (432)     (10)        (333)         (8)      (262)       (7)
Income from life insurance                   (96)      (2)        (102)         (2)       (88)       (2)
Other                                          6       --            5          --          6        --
                                       ---------   ------   ----------   ---------   --------   -------

                                       $   1,014       22%  $    1,022          24%  $    926        25%
                                       =========   ======   ==========   =========   ========   =======

The income tax provision includes $46,000, $16,000, and $103,000 in 2005, 2004 and 2003, respectively, of income tax expense related to net realized securities gains.

--------------------------------------------------------------------------------
56

EAST PENN FINANCIAL CORPORATION
================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 - INCOME TAXES (CONTINUED)

Net deferred tax assets consisted of the following components as of December 31, 2005 and 2004:

                                                                2005     2004
                                                              -------   -------
                                                               (In Thousands)

      Deferred tax assets:
         Allowance for loan losses                            $   994   $   908
         Deferred compensation                                     84        63
         Bank premises and equipment                               11        --
         Unrealized losses on securities available for sale       456        --
         Other                                                      6         7
                                                              -------   -------

            Total Deferred Tax Assets                           1,551       978
                                                              -------   -------

      Deferred tax liabilities:
         Unrealized gains on securities available for sale         --      (141)
         Prepaid expenses                                        (157)     (133)
         Deferred loan costs                                     (220)     (160)
         Bank premises and equipment                               --       (51)
         Other                                                     --        (1)
                                                              -------   -------

            Total Deferred Tax Liabilities                       (377)     (486)
                                                              -------   -------

            Net Deferred Tax Assets                           $ 1,174   $   492
                                                              =======   =======

A valuation allowance has not been established for deferred tax assets. Realization of the deferred tax assets is dependent on generating sufficient taxable income. Although realization is not assured, management believes it is more likely than not that all of the deferred tax asset will be realized. Deferred tax assets are recorded in other assets.

NOTE 15 - TRANSACTIONS WITH EXECUTIVE OFFICERS, DIRECTORS AND PRINCIPAL STOCKHOLDERS

The Company has had, and may be expected to have in the future, banking transactions in the ordinary course of business with directors, executive officers, principal stockholders, their immediate families and affiliated companies (commonly referred to as related parties), on the same terms including interest rates and collateral, as those prevailing at the time for comparable transactions with others. At December 31, 2005 and 2004, these persons were indebted to the Company for loans totaling $3,871,000 and $4,168,000, respectively. During 2005, $472,000 of new loans were made and repayments totaled $769,000.

--------------------------------------------------------------------------------
                                                                              57

EAST PENN FINANCIAL CORPORATION
================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

The Company is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and letters of credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheets.

The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

A summary of the Company's financial instrument commitments at December 31, 2005 and 2004 is as follows:

                                                                 2005      2004
                                                               -------   -------
                                                                (In Thousands)

Commitments to grant loans                                     $ 6,519   $10,547
Unfunded commitments under lines of credit                      74,095    63,773
Standby letters of credit                                          684     1,155
                                                               -------   -------
                                                               $81,298   $75,475
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

Outstanding letters of credit written are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The majority of these standby letters of credit expire within the next twelve months. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending other loan commitments. The Company requires collateral supporting these letters of credit as deemed necessary. The maximum undiscounted exposure related to those commitments at December 31, 2005 was $684,000. Management believes that the proceeds obtained through a liquidation of such collateral would be sufficient to cover the maximum potential amount of future payments required under the corresponding guarantees. The current amounts of the liability as of December 31, 2005 and 2004 for guarantees under standby letters of credit issued is not material.

--------------------------------------------------------------------------------
58

EAST PENN FINANCIAL CORPORATION
================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17 - REGULATORY MATTERS

The Bank is required to maintain cash reserve balances in vault cash and with the Federal Reserve Bank. The required reserve balance at December 31, 2005 and 2004 was $3,533,000 and $3,055,000, respectively.

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

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth below) of total and Tier l capital (as defined in the regulations) to risk-weighted assets and of Tier l capital to average assets. Management believes, as of December 31, 2005, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

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

The following table presents the risk-based and leverage capital amounts and ratios at December 31, 2005 and 2004 for the Company and the Bank:

                                                                                      To be Well Capitalized
                                                                                           under Prompt
                                                               For Capital Adequacy      Corrective Action
                                                  Actual             Purposes                Provisions
                                              --------------  ----------------------  ----------------------
                                               Amount  Ratio    Amount       Ratio       Amount      Ratio
                                              -------  -----  ---------    ---------  -----------  ---------
                                                              (Dollars in Thousands)
As of December 31, 2005:
   Total capital (to risk-weighted assets):
         Consolidated                         $34,785  11.19% $>or=24,873   >or=8.0%      N/A         N/A%
         East Penn Bank                        32,192  10.44   >or=24,665   >or=8.0   $>or=30,831  >or=10.0
   Tier 1 capital (to risk-weighted assets):
         Consolidated                          31,617  10.17   >or=12,437   >or=4.0       N/A         N/A
         East Penn Bank                        29,120   9.45   >or=12,332   >or=4.0    >or=18,499   >or=6.0
   Tier 1 capital (to average assets):
         Consolidated                          31,617   7.97   >or=15,863   >or=4.0       N/A         N/A
         East Penn Bank                        29,120   7.40   >or=15,750   >or=4.0    >or=19,688   >or=5.0

As of December 31, 2004:
   Total capital (to risk-weighted assets):
         Consolidated                         $32,228  12.45% $>or=20,705   >or=8.0%      N/A         N/A%
         East Penn Bank                        29,984  11.69   >or=20,511   >or=8.0   $>or=25,639  >or=10.0
   Tier 1 capital (to risk-weighted assets):
         Consolidated                          28,520  11.02   >or=10,353   >or=4.0       N/A         N/A
         East Penn Bank                        27,146  10.59   >or=10,255   >or=4.0    >or=15,383   >or=6.0
   Tier 1 capital (to average assets):
         Consolidated                          28,520   8.04   >or=14,181   >or=4.0       N/A         N/A
         East Penn Bank                        27,146   7.71   >or=14,090   >or=4.0    >or=17,613   >or=5.0

--------------------------------------------------------------------------------
                                                                              59

EAST PENN FINANCIAL CORPORATION
================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17 - REGULATORY MATTERS (CONTINUED)

Dividends can be paid by the Company from its assets, which are mainly provided by dividends received from the Bank. The Bank is subject to certain restrictions on the amount of dividends that it may declare without prior regulatory approval. The Pennsylvania Banking Code provides that cash dividends may be declared and paid only out of accumulated net earnings. Cash dividends must be approved by the Federal Reserve Bank if the total of all cash dividends declared by the Bank in any calendar year, including the proposed cash dividend, exceeds the total of the Bank's net profit for that year plus its retained net profits from the preceding two years. Under this formula, the Bank can declare dividends to the Company in 2006 of approximately $4,547,000 plus an additional amount equal to the Bank's net profit for 2006.

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

The following information should not be interpreted as an estimate of the fair value of the entire Company since a fair value calculation is only provided for a limited portion of the Company's assets and liabilities. Due to a wide range of valuation techniques and the degree of subjectivity used in making the estimates, comparisons between the Company's disclosures and those of other companies may not be meaningful. The following methods and assumptions were used to estimate the fair values of the Company's financial instruments at December 31, 2005 and 2004:

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

--------------------------------------------------------------------------------
60

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

Long-Term Debt, Short-Term Borrowings, and Junior Subordinated Debentures

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

--------------------------------------------------------------------------------
                                                                              61

EAST PENN FINANCIAL CORPORATION
================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18 - FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

The estimated fair values of the Company's financial instruments at December 31, 2005 and 2004 were as follows:

                                                             2005                    2004
                                                    ----------------------   ---------------------
                                                     Carrying      Fair      Carrying      Fair
                                                      Amount       Value      Amount       Value
                                                    ----------   ---------   ---------   ---------
                                                                    (In Thousands)
Financial assets:
   Cash and cash equivalents                        $   10,629   $  10,629   $   8,782   $   8,782
   Interest bearing time deposits                          500         500          --          --
   Securities                                           75,213      75,299      88,649      88,735
   Mortgage loans held for sale                          1,077       1,077       1,146       1,146
   Loans receivable, net of allowance                  290,315     286,797     237,831     238,320
   Investment in restricted stock                        3,115       3,115       2,986       2,986
   Accrued interest receivable                           1,674       1,674       1,432       1,432

Financial liabilities:
   Deposits                                            324,306     323,185     298,265     298,089
   Securities sold under agreements to repurchase        3,650       3,650       2,349       2,349
   Short--term borrowings                                3,923       3,923       3,000       3,000
   Long--term debt                                      40,000      39,332      25,000      24,827
   Junior subordinated debentures                        8,248       8,316       8,248       8,251
   Accrued interest payable                                842         842         415         415

Off--balance sheet financial instruments:
   Commitments to extend credit                             --          --          --          --
   Outstanding letters of credit                            --          --          --          --

--------------------------------------------------------------------------------
62

EAST PENN FINANCIAL CORPORATION
================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19 - PARENT COMPANY ONLY FINANCIAL INFORMATION

BALANCE SHEETS

                                                             December 31,
                                                       ------------------------
                                                          2005         2004
                                                       ----------  ------------
                                                           (In Thousands)

ASSETS

Cash and cash equivalents                              $       21  $         80
Securities available for sale                                 151           143
Investment in subsidiaries                                 28,243        27,424
Other assets                                                2,691         2,288
                                                       ----------  ------------

      Total Assets                                     $   31,106  $     29,935
                                                       ==========  ============

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
   Junior subordinated debentures                      $    8,248  $      8,248
   Other liabilities                                           17            20
                                                       ----------  ------------

      Total Liabilities                                     8,265         8,268
                                                       ----------  ------------
Stockholders' equity:
   Common stock                                             4,133         4,131
   Surplus                                                  9,246         9,225
   Retained earnings                                       12,192         9,887
   Accumulated other comprehensive income (loss)             (880)          274
   Treasury stock                                          (1,850)       (1,850)
                                                       ----------  ------------

      Total Stockholders' Equity                           22,841        21,667
                                                       ----------  ------------

      Total Liabilities and Stockholders' Equity       $   31,106  $     29,935
                                                       ==========  ============

--------------------------------------------------------------------------------
                                                                              63

EAST PENN FINANCIAL CORPORATION
================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19 - PARENT COMPANY ONLY FINANCIAL INFORMATION (CONTINUED)

STATEMENTS OF INCOME

                                                                      Years Ended December 31,
                                                                  --------------------------------
                                                                    2005        2004       2003
                                                                  ---------  ---------  ----------
                                                                           (In Thousands)
Interest on securities                                            $       2  $       1  $       --
Dividends from bank subsidiary                                        1,913      2,021         298
Interest expense                                                       (544)      (544)       (227)
Other expenses                                                          (48)       (48)       (129)
                                                                  ---------  ---------  ----------

      Income (Loss) before Income Tax Benefit and Equity
         in Undistributed Net Income of Banking Subsidiary            1,323      1,430         (58)

Income tax benefits                                                     200         33          --
                                                                  ---------  ---------  ----------

      Income (Loss) before Equity in Undistributed Net Income of
         Subsidiary                                                   1,523      1,463         (58)

Equity in undistributed net income of subsidiary                      1,980      1,787       1,628
                                                                  ---------  ---------  ----------

      Net Income                                                  $   3,503   $  3,250  $    1,570
                                                                  =========  =========  ==========

--------------------------------------------------------------------------------
64

EAST PENN FINANCIAL CORPORATION
================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19 - PARENT COMPANY ONLY FINANCIAL INFORMATION (CONTINUED)

STATEMENTS OF CASH FLOWS

                                                                               Years Ended December 31,
                                                                  -----------------------------------------------
                                                                       2005            2004            2003
                                                                  -------------   -------------   ---------------
                                                                                  (In Thousands)
CASH FLOWS FROM OPERATING ACTIVITIES

   Net income                                                     $       3,503   $       3,250   $         1,570
   Adjustments to reconcile net income to net cash
      provided by operating activities:
         Undistributed net income of subsidiary                          (1,980)         (1,787)           (1,628)
         Decrease in other liabilities                                       (3)             --                20
         (Increase) decrease in other assets                               (117)             40              (220)
                                                                  -------------   -------------   ---------------

      Net Cash Provided by Operating Activities                           1,403           1,503              (258)
                                                                  -------------   -------------   ---------------

CASH FLOWS FROM INVESTING ACTIVITIES

   Purchase of available for sale securities                                 --            (143)               --
   Investment in Berkshire Bank                                            (287)           (326)           (1,534)
   Contributed capital to bank subsidiary                                    --              --            (4,332)
                                                                  -------------   -------------   ---------------

      Net Cash Used in Investing Activities                                (287)           (469)           (5,866)
                                                                  -------------   -------------   ---------------

CASH FLOWS FROM FINANCING ACTIVITIES

   Purchase of treasury stock                                                --              --            (1,850)
   Proceeds from the exercise of stock options                               23               8                20
   Payment of cash dividend                                              (1,198)         (1,008)               --
   Proceeds from issuance of debentures                                      --              --             8,000
                                                                  -------------   -------------   ---------------

      Net Cash Provided by (Used in) Financing Activities                (1,175)         (1,000)            6,170
                                                                  -------------   -------------   ---------------

      Net Increase (Decrease) in Cash and Cash Equivalents                  (59)             34                46

CASH AND CASH EQUIVALENTS - BEGINNING                                        80              46                --
                                                                  -------------   -------------   ---------------

CASH AND CASH EQUIVALENTS - ENDING                                $          21   $          80   $            46
                                                                  =============   =============   ===============

--------------------------------------------------------------------------------
                                                                              65

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

NOTE 20 - QUARTERLY CONSOLIDATED FINANCIAL DATA (UNAUDITED)

The following represents summarized quarterly financial data of the Company which, in the opinion of management, reflects all adjustments necessary for a fair presentation (in thousands, except per share data):

                                                     Three Months Ended
                                      ------------------------------------------------
2005                                  March 31    June 30   September 30   December 31
-----------------------------------   --------   --------   ------------   -----------
Interest income                       $  4,550   $  4,861   $      5,194   $     5,421
Interest expense                        (1,397)    (1,713)        (2,003)       (2,142)
                                      --------   --------   ------------   -----------

         Net Interest Income             3,153      3,148          3,191         3,279

Provision for loan losses                 (126)      (126)           (84)          (84)
Other expenses, net of other income     (1,922)    (1,799)        (1,947)       (2,166)
                                      --------   --------   ------------   -----------

         Income before Income Taxes      1,105      1,223          1,160         1,029

Income tax expense                        (255)      (287)          (261)         (211)
                                      --------   --------   ------------   -----------

         Net Income                   $    850   $    936   $        899   $       818
                                      ========   ========   ============   ===========

Earnings per common share:
      Basic                           $   0.13   $   0.15   $       0.14   $      0.13
                                      ========   ========   ============   ===========

      Diluted                         $   0.13   $   0.15   $       0.14   $      0.13
                                      ========   ========   ============   ===========

                                                     Three Months Ended
                                      ------------------------------------------------
2004                                  March 31    June 30   September 30   December 31
-----------------------------------   --------   --------   ------------   -----------
Interest income                       $  4,070   $  4,089   $      4,270   $     4,419
Interest expense                        (1,292)    (1,242)        (1,263)       (1,318)
                                      --------   --------   ------------   -----------

         Net Interest Income             2,778      2,847          3,007         3,101

Provision for loan losses                 (154)      (129)          (129)          (86)
Other expenses, net of other income     (1,645)    (1,651)        (1,776)       (1,891)
                                      --------   --------   ------------   -----------

         Income before Income Taxes        979      1,067          1,102         1,124

Income tax expense                        (228)      (257)          (271)         (266)
                                      --------   --------   ------------   -----------

         Net Income                   $    751   $    810   $        831   $       858
                                      ========   ========   ============   ===========

Earnings per common share:
      Basic                           $   0.12   $   0.13   $       0.13   $      0.14
                                      ========   ========   ============   ===========

      Diluted                         $   0.12   $   0.13   $       0.13   $      0.14
                                      ========   ========   ============   ===========

--------------------------------------------------------------------------------
66

Corporate Information

Notice of Annual Meeting

The 2006 Annual Meeting of Shareholders will be held on Thursday, May 11, 2006 at 7:00 p.m., Eastern Time, at:

Allen Organ Company
3370 Route 100
Macungie, Pennsylvania 18062

Transfer Agent

Registrar & Transfer Company
10 Commerce Drive
Cranford, New Jersey 07016-3572
Investor Relations
Telephone: 800-368-5948
Website: www.rtco.com

Form 10-K Request

The Form 10-K Report filed with the Securities and Exchange Commission may be obtained, without charge, by writing to:

Theresa M. Wasko
Treasurer and Chief Financial Officer
East Penn Financial Corporation
731 Chestnut Street
P.O. Box 869
Emmaus, Pennsylvania 18049
E-mail: twasko@eastpennbank.com

Stock Information

Common stock is the only class of stock presently issued and outstanding. East Penn Financial Corporation's common stock is traded on the NASDAQ Capital Market under the symbol "EPEN." The following market values are based on trades known by the Company to have taken place. The prices do not include retail mark-ups or markdowns or any commissions to broker-dealers.

The following table sets forth the Company's common stock prices for each quarter of 2005 and 2004 to the extent available, as reported by NASDAQ.

                                           2005                  2004
                                   -------------------   -------------------
Quarter                             High          Low     High         Low
------------------------------------------------------   -------------------
First                              $ 9.11        $8.42   $ 9.50       $8.00
Second                               9.25         8.55    10.35        8.30
Third                                9.10         8.50     8.95        7.90
Fourth                               9.25         8.50     9.13        8.17

Trades occurring during 2006 up to March 13, 2006 ranged from a high of $9.50 per share to a low of $8.56 per share, with the last trade as of March 13, 2006 at $8.66 per share.

Dividend Information

During 2005, the Company paid a semi-annual cash dividend, the first of which was in the amount of $0.09 per share, payable February 28, 2005 to all shareholders of record as of February 4, 2005. The second cash dividend paid in 2005 was in the amount of $0.10 per share, payable August 31, 2005 to all shareholders of record as of August 10, 2005. During 2004, the Company initiated the payment of a semi-annual cash dividend, the first of which was for $0.08 per share payable February 28, 2004 to all shareholders of record as of January 31, 2004. The second half of the dividend was $0.08 per share payable August 31, 2004 with a record date of August 4, 2004.

Dividend Reinvestment and Voluntary Cash Contribution Plan

The Dividend Reinvestment and Voluntary Cash Contribution Plan (the "Plan") provides shareholders with a convenient way to purchase additional shares of the Company's common stock by having cash dividends automatically reinvested and by making cash contributions to the Plan. A description of the Plan may be obtained by contacting:

Theresa M. Wasko
Treasurer  and Chief Financial Officer
East Penn  Financial Corporation
731 Chestnut Street
P.O. Box 869
Emmaus,  Pennsylvania 18049
E-mail:twasko@eastpennbank.com

Common Stock

The Company has forty million shares of $0.625 par value common stock authorized. At March 13, 2006, 6,304,262 shares of the Company's common stock were outstanding to approximately 2,750 shareholders.

Preferred Stock

The Company has sixteen million shares of preferred stock authorized, with no par value, none of which have been issued.

--------------------------------------------------------------------------------
Branch Locations

ADMINISTRATION BUILDING
22 S. Second Street
Emmaus, PA 18049
610-965-5959
administration@eastpennbank.com

Emmaus
731 Chestnut Street
P.O. Box 869
Emmaus, PA 18049
610-965-5959
emmaus@eastpennbank.com

Trexlertown
6890 Hamilton Boulevard
Trexlertown, PA 18087
610-530-9221
trexlertown@eastpennbank.com

Macungie
201 W. Main Street
Macungie, PA 18062
610-965-0611
macungie@eastpennbank.com

Cedar Crest
1251 S. Cedar Crest Boulevard
Allentown, PA 18103
610-433-6300
cedarcrest@eastpennbank.com

Fogelsville
861 N. Route 100
Fogelsville, PA 18051
610-336-4445
fogelsville@eastpennbank.com

Mertztown
951 State Street
Mertztown, PA 19539
610-641-0041
mertztown@eastpennbank.com

Emmaus High School
500 Macungie Avenue
Emmaus, PA 18049
484-232-6550
emmaushs@eastpennbank.com

Bethlehem/route 512
4510 Bath Pike
Bethlehem, PA 18017
610-691-1400
route512@eastpennbank.com
--------------------------------------------------------------------------------

Bank Staff

Adams, Evan P.           Guth, Amber M.              Pfleiger, Kelly J.
Aldrich, Guy B.          Haley, Elizabeth T.         Pinto, Bethany R.
Amaya, Joan K.           Hallman, Barbara A.         Price, Deborah A.
Anderson, Edward T.      Hamershock, Jennifer M.     Randolph, Barton J.
Barto, William A.        Hamm, Brian D.              Reinert, Karin L.
Bastian, Carol A.        Hartman, Catherine M.       Reinhard, Michelle
Bauer, Connie M.         Hartman, Joanne P.          Reiss, Wendy J.
Beacham, Holly A.        Hartranft, Robert E.        Reitnauer, Diana G.
Bedek, Patricia A.       Hayes, John M.              Reitnauer, Ronald M.
Beitler, Yasmine         Herman, Debbra E.           Renninger, Edwin F.
Bell, Susan J.           Hess, Katie J.              Riccaboni, Bonita L.
Benic, David M.          Hinnerschietz, Delores E.   Rodenbach, Leon A.
Betz, Anthony J.         Hittinger, Krista A.        Romig, Nicole K.
Bieber, Nancy E.         Holben, Barbara R.          Rotenberger, Carl A.
Blank, Jennifer L.       Horn, Mary E.               Sabol, Brian M.
Blasser, Denise E.       Horne, Linda M.             Schapitl, Doloris E.
Boyer, Larry J.          Kehres, Julie A.            Schoedler, Gayle L.
Brokate, David H.        Keil, Bruce R.              Schutt, Jill D.
Bucks, Denise G.         Keller, Ronald K.           Scott, Kyle C.
Burke, Michael A.        Kern, Robert B.             Segaar, Edward C.
Carnrike, Rebecca S.     Kohler, Donald M.           Shah, Nita C.
Cave, Scott              Kohler, Pamela M.           Shoemaker, Jeanette L.
Celiberti, Tonia K.      Landis, Elizabeth A.        Simmers, David W.
Christian, Lesa R.       Leapoal, Jeffrey A.         Skibicki, Susan A.
Christman, Marie E.      Leapoal, Kyle A.            Skinner, Darlene J.
Cole, Michael C.         Levendusky, Steven M.       Smith, Joshua A.
Cooper, Nancy J.         Lipics, Carole I.           Smith, Kimberly T.
Dekhtawala, Rahul P.     Lucik, Debra L.             Soltysiak, Donna L.
DeWalt, Joshua D.        Marks, Kimberly A.          Strauss, Johnna L.
Dilcher, Carol A.        McHale, Sally A.            Stumpp, Patricia A.
Dunlap, Mary             Mease, Jordan T.            Sunder, Nina M.
Eckrode, Catherine       Michael, Sharon M.          Tantaros, Daniel K.
Egge, Pamela B.          Miller, Judith K.           Tostevin, Robert L.
Eyer, Michele M.         Miller, Sarah A.            Trexler, Jodi L.
Fegely, Susan M.         Moll, Tanya M.              Tshudy, Gail M.
Fetterman, Benjamin W.   Morley, Cynthia L.          Vanim, Jamie S.
Fetterman, Lauren L.     Morrison, Kara D.           Walden, Cathy E.
Fidelibus, Alfred J.     Musselman, Anna             Wanamaker, Eileen L.
Fillman, Gary E.         Ortiz, Noelia               Washburn, Kim N.
Fillman, Vera E.         Oswald, Joanne L.           Wasko, Theresa M.
Flickinger, Amanda L.    Pascoe, Stephen             Weaver, Alecia R.
Fromm, Janet A.          Paul, Patricia V.           Webb, Olin S.
Gilly, Lorraine G.       Pavkovic, Kenneth J.        Weiss, Linda D.
Gloss, Cynthia L.        Paxton, Rhonda L.           Wharton, Claire R.
Gracely, Janice E.       Peiffer, Lynne M.           Williams, Cariann M.
Gramberg, David A.       Peters, Brent L.            Williams, Joan A.
Grenz, Madeline          Peters, Debra K.            Wilson, Bonnie K.
Guisewhite, Dorothy A.   Pfleiger, Amy E.            Zwally, Ruth Ann

www.eastpennbank.com