Form 10-K, Exhibit 13
period 2006-12-31
EAST PENN FINANCIAL CORP
filed 2007-04-02
CIK 1220483

Celebrating Our Heritage

East Penn Financial Corporation

2006 Annual Report

Corporate Profile

East Penn Financial Corporation, headquartered in Emmaus, Pennsylvania, was organized on July 1, 2003. East Penn Bank, a wholly owned subsidiary of East Penn Financial Corporation, opened for business on November 1, 1991 as a local community bank dedicated to serving the financial needs of consumers and small businesses. East Penn Bank, with nine banking locations, remains committed to providing excellent customer service and quality financial products to customers throughout the Lehigh Valley.

Financial Highlights
(Dollars in thousands, except branch data and per share data)

at December 31,	2006	2005	2004	2003	2002
Total assets	$439,452	$404,229	$359,414	$337,939	$272,077
Net loans, including available for sale	319,915	291,392	238,977	205,569	178,183
Investment securities	70,392	75,213	88,649	105,085	63,247
Deposits	372,631	324,306	298,265	279,898	243,640
Long-term debt	24,000	40,000	25,000	25,000	—
Junior subordinated debentures	8,248	8,248	8,248	—	—
Mandatory redeemable capital debentures	—	—	—	8,000	—
Stockholders’ equity	25,161	22,841	21,667	19,543	19,664
Number of branches	9	8	7	7	7

for the years ended December 31,
Net income	$3,611	$3,503	$3,250	$2,809	$2,403
Basic earnings per share	$0.57	$0.56	$0.52	$0.43	$0.36
Diluted earnings per share	$0.57	$0.55	$0.51	$0.43	$0.36
Cash dividends per common share	$0.22	$0.19	$0.16	$0.10	$0.06
Dividend payout ratio	38.38%	34.20%	31.02%	23.26%	16.66%
Return on average equity	15.64%	15.86%	16.07%	13.96%	13.35%
Return on average assets	0.87%	0.92%	0.93%	0.95%	0.95%
Nonperforming loans to total loans	0.13%	0.21%	0.44%	0.21%	0.51%

Brent L. Peters

To Our Shareholders:

On November 1, 2006, we celebrated the 15th anniversary of the opening of East Penn Bank. In those 15 years, we have grown to $440 million in assets with nine banking locations in Lehigh, Berks and Northampton Counties. We believe we have been able to achieve this growth while maintaining our dedication to customer service, community banking and providing value to you, our shareholders.

Chairman, President and Chief Executive Officer

It goes without saying that 2006 was a challenging time for the banking community and East Penn Bank was not an exception. We too were pressured by a flat to inverted yield curve, interest margin compression and very competitive pricing for both loans and deposits. With these challenges, we are pleased to report that our total assets increased 8.7% to $439,452,000 as of 2006 year end. In addition, we were able to increase net income 3.1% to $3,611,000 for December 31, 2006. Although the net interest margin declined to 3.63% in 2006 from 3.80% in 2005, our total net interest income increased to $13,308,000 or 4.2% over the prior year. This growth in net interest income was attributable to loan growth of 10.1% and the reduction of $16,000,000 or a 40% reduction of outstanding borrowings, both of which were funded by the vibrant deposit growth of 14.9%. Our bottom line was further helped by an 8.8% increase in other income and by limiting the growth of 2006 expenses to 7.4%. We are very pleased with the expense control since it includes the cost of opening a new branch during May at 502 State Avenue, Emmaus. These results for 2006 resulted in a return on average assets of 0.87% and a return on average equity of 15.64%. We believe we have maintained our earning momentum in tandem with enhancing shareholder value.

As a shareholder, you have received cash dividends of $0.22 per share of common stock during 2006. This is a significant increase from the first cash dividend of $0.05 per share which was paid in 2001. These financial results were accomplished through our continued focus on core banking activity and by adhering to our operating strategy of managing the net interest margin, overhead costs and asset quality.

The expectations are for continued earnings challenges during 2007. To help ease the pressure on earnings, the Bank has recently introduced the East Penn Financial Services Division. This division will fill an existing gap in bank services and will enable our customers to address their investment and retirement needs. These investment products will help to diversify the Bank’s income stream going forward.

Thank you for your continued support of our efforts to bring quality community banking to the Lehigh Valley.

Brent L. Peters
Chairman, President and Chief Executive Officer

East Penn Financial Corporation 1

Celebrating

The Lehigh Valley is an area comprised of Lehigh and Northampton Counties in eastern Pennsylvania located approximately one hour north of Philadelphia and one and a half hours west of New York City. Its early inhabitants were mainly of German descent that came to Pennsylvania for promise of religious freedom. To most people, the Lehigh Valley’s German or Pennsylvania Dutch heritage conjures up visions of covered bridges, hex signs on barns, shoofly pies and funnel cakes. More importantly, these early settlers strongly influenced our way of life by founding churches, farming the rich land and establishing businesses. They were instrumental in transforming the Lehigh Valley into an attractive place to live, work and raise families. This success, along with easy access to major metropolitan areas in the North East, drew a multitude of people to the valley. The population has grown to over 1 million residents, making the Lehigh Valley the 3rd largest area in Pennsylvania. The valley now represents a rich, diverse community who bring multicultural excitement to the area. So, along with remembering

2 East Penn Financial Corporation

Our Heritage

the history of farming each year at the Allentown Fair, we celebrate with our Latino neighbors at the Puerto Rican Cultural Coalition’s annual BorinquenFest. We cheer for our favorite athletes and dancers at the Celtic Classic and savor the international climate provided each year at Musikfest. We appreciate the history of our cities with their business, educational and recreational opportunities. As we enjoy the beauty of the Rose Garden in bloom or appreciate the vintage cars at a show in the park, we thank our forefathers for having the vision to dedicate open land for our use. We believe it is our corporate responsibility to improve upon the high quality of life given to us by our ancestors. That’s why East Penn Bank sponsors many local business, community and fine arts events. We financially support, volunteer for and enjoy the variety of people, places and events that are unique to our area. Through our involvement, we celebrate all that makes the Lehigh Valley beautifully diverse—we celebrate our heritage.

East Penn Financial Corporation 3

Photos by © 2007 Hub Wilson

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
Vascular Surgeon

Donald S. Young
Attorney at Law

Back row, left to right: Konstantinos A. Tantaros; Linn H. Schantz; Dale A. Dries; Peter L. Shaffer; Brent L. Peters;
Gordon K. Schantz; Allen E. Kiefer
Front row, left to right: Donald R. Schneck; Donald S. Young; Forrest A. Rohrbach; F. Geoffrey Toonder, M.D.;

Officers

Brent L. Peters Chairman of the Board President and Chief Executive Officer Forrest A. Rohrbach Vice Chairman	Donald R. Schneck Vice Chairman Bruce R. Keil Secretary	Debra K. Peters Vice President Theresa M. Wasko Treasurer and Chief Financial Officer

4 East Penn Financial Corporation

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF EAST PENN FINANCIAL CORPORATION
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

The following is management’s discussion and analysis of the significant changes in the results of operations, capital resources, and liquidity presented with the accompanying consolidated financial statements for East Penn Financial Corporation (the “Company”) and its wholly-owned subsidiary, East Penn Bank (the “Bank”). The consolidated financial condition and results of operations consist almost entirely of the Bank’s financial condition and results of operations. This discussion should be read in conjunction with the financial tables, financial statements and notes to financial statements appearing elsewhere in this Report. Current performance does not guarantee, assure nor is it indicative of similar performance in the future.

In addition to the historical information contained in this document, the discussion presented contains forward-looking statements that involve risks and uncertainties, such as statements of our plans, objectives, expectations and intentions. Please note that the cautionary statements made in this report are applicable to all forward-looking statements in this document. Our actual results could differ materially from those discussed here. Factors that could cause or contribute to these differences include, but are not limited to, those discussed in this section. The Company’s forward-looking statements are relevant only as of the date on which such statements are made. By making any forward-looking statements, the Company assumes no duty to update them to reflect new, changing or unanticipated events or circumstances.

Critical Accounting Policies and Estimates

Note 1 to the Company’s consolidated financial statements lists significant accounting policies used in the development and presentation of its financial statements. This discussion and analysis, the significant accounting policies, and other financial statement disclosures identify and address key variables and other qualitative and quantitative factors that are necessary for an understanding and evaluation of the Company and its results of operations.

The consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States, which require the Company to make estimates and assumptions.

The calculation of the allowance for loan losses is a critical accounting policy of the Company. The Company believes that its determination of the allowance for loan losses involves a higher degree of judgment and complexity than the Company’s other significant accounting policies. Further, these estimates can be materially impacted by changes in market conditions or the actual or perceived financial condition of the Bank’s borrowers, subjecting the Company to significant volatility of earnings. The allowance for loan losses is established through the provision for loan losses, which is a charge against earnings. Provisions for loan losses are made to reserve for estimated probable losses on loans. The allowance for loan losses is a significant estimate and is regularly evaluated by the Bank for adequacy by taking into consideration factors such as changes in the nature and volume of the loan portfolio; trends in actual and forecasted credit quality, including delinquency, charge-off and bankruptcy rates; and current economic conditions that may affect a borrower’s ability to pay. The use of different estimates or assumptions could produce different provisions for loan losses. For additional discussion concerning the Bank’s allowance for loan losses and related matters, see “Provision for Loan Losses” and “Credit Risk and Loan Quality”.

Prior to January 1, 2006, the Company’s stock option plan was accounted for under the recognition and measurement provisions of APB Opinion No. 25 (Opinion 25), Accounting for Stock issued to Employees, and related Interpretations, as permitted by FASB Statement No. 123, Accounting for Stock Based Compensation (as amended by SFAS No. 148, Accounting for Stock-Based Compensation Transition and Disclosure) (collectively SFAS 123). No stock-based employee compensation cost was recognized in the Company’s consolidated statements of income through December 31, 2005, as all options granted under the plan had an exercise date equal to the market value of the underlying common stock on the date of grant. Effective January 1, 2006, the Company adopted the fair value recognition provisions of FASB Statement No. 123(R), Share-Based Payment (SFAS 123(R)), using the modified-prospective transition method. Under this transition method, compensation cost recognized in 2006 includes: (a) compensation cost for all share-based payments granted prior to, but not yet vested as of January 1, 2006 based on the grant-date fair value calculated in accordance with the original provisions of SFAS 123, and (b) compensation cost for all share-based payments granted subsequent to December 31, 2005, based on a grant-date fair value estimated in accordance with the provisions of SFAS 123(R). As of December 31, 2005, there were no unvested options. On May 18, 2006, 13,000 options to purchase common stock were granted to directors. Since the options have a six-month vesting period, the Company had 13,000 stock options fully vested as of December 31, 2006, with related compensation costs totaling $19,000, which were included in the Company’s earnings before income taxes for the twelve months ended December 31, 2006.

Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (1) length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. With significant changes in interest rates, the Company evaluates its intent and ability to hold securities to maturity or for a sufficient amount of time to recover the recorded principal balance.

The accounting and reporting policies followed by the Company conform, in all material respects, to accounting principles generally accepted in the United States of America. In preparing the consolidated financial statements, management has made estimates, judgments and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated balance sheets and results of operations for the periods indicated. Actual results could differ significantly from those estimates.

The Company’s accounting policies are fundamental to understanding Management’s Discussion and Analysis of Financial Condition and Results of Operations. The most significant accounting policies followed by the Company are presented in Note 1 of the consolidated financial statements. The Company has identified its policies on the allowance for loan losses and income taxes to be critical because management has to make subjective and/or complex judgments about matters that are inherently uncertain and could be most subject to revision as new information becomes available. Additional information on these policies can be found in Note 1 of the consolidated financial statements. Management has reviewed the application of these policies with the Audit Committee of the Company’s Board of Directors.

OVERVIEW

As a community-focused financial institution, the Company, through its wholly-owned banking subsidiary, generates the majority of its revenues from net interest income derived from its core banking activities. During 2006, the Company continued to experience strong financial performance by posting record earnings for the year and achieving solid growth in assets, loans and deposits. The Company was able to successfully grow its earnings while maintaining its commitment to ensure strong credit quality, retain and expand customer relationships and prudently manage interest rate risk. In addition, the Company continues to be focused on business practices that not only provide value to its customers but to its shareholders as well.

The Company’s assets increased 8.7% to $439,452,000 at December 31, 2006, from $404,229,000 at December 31, 2005. Assets were positively impacted by growth of $15,151,000 in federal funds sold and loans receivable, net of the allowance for loan losses, which increased $29,227,000, or 10.1%, to $319,542,000 from $290,315,000. These increases were offset by a reduction in investment securities, which declined $4,821,000, or 6.4%, to $70,392,000 from $75,213,000. Asset growth was primarily funded from deposits, which increased $48,325,000, or 14.9%, to $372,631,000 from $324,306,000. The growth in total deposits during 2006 was higher than deposit growth during 2005 as a result of the Bank’s enduring mission to be competitive in the market by offering the right product mix with attractive interest rates and to provide quality customer service. The increased level of deposits also allowed the Company to payoff $16,000,000 in Federal Home Loan Bank of Pittsburgh (“FHLB”) borrowings that matured during 2006.

In 2006, the Company achieved record net income of $3,611,000, an increase of 3.1% over net income of $3,503,000 for 2005. Basic earnings per share in 2006 were $0.57 per share, an increase of 1.8% over $0.56 in 2005. Diluted net income per common share increased 3.6%, to $0.57 per share from $0.55 per share. The Company’s results of operations are primarily dependent upon net interest income, which is the difference between interest earned from interest earning assets and interest expense paid on interest bearing liabilities. Changes in net interest income are not only affected by changes in interest rates, but are also impacted by changes in the make-up of the balance sheet as well as the level of yield generated from interest earning assets versus the costs associated with interest bearing liabilities. The Company also generates non-interest income from fees associated with various products and services offered to customers, mortgage banking activities, bank owned life insurance (“BOLI”) and from the sale of assets, such as loans or investments. Offsetting these revenues are provisions for potential losses on loans, administrative expenses and income taxes.

RESULTS OF OPERATIONS

Net Interest Income and Net Interest Margin

Net interest income is the most significant component of the Company’s net income as a result of its focus on traditional banking activities. It is the difference between interest income earned on interest earning assets and interest expense paid on interest bearing liabilities. The change in net interest income from year to year may be due to changes in interest rates, changes in volumes of interest-earning assets and liabilities as well as changes in the mix of such assets and liabilities. The Company’s principal interest-earning assets are loans to businesses and individuals, with a secondary source of income earned from the investment securities portfolio and other interest earning deposits with banks. Interest-bearing liabilities consist primarily of time deposits, money market accounts, savings deposits, securities sold under agreement to repurchase and borrowings. Generally, changes in net interest income are portrayed by net interest rate spread and net interest margin. Net interest rate spread is equal to the difference between the average rate earned on interest-earning assets and the average rate incurred on interest-bearing liabilities. Net interest margin is the average yield on interest earning assets minus the average interest rate paid on interest bearing deposits. Net interest income growth is generally dependent upon balance sheet growth and maintaining or growing the net interest margin.

2006 Compared to 2005

Total interest income increased on a fully tax equivalent basis (as adjusted for the tax benefit derived from tax exempt assets - see Table 1 for calculation), by $3,892,000, or 18.8%, to $24,634,000 for 2006 from $20,742,000 for 2005. Evaluating income on a fully tax equivalent basis allows management to ensure that income generated from tax exempt assets is appropriately compared with income generated from other taxable assets. This increase is the result of a 9.8% increase in average interest-earning assets, which grew to $389,696,000 during 2006, from $355,039,000 during 2005. The growth in average interest-earning assets was attributable to increased loan volume. Further impacting interest income were five 25-basis point increases in the prime rate during 2006 that resulted in better than anticipated yields on interest-earning assets. The yield on average interest-earning assets increased 48-basis points to 6.32% for the year ended December 31, 2006 from 5.84% for 2005. The growth in average interest earning assets was primarily attributable to increased federal funds sold and loan volume, which were funded from the cash flow generated from deposit growth.

Total interest expense for 2006 was $10,475,000 compared with $7,255,000 in 2005. The increase of $3,220,000, or 44.4%, in total interest expense is attributable to the 9.5% growth in average interest bearing liabilities, which increased to $346,472,000 for the 2006 year end from $316,555,000 for the 2005 year end. Further contributing to a higher level of interest expense was the cost of funds, which increased 73-basis points to 3.02% for 2006 from 2.29% for 2005. Just as the yield on interest earning assets was affected by the prime rate increases in 2006, so was the cost of funds.

Net interest income on a fully tax equivalent basis increased by $672,000, or 5%, to $14,159,000 for the year ended December 31, 2006 from $13,487,000 for the year ended December 31, 2005. This increase was attributable to the growth in interest sensitive assets, in particular loans, and prime rate increases, which helped to offset the impact of increased costs associated with funding sources. The composition of the Company’s interest sensitive assets continued to shift, where the balance of the investment portfolio decreased due to reinvesting the cash flow into loans, which produce a higher yield. However, the proceeds from the deposit growth were the main sources used to fund loan growth in addition to reducing $16,000,000 of the Company’s borrowings which matured during 2006. Any additional excess funds from deposit growth were re-invested in overnight federal funds sold at an interest rate that was comparable and in some cases better than the rate of return from longer term investments. This was due to the flatness of the yield curve during the past year. The overall strategy used by the Company during the year helped to delay compression and mitigate further deterioration of its net interest spread and margin, which were very much affected by the flatness of the yield curve, where short-term interest rates remained in step with long-term interest rates. The net interest spread (on a fully tax equivalent basis) decreased to 3.30% for 2006 from 3.55% for 2005, while the net interest margin (on a fully tax equivalent basis) decreased to 3.63% for 2006 from 3.80% for 2005.

The Company’s ability to manage net interest income over a variety of interest rate and economic environments is important to its financial success. Growth in net interest income is generally dependent upon the growth of the balance sheet and maintaining or growing the net interest margin. See the “Quantitative and Qualitative Disclosure About Market Risk” section of Management’s Discussion on page 29 for a further discussion of the Company’s efforts to control interest rate risk and manage net interest income.

2005 Compared to 2004

Total interest income increased on a fully tax equivalent basis, by $3,363,000, or 19.4%, to $20,742,000 for the year ended December 31, 2005 from $17,379,000 for the year ended December 31, 2004. This increase is the result of a 9.6% increase in volume of interest-earning assets, which grew to $355,039,000 in 2005 from $323,825,000 in 2004, and a 47-basis point increase in the yield on interest earning assets.

Total interest expense increased $2,140,000, or 41.8%, to $7,255,000 in 2005 from $5,115,000 in 2004. The need to increase long-term borrowings to complement average deposit growth of 6.5% in order to fund loan demand, contributed to the increase in average interest bearing liabilities. However, due to the higher costs associated with long-term borrowings as well as the need to increase interest rates to remain competitive in maintaining and attracting deposits, cost of funds increased to 2.29% for the year ended December 31, 2005 from 1.78% for the 2004 year end.

Net interest income on a fully tax equivalent basis increased by $1,223,000, or 10%, to $13,487,000 for the year ended December 31, 2005 from $12,264,000 for the year ended December 31, 2004. The Company’s net interest rate spread decreased to 3.55% in 2005 from 3.59% in 2004, while the net interest margin increased to 3.80% in 2005 from 3.79% in 2004. The increases in short-term interest rates as well as the Company’s efforts to manage the growth and pricing of interest earning assets and interest bearing liabilities, helped to minimize the deterioration of its net interest spread and net interest margin.

Table 1 presents a summary of the Company’s average balances, interest rates, interest income and expense, the interest rate spread and the net interest margin for the years ended December 31, 2006, 2005 and 2004.

TABLE 1
AVERAGE BALANCES, RATES AND INTEREST INCOME AND EXPENSE

Year Ended December 31,	2006			2005			2004
	Average			Average			Average
(Dollars in Thousands)	Balance	Interest	Yield/Rate	Balance	Interest	Yield/Rate	Balance	Interest	Yield/Rate
Assets
Interest Earning Assets
Securities:
Taxable securities (2)	$53,315	$2,394	4.49%	$69,102	$3,061	4.43%	$82,890	$3,551	4.28%
Tax-exempt securities(1)(2)	18,674	1,188	6.36%	15,427	956	6.20%	12,487	785	6.29%
Total securities	71,989	3,582	4.98%	84,529	4,017	4.75%	95,377	4,336	4.55%
Total loans(1)(3)(4)(5)	308,481	20,559	6.66%	265,265	16,540	6.24%	224,259	12,963	5.78%
Other interest earning assets	9,226	493	5.34%	5,245	185	3.53%	4,189	80	1.91%
Total Interest Earning Assets	389,696	24,634	6.32%	355,039	20,742	5.84%	323,825	17,379	5.37%
Non-Interest Earning Assets
Unrealized gains (losses) on available for sale securities	(1,877)			(220)			390
Allowance for loan losses	(3,212)			(2,990)			(2,646)
Other assets	31,752			30,043			27,101

Total Assets	$416,359			$381,872			$348,670

Liabilities and Stockholders’ Equity
Interest Bearing Liabilities
Deposits:
Interest bearing demand deposits	$108,337	$1,707	1.58%	$116,978	$1,616	1.38%	$118,950	$1,292	1.09%
Savings deposits	41,741	424	1.02%	42,684	409	0.96%	43,076	362	0.84%
Time deposits	148,988	6,417	4.31%	103,725	3,227	3.11%	85,241	2,037	2.39%
Total interest bearing deposits	299,066	8,548	2.86%	263,387	5,252	1.99%	247,267	3,691	1.49%
Federal funds purchased and securities sold under agreements to repurchase	7,760	235	3.03%	7,428	169	2.28%	7,020	83	1.18%
Long-term debt	31,646	1,148	3.63%	37,740	1,290	3.42%	25,068	797	3.18%
Junior subordinated and mandatory redeemable capital debentures	8,000	544	6.80%	8,000	544	6.80%	8,000	544	6.80%
Total Interest Bearing Liabilities	346,472	10,475	3.02%	316,555	7,255	2.29%	287,355	5,115	1.78%

Non-Interest Bearing Liabilities
Demand deposits	44,454			41,496			39,664
Other liabilities	2,346			1,721			1,428

Stockholders’ Equity	23,087			22,100			20,223

Total Liabilities and Stockholders’ Equity	$416,359			$381,872			$348,670

Net Interest Income		$14,159			$13,487			$12,264
Net Interest Spread			3.30%			3.55%			3.59%
Net Interest Margin			3.63%			3.80%			3.79%
_________________________

(1)	Yields on tax-exempt assets have been calculated on a fully tax equivalent basis assuming a tax rate of 34%.
(2)	Held to maturity securities and available for sale securities are reported at amortized cost. All yields are annualized.
(3)	Non-accruing loans are included in the outstanding loan balances.
(4)	For yield calculation purposes, non-accruing loans are included in the average loan balances.
(5)	Interest income on loans includes net amortized revenues (costs) on loans totaling ($85,000) for 2006, ($116,000) for 2005 and ($93,000) for 2004.

Table 2 presents a summary of changes in interest income and interest expense resulting from changes in volumes (average balances) and changes in rates for the periods indicated.

TABLE 2
RATE VOLUME ANALYSIS OF NET INTEREST INCOME
FOR THE YEARS ENDED DECEMBER 31,

	2006 vs. 2005			2005 vs. 2004
(Dollars In Thousands)	Increase/(Decrease)			Increase/(Decrease)
	Volume	Rate	Total	Volume	Rate	Total

Interest-Earning Assets:
Interest bearing due from banks and federal funds sold	$183	$125	$308	$24	$81	$105
Securities (1)	(637)	202	(435)	(524)	205	(319)
Loans (1) (2)	2,825	1,194	4,019	2,500	1,077	3,577
Net Change in Interest Income	2,371	1,521	3,892	2,001	1,362	3,363

Interest-Bearing Liabilities:
Interest bearing demand deposits	(101)	192	91	(21)	345	324
Savings deposits	(9)	24	15	(3)	50	47
Time deposits	1,696	1,494	3,190	497	693	1,190
Federal funds purchased and securities sold under agreements to repurchase	8	58	66	5	81	86
Long-term borrowings	(229)	87	(142)	429	64	493

Net Change in Interest Expense	1,365	1,855	3,220	908	1,232	2,140

CHANGE IN NET INTEREST INCOME:	$1,006	($334)	$672	$1,093	$130	$1,223

(1)	Yields on tax-exempt assets have been computed on a fully tax-equivalent basis assuming a tax rate of 34%.
(2)	Interest income includes net amortized revenues (costs) on loans of ($85,000), ($116,000) and ($93,000) in 2006, 2005 and 2004, respectively.

Provision for Loan Losses

The Company provides for credit risk associated with lending activities through its provision for loan losses and allowance for loan losses. Although the Company maintains sound credit practices, loan deterioration may occur resulting in the eventual charge off of certain loans as losses. The provision for loan losses, which is an expense that is recorded in the income statement, is used to increase the allowance for loan losses to an appropriate balance that is available to absorb estimated losses inherent in the portfolio. The determination of the appropriateness and adequacy of the allowance is based upon management’s ongoing analysis of the loan portfolio, assessment of historical loan loss experience, and other relevant factors inherent in the loan portfolio. Since no single statistic or measurement is accurate enough to determine the adequacy of the allowance, such an estimate is based on a number of factors including:

-	an ongoing review of delinquent, classified and non-accrual loans, large loans and overall portfolio quality and trends;

-	analytical review of loan charge-off experience, delinquency rates and other relevant historical and peer statistical ratios;

-
management’s judgment with respect to the composition and nature of the portfolio, concentrations of credit, regulatory recommendations and current and projected economic and business conditions and their impact on the existing portfolio; and

-	observations derived from examinations and reviews of the portfolio by regulatory examiners and independent auditors.

The allowance is allocated not only to specific loan categories based upon management’s classification of loans under the Company’s internal loan grading system, but also to pools of other loans that are not individually analyzed. Management makes allocations to specific loans based on the present value of expected future cash flows or the fair value of the underlying collateral for impaired loans and to other classified loans based on various credit risk factors. These factors include collateral values, the financial condition of the borrower and industry and current economic trends.

Allocations for commercial loan pools are developed by internal risk rating and are based on management’s judgment concerning historical loss trends and other relevant factors. Installment and residential mortgage loan allocations are made at a total portfolio level based on historical loss experience adjusted for portfolio activity and current conditions. Estimated credit losses are based on the average annual rate of net charge-offs experienced over the previous two or three years on similar loans, adjusted for current conditions and trends. While allocations are made to specific loans and pools of loans, the allowance is available for all loan losses.

The provision for loan losses was $389,000 for 2006, $420,000 for 2005 and $498,000 for 2004. The provision expense for 2006 was reduced by 7.4% as compared with 2005. The decrease in the provision for 2006 was primarily attributable to the strength in the quality of the loan portfolio, as evidenced by the asset quality ratios. The consistency in the asset quality was a key factor considered by management in determining an appropriate level for the allowance for loan losses in light of the growth of the loan portfolio. The strength of the asset quality also had a positive influence on management’s decision to reduce the 2005 provision expense by 15.7% as compared with that of 2004.

The allowance for loan losses represented 1.01% of total loans receivable at December 31, 2006, as compared with 1.05% and 1.18% at December 31, 2005 and 2004. Management is consistent in evaluating the appropriateness and adequacy of the allowance for loan losses in relation to credit exposure associated with individual borrowers, overall trends in the loan portfolio, such as volume, types of lending and levels of delinquencies, current economic conditions, and other relevant factors, and believes the allowance is reasonable and adequate for each of the periods presented. The Bank has no credit exposure to foreign countries or foreign borrowers.

Table 3 sets forth the period-end loans receivable balances and summarizes the Bank’s loan loss experience for the periods presented, as well as certain ratios related to net charge-offs and the allowance for loan losses as a percent of the total loan portfolio.

TABLE 3
SUMMARY OF LOAN LOSS EXPERIENCE

	Years Ended December 31,
(Dollars In Thousands)	2006	2005	2004	2003	2002
Amount of loans receivable outstanding at end of period	$322,800	$293,387	$240,669	$207,016	$176,987

Average loans receivable	$307,877	$263,958	$222,833	$188,444	$168,012

Allowance for loan losses:
Beginning balance	$3,072	$2,838	$2,403	$2,167	$1,843
Charge-offs:
Commercial loans	-	(47)	-	(94)	(5)
Real estate loans	(128)	(36)	-	-	-
Consumer loans	(110)	(123)	(80)	(56)	(44)
Total charge-offs	(238)	(206)	(80)	(150)	(49)
Recoveries	35	20	17	6	6
Net charge-offs	(203)	(186)	(63)	(144)	(43)
Provision for loan losses	389	420	498	380	367
Ending balance	$3,258	$3,072	$2,838	$2,403	$2,167

Ratios:
Net charge-offs to average loans	0.07%	0.07%	0.03%	0.08%	0.03%

Net charge-offs to the provision for loan losses	52.19%	44.29%	12.65%	37.89%	11.72%

Allowance for loan losses to loans receivable at end of period	1.01%	1.05%	1.18%	1.16%	1.22%

Allocation of the Allowance for Loan Losses

The following Table 4 details the allocation of the allowance for loan losses to the various loan categories. The allocation is made for analytical purposes and is not necessarily indicative of the loan categories in which future credit losses may occur. The total allowance is available to absorb losses from any segment of loans.

TABLE 4
ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

	2006		2005		2004		2003		2002
		% Gross		% Gross		% Gross		% Gross		% Gross
(Dollars In Thousands)	Amount	Loans	Amount	Loans	Amount	Loans	Amount	Loans	Amount	Loans
Commercial loans	$2,917	69.4%	$2,691	70.2%	$2,279	65.3%	$1,798	61.8%	$1,507	59.2%
Real estate - residential	99	13.9%	109	13.0%	180	15.2%	194	15.4%	203	16.4%
Real estate - construction	15	0.3%	17	0.9%	33	1.4%	66	4.0%	73	4.1%
Home equity and consumer loans	227	16.4%	255	15.9%	349	18.1%	345	18.8%	384	20.3%

Total	$3,258	100.0%	$3,072	100.0%	$2,838	100.0%	$2,403	100.0%	$2,167	100.0%

The trend in the loan composition in 2006 was a continuation of the trend experienced in 2005. At December 31, 2006, commercial loans (including commercial real estate and tax-exempt loans) increased $18,162,000, or 8.8%, and accounted for 69.4% of the total loan portfolio. The amount of real estate, home equity and other consumer loans increased year over year, where their totals as a percentage of total loans increased to 30.6% at December 31, 2006 as compared with 29.8% at December 31, 2005. With the inherently higher level of credit risk associated with commercial borrowings in general, the allocation to the allowance for loan losses for 2006 was appropriated to address the risk associated with this particular type of borrowing. However, consideration was also given to the consistent credit quality of the portfolio, which remained high as evidenced by asset quality measures used. The net result of the Company’s allowance allocation determination process was a provision for loan losses that was $31,000, or 7.4%, less than 2005.

Non-Interest Income

2006 Compared to 2005

Non-interest income continues to represent a considerable source of income for the Company, representing 17.0% of the total revenues (comprised of net interest income and non-interest income) in 2006. This percentage is higher than that of 2005 where non-interest income was 16.4% of total revenues. Non-interest income consists primarily of customer service fees, commission income derived from mortgage banking activities, income from the investment in bank owned life insurance (“BOLI”) and gains from the sale of loans and available for sale securities.

Non-interest income for the twelve months ended December 31, 2006 increased $221,000, or 8.8%, to $2,732,000 from $2,511,000 for the twelve months ended December 31, 2005. While non-interest income increased in 2006, there was a shift in the sources of this income as compared with the prior year. For example, income from mortgage banking activities, which was a leading source of other income in prior years, declined by $180,000 in 2006 to $177,000 from $357,000 in 2005. This decline was due to a lower volume of mortgage originations during 2006 as compared with 2005, which was impacted by the interest rate environment. Further, there were no gains from the sale of available for sale securities recorded in 2006 as compared with the $135,000 recorded in 2005. Finally in 2006, there was $8,000 less in gains from the sale of other real estate owned, which declined to $14,000 from $22,000 in 2005. To offset these declines, non-interest income generated from other sources more than compensated. In 2006, the Bank received a one-time commission (net of $28,000 in deconversion costs) for $302,000 as a result of selling its credit card portfolio. In accordance with a Joint Marketing Agreement between the Bank and Elan Financial Service (“Elan”), the purchaser), over the next five years the Company will receive 17% of the interchange income associated with credit card transactions and $25 for every new credit card account opened by Elan. This is likely to result in less other income for the Bank since total interchange income recorded in 2006 was $102,400. Customer service related fees grew $157,000 to $1,579,000 in 2006 from $1,422,000 in 2005. This was attributable to increased core deposit activity, expansion of customer relationships and fees earned on an overdraft privilege product. Also in 2006, there was a $62,000 one-time gain from the exchange of one asset to another. This supported the $84,000 increase in other income, which ended the 2006 year end at $378,000 from $294,000 in 2005.

2005 Compared to 2004

Non-interest income increased $381,000, or 17.9%, to $2,511,000 during 2005 from $2,130,000 in 2004. Customer service fee income increased $455,000, or 47.1%, to $1,422,000 in 2005 from $967,000 in 2004. This increase was primarily attributable to fees earned on an overdraft privilege service introduced in the first quarter of 2005, growth in core deposit and increased activity. Income from the gain on sale of available for sale securities increased by $88,000 to a gain of $135,000 in 2005 as compared with $47,000 in 2004. “Other income” increased $49,000 primarily due to higher than normal volume in merchant credit card transactions processing that occurred earlier in 2005.

Offsetting these increases was a decline of $154,000 in income from mortgage banking activities. The lower level of income in 2005 compared with 2004 reflected lower origination volume and a decrease in margins due primarily to the increase in average interest rates and lower consumer demand. An $18,000 decline in income derived from the cash surrender value associated with the Bank’s investment in life insurance, and a $39,000 decline in income as a result of there being fewer sales of other real estate in 2005 as compared with 2004 were additional factors that had a negative impact on non-interest income.

Non-Interest Expenses

Non-interest expenses are a combination of general and administrative expenses that are the result of being in business. While salary and employee benefit expenses represent the largest component of total non-interest expenses for 2006, other significant components include:

-	occupancy and equipment expenses,
-	stationary, printing and supplies,
-	advertising and promotion costs,
-	data processing and ATM outside service providers,
-	professional fees for legal, accounting and consulting services,
-	shareholder related services,
-	costs associated with the due diligence process of extending and maintaining loans and the collection process,
-	Pennsylvania Bank Shares tax and FDIC assessment, and
-	other types of expenses incurred as part of the normal course of operation of the Company.

2006 Compared to 2005

For the year ended December 31, 2006, total non-interest expenses increased $762,000, or 7.4%, to $11,107,000 from $10,345,000 for 2005. Through management’s efforts to control expenses and improve the Company’s overall efficiency, the percentage increase of 2006 non-interest expenses was less than the 13.8% increase experienced during 2005. The increase in expenses during 2006 was not only due to the Company’s continued growth, but was also attributable to increased salary, occupancy and equipment costs associated with the opening of a new branch located at 4510 Bath Pike, Bethlehem, Pennsylvania, the completion and opening of a new branch building located at 502 State Avenue, Emmaus, Pennsylvania and the completed renovation and full utilization of a 3-story brick building to house administrative, operational and executive offices.

Salaries and employee benefit expenses, which make up the largest component of other expenses, increased $592,000, or 11.0%, to $5,989,000 for 2006 from $5,397,000 for 2005. The increase was not only due to normal salary increases for existing employees, but also the effects of a full year of expenses associated with hiring additional personnel to staff the two newest Bank branches. While the staffing level at December 31, 2006 decreased to 131 full-time equivalent employees as compared to 133 at December 31, 2005 as a result of attrition, this did not have as great an impact on total salary expenses because it occurred in the latter part of 2006. Salary and benefit expenses accounted for 53.9% of total non-interest expenses for 2006 as compared with 52.2% for 2005.

Occupancy and equipment expenses increased $214,000, or 12.0%, to $2,002,000 for 2006 from $1,788,000 for 2005. The increase was due to increased depreciation of real property associated with the 3-story brick building to accommodate administrative, operational and executive offices, and occupancy and equipment costs related to the opening of a new branch in Bethlehem, Pennsylvania and the completed construction of the new branch building that opened in Emmaus, Pennsylvania.

Other operating expenses decreased $44,000, or 1.4%, to $3,116,000 for 2006 from $3,160,000 for 2005. While the Company grew and transactional volume increased, management was successful in its efforts to minimize the financial impact of these advancements.

2005 Compared to 2004

For the 2005 year-end, non-interest expenses increased $1,252,000, or 13.8%, to $10,345,000 from $9,093,000 for the 2004 year-end. This increase was not only due to the Company’s continued growth, but was attributable to increased occupancy and equipment costs associated with the renovation, occupancy and full utilization of a 3-story brick building purchased in 2004 to house administrative, operational and executive offices.

Salary expenses and related employee benefits increased by $469,000, or 9.5%, to $5,397,000 for 2005 from $4,928,000 for 2004. This increase was due to budgeted salary increases, bonuses paid to employees and increased premium costs associated with group medical insurance.

Occupancy and equipment expenses increased by $304,000, or 20.5%, to $1,788,000 for 2005 from $1,484,000 for 2004. This increase was the result of additional costs associated with the renovation, occupancy and full utilization of a 3-story brick building purchased in 2004 to house administrative, operational and executive offices. Further contributing to this increase was depreciation associated with additional equipment purchased to accommodate the Company’s growth.

Other expenses increased $479,000, or 17.9%, to $3,160,000 in 2005 from $2,681,000 in 2004. The increase in other expenses was primarily attributable to the Company’s growth.

Income Taxes

The Company’s provision for income taxes for 2006 was $933,000 as compared with $1,014,000 for 2005 and $1,022,000 for 2004. The $81,000, or 8.0%, decline in income tax expense for 2006 as compared with 2005 was the result of achieving a higher level of tax-exempt net income in proportion with pre-tax net income. Income tax expense as a percentage of pretax income in 2006 was 20.53% as compared with at 22.44% for 2005 and 24% for 2004. The effective tax rate continues to be less than the statutory Federal tax rate of 34%. The difference between the statutory and effective tax rates primarily reflects the tax-exempt status of interest income on obligations of state and political subdivisions and the impact of the cash surrender value of bank owned life insurance.

Net Income

2006 Compared to 2005

Net income for the year ended December 31, 2006 was $3,611,000, an increase of $108,000, or 3.1%, from $3,503,000 for 2005. The increase in net income was the result of increases of $537,000 in net interest income, $221,000 increase in non-interest income (which includes income of $302,000 from the sale of the Company’s credit card portfolio), a $31,000 decline in the provision for loan losses and an $81,000 decrease in the provision for income taxes. Offsetting this increased level of income were operating expenses, which increased $762,000. Basic and diluted earnings per share for 2006 were $0.57 per share as compared with 2005, which were $0.56 and $0.55 per share. One of the factors contributing to the increased level of net income was due to higher interest income that was attributable not only to prime rate increases, but to the 9.6% growth in total average interest earning assets. The increase in interest earning assets was funded by average deposit growth of 13.5%, which was a less costly source of funding as compared with borrowings. The management of funding costs in this manner further benefited the bottom line. In summary, the Company’s aggressive efforts to manage its net interest spread and margin, improve operating efficiency and seek sources of other income had a positive impact on net income.

Management strives to increase net income year over year. In light of the uncertainties presented by the economic environment and geopolitical events, the Company’s business is sensitive to general business and economic conditions, such as interest rates, consumer perception, consumer confidence, competition, fluctuations in the equity markets and the strength of local and national economies. As such, the Company remains focused on monitoring its risk/return profile. While management believes that financial institutions are likely to see further compression of their net interest margin in the future, which could negatively impact net income, it further believes that the Company can adequately manage its net interest margin within a relatively stable range and offset its possible negative effect on net income by staying focused on its core banking business, fee income, growth in relationships, cost control and asset quality.

2005 Compared to 2004

Net income increased to $3,503,000 for 2005 from $3,250,000 for 2004. This increase of $253,000, or 7.8%, was the result of increases of $1,038,000 in net interest income, $381,000 in non-interest income, a $78,000 decline in the provision for loan losses and an $8,000 decrease in the provision for income taxes. Offsetting the increased income were operating expenses which increased $1,252,000. Basic and diluted earnings per share for 2005 were $0.56 and $0.55 per share as compared with 2004, which were $0.52 and $0.51 per share.

FINANCIAL CONDITION

Securities

The Company’s securities portfolio is comprised of securities, which not only provide interest income, including tax-exempt income, but also provide a source of liquidity, diversify the earning assets portfolio, allow for the management of risk and tax liability, and provide collateral for repurchase agreements and public fund deposits. Policies are in place to address various aspects of managing the portfolio, including but not limited to, concentrations, liquidity, credit quality, interest rate sensitivity and regulatory guidelines. Adherence to these policies is monitored by the Company’s Asset/Liability Committee (“ALCO”) on a monthly basis.

The Company generally intends to hold its investment securities to maturity. As of December 31, 2006, all of the securities in the portfolio were classified as available for sale, with new purchases generally placed in this category. As part of the Company’s strategy to reduce some of the future risk inherent within the investment portfolio, the Company sold, during the second quarter of 2006, the balance of its held to maturity securities, which totaled $1,026,000, at a gain of $38,000. Securities maintained in the held to maturity category were accounted for at amortized cost. Securities in the available for sale category are accounted for at fair value with unrealized appreciation or depreciation, net of tax, reported as a separate component of stockholders’ equity.

The Company periodically evaluates the securities portfolio to determine if any declines in the fair values of securities are other than temporary. If such a decline were deemed to be other than temporary, the Company would write down the security to its fair value through a charge to current period income. As of December 31, 2006, there were no securities in the portfolio whose values were deemed to be other than temporarily impaired. The Company invests in securities for the yield they produce and not to profit from trading. The Company holds no trading securities in its portfolio, and the securities portfolio contained no high-risk securities or derivatives as of December 31, 2006.

The securities portfolio at December 31, 2006 was $70,392,000, compared to $75,213,000 at December 31, 2005, a decrease of $4,821,000, or 6.4%. The decline is attributable to repayments of principal, which were primarily used to fund loan growth of 10.0%, which is the Company’s highest yielding asset. Securities available for sale decreased to $70,392,000 at December 31, 2006 from $74,175,000 at December 31, 2005, while there were no securities held to maturity at December 31, 2006 as compared with $1,038,000 at December 31, 2005.

The carrying value of the available for sale portion of the portfolio at December 31, 2006 includes an unrealized loss of ($1,231,000) (reflected as an accumulated other comprehensive loss of ($812,000) in stockholders’ equity, net of deferred income tax credit of ($419,000)). This compares with an unrealized loss at December 31, 2005 of ($1,334,000) (reflected as accumulated other comprehensive loss of ($880,000) in stockholders’ equity, net of deferred income tax credit of ($454,000)).

Table 5 illustrates the composition of the securities portfolio for the periods presented.

TABLE 5
SECURITIES

(Dollars In Thousands)	December 31,
	2006	2005	2004
Available for sale securities:
U.S. Government agencies and corporations	$966	$963	$982
State and political subdivisions	22,082	19,134	19,134
Mortgage-backed and asset-backed securities	39,446	46,276	59,952
Other	7,260	7,164	6,903
Equity securities	638	638	638
	70,392	74,175	87,609
Held to maturity securities:
State and political subdivisions	-	998	997
Mortgage-backed securities	-	40	43
	-	1,038	1,040

Total securities	$70,392	$75,213	$88,649

Table 6 presents the maturities and average weighted yields of the securities portfolio at amortized cost as of December 31, 2006. Yields are based on amortized cost.

TABLE 6
MATURITIES AND WEIGHTED AVERAGE YIELDS OF SECURITIES

(Dollars In Thousands)	Within one year		After one but within five years		After five but within ten years		After ten years
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
U.S. Government agencies and corporations	$-	-	$1,000	4.05%	$-	-	$-	-
State and political subdivisions (1)	-	-	-	-	3,648	5.31%	18,342	6.60%
Mortgage backed securities	-	-	4,526	4.59%	7,164	4.44%	29,009	4.78%
Other securities	-	-	4,160	5.28%	500	4.11%	2,631	5.30%
Equity securities	643	3.72%	-	-	-	-	-	-

Total securities	$643	3.72%	$9,686	4.83%	$11,312	4.71%	$49,982	5.48%

(1)	Yields on tax-exempt securities have been computed on a fully tax-equivalent basis.

Loans

The loan portfolio comprises the major component of the Company’s earning assets and is the highest yielding asset category. At December 31, 2006 total loans receivable (net of the allowance for loan losses, unearned fees and origination costs) amounted to $319,542,000, an increase of $29,227,000, or 10.1%, as compared with $290,315,000 as of December 31, 2005. Loans receivable, net of the allowance for loan losses, represent 72.7% of total assets and 85.8% of total deposits as of December 31, 2006, as compared to 71.8% and 89.5%, respectively, at December 31, 2005. All of the Company’s loans are to domestic borrowers.

During 2006, loan growth was significant in the commercial sector, consisting of commercial real estate and commercial and industrial loans. The Bank’s general business development program and specific focus on municipal/tax-free lending continue to lead this effort in the commercial lending sector. Outstanding retail loans have grown as well, although to a lesser extent than commercial loans. While residential mortgage lending activity remains active, it is not as robust as it was a year ago primarily due to the increase in mortgage interest rates during the period. It is important to note the extent of the loan growth considering that the Bank sold its $1,650,000 credit card portfolio on November 30, 2006.

Commercial lending activity, defined as commercial and industrial loans, commercial real estate loans and tax-exempt loans, continued at a steady increase of $18,162,000, or 8.8%, so that as of the 2006 year-end these loans totaled $224,093,000. Increased commercial loan demand presented the Bank with the opportunity to prospect clients of other financial institutions through commercial loan refinancing activity. The Bank was successful in this undertaking, and feels that this effort positions it well in the marketplace as economic conditions remain positive. In addition, the Bank has expanded its resources to handle larger commercial loan deals. The Bank’s involvement in tax-exempt lending is focused on borrowers within its primary service area that have or intend to build a relationship with the Bank. This business development effort has been well received by local governmental entities, and is expected to continue in 2007.

The Bank experienced a moderate level of residential mortgage loan activity during 2006. Loans secured by residential real estate grew $5,106,000, or 12.5%, to $45,930,000 in 2006 from $40,824,000 in 2005. While the Bank sold mortgage loans into the secondary market during 2006 in order to effectively manage long-term interest rate risk, it retained more of these loans for inclusion in its portfolio. During 2006, the Bank continued to sell mortgage loans, while retaining servicing rights, under the FHLB MPF program. The benefit of selling mortgage loans versus keeping them in the portfolio resulted in generating fee income while eliminating the interest rate risk associated with those loans. The Bank continues to evaluate its options regarding residential mortgage loans in consideration of its relationship with its customers, the interest rate environment and overall economic conditions.

Retail loans, defined as home equity and other consumer loans, grew 13.2% to $52,777,000 in 2006 from $46,632,000 in 2005. The growth in this category was driven in large part by an increase in the volume of home equity loans, primarily as a result of the Company’s continued focus on this consumer loan portfolio segment for credit quality reasons. Continued emphasis will be placed on retail loan growth in 2007, in keeping with prudent asset/liability protocol and risk.

Growth in the Bank’s retail consumer loan sector was accomplished despite the sale of the $1,650,000 credit card portfolio to Elan effective November 30, 2006. As part of the Credit Card Account Purchase Agreement between the Bank and Elan, the credit card balances were sold to Elan with no recourse. The Bank received a gross commission of $330,000, equivalent to 20% of the outstanding credit card balances as of the effective date and accrued an expense of $28,000 to cover the deconversion cost. Since the Bank will be a marketing partner with Elan, a Joint Marketing Agreement was effected whereby the Bank will receive fee income from Elan over a five year period, in the form of a 17% share of the monthly credit card interchange income as well as a $25 fee for every new credit card account that is referred to and opened by Elan. Although the Bank received the proceeds of the credit card balances and the premium in 2006, the actual conversion of the credit cards to the records of Elan is not expected to occur until July 2007. The Bank entered into an Interim Servicing Agreement with Elan until the conversion is completed. Under the Interim Servicing Agreement, the Bank will provide Elan with the credit card transaction accounting reports prepared by Fidelity National Information Services (“FIS”), a third party who has been providing the Bank with credit card accounting services. This servicing will continue until the credit card balances are finally converted onto Elan’s records. During this servicing period, Elan will compensate the Bank with monthly fee income calculated at a rate of $3.00 per active credit card account per month until the conversion is completed.

Loan concentrations are considered to exist when the total amount of loans to any one or a multiple number of borrowers engaged in similar activities or have similar economic characteristics, exceeds 10% of loans outstanding in any one category. At December 31, 2006, commercial loans amounted to $74,386,000, or 23% of total loans, commercial real estate loans amounted to $123,902,000, or 38.4% of total loans, residential real estate loans amounted to $44,914,000, or 13.9% of total loans, and home equity loans amounted to $48,039,000, or 14.9% of total loans. Although such loans were not made to any one particular borrower or industry, it is important to note that the quality of these loans is affected by the region’s economy and overall real estate market. Management does not believe such a concentration is an adverse trend to the Company at this time.

During 2006, the Company did not experience any substantial problems within its loan portfolio. The Company manages risk associated with its loan portfolio by maintaining diversification within the portfolio, consistently applying prudent underwriting standards, ongoing loan review and monitoring efforts with attention to portfolio dynamics and mix, and procedures that are consistently applied and updated on an annual basis. Other than as described herein, management does not believe there are any trends, events, or uncertainties that are reasonably expected to have a materially adverse impact on future results of operations, liquidity, or capital resources.

Table 7 presents the composition of the total loan portfolio for the periods presented.

TABLE 7
TOTAL LOANS OUTSTANDING

	DECEMBER 31,
(Dollars In Thousands)	2006	% of total	2005	% of total	2004	% of total	2003	% of total	2002	% of total

Commercial	$74,386	23.0%	$67,117	22.9%	$50,066	20.8%	$43,760	21.1%	$44,622	25.2%
Commercial real estate	123,902	38.4%	117,614	40.1%	91,480	38.0%	73,708	35.6%	56,556	32.0%
Residential real estate	44,914	13.9%	38,162	13.0%	36,470	15.2%	31,923	15.4%	29,014	16.4%
Real estate, construction	1,016	0.3%	2,662	0.9%	3,382	1.4%	8,240	4.0%	7,305	4.1%
Tax exempt	25,805	8.0%	21,200	7.2%	15,593	6.5%	10,632	5.1%	3,598	2.0%
Home equity	48,039	14.9%	40,749	13.9%	38,070	15.8%	33,552	16.2%	31,139	17.6%
Other consumer	4,738	1.5%	5,883	2.0%	5,608	2.3%	5,201	2.6%	4,753	2.7%
	$322,800	100.0%	$293,387	100.0%	$240,669	100.0%	$207,016	100.0%	$176,987	100.0%

Table 8 summarizes the loan maturities and interest sensitivity for a segment of the loan portfolio.

TABLE 8
LOAN MATURITIES AND SENSITIVITY TO CHANGES IN INTEREST RATES
COMMERCIAL AND CONSTRUCTION LOANS
December 31, 2006

(Dollars In Thousands)	1 year	1 year thru	After
	or less	5 years	5 years	Total
Maturity of Loans Receivable:
Commercial	$41,874	$31,634	$124,780	$198,288
Real estate, construction	1,016	-	-	1,016
Total	$42,890	$31,634	$124,780	$199,304

		1 year thru	After
		5 years	5 years
Fixed interest rates		$20,664	$7,558
Floating or adjustable interest rates		10,970	117,222
Total Loans Receivable		$31,634	$124,780

Credit Risk and Loan Quality

The Company remains vigilant in its efforts to minimize credit risk and exposure. The Company’s comprehensive credit policy requires underwriting, loan documentation and credit analysis standards be met prior to the approval and funding of any loan. In accordance with that policy, internal loan review monitors the loan portfolio on an ongoing basis. The Credit Administration area then prepares an analysis of the allowance for loan losses on a quarterly basis, which is then submitted to the Board of Directors for its review and overall assessment as to the adequacy of the allowance for loan losses. In summary, the Company strives to proactively monitor credit risk to ensure and protect the high quality of its loan portfolio. These practices have contributed to the consistently strong credit quality and have protected the Company’s portfolio during economic periods of uncertainty.

Total nonperforming loans (comprised of non-accruing loans and loans past due for more than 90 days) as of December 31, 2006, decreased $196,000, or 31.2%, to $433,000 as compared to $629,000 as of December 31, 2005. This decrease was primarily attributable to $128,000 on charge offs attributed to two credits as well as payments collected on various consumer loans. Total nonperforming loans as a percentage of total loans were 0.13% at December 31, 2006 as compared to 0.21% at December 31, 2005. To minimize losses that may occur on non-accrual and delinquent loans, loan officers work with borrowers on an ongoing basis. Based on the repayment plan and collateral protection afforded these loans, management does not expect a materially adverse impact to the allowance for loan losses.

The Company had no other real estate owned as acquired through foreclosure as of December 31, 2006 as compared with $27,000 as of December 31, 2005 due to collection in full in September 2006 of the one property owned from foreclosure.

The Company’s lending policy is executed through the assignment of tiered loan limit authorities to individual officers of the Company, the Officers’ Loan Committee, the Board Loan Committee and the Board of Directors. Although the Company maintains sound credit policies, certain loans may deteriorate for a variety of reasons. The Company’s policy is to place all loans in a non-accrual status upon becoming 90 days delinquent in their payments, unless there is a documented, reasonable expectation of the collection of the delinquent amount. Loans are reviewed monthly as to their status, and on a quarterly basis, a Watch List of any potentially troubled loans is prepared and presented to the Board of Directors. Management is not aware of any materially potential loan problems that have not been disclosed in this report.

Table 9 presents detailed information about the Company’s nonperforming loans and nonperforming assets for the periods presented.

TABLE 9
ASSET QUALITY RATIOS

	December 31,
(Dollars in thousands)	2006	2005	2004	2003	2002

Non-accruing loans	$429	$610	$986	$395	$689
Accruing loans past due 90 days or more	4	18	75	39	207
Total Nonperforming Loans	433	628	1,061	434	896

Other real estate	-	27	20	276	359
Total Nonperforming Assets	$433	$655	$1,081	$710	$1,255

Non-accrual loans:
Interest income that would have been recorded on non-accruing loans	$49	$51	$54	$45	$77

Interest income for above loans included in net income for the period	$21	$52	$51	$12	$34

Ratios:
Nonperforming loans to total loans	0.13%	0.21%	0.44%	0.21%	0.51%

Allowance for loan losses to nonperforming loans	752.42%	488.39%	267.48%	553.69%	241.58%

Nonperforming assets to total assets	0.10%	0.16%	0.30%	0.21%	0.46%

Commitments to lend additional funds to nonperforming loan customers	$0	$0	$0	$0	$0

Restructured loans	$0	$0	$0	$0	$0

Non-performing loans as a percentage of total loans decreased to 0.13% as of December 31, 2006 from 0.21% as of December 31, 2005 as a result of decreases of $181,000 in non-accrual loans and $15,000 in loans past due 90 days or more. The $433,000 in non-performing loans at year-end is comprised of approximately $148,000 of commercial credits and $285,000 in consumer loans. Management does not expect any material adverse impact on the allowance from the final disposition of these problem credits.

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

Bank Owned Life Insurance

During 2000, the Bank invested $4,500,000 in BOLI for a chosen group of employees, namely its officers. In 2001 the Bank made a subsequent BOLI investment of $1,500,000, resulting in a total investment of $6,000,000. Under the terms of the BOLI, the Bank is the owner and beneficiary of the policies. The BOLI was funded from the proceeds of deposit growth and from the sale of investment securities. Earnings from the BOLI are recognized as other income. The BOLI is profitable from the appreciation of the cash surrender values of the pool of insurance, and its tax advantage to the Bank. This profitability is used to offset a portion of current and future employee benefit costs and a Nonqualified Supplemental Executive Retirement Plan (“SERP”) for the Company’s Chief Executive Officer.

The Company had $7,788,000 and $7,506,000 in BOLI as of December 31, 2006 and 2005, respectively. The $1,788,000 increase over the initial $6,000,000 BOLI investment is primarily due to the appreciation of the cash surrender values of the insurance. Although the BOLI is an asset that may be liquidated, it is the Company’s intention to hold this pool of insurance because it provides tax-exempt income that lowers the Company’s tax liability, while enhancing its overall capital position.

Investment in Bank

On September 23, 2003, the Company made an initial purchase of 141,300 shares of common stock of a de novo bank, named Berkshire Bank, located in Wyomissing, Berks County, Pennsylvania. At the completion of Berkshire Bank’s initial stock offering, the Company purchased an additional 12,123 shares, which resulted in increasing the Company’s investment to $1,534,000 of Berkshire Bank’s outstanding common stock as of December 31, 2003. In consideration of the Company’s and its director’s and officer’s combined ownership of Berkshire Bank common stock, the aggregate percentage ownership was 19.9% as of the 2003 year end, which is in accordance with the terms of a Stock Subscription and Purchase Agreement between the Company and Berkshire Bank. Under this agreement, the Company is also entitled to purchase from Berkshire Bank up to 5% of additional stock at any time beginning on the date of the warrant and for 10 years thereafter at an exercise price of $6.40 per share, which is adjusted in consideration of three 5-for-4 stock splits. The total number of shares that are subject to purchase under all of the Company’s warrants, options or rights shall not exceed 25% of the total number of shares of Berkshire Bank common stock.

In August 2003, the Company entered into a passive investment agreement (“Crown X agreement”) that was approved by the Federal Reserve Bank of Philadelphia in September 2003. The Crown X agreement imposes certain restrictions where the Company has agreed not to:

•	solicit proxies with respect to any voting securities of Berkshire Bank or influence the manner in which any other shareholder of Berkshire Bank votes any voting securities of Berkshire Bank;
•	cause any voting securities of Berkshire Bank to be subject to a voting trust;
•	cause Berkshire Bank to become a subsidiary of the Company;
•	have any designated representative serve or act as an officer, director, employee or agent of Berkshire Bank;
•	propose any person for election as a director of Berkshire Bank;
•	attempt to influence the dividend policies or practices of Berkshire Bank; the investment, loan or credit decision policies; the pricing of services; personnel decisions or operations activities;
•	exercise or seek to exercise any controlling influence over the management of Berkshire Bank;

•
enter into any banking or non-banking transactions with Berkshire Bank, except that the Company may establish and maintain deposit accounts with Berkshire Bank, provided the aggregate balance of all such accounts does not exceed $500,000 and that the accounts are maintained on substantially the same terms as those prevailing for comparable accounts of persons unaffiliated with Berkshire Bank.

During 2004, Berkshire Bank announced a 5-for-4 stock split, effected in the form of a 25% stock dividend, payable July 22, 2004, which resulted in the Company receiving an additional 38,355 shares. As part of a three-phase stock offering, which began on September 1, 2004 and was effective through March 31, 2005, the Company purchased an additional 57,119 shares of common stock. On July 21, 2005, Berkshire Bank announced the payment of a 5-for-4 stock split, effected in the form of a 25% stock dividend, payable August 19, 2005, which resulted in an additional 62,224 shares.

Pursuant to a Plan of Reorganization and a Plan of Merger (the “Plan”) that was approved by Berkshire Bank’s shareholders on April 18, 2006, a holding company named Berkshire Bancorp, Inc. was formed and was effective September 1, 2006. As part of the reorganization, Berkshire Bank became a wholly owned banking subsidiary of Berkshire Bancorp, Inc. The Plan further provided for the one-for-one exchange of shares of common stock of Berkshire Bank for shares of common stock of Berkshire Bancorp, Inc. In accordance with its equivalent 19.9% ownership, the Company exchanged one-for-one the common stock shares of Berkshire Bank for the common stock shares of Berkshire Bancorp, Inc. In addition, the Company executed a Crown X agreement that was amended to reflect the Company’s acquisition of Berkshire Bancorp, Inc. common stock. Other than this revision, the Crown X agreement, which was approved by the Federal Reserve Bank of Philadelphia in July 2006, remained substantially unchanged from the original agreement approved by the Federal Reserve Bank in September 2003.

Subsequently, Berkshire Bancorp, Inc. announced a 5-for-4 stock split effected in the form of a stock dividend as of the record date of September 14, 2006, which resulted in the issuance of 77,780 additional shares of common stock. On November 9, 2006, the Company purchased 256 additional shares at $10 per share in order to maintain its 19.9% aggregate ownership level. This occurred because Berkshire Bancorp, Inc. issued additional stock as a result of the exercise of options by its officers. As of December 31, 2006, the Company’s total investment in Berkshire Bancorp, Inc. was $2,150,000, represented by 389,157 shares, resulting in a 19.9% aggregate ownership in consideration of the combined ownership of the Company, its directors and its officers.

While the Company is considered to be a passive investor, it regards this to be a viable investment. The investment is carried at cost and is included in the other assets category on the consolidated balance sheet. The Company uses the best information that is available to assess the reasonableness of the value of this asset. The financial condition of Berkshire Bancorp, Inc. and the stability of its stock price have proven to be reliable valuation sources. No indicators of impairment were noted as part of the Company’s latest evaluation.

Deposits

Deposits are the Company’s major source of funds for lending and other investment purposes. Total deposits at December 31, 2006, were $372,631,000, an increase of $48,325,000, or 14.9%, over total deposits of $324,306,000 as of December 31, 2005. The trend during 2006 proved to be strong growth in time deposits, which increased $62,646,000, or 51.4%. Time deposits became more attractive to consumers as short-term rates increased during the year. While a portion of this increase is due to new funds coming into the Bank, a portion is also attributable to the depositors shifting of funds from lower interest paying demand deposits, which accounts for the decline in this deposit category.

The Company experienced the following increases (decreases) as of year-end 2006 as compared to 2005:

Non-interest bearing demand deposits	4.2%
Interest-bearing demand deposits	(11.1%)
Savings deposits	(7.1%)
Time deposits	51.4%

Table 10 sets forth the average balance of the Bank’s deposits and the average rates paid on those deposits for the years ended December 31, 2006, 2005 and 2004. All deposits are domestic deposits.

TABLE 10
AVERAGE DEPOSITS BY MAJOR CLASSIFICATION

	Year Ended December 31
	2006		2005		2004
(Dollars In Thousands)	Average	Average	Average	Average	Average	Average
	Amount	Rate	Amount	Rate	Amount	Rate
Interest-bearing:
Demand deposits	$108,337	1.58%	$116,978	1.38%	$118,950	1.09%
Savings deposits	41,741	1.02%	42,684	0.96%	43,076	0.84%
Time deposits	148,988	4.31%	103,725	3.11%	85,241	2.39%
Non-interest bearing:
Demand deposits	44,453	0.00%	41,496	0.00%	39,664	0.00%
Total	$343,519	2.49%	$304,883	1.72%	$286,931	1.29%

Table 11 displays the maturities and amounts of time certificates and other time deposits issued in denominations of $100,000 or more at December 31, 2006.

TABLE 11
DEPOSIT MATURITIES

(Dollars In Thousands)	Time	Other
	Certificates	Time	Total
Three months or less	$8,183	$0	$8,183
Over three months but within six months	25,679	0	25,679
Over six months but within twelve months	5,620	0	5,620
Over twelve months	528	0	528
Total	$40,010	$0	$40,010

Securities Sold under Agreements to Repurchase

Securities sold under agreements to repurchase increased $3,099,000, or 84.9%, to $6,749,000 as of December 31, 2006, from $3,650,000 as of December 31, 2005. The increase was attributable to rate-driven customers who found that they could earn a higher rate of interest on this product as compared with deposit products. Securities sold under agreements to repurchase generally mature in one business day and roll over under a continuing contract. Additional information relating to securities sold under agreement to repurchase can be found in Note 7 of the Notes to the Consolidated Financial Statements contained herein this Report.

Short-Term Borrowings

There were no short-term borrowings in the form of overnight federal funds purchased as of December 31, 2006 as compared with $3,923,000 at December 31, 2005. The Bank has a $5,000,000 federal funds line of credit with its main correspondent bank, Atlantic Central Bankers Bank, Camp Hill, Pennsylvania (“ACBB”). The Bank also has a short-term/overnight line of credit of $35 million with the FHLB, which is part of its overall maximum borrowing capacity of $150,066,000.

Long-Term Debt and Borrowing Capacity

As of December 31, 2006, there were $24 million outstanding in fixed rate term loans with the FHLB, a decrease of $16 million as compared with the $40 million that was outstanding at December 31, 2005. The $24 million borrowing is comprised of the following fixed rate borrowings (dollars in thousands):

Maturity	Amount	Rate

May 7, 2007	5,000	3.89%
November 28, 2007	7,000	3.43%
May 5, 2008	5,000	4.03%
November 28, 2008	7,000	3.78%

Total	$24,000	3.75%	weighted average

The Bank has used long-term borrowings to fund growth. This strategy has helped the Bank to manage its cost of funds by allowing it to lock into fixed rates at a time when interest rates were at their historic lowest levels.

The Bank has a total maximum borrowing capacity for both short and long-term borrowings of approximately $150,066,000 with the FHLB. At December 31, 2006, $24 million in fixed rate term loans were outstanding, which resulted in an unused borrowing capacity of $126,066,000. Additional information relating to long-term debt can be found in Note 8 of the Notes to the Consolidated Financial Statements contained herein this Report.

Mandatory Redeemable Capital and Junior Subordinated Debentures

As of December 31, 2006, the Company had $8,248,000 outstanding in junior subordinated debentures, which were issued on July 31, 2003 to investors as capital trust pass-through securities by East Penn Statutory Trust I (“Trust”), a wholly owned subsidiary of the Company. The securities have a fixed rate of 6.80% through September 17, 2008. The capital securities are redeemable by the Company on or after September 17, 2008, at par, or earlier, if the deduction of related interest for federal income taxes is prohibited, classification as Tier I Capital is no longer allowed, or certain other contingencies arise. The capital securities must be redeemed upon final maturity of the subordinated debentures on September 17, 2033. Proceeds totaling $4.3 million were contributed to the capital at the Bank with the balance retained by the Company. The Company chose to utilize the multi-issuer trust preferred alternative, which proved to be a less expensive and more flexible resource of regulatory capital. Additional information relating to the debentures can be found in Note 9 of the Notes to the Consolidated Financial Statements contained herein this Report.

Liquidity

Liquidity refers to the Company’s ability to generate adequate amounts of cash to meet financial obligations to its customers in order to fund loans, to respond to deposit outflows and to cover operating expenses. Maintaining a level of liquid funds through asset/liability management seeks to ensure that these needs are met at a reasonable cost. Liquidity is essential to compensate for fluctuations in the balance sheet and provide funds for growth and normal operating expenditures. Sources of liquidity are provided on a continuous basis through scheduled and unscheduled principal reductions and interest payments on outstanding loans and investment securities. Liquidity needs may also be met by converting assets into cash or obtaining sources of additional funding, whether through deposit growth, securities sold under agreements to repurchase or borrowings under lines of credit with correspondent banks.

Liquidity from asset categories is provided through cash, amounts due from banks, interest-bearing deposits with banks and federal funds sold, which totaled $22,954,000 at December 31, 2006 as compared to $10,629,000 at December 31, 2005. The $12,325,000 increase was attributable to the receipt of funds from strong deposit growth. While liquidity sources generated from assets include scheduled and prepayments of principal and interest from securities and loans in the Company’s portfolios, longer-term liquidity needs may be met by selling securities available for sale, selling loans or raising additional capital. At December 31, 2006, unpledged available for sale securities with a carrying value of $47,761,000 were readily available for liquidity purposes, as compared with $54,746,000 at December 31, 2005. The decrease of $6,985,000 in unpledged available for sale securities was the result of the need to pledge an additional $5,277,000 in available for sale securities to cover the growth in public fund deposit balances and securities sold under agreements to repurchase. This decrease was, to a lesser degree, attributable to a decrease in the balance of outstanding available for sale securities.

On the liability side, the primary source of funds available to meet liquidity needs is to attract deposits at competitive rates. The Bank’s core deposits, which exclude certificates of deposit over $100,000, were $332,721,000 at

December 31, 2006 as compared to $304,213,000 at December 31, 2005. Core deposits have historically provided a source of relatively stable and low cost liquidity, as has also been the case for securities sold under agreements to repurchase. Short-term and long-term borrowings utilizing the federal funds line and credit facility established with a correspondent financial institution and the FHLB, are also considered to be reliable sources for funding.

The ALCO Committee establishes and monitors liquidity guidelines that require sufficient liquidity to cover potential funding requirements and to avoid dependence on volatile and more costly liquidity sources. During 2006, a number of trends affected the composition of the Company’s balance sheet and its liquidity position, and had a positive impact on net income. There was a shift within the Company’s interest earning assets, where the cash flow generated from investment securities was used to fund loan growth, which is a higher yielding interest earning asset. Loan growth was also funded from a combination of loan repayments, sales of loans through participations, sales of mortgages, and deposit growth. Also considered as part of its liquidity plan, the Company took advantage of replacing long-term borrowings with deposit growth. The Company was successful in growing its loans and deposits, while managing its costs and remaining competitive with the market, by monitoring and carefully timing the implementation of interest rate changes. This helped to somewhat delay and moderate compression to the Company’s net interest spread and margin at a time when short-term interest rates have been rising while the yield curve has remained relatively flat.

Management believes there is uncertainty as to whether the recent influx of deposited funds will remain in the banking sector, particularly if consumer confidence in the equities market continues to improve. Management further believes there is also some uncertainty in the loan portfolio if interest rates begin to rise too quickly, which may potentially motivate borrowers to refinance variable rate loans into fixed rate loans possibly at the bottom of a rising interest rate cycle. The Company consistently monitors its available alternatives and resources to deal with such events, if they should occur, to protect for interest rate uncertainties. An example of such an option available to the Bank is its ability to utilize its alternate funding resources by borrowing under established credit lines made available through its main correspondent bank, Atlantic Central Bankers Bank and the FHLB. During 2006, the Bank’s day to day liquidity needs were generally satisfied through its core banking business.

There are a number of factors that may impact the Company’s liquidity position. Changes in interest rates, local economic conditions and the competitive marketplace can influence prepayments on investment securities, loan fundings and payments, and deposit flows. Management is of the opinion that its liquidity position at December 31, 2006 is adequate to respond to fluctuations “on” and “off” the balance sheet since it manages liquidity on a daily basis and expects to have sufficient funds to meet all of its funding requirements.

Except as discussed above, there are no known demands, trends, commitments, events or uncertainties that may result in, or that are reasonably likely to result in the Company’s inability to meet anticipated or unexpected needs.

Contractual Obligations

The Company has various financial obligations that may require future cash payments. These obligations include the payment of liabilities recorded on the balance sheet as well as contractual obligations for purchase commitments and operating leases. The following Table 12 represents the Company’s contractual obligations, by type, that are fixed and determined at December 31, 2006.

TABLE 12
CONTRACTUAL OBLIGATIONS

	December 31, 2006
	Less Than			Over
	1 Year	1 - 3 Years	3 - 5 Years	5 Years	Total
	(In Thousands)

Time deposits	$144,212	$37,107	$2,443	$183	$183,945
Long-term debt	12,000	12,000	-	-	24,000
Junior subordinated debentures	-	8,248	-	-	8,248
Nonqualified supplemental executive retirement plan	115	143	71	223	552
Premises commitments	850	-	-	-	850
Operating leases	250	487	394	872	2,003
Total	$157,427	$57,985	$2,908	$1,278	$219,598

Off-Balance Sheet Arrangements

The Company’s financial statements do not reflect various off-balance sheet arrangements that are made in the normal course of business, which may involve some liquidity risk. These commitments consist mainly of loans approved but not yet funded, unused lines of credit and letters of credit made under the same standards as on-balance sheet instruments. Unused commitments at December 31, 2006, were $76,191,000. Because these instruments have fixed maturity dates, and because many of them will expire without being drawn upon, they do not generally present any significant liquidity risk to the Company.

Management believes that any amounts actually drawn upon can be funded in the normal course of operations. The Company has no investment in or financial relationship with any unconsolidated entities that are reasonably likely to have a material effect on liquidity or the availability of capital resources.

Stockholders’ Equity and Capital Requirements/Ratios

The net result of activity that affected stockholders’ equity during the year resulted in an increase of $2,320,000 in total stockholders’ equity to $25,161,000, at December 31, 2006, from $22,841,000, at December 31, 2005. A summary of the transactions include:

•	2006 net income of $3,611,000;

•	the exercise of 1,000 options, which amounted to $6,000, and a $2,000 income tax benefit to the Company because of the option exercise, resulted in adding $8,000 to capital;

•	a $19,000 addition to capital surplus to account for the expense associated with the issuance of 13,000 options during 2006;

•
a decrease of $68,000 in the unrealized holding loss on securities available for sale, net of taxes, as required by FAS 115, increased stockholders’ equity. At December 31, 2006, the amount of the Company’s unrealized loss from available for sale securities that affected stockholders’ equity was ($812,000) as compared with an unrealized loss of ($880,000) at December 31, 2005. Should interest rates continue to increase in the future, stockholders’ equity could potentially decrease due to the increased amount of unrealized losses on available for sale securities. On the other hand, should interest rates decline in the future, stockholders’ equity could increase as a result of unrealized gains on securities available for sale. FAS 115 requires banks to report securities classified as “available for sale” at fair value, with unrealized gains or losses, net of deferred income taxes, reported as a separate component of stockholders’ equity. The FAS 115 adjustment is not included in the Company’s calculation of regulatory capital ratios in accordance with regulatory requirements.

•
the payment of a semi-annual cash dividend to shareholders for $1,386,000 in 2006 reduced stockholders’ equity. The first part of the dividend was $0.11 per share and was paid on February 28, 2006. The second half of the dividend was $0.11 per share and was paid August 31, 2006. The total 2006 cash dividend of $0.22 per share compares with the total semi-annual cash dividend of $0.19 per share, or $1,198,000 that was paid by the Company in 2005.

In June 2002, the Bank implemented a Dividend Reinvestment and Stock Purchase Plan (the “Plan”). Subsequent to the formation of the holding company, the Plan was adopted by the Company and the appropriate revisions were made to comply with SEC regulations. The Plan, which is available to all shareholders, permits participants in the Plan to automatically reinvest cash dividends on all of their shares and to make quarterly voluntary cash contributions for a minimum of $50 and a maximum of $5,000 each calendar quarter. Participation in the Plan is entirely voluntary so that shareholders may join the Plan or terminate their participation in the Plan at any time. Under the terms of the Plan, the Company intends to direct that the plan administrator purchase shares of the Company’s common stock in the open market or in negotiated transactions, with the Company reserving the right to issue the remaining shares. The Company has reserved 250,000 shares of its common stock with a par value of $0.625 for issuance under the Plan. The Plan was effective for the dividend payment dates in 2006. In 2006, all cash dividend reinvested shares were purchased in the open market.

The Company places a significant emphasis on maintaining a strong level of capital. The goals for capital planning are to build a strong capital base to fund future growth, to support risks inherent in the banking industry, to retain earnings to meet regulatory requirements and to provide an adequate return to shareholders.

The Company and its banking subsidiary are subject to various regulatory capital adequacy requirements administered by the Federal Reserve Board. Current capital guidelines issued by federal regulatory authorities require the Company to meet minimum risk-based capital ratios in an effort to make regulatory capital more responsive to possible risk exposure related to a Company’s on and off-balance sheet items.

Risk-based capital provides the basis for which all companies are evaluated in terms of capital adequacy. Risk-based capital guidelines redefine the components of capital and establish a risk-adjusted ratio relating capital to different categories of assets and off-balance sheet items. The components of risk-based capital are segregated as Tier I and Tier II capital. Tier I capital is composed of total stockholders’ equity reduced by goodwill and other intangible assets. Tier II capital is comprised of the allowance for loan losses and any qualifying debt obligations. The minimum risk-based capital standards require all bank holding companies to have Tier I capital of at least 4% and total capital (which includes Tier I capital) of at least 8% of risk-weighted assets.

The Company is also subject to leverage capital requirements. This requirement compares capital (using the definition of Tier I capital) to quarterly average balance sheet assets and is intended to supplement the risk-based capital ratio in measuring capital adequacy. The guidelines set a minimum leverage ratio of 3% for institutions that are highly rated in terms of safety and soundness, and which are not experiencing or anticipating any significant growth. Other institutions are expected to maintain capital levels of at least 1% or 2% above that minimum. As of December 31, 2006, the Company has a Tier I leverage ratio of 7.8%.

Table 13 provides a comparison of the Company’s risk-based capital ratios and leverage ratios.

TABLE 13
CAPITAL RATIOS

	December 31,
(Dollars In Thousands)	2006	2005

Tier I capital	$33,961	$31,617
Tier II, allowable portion of:
Allowance for loan losses	3,258	3,072
Excess mandatory redeemable capital debentures	-	96

Total capital	$37,219	$34,785

Tier I risk-based capital ratio	10.0%	10.2%

Total risk-based capital ratio	10.9%	11.2%

Tier I leverage ratio	7.8%	8.0%

Note:	Unrealized gains or losses on securities available for sale are excluded from regulatory capital components of risk-based capital and leverage ratios.

At December 31, 2006 and 2005, the Company and the Bank exceeded the minimum regulatory capital requirements and were considered to be “well capitalized” under applicable federal regulations.

On July 31, 2003, the Company raised $8 million in additional capital through the issuance of junior subordinated debentures to a statutory trust subsidiary, which, in turn, issued capital trust pass through securities (“TRUP”) to investors in a private placement. TRUPs are a low cost and long-term source of Tier I capital for bank holding companies. The Federal Reserve has allowed the inclusion of TRUPs as a component of Tier I eligible capital since October 21, 1996, where they are limited to 25% of total Tier I capital for bank holding companies. The US Treasury has allowed the dividends, payable quarterly to investors, to be a tax-deductible expense for the Company.

The maintenance of a solid capital foundation continues to be a primary goal for the Corporation. An objective of the capital planning process is to balance effectively the retention of capital to support future growth, while at the same time, providing stockholders with an attractive long-term return on their investment. Management believes that the Company’s capital position is adequate to support current operations and growth, and anticipates earnings to grow in tandem with asset growth. However, management is conscious of the impact that either rapid expansion or lower than projected earnings may potentially have on deteriorating the Company’s capital position. Management proactively monitors the capital levels to ensure that they remain well in line with regulatory requirements, and is ever positioned to enact appropriate measures to ensure the strength of the Company’s capital position. While the Company continues to look for branch expansion opportunities, with one opportunity presently under consideration, there are no other known events, trends or circumstances that would adversely impact capital.

Effects of Inflation

The financial statements and notes thereto, presented elsewhere herein, have been prepared in accordance with auditing standards generally accepted by the Public Company Accounting Oversight Board (United States) (“PCAOB”), which require the measurement of financial position and operating results to be stated in terms of historical dollars without considering the change in the relative purchasing power of money over time due to inflation. The majority of Company’s assets and liabilities are monetary in nature, and therefore, differ greatly from most commercial and industrial companies that have significant investments in fixed assets or inventories. As a result, interest rates have a greater impact on performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

Management believes the most significant impact on financial results has been the Company’s ability to react to changes in interest rates in a timely manner. On an ongoing basis, the Company has managed its interest sensitive assets and liabilities to maximize the benefits and lessen the risks faced by the Company in a rising or falling interest rate environment.

Regulatory Activity

One of the Company’s primary objectives is to achieve balanced asset and revenue growth, while at the same time expand market presence. However, it is recognized that objectives, no matter how focused, are subject to factors beyond the control of the Company, which can impede its ability to achieve these goals .

From time to time, various types of federal and state legislation have been proposed that could result in additional regulation of, and restrictions on, the business of the Company. Management cannot predict whether legislation will be adopted or, if adopted, how this legislation would affect the business of the Company. As a consequence of the extensive regulation of commercial banking activities in the United States, the Company’s business is particularly susceptible to being affected by federal regulation and regulations that may increase the cost of doing business.

An example of regulatory activity and its impact on financial institutions is the action taken by the Federal Deposit Insurance Corporation (“FDIC”) on November 10, 2006, where the FDIC set the designated reserve ratio for the deposit insurance fund at 1.25% of estimated insured deposits, and adopted final resolutions to implement the risk-based deposit insurance assessment system mandated by the Deposit Insurance Act of 2005 the (“Act”). This Act is intended to more closely tie each bank’s deposit insurance assessment to the risk it poses on the deposit insurance fund. Under the new risk-based assessment system, the FDIC will evaluate each institution’s risk based on three primary factors - supervisory ratings for all insured institutions, financial ratios for most institutions and long-term debt issuer ratings for large institutions that have them. An institution’s assessment rate will depend upon the level of risk it poses to the deposit insurance system as measured by these factors. The proposed rates for most institutions will vary between 5 and 7 cents for every $100 of domestic insurable deposits. The new assessment rate will take effect in 2007. However, the Act provides credits to those financial institutions that paid high premiums in past years at a time when the FDIC was attempting to bolster its insurance reserves. The designated assessment credit may be used by the financial institutions to initially offset the elevated premium costs beginning in 2007. Considering that the proposed FDIC assessment rate may vary between 5 and 7 cents per $100 of insurable domestic deposits plus taking into account the designated reserve ratio for the deposit insurance fund of 1.25% of estimated insured deposits, the Bank estimates that its 2007 FDIC premium could be either $81,612 (at an assessment rate of 5 cents) or $142,396 (at an assessment rate of 7 cents per $100 of domestic insurable deposits). This is net of the $121,000 estimated FDIC credit assessed to the Bank. This potential premium increase compares with $40,787, which was the Bank’s FDIC assessment expense recorded for 2006. Also the premium is expected to be higher in years subsequent to 2007 since the assessment credit will be completely utilized.

Management believes that, with the exception of the new FDIC assessment raise, the effect of the provisions of the aforementioned legislation on the liquidity, capital resources, and the results of operations of the Company will be immaterial. Management is not aware of any other current specific recommendations by regulatory authorities or proposed legislation, which if adopted, would have a materially adverse effect upon the liquidity, capital resources, or results of operations, although the general cost of compliance with numerous and multiple federal and state laws and regulations does have, and in the future, may have a negative impact on the Company’s results of operations.

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

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

In the normal course of conducting business activities, the Company is exposed to market risk, which represents the risk of potential loss from adverse changes in market prices and rates. The Company’s market rate risk arises primarily from interest rate risk inherent in its investing, lending, borrowing and deposit taking activities. To that end, management actively monitors and manages interest rate risk exposure.

Since the Company’s profitability is affected by fluctuations in interest rates, interest rate risk can be defined as the exposure the Company’s interest sensitive assets and liabilities have to the movement in interest rates. Interest rate volatility may lead to volatility in both the income statement and the balance sheet. Changes in interest rates not only create fluctuations in the Company’s net interest income, but they may impact the Company’s liquidity position and give rise to changes in the Company’s economic value of equity.

The Company relies primarily on its asset-liability structure to control interest rate risk. The Company’s primary objective in managing interest rate risk is to minimize the adverse impact that changes in interest rates may have on the Company’s net interest income and capital, while at the same time structuring the Company’s assets and liabilities to obtain the maximum yield-cost spread and ensuring an adequate level of liquidity.

The Company monitors the impact of changes in interest rates on its net interest income using several tools. The management of interest rate risk involves measuring and analyzing the maturity and repricing of interest sensitive assets and interest sensitive liabilities at specific points in time. The Company uses a one-year interest rate sensitivity gap model as the primary quantitative tool in measuring the amount of interest rate risk that is present. The traditional repricing/maturity “gap” analysis, which reflects the volume difference between interest rate sensitive assets and liabilities within a one year period of time, is reviewed monthly by management and the Bank’s ALCO Committee. This test measures the impact on net interest income and on net portfolio value of an immediate change in interest rates in 100 basis point increments. A positive gap occurs when the amount of interest sensitive assets exceeds interest sensitive liabilities. This position would contribute positively to net income in a rising rate environment. Conversely, if the balance sheet has more interest sensitive liabilities maturing/repricing than interest sensitive assets, the balance sheet is liability sensitive or negatively gapped. This position would contribute positively to net income in a falling rate environment. Based upon such analysis, management may restructure or implement adjustments to the mix of assets and liabilities in an effort to provide dependable liquidity and optimize net interest income, regardless of the behavior of interest rates in general.

However, a simple rate “gap” analysis by itself may not be an accurate indicator of how net interest income will be affected by changes in interest rates. Income associated with interest earning assets and costs associated with interest bearing liabilities may not be affected uniformly by changes in interest rates. Although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. Interest rates on certain types of assets and liabilities fluctuate in advance of changes in general market interest rates, while interest rates on other types may lag behind changes in general market rates. In the event of a change in interest rates, prepayments and early withdrawal levels also could deviate significantly from those assumed in calculating the interest rate gap. Because of the uncertainties, the Company utilizes more than one measurement tool in assessing interest rate sensitivity and market risk. Another method used by management to review its interest sensitivity position is through “simulation”. In simulation, the model projects the future net interest streams in light of the current gap position. Various interest rate scenarios are used to measure levels of interest income associated with potential changes in our operating environment. Management cannot measure levels of interest income associated with potential changes in the Company’s operating environment. Nor can it predict the direction of interest rates or how the mix of assets and liabilities will change. The use of this information helps management to formulate strategies to minimize the unfavorable effect on net interest income caused by interest rate changes.

In performing the monthly gap analysis, the Company utilizes a method thereon where it applies an Earnings Change Ratio to its interest sensitive assets and interest sensitive liabilities that are maturing/repricing within a one-year timeframe. The Earnings Change Ratio estimates the change in rate of a rate sensitive instrument for every 100 basis point change in the prime rate. In applying this method, the Company was negatively gapped in terms of its “One Year Income Statement” gap position as of December 31, 2006 as compared to December 31, 2005, when it was also negatively gapped, but to a lesser extent. The increase in the Company’s negative gap position year-over-year was the result of changes in the maturity and repricing structure of the Company’s interest sensitive liabilities. This was attributable to the significant increase in the amount of time deposits maturing or repricing within a one year time frame. At December 31, 2006, $144,732,000, or 78.5%, of total time deposits were scheduled to reprice or mature in the next twelve months. This level compares to $63,772,000, or 52.3%, of total time deposits at December 31, 2005. On the asset side, while the amount of assets maturing/repricing increased during 2006, the increase did not keep pace with the increase on the liability side of the balance sheet.

While short-term interest rates increased during 2006, there were little, if any, increases in long term interest rates, which resulted in a flat yield curve. In anticipating that interest rates would fall immediately following a period where the yield curve was flat, the Company positioned its gap to be ready for future rate changes in order to protect its net interest margin. However, because interest rates still had not dropped at the end of 2006, this negative gap position contributed to the decline in the net interest margin as short-term interest rates increased on a greater amount of liabilities than earning assets. Although the Company’s net interest margin declined to 3.63% at the end of 2006 from 3.80% in 2005, further compression was somewhat mitigated by the fact that the increase in interest sensitive liabilities was due to deposit growth which is a less costly source of funding as compared with borrowings. However, based on management’s perception that interest rates will continue to be volatile, efforts are ongoing to monitor interest-sensitivity matching with the objective of at least stabilizing the net interest margin during the coming year.

The Company’s overall sensitivity to interest rate risk is low due to its non-complex balance sheet. It attempts to manage its balance sheet in a manner that stabilizes net interest income and economic value under a broad range of interest rate environments. The Company has the ability to expedite several strategies to manage interest rate risk, which include but are not limited to selling newly originated residential mortgages, controlling the volume mix of fixed/variable rate commercial loans and securities, increasing/decreasing deposits via interest rate changes, borrowing from the FHLB, and buying/selling security investments. Adjustments to the mix of assets and liabilities are implemented in an effort to give the Company dependable cash flow and steady growth in net interest income, while at the same time, managing the related risks.

Table 14 presents the “One Year” gap position for the Company at December 31, 2006, by applying an Earnings Change Ratio (“ECR”) applicable to each interest sensitive asset and liability. This schedule summarizes how many dollars of fixed and variable rate assets and liabilities will change and/or pay down within a twelve-month period of time.

TABLE 14
INTEREST RATE SENSITIVITY GAP

					One Year
	Maturity/Repricing Intervals			Earnings	Income
(Dollars In Thousands)		2 - 12		Change	Statement
	One Month	Months	Total	Ratio	Gap
Interest Sensitive Assets:
Interest-bearing deposits with banks	$18	$-	$18	88.00%	$16
Federal funds sold	15,151	-	15,151	100.00%	15,151
Securities (1)
Fixed rate	-	-	-	100.00%	-
Variable rate	1,740	4,597	6,336	90.00%	5,703
Loans (2)
Fixed rate	1,003	9,449	10,452	100.00%	10,452
Variable rate	57,732	11,734	69,467	100.00%	69,467
Mortgages held for sale	373	-	373	100.00%	373
Total	76,017	25,780	101,797		101,161

Interest Sensitive Liabilities:
Interest-bearing demand deposits	28,987	-	28,987	0.00%	-
NOW accounts	10,374	-	10,374	0.00%	-
Money market accounts	63,549	-	63,549	30.00%	19,065
Savings deposits	39,024	-	39,024	30.00%	11,707
Club accounts	-	94	94	0.00%	-
Time deposits	10,966	133,766	144,732	75.00%	108,549
Securities sold under repurchase agreements	6,749	-	6,749	100.00%	6,749
Other borrowings	-	12,000	12,000	100.00%	12,000
Total	159,649	145,860	305,509		158,070

Gap	$(83,632)	$(120,080)	$($203,712)		$(56,909)

Cumulative Gap	$($83,632)	$(203,712)

Cumulative Gap /
Total Earning Assets	(20.33% )	(49.52% )			( 13.83%	)

Total Earning Assets	$411,382

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

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders
East Penn Financial Corporation
Emmaus, Pennsylvania

We have audited the accompanying consolidated balance sheets of East Penn Financial Corporation and subsidiary as of December 31, 2006 and 2005, and the related consolidated statements of income, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2006. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of East Penn Financial Corporation and subsidiary as of December 31, 2006 and 2005, and the results of their operations and their cash flows for the three years in the period ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the consolidated financial statements, East Penn Financial Corporation and subsidiary changed its method of accounting for stock-based compensation in accordance with Statement of Financial Accounting Standards No. 123(R) on January 1, 2006.

/s/ Beard Miller Company LLP

Beard Miller Company LLP
Allentown, Pennsylvania
March 5, 2007

East Penn Financial Corporation

Consolidated Balance Sheets

	December 31,
	2006	2005
	(In Thousands, Except Share Data)
Assets
Cash and due from banks	$7,785	$10,609
Interest bearing deposits	18	20
Federal funds sold	15,151	-

Cash and Cash Equivalents	22,954	10,629

Interest bearing time deposits	-	500
Securities available for sale	70,392	74,175
Securities held to maturity, fair value 2006 $0; 2005 $1,124	-	1,038
Mortgage loans held for sale	373	1,077
Loans receivable, net of allowance for loan losses 2006 $3,258; 2005 $3,072	319,542	290,315
Bank premises and equipment, net	9,820	9,320
Investment in restricted stock	2,230	3,115
Investment in life insurance	7,788	7,506
Accrued interest receivable and other assets	6,353	6,554

Total Assets	$439,452	$404,229

Liabilities and Stockholders’ Equity
Liabilities
Deposits:
Non-interest bearing	$46,110	$44,257
Interest-bearing	326,521	280,049

Total Deposits	372,631	324,306

Securities sold under agreements to repurchase	6,749	3,650
Short-term borrowings	-	3,923
Long-term debt	24,000	40,000
Junior subordinated debentures	8,248	8,248
Accrued interest payable and other liabilities	2,663	1,261

Total Liabilities	414,291	381,388

Stockholders’ Equity
Preferred stock, no par value; authorized shares 16,000,000; none issued	-	-
Common stock, par value $0.625 per share; authorized 40,000,000 shares; issued 2006 6,613,554 shares; 2005 6,612,554 shares; outstanding 2006 6,305,262 shares; 2005 6,304,262 shares	4,134	4,133
Surplus	9,272	9,246
Retained earnings	14,417	12,192
Accumulated other comprehensive loss	(812)	(880)
Treasury stock, at cost 2006 and 2005 308,292 shares	(1,850)	(1,850)

Total Stockholders’ Equity	25,161	22,841

Total Liabilities and Stockholders’ Equity	$439,452	$404,229

See notes to consolidated financial statements.

East Penn Financial Corporation

Consolidated Statements of Income

	Years Ended December 31,
	2006	2005	2004
	(In Thousands, Except Share Data)
Interest Income
Loans receivable, including fees	$20,112	$16,149	$12,693
Securities:
Taxable	2,394	3,061	3,551
Tax exempt	784	631	524
Other	493	185	80

Total Interest Income	23,783	20,026	16,848

Interest Expense
Deposits	8,548	5,251	3,691
Federal funds purchased and securities sold under agreements to repurchase	235	169	83
Long-term debt	1,148	1,291	797
Debentures	544	544	544

Total Interest Expense	10,475	7,255	5,115

Net Interest Income	13,308	12,771	11,733

Provision for Loan Losses	389	420	498

Net Interest Income after Provision for Loan Losses	12,919	12,351	11,235

Other Income
Customer service fees	1,579	1,422	967
Mortgage banking activities	177	357	511
Net realized gains on sales of securities available for sale	-	135	47
Income from investment in life insurance	282	281	299
Net gain on sale of foreclosed real estate	14	22	61
Net gain on sale of credit card portfolio	302	-	-
Other	378	294	245

Total Other Income	2,732	2,511	2,130

Other Expenses
Salaries and employee benefits	5,989	5,397	4,928
Occupancy	1,126	964	755
Equipment	876	824	729
Other	3,116	3,160	2,681

Total Other Expenses	11,107	10,345	9,093

Income before Income Taxes	4,544	4,517	4,272

Income Tax Expense	933	1,014	1,022

Net Income	$3,611	$3,503	$3,250

Earnings per Share
Basic	$0.57	$0.56	$0.52

Diluted	$0.57	$0.55	$0.51

See notes to consolidated financial statements

East Penn Financial Corporation

Consolidated Statements of Stockholders’ Equity
Years Ended December 31, 2006, 2005 and 2004

	Common Stock	Surplus	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total
	(In Thousands, Except Share Data)

Balance - December 31, 2003	$4,130	$9,218	$7,645	$400	$(1,850)	$19,543

Comprehensive income:
Net income	-	-	3,250	-	-	3,250
Change in unrealized gains (losses) on securities available for sale, net of reclassification adjustment and taxes	-	-	-	(126)	-	(126)

Total Comprehensive Income						3,124

Exercise of stock options (1,400 shares)	1	7	-	-	-	8
Cash dividend of $0.16 per share	-	-	(1,008)	-	-	(1,008)

Balance - December 31, 2004	4,131	9,225	9,887	274	(1,850)	21,667

Comprehensive income:
Net income	-	-	3,503	-	-	3,503
Change in unrealized gains (losses) on securities available for sale, net of reclassification adjustment and taxes	-	-	-	(1,154)	-	(1,154)

Total Comprehensive Income						2,349

Exercise of stock options (3,702 shares)	2	21	-	-	-	23
Cash dividend of $0.19 per share	-	-	(1,198)	-	-	(1,198)

Balance - December 31, 2005	4,133	9,246	12,192	(880)	(1,850)	22,841

Comprehensive income:
Net income	-	-	3,611	-	-	3,611
Change in unrealized gains (losses) on securities available for sale, net of reclassification adjustment and taxes	-	-	-	68	-	68

Total Comprehensive Income						3,679

Income tax benefit of stock options exercised	-	2	-	-	-	2
Exercise of stock options (1,000 shares)	1	5	-	-	-	6
Expense of issuing 13,000 options	-	19	-	-	-	19
Cash dividend of $0.22 per share	-	-	(1,386)	-	-	(1,386)

Balance - December 31, 2006	$4,134	$9,272	$14,417	$(812)	$(1,850)	$25,161

See notes to consolidated financial statements

East Penn Financial Corporation

Consolidated Statements of Cash Flows

	Years Ended December 31,
	2006	2005	2004
	(In Thousands)
Cash Flows from Operating Activities
Net income	$3,611	$3,503	$3,250
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	389	420	498
Provision for depreciation	885	811	654
Compensation expense for stock options	19	-	-
Net amortization of securities premiums and discounts	155	230	308
Net realized gains on sale of foreclosed real estate	(14)	(22)	(61)
Net realized gains from sale of available for sale securities	38	(135)	(47)
Net realized gains from sale of held to maturity securities	(38)	-	-
Net realized commission from sale of credit card portfolio	(302)	-	-
Deferred income taxes	(174)	(85)	129
Proceeds from sale of mortgage loans	11,675	27,272	33,620
Net gain on sale of loans	(177)	(357)	(511)
Loans originated for sale	(10,794)	(26,846)	(33,299)
Earnings on investment in life insurance	(282)	(281)	(299)
(Increase) decrease in accrued interest receivable and other assets	316	(293)	(242)
Increase (decrease) in accrued interest payable and other liabilities	1,404	376	(101)

Net Cash Provided by Operating Activities	6,711	4,593	3,899

Cash Flows from Investing Activities
(Increase) decrease in interest bearing time deposits	500	(500)	200
Purchases of available for sale securities	(10,192)	(6,613)	(11,174)
Proceeds from maturities of and principal repayments on available for sale securities	8,749	13,951	20,307
Proceeds from sales of available for sale securities	5,136	4,250	6,840
Proceeds from maturities of and principal repayments on held to maturity securities	39	2	11
Proceeds from sales of held to maturity securities	1,037	-	-
Proceeds from sale of other real estate owned	41	57	317
Net proceeds from sale of credit card portfolio	1,952	-	-
Net increase in loans	(31,266)	(52,946)	(33,716)
Net (increase) decrease in restricted stock	885	(129)	(890)
Purchases of bank premises and equipment	(1,385)	(2,621)	(1,983)
Investment in Berkshire Bank	(3)	(287)	(326)
Purchase of investment in life insurance	-	-	(1,500)

Net Cash Used in Investing Activities	(24,507)	(44,836)	(21,914)

Cash Flows from Financing Activities
Net increase in deposits	48,325	26,041	18,367
Net increase (decrease) in securities sold under agreements to repurchase	3,099	1,301	(2,163)
Increase (decrease) in short-term borrowings	(3,923)	923	3,000
Proceeds from long-term debt	-	15,000	-
Repayment of long-term debt	(16,000)	-	-
Proceeds from exercise of stock options	6	23	8
Dividends paid	(1,386)	(1,198)	(1,008)

Net Cash Provided by Financing Activities	30,121	42,090	18,204

Net Increase in Cash and Cash Equivalents	12,325	1,847	189

Cash and Cash Equivalents - Beginning	10,629	8,782	8,593

Cash and Cash Equivalents - Ending	$22,954	$10,629	$8,782

See notes to consolidated financial statements

East Penn Financial Corporation

Consolidated Statements of Cash Flows

	Years Ended December 31,
	2006	2005	2004
	(In Thousands)
Supplementary Cash Flow Information
Interest paid	$9,267	$6,828	$5,170

Federal income taxes paid	$815	$1,150	$1,056

Supplemental Schedule of Noncash Investing and Financing Activities
Other real estate acquired in settlement of loans	$-	$42	$-

See notes to consolidated financial statements

East Penn Financial Corporation

Notes to Consolidated Financial Statements

Note 1 - Summary of Significant Accounting Policies

Nature of Operations and Basis of Presentation

On July 1, 2003, East Penn Financial Corporation (the “Company”) completed the reorganization of East Penn Bank (the “Bank”) into the holding company form of ownership. In the reorganization, the Bank became a wholly-owned banking subsidiary of the Company. On July 31, 2003, the Company formed East Penn Statutory Trust (the “Trust”), a Connecticut statutory business trust, for the purpose of issuing $8,000,000 in capital pass-through securities to investors.

The consolidated financial statements include the accounts of the Company and its wholly-owned bank subsidiary. The Bank’s wholly-owned subsidiary is East Penn Mortgage Company. All significant intercompany accounts and transactions have been eliminated.

In January 2003, the Financial Accounting Standards Board issued FASB Interpretation No. 46 (“FIN 46”), “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51,” which was revised in December 2003. This Interpretation provides guidance for the consolidation of variable interest entities (VIEs). The Trust qualifies as a variable interest entity under FIN 46. The Trust issued mandatory redeemable preferred securities, “Trust Preferred Securities,” to third party investors and loaned the proceeds to the Company. The Trust holds, as its sole asset, subordinated debentures issued by the Company.

FIN 46 required the Company to deconsolidate the Trust from the consolidated financial statements as of March 31, 2004. There has been no restatement of prior periods. The impact of this deconsolidation was to increase junior subordinated debentures by $8,248,000 and reduce the mandatory redeemable capital debentures by $8,000,000, which had represented the Trust Preferred Securities of the Trust. The Company’s equity interest in the Trust subsidiary of $248,000, which had previously been eliminated in the consolidation, is now reported in other assets. For regulatory reporting purposes, the Federal Reserve Board has indicated that the Trust Preferred Securities will continue to qualify as Tier I Capital subject to previously specified limitations, until further notice. If the regulators make a determination that Trust Preferred Securities can no longer be considered in regulatory capital, the securities become callable and the Company may redeem them. The adoption of FIN 46 did not have an impact on the Company’s results of operations or liquidity.

The Company provides a variety of financial services, through the Bank, to individuals, small businesses and municipalities through its nine branches located principally in Lehigh County, Pennsylvania. The Bank operates under a state bank charter and provides full banking services. The Bank is subject to regulation by the Pennsylvania Department of Banking and the Federal Deposit Insurance Corporation. The Company is subject to regulation by the Federal Reserve Bank.

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

East Penn Financial Corporation

Notes to Consolidated Financial Statements

Note 1 - Summary of Significant Accounting Policies (Continued)

Estimates (Continued)

Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of deferred tax assets, and the determination of other-than-temporary impairment losses.

Significant Concentrations of Credit Risk

Most of the Company’s activities are with customers located within the Lehigh Valley of Pennsylvania. Note 2 discusses the types of securities that the Company invests in. Note 3 discusses the types of lending that the Company engages in. The Company does not have any significant concentrations in any one industry or customer. Although the Company has a diversified loan portfolio, its debtors’ ability to honor their contracts is influenced by the region’s economy.

Presentation of Cash Flows

For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, interest bearing demand deposits and federal funds sold. Generally, federal funds are sold and purchased for one-day periods.

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

Restricted stock is principally comprised of stock in the Federal Reserve Bank and the Federal Home Loan Bank. Federal law requires a member institution of the Federal Reserve Bank and the Federal Home Loan Bank to hold stock according to a predetermined formula. Also included in restricted stock is Atlantic Central Bankers’ Bank stock, which is the Bank’s main correspondent bank. All restricted stock is recorded at cost.

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

East Penn Financial Corporation

Notes to Consolidated Financial Statements

Note 1 - Summary of Significant Accounting Policies (Continued)

Securities (Continued)

Declines in the fair value of held to maturity and available for sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. In estimating other-than-temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

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

The accrual of interest is generally discontinued when the contractual payment of principal or interest has become 90 days past due or management has serious doubts about further collectibility of principal or interest, even though the loan is currently performing. A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well secured. When a loan is placed on nonaccrual status, unpaid interest credited to income in the current year is reversed and unpaid interest accrued in prior years is charged against the allowance for loan losses. Interest received on nonaccrual loans generally is either applied against principal or reported as interest income, according to management’s judgment as to the collectibility of principal. Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time and the ultimate collectibility of the total contractual principal and interest is no longer in doubt.

Allowance for Loan Losses

The allowance for loan losses is established through provisions for loan losses charged against income. Loans deemed to be uncollectible are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is maintained at a level considered adequate to provide for losses that can be reasonably anticipated. Management’s periodic evaluation of the adequacy of the allowance is based on known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions and other relevant factors. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

East Penn Financial Corporation

Notes to Consolidated Financial Statements

Note 1 - Summary of Significant Accounting Policies (Continued)

Allowance for Loan Losses (Continued)

The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as either doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial, construction and tax exempt loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price or the fair value of the collateral if the loan is collateral dependent.

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

East Penn Financial Corporation

Notes to Consolidated Financial Statements

Note 1 - Summary of Significant Accounting Policies (Continued)

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

Bank Owned Life Insurance

The Company invests in bank owned life insurance (BOLI) as a source of funding for employee benefit expenses. BOLI involves the purchasing of life insurance by the Company on a chosen group of employees. The Company is the owner and beneficiary of the policies. The life insurance investment is carried at the cash surrender value of the underlying policies. Income generated from the increase in cash surrender value of the policies is included in other income on the income statement. As of December 31, 2006 and 2005, approximately $262,000 and $252,000, respectively, of BOLI is used to fund the Nonqualified Supplemental Executive Retirement Plan discussed in Note 12.

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

Off-Balance Sheet Financial Instruments

In the ordinary course of business, the Company has entered into off-balance sheet financial instruments consisting of commitments to extend credit and letters of credit. Such financial instruments are recorded in the consolidated balance sheets when they are funded.

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

East Penn Financial Corporation

Notes to Consolidated Financial Statements

Note 1 - Summary of Significant Accounting Policies (Continued)

Earnings per Common Share (Continued)

The following table shows the amounts used in computing earnings per share for the years ended December 31, 2006, 2005 and 2004:

	Income Numerator	Common Shares Denominator	EPS
	(In Thousands, Except per Share Data)
2006:
Basic EPS	$3,611	6,304	$0.57
Dilutive effect of potential common stock, stock options	-	18	-
Diluted EPS	$3,611	6,322	$0.57

2005:
Basic EPS	$3,503	6,303	$0.56
Dilutive effect of potential common stock, stock options	-	20	(0.01)
Diluted EPS	$3,503	6,323	$0.55

2004:
Basic EPS	$3,250	6,300	$0.52
Dilutive effect of potential common stock, stock options	-	18	(0.01)
Diluted EPS	$3,250	6,318	$0.51

Comprehensive Income

Accounting principles generally accepted in the United States of America require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the equity section of the consolidated balance sheet, such items, along with net income, are components of comprehensive income.

The components of other comprehensive income and related tax effects for the years ended December 31, 2006, 2005 and 2004 are as follows:

	2006	2005	2004
	(In Thousands)
Unrealized holding gains (losses) on available for sale securities	$103	$(1,616)	$(144)
Less reclassification adjustment for gains realized in net income	-	(135)	(47)
Net Unrealized Gains (Losses)	103	(1,751)	(191)
Tax effect	35	597	65
Net of Tax Amount	$68	$(1,154)	$(126)

East Penn Financial Corporation

Notes to Consolidated Financial Statements

Note 1 - Summary of Significant Accounting Policies (Continued)

Stock-Based Compensation

Prior to January 1, 2006, the Company’s stock option plan was accounted for under the recognition and measurement provisions of APB Opinion No. 25 (Opinion 25), Accounting for Stock issued to Employees, and related Interpretations, as permitted by FASB Statement No. 123, Accounting for Stock Based Compensation (as amended by SFAS No. 148, Accounting for Stock-Based Compensation Transition and Disclosure) (collectively SFAS 123). No stock-based employee compensation cost was recognized in the Company’s consolidated statements of income through December 31, 2005, as all options granted under the plan had an exercise date equal to the market value of the underlying common stock on the date of grant. Effective January 1, 2006, the Company adopted the fair value recognition provisions of FASB Statement No. 123(R), Share-Based Payment (SFAS 123(R)), using the modified-prospective transition method. Under this transition method, compensation cost recognized in 2006 includes: (a) compensation cost for all share-based payments granted prior to, but not yet vested as of January 1, 2006 based on the grant-date fair value calculated in accordance with the original provisions of SFAS 123, and (b) compensation cost for all share-based payments granted subsequent to December 31, 2005, based on a grant-date fair value estimated in accordance with the provisions of SFAS 123(R). As of December 31, 2005, there were no unvested options. On May 18, 2006, 13,000 options to purchase common stock were granted to directors. Since the options have a six-month vesting period, the Company had 13,000 stock options fully vested as of December 31, 2006, with related compensation costs totaling $19,000. The cost was recognized monthly on a straight-line basis over the six-month vesting period.

As a result of adopting SFAS 123(R) on January 1, 2006, the Company’s earnings before income taxes for the twelve months ended December 31, 2006 were $19,000 lower than if the granting of the options had continued to be accounted for as share-based compensation under Opinion 25.

The table below illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of SFAS 123 to options granted under the Company’s stock option plan for the years ended December 31, 2005 and 2004. For purposes of this pro forma disclosure, the value of the options is estimated using the Black-Scholes option-pricing model and is being amortized to expense over the options’ six month vesting periods.

	2005	2004
	(In Thousands, Except per Share Amounts)
Net income as reported	$3,503	$3,250
Total stock-based compensation cost, net of tax, that would have been included in the determination of net income if the fair value based method had been applied to all awards	(87)	(195)

Pro forma net income	$3,416	$3,055

Basic earnings per share:
As reported	$0.56	$0.52
Pro forma	$0.54	$0.48

Diluted earnings per share:
As reported	$0.55	$0.51
Pro forma	$0.54	$0.48

East Penn Financial Corporation

Notes to Consolidated Financial Statements

Note 1 - Summary of Significant Accounting Policies (Continued)

Stock-Based Compensation (Continued)

The fair value of each option grant is estimated using the Black-Scholes option-pricing model with the following weighted-average assumptions for 2006, 2005 and 2004, respectively: risk-free interest rate of 5.08%, 3.90%, and 4.3%, volatility of 0.09, 0.15, and 0.23, dividend yield of 2.36%, 1.93%, and 2.33%, and an expected life of 7 years. The weighted-average fair value of options granted was $1.44 per share in 2006, $1.77 per share in 2005, and $2.14 per share in 2004.

Segment Reporting

The Company acts as an independent community financial services provider, and offers traditional banking and related financial services to individual, business and government customers. Through its branch, online banking and automated teller machine network, the Company offers a full array of commercial and retail financial services, including the taking of time, savings and demand deposits; the making of commercial, consumer and mortgage loans; and the providing of other financial services.

Management does not separately allocate expenses, including the cost of funding loan demand, between the commercial and retail operations of the Company. As such, discrete financial information is not available and segment reporting would not be meaningful.

New Accounting Standards

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments” (“SFAS No. 155”).   SFAS No. 155 amends FASB Statement No. 133 and FASB Statement No. 140, and improves the financial reporting of certain hybrid financial instruments by requiring more consistent accounting that eliminates exemptions and provides a means to simplify the accounting for these instruments.  Specifically, SFAS No. 155 allows financial instruments that have embedded derivatives to be accounted for as a whole (eliminating the need to bifurcate the derivative from its host) if the holder elects to account for the whole instrument on a fair value basis.  SFAS No. 155 is effective for all financial instruments acquired or issued after the beginning of an entity's first fiscal year that begins after September 15, 2006. The Company is required to adopt the provisions of SFAS No. 155, as applicable, beginning in fiscal year 2007. Management does not believe the adoption of SFAS No. 155 will have a material impact on the Company’s consolidated financial position and results of operations.

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets - An Amendment of FASB Statement No. 140” (“SFAS 156”). SFAS 156 requires that all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable. The statement permits, but does not require, the subsequent measurement of servicing assets and servicing liabilities at fair value. SFAS 156 is effective as of the beginning of an entity’s first fiscal year that begins after September 15, 2006, which for the Company will be as of the beginning of fiscal 2007. The Company does not believe that the adoption of SFAS 156 will have a significant effect on its consolidated financial statements.

In February 2006, the FASB issued Staff Position No. FAS 123(R)-4, “Classification of Options and Similar Instruments Issued as Employee Compensation That Allow for Cash Settlement upon the Occurrence of a Contingent Event”. This position amends SFAS 123(R) to incorporate that a cash settlement feature that can be exercised only upon the occurrence of a contingent event that is outside the employee’s control does not meet certain conditions in SFAS 123(R) until it becomes probable that the event will occur. The guidance in this FASB Staff Position shall be applied upon initial adoption of Statement 123(R). The adoption of this FASB Staff Position did not have a material impact on the Company’s consolidated financial statements.

East Penn Financial Corporation

Notes to Consolidated Financial Statements

Note 1 - Summary of Significant Accounting Policies (Continued)

New Accounting Standards (Continued)

In October 2006, the FASB issued FASB Staff Position No. 123(R)-5, “Amendment of FASB Staff Position FAS 123(R)-1” (“FSP 123(R)-5”). FSP 123(R)-5 amends FSP 123(R)-1 for equity instruments that were originally issued as employee compensation and then modified, with such modification made solely to reflect an equity restructuring that occurs when the holders are no longer employees. The new guidance is effective for the Company in the 2007 fiscal year. The adoption of FSP 123(R)-5 will not have a material impact on its consolidated financial condition, results of operations or cash flows.

In July 2006, the FASB issued FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes”. The interpretation clarifies the accounting for uncertainty in income taxes recognized in a company's financial statements in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes”. Specifically, the pronouncement prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The interpretation also provides guidance on the related derecognition, classification, interest and penalties, accounting for interim periods, disclosure and transition of uncertain tax positions. The interpretation is effective for fiscal years beginning after December 15, 2006. The Company does not anticipate a significant impact from this new pronouncement on its consolidated financial statements.

In September 2006, the FASB issued FASB Statement No. 157, Fair Value Measurements, which defines fair value, establishes a framework for measuring fair value under GAAP, and expands disclosures about fair value measurements. FASB Statement No. 157 applies to other accounting pronouncements that require or permit fair value measurements. The new guidance is effective for financial statements issued for fiscal years beginning after November 15, 2007, and for interim periods within those fiscal years. We are currently evaluating the potential impact, if any, of the adoption of FASB Statement No. 157 on our consolidated financial position, results of operations and cash flows.

On September 13, 2006, the Securities and Exchange Commission “SEC” issued Staff Accounting Bulletin No. 108 (“SAB 108”). SAB 108 provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a potential current year misstatement. Prior to SAB 108, companies might evaluate the materiality of financial statement misstatements using either the income statement or balance sheet approach, with the income statement approach focusing on new misstatements added in the current year, and the balance sheet approach focusing on the cumulative amount of misstatement present in a company’s balance sheet. Misstatements that would be material under one approach could be viewed as immaterial under another approach, and not be corrected. SAB 108 now requires that companies view financial statement misstatements as material if they are material according to either the income statement or balance sheet approach. The Company has analyzed SAB 108 and determined that upon adoption, it will have no impact on the reported consolidated results of operations or financial condition.

East Penn Financial Corporation

Notes to Consolidated Financial Statements

Note 2 - Securities

The amortized cost and approximate fair value of securities as of December 31, 2006 and 2005 are summarized as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In Thousands)
Available for Sale Securities:
December 31, 2006:
U.S. Government agencies and corporations	$1,000	$-	$(34)	$966
States and political subdivisions	21,990	167	(75)	22,082
Mortgage-backed and asset-backedsecurities	40,699	6	(1,259)	39,446
Other	7,291	76	(107)	7,260
Equity securities	643	12	(17)	638

	$71,623	$261	$(1,492)	$70,392

Available for Sale Securities:
December 31, 2005:
U.S. Government agencies and corporations	$1,000	$-	$(37)	$963
States and political subdivisions	19,009	354	(229)	19,134
Mortgage-backed and asset-backed securities	47,543	6	(1,273)	46,276
Other	7,316	31	(183)	7,164
Equity securities	643	8	(13)	638

	$75,511	$399	$(1,735)	$74,175

Held to Maturity Securities:
December 31, 2006:	$-	$-	$-	$-
States and political subdivisions	-	-	-	-
Asset-backed securities	-	-	-	-

	$-	$-	$-	$-

December 31, 2005:
States and political subdivisions	$998	$86	$-	$1,084
Asset-backed securities	40	-	-	40

	$1,038	$86	$-	$1,124

East Penn Financial Corporation

Notes to Consolidated Financial Statements

Note 2 - Securities (Continued)

The amortized cost and fair value of securities as of December 31, 2006, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because the borrowers may have the right to prepay obligations with or without any penalties.

	Available for Sale
	Amortized Cost	Fair Value
	(In Thousands)
Due in one year or less	$250	$250
Due after one year through five years	5,160	5,052
Due after five years through ten years	3,898	3,840
Due after ten years	20,973	21,166

	30,281	30,308
Mortgage-backed and asset-backed securities	40,699	39,446
Equity securities	643	638

	$71,623	$70,392

For the years ended December 31, 2006, 2005 and 2004, gross realized gains on sales of securities were $137,000, $217,000 and $84,000, respectively, while gross realized losses on those sales were $137,000, $82,000 and $37,000, respectively.

The Company generally intends to hold its investment securities to maturity. At December 31, 2006 all the securities in the portfolio are classified as available for sale, with new purchases generally placed in this category. As part of the Company’s strategy to reduce some of the future risk inherent within the investment portfolio, the Company sold, during the second quarter of 2006, the balance of its held to maturity securities, which totaled $1,026,000, at a gain of $38,000. Securities in the available for sale category are accounted for at fair value with unrealized appreciation or depreciation, net of tax, reported as a separate component of stockholders’ equity.

Securities with a carrying value of $24,706,000 and $20,305,000 at December 31, 2006 and 2005, respectively, were pledged as collateral to secure securities sold under agreements to repurchase and public deposits.

East Penn Financial Corporation

Notes to Consolidated Financial Statements

Note 2 - Securities (Continued)

The following tables show the Company’s investments’ gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2006 and 2005:

	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(In Thousands)
December 31, 2006:
U.S. Government agencies and corporations	$-	$-	$966	$(34)	$966	$(34)
State and political subdivisions	2,787	(2)	2,447	(72)	5,234	(74)
Mortgage-backed and asset-backed securities	1,619	(11)	36,600	(1,248)	38,219	(1,259)
Other	1,099	(33)	3,836	(74)	4,935	(107)
Equity securities	-	-	482	(18)	482	(18)

	$5,505	$(46)	$44,331	$(1,446)	$49,836	$(1,492)

December 31, 2005:
U.S. Government agencies and corporations	$-	$-	$963	$(37)	$963	$(37)
State and political subdivisions	4,154	(58)	4,006	(171)	8,160	(229)
Mortgage-backed and asset-backed securities	16,647	(348)	28,763	(925)	45,410	(1,273)
Other	3,420	(153)	838	(30)	4,258	(183)
Equity securities	-	-	487	(13)	487	(13)

	$24,221	$(559)	$35,057	$(1,176)	$59,278	$(1,735)

At December 31, 2006 and 2005, the Company had 82 and 93 securities, respectively, in an unrealized loss position. Securities with unrealized loss positions listed in this disclosure do not represent impairments that are other than temporary. While the majority of the securities shown are debt securities comprised of U.S. government agency obligations, also included are debt securities issued by municipalities and domestic corporations. The temporary loss position associated with debt securities is the result of changes in interest rates relative to the coupon of the individual security, where the decline in market value is attributable to changes in interest rates and not credit quality. The loss on the equity securities is related to the Company’s community development investment in a qualified Community Reinvestment Act (“CRA”) mutual fund. This fund invests in fixed income securities that finance affordable housing, taxable municipal bonds and small business association loans. The temporary loss position associated with this equity investment is the result of changes in interest rates and not credit quality. Since the Company has the ability and intent to hold these investments until a recovery of fair value, which may be at maturity, the Company does not consider these investments to be other than temporarily impaired.

East Penn Financial Corporation

Notes to Consolidated Financial Statements

Note 3 - Loans Receivable and Allowance for Loan Losses

The components of loans receivable at December 31, 2006 and 2005 is as follows:

	2006	2005
	(In Thousands)
Commercial	$74,386	$67,117
Commercial real estate	123,902	117,614
Residential real estate	44,914	38,162
Real estate, construction	1,016	2,662
Tax exempt	25,805	21,200
Home equity	48,039	40,749
Other consumer	4,738	5,883

	322,800	293,387
Allowance for loan losses	(3,258)	(3,072)

	$319,542	$290,315

Loans serviced for Federal Home Loan Bank of Pittsburgh are not included in the consolidated balance sheets. The unpaid principal balances of those loans were $4,991,000 and $5,554,000 as of December 31, 2006 and 2005, respectively.

The following table presents changes in the allowance for loan losses for the years ended December 31:

	Years Ended December 31,
	2006	2005	2004
	(In Thousands)
Balance, beginning	$3,072	$2,838	$2,403
Provision for loan losses	389	420	498
Loans charged off	(238)	(206)	(80)
Recoveries	35	20	17

Balance, ending	$3,258	$3,072	$2,838

The recorded investment in impaired loans, not requiring an allowance for loan losses, was $52,000 and $18,000 at December 31, 2006 and 2005, respectively. The recorded investment in impaired loans requiring an allowance for loan losses was $96,000 and $242,000 at December 31, 2006 and 2005, respectively. At December 31, 2006 and 2005, the related allowance for loan losses associated with these loans was $36,000 and $182,000, respectively. For the years ended December 31, 2006, 2005 and 2004, the average recorded investment of impaired loans was $241,000, $430,000, and $526,000, respectively. The Company recognizes income on impaired loans under the cash basis when the collateral on the loan is sufficient to cover the outstanding obligation to the Company. No interest income was recognized for the time that the loans were impaired during 2006, 2005 and 2004.

East Penn Financial Corporation

Notes to Consolidated Financial Statements

Note 3 - Loans Receivable and Allowance for Loan Losses (Continued)

Loans on which the accrual of interest has been discontinued amounted to approximately $429,000 and $610,000 at December 31, 2006 and 2005, respectively. Loan balances past due 90 days or more and still accruing interest, but which management expects will eventually be paid in full, amounted to $6,000 and $19,000 at December 31, 2006 and 2005, respectively.

Effective November 30, 2006, the Bank sold its credit card portfolio, which totaled $1,650,000, to Elan Financial Services (“Elan”). Under the Credit Card Account Purchase Agreement, the credit card balances were sold to Elan with no recourse. Included in the proceeds of the sale, the Bank received a gross commission of $330,000, which is the equivalent of 20% of the outstanding credit card balances as of the sale date. Although the Bank received the proceeds of the sale in 2006, the actual conversion of the card balances is not expected to occur until July 2007. In anticipation of this conversion, the Bank accrued an estimated $28,000 in expenses to cover the deconversion cost. Because of the delay in the conversion, the Bank entered into an Interim Servicing Agreement with Elan. Under this agreement, the Bank is required to provide Elan with the credit card transaction details until the balances are finally converted onto Elan’s records. In return Elan will compensate the Bank for its servicing with a monthly fee equivalent to $3.00 per active credit card account. The Bank also entered into a Joint Marketing Agreement with Elan which will be effective for five years. Under this agreement, Elan will offer Bank customers its credit card plan and the Bank will assist Elan by promoting their plan to existing cardholders and soliciting new cardholders. As part of this agreement, the Bank will receive the equivalent of 17% of the monthly credit card interchange fee income as well as $25 for every new credit account that is referred to and opened by Elan.

Note 4 - Bank Premises and Equipment

The components of bank premises and equipment at December 31, 2006 and 2005 are as follows:

	2006	2005
	(In Thousands)
Land	$2,210	$2,210
Land improvements	268	268
Buildings and building improvements	7,636	6,840
Furniture, fixtures and equipment	3,491	3,077
Computer equipment and software	909	781

	14,514	13,176
Accumulated depreciation	(4,694)	(3,856)

	$9,820	$9,320

Depreciation expense was $885,000, $811,000, and $654,000, for the years ended December 31, 2006, 2005 and 2004, respectively.

The Company has signed agreements to purchase property intended to be developed for a future branch site. The total cost associated with these projects is approximately $145,000.

East Penn Financial Corporation

Notes to Consolidated Financial Statements

Note 5 - Investment in Bank

On September 23, 2003, the Company purchased 141,300 shares of common stock of a de novo bank, named Berkshire Bank, located in Wyomissing, Pennsylvania. The amount of the investment was $1,413,000 at September 30, 2003. On October 22, 2003, the Company purchased an additional 12,123 shares for $121,000 for a total investment of $1,534,000. In consideration of the combined ownership of Berkshire Bank common stock by the Company and its directors and officers, the aggregate ownership percentage was 19.9% as of the 2003 year end, which was in accordance with the terms of a Stock Subscription and Purchase Agreement between Berkshire Bank and the Company. Berkshire Bank announced a 5-for-4 stock split, effected in the form of a 25% stock dividend, payable July 22, 2004. This resulted in the Company receiving an additional 38,355 shares. On September 1, 2004, Berkshire Bank commenced a three-phase common stock offering effective through March 31, 2005. The offering price of the stock during the first two phases was $10.50 per share through October 31, 2004 and $11.00 per share thereafter. In order to maintain its level of investment in Berkshire Bank, on November 19, 2004, the Company purchased an additional 30,628 shares at $10.50 per share and 26,491 shares at $11.00 per share, respectively. On July 21, 2005, Berkshire Bank announced the payment of a 5-for-4 stock split, effected in the form of a 25% stock dividend, payable August 19, 2005, which resulted in an additional 62,224 shares. Pursuant to a Plan of Reorganization and a Plan of Merger (the “Plan”), a holding company named Berkshire Bancorp, Inc. was formed and effective September 1, 2006. The Plan provided for the one-for-one exchange of shares of common stock of Berkshire Bank for shares of common stock of Berkshire Bancorp, Inc. In accordance with its equivalent 19.9% ownership, the Company exchanged one-for-one the common stock shares of Berkshire Bank for the equivalent common stock shares of Berkshire Bancorp, Inc. Berkshire Bancorp, Inc. announced a 5-for-4 stock dividend as of a record date of September 14, 2006, which resulted in the issuance of 77,780 additional shares of common stock on September 30, 2006. On November 9, 2006, the Company purchased an additional 256 shares in order to maintain its 19.9% aggregate investment in Berkshire Bancorp, Inc. The Company’s total investment in Berkshire Bancorp, Inc. was $2,150,000 as of December 31, 2006 represented by 389,157 shares, or 18.2% of Berkshire Bancorp’s Inc. outstanding shares of common stock. The Company’s investment in Berkshire Bancorp, Inc. combined with that of its directors and officers remained at 19.9% as of December 31, 2006.

The Company, under a passive investment agreement approved by its regulators, has agreed not to (1) solicit proxies with respect to any voting securities of Berkshire Bancorp, Inc. or influence the manner in which any other shareholder of Berkshire Bancorp, Inc. votes any voting securities of Berkshire Bancorp, Inc.; (2) cause any voting securities of Berkshire Bancorp, Inc. to be subject to a voting trust; (3) cause Berkshire Bancorp, Inc. to become a subsidiary of the Company; (4) have any designated representative serve or act as an officer, director, employee, or agent of Berkshire Bancorp, Inc.; (5) propose any person for election as a director of Berkshire Bancorp, Inc.; (6) attempt to influence: the dividend policies or practices of Berkshire Bancorp, Inc.; the investment loan, or credit decision policies; the pricing of services; personnel decisions; operations activities (including, without limitation, the location of any offices or branches or their hours of operation or other similar activities or decisions); (7) exercise or seek to exercise any controlling influence over the management or policies of Berkshire Bancorp, Inc.; (8) enter into any other banking or non-banking transactions with Berkshire Bancorp, Inc., except the Company may establish and maintain deposit accounts with Berkshire Bancorp, Inc., provided that the aggregate balance of all such deposit accounts does not exceed $500,000 and that the accounts are maintained on substantially the same terms as those prevailing for comparable accounts of persons unaffiliated with Berkshire Bancorp, Inc. Based upon the limitations imposed by this agreement, the Company is considered to be a passive investor. Accordingly, the investment in Berkshire Bancorp, Inc. is accounted for under the cost method of accounting and is included in other assets.

East Penn Financial Corporation

Notes to Consolidated Financial Statements

Note 6 - Deposits

The components of deposits at December 31, 2006 and 2005 were as follows:

	2006	2005
	(In Thousands)
Demand, non-interest bearing	$46,110	$44,257
Demand, interest bearing	102,937	115,844
Savings	39,118	42,385
Time, $100,000 and over	40,010	20,093
Time, other	144,456	101,727

	$372,631	$324,306

At December 31, 2006, the scheduled maturities of time deposits are as follows (in thousands):

2007	$144,706
2008	34,419
2009	2,688
2010	1,720
2011	723
Thereafter	210

$184,466

Note 7 - Securities Sold under Agreements to Repurchase

Securities sold under agreements to repurchase generally mature within a few days from the transaction date. Securities sold under agreements to repurchase are reflected at the amount of cash received in connection with the transaction. Securities sold under these agreements are retained under the Company’s control at its safekeeping agent. The Company may be required to provide additional collateral based on the fair value of the underlying securities. Information concerning securities sold under agreements to repurchase for the years ended December 31, 2006, 2005 and 2004 is summarized as follows:

	2006	2005	2004
	(Dollars in Thousands)
Balance outstanding at December 31,	$6,749	$3,650	$2,349
Weighted average interest rate at the end of the year	2.2%	2.1%	0.7%
Average daily balance during the year	$5,333	$3,322	$4,066
Weighted average interest rate during the year	2.2%	1.3%	0.7%
Maximum month-end balance during the year	$6,749	$4,250	$5,165

East Penn Financial Corporation

Notes to Consolidated Financial Statements

Note 8 - Borrowings

The Bank has a maximum borrowing capacity with the Federal Home Loan Bank of approximately $150,066,000, of which $24 million was outstanding at December 31, 2006 in fixed rate term borrowings. As of December 31, 2005, $40 million was outstanding in fixed rate borrowings.

Federal Home Loan Bank fixed rate advances at December 31, 2006 and 2005 consist of the following:

Maturity	Rate	2006	2005
		(Dollars in Thousands)
February 6, 2006	3.55	$-	$5,000
May 5, 2006	3.64	-	5,000
November 28, 2006	2.80	-	6,000
May 7, 2007	3.89	5,000	5,000
November 28, 2007	3.43	7,000	7,000
May 5, 2008	4.03	5,000	5,000
November 28, 2008	3.78	7,000	7,000

Total		$24,000	$40,000

Advances from the Federal Home Loan Bank are secured by qualifying assets of the Bank, which include Federal Home Loan Bank stock, mortgage-backed securities and first mortgage loans.

In addition, the Bank has a $5,000,000 line of credit with another financial institution, which is used to purchase federal funds. At December 31, 2006, no borrowings were outstanding under this line of credit.

Note 9 - Mandatory Redeemable Capital and Junior Subordinated Debentures

On July 31, 2003, the Trust, a Connecticut statutory business trust and a wholly-owned subsidiary of the Company, issued $8 million of capital trust pass-through securities to investors. The securities have a fixed rate of 6.80% through September 17, 2008 and a floating rate of the three month LIBOR plus 3.10% after September 17, 2008. The Trust purchased $8,248,000 of junior subordinated deferrable interest debentures from the Company. The debentures are the sole asset of the Trust. The terms of the junior subordinated debentures are the same as the terms of the capital securities. The Company has also fully and unconditionally guaranteed the obligations of the Trust under the capital securities. The capital securities are redeemable by the Company on or after September 17, 2008, at par, or earlier if the deduction of related interest for federal income taxes is prohibited, classification as Tier I Capital is no longer allowed or certain other contingencies arise. The capital securities must be redeemed upon final maturity of the subordinated debentures on September 17, 2033. Financing costs of $240,000 related to the Company’s issuance of mandatory redeemable capital debentures are being amortized and are included in other assets. Proceeds totaling $4.3 million were contributed to the capital of the Bank, with the balance of $3,900,000 retained at the holding company.

East Penn Financial Corporation

Notes to Consolidated Financial Statements

Note 10 - Lease Commitments and Total Rental Expense

The Company leases land for a branch location with fixed annual lease payments for the first five years and escalation provisions for the remaining fifteen years, expiring in 2017. The lease contains renewal options for a period up to an additional ten years. The Company also leases the premises for three other branch locations and a loan production office under operating lease agreements, expiring in 2008, 2009, 2010 and 2015, respectively. Two of the branch leases contain one additional five-year option while one of the branch leases contains two additional five-year options. The Company leases parking spaces and storage units for record retention on a month-to-month basis.

Future minimum lease payments by year and in the aggregate, under noncancellable operating leases with initial or remaining terms of one year or more, consisted of the following at December 31, 2006 (in thousands):

2007	$261,000
2008	245,000
2009	242,000
2010	200,000
2011	192,000
Thereafter	872,000

$2,012,000

The total rental expense included in the consolidated statements of income for the years ended December 31, 2006, 2005 and 2004 is $278,000, $196,000, and $231,000, respectively.

Note 11 - Stockholders’ Equity

In June 2002, the Bank implemented a Dividend Reinvestment and Stock Purchase Plan. Upon reorganization of the Bank into the holding company in July 2003, the Company adopted the Plan. The Plan, which is available to all stockholders, permits participants in the Plan to automatically reinvest cash dividends on all of their shares and to make quarterly voluntary cash contributions from a minimum of $50 to a maximum of $5,000 each calendar quarter. Participation in the Plan is entirely voluntary so that stockholders may join the Plan or terminate their participation in the Plan at any time. Under the terms of the Plan, the Company is authorized to issue up to 250,000 shares of its common stock. However, the Company intends to direct that the Plan Administrator purchase shares of the Company’s common stock in the open market. In 2006, 2005, and 2004, all dividend reinvestment shares were purchased in the open market.

The Company has two stock option plans, the 1999 Independent Directors Stock Option Plan for the benefit of nonemployee directors and the 1999 Stock Incentive Plan for the benefit of officers and key employees. The Company has reserved 120,000 shares for the Directors Plan and 280,000 shares for the Incentive Plan. As of December 31, 2006, there were 35,000 shares for the Directors Plan and 150,750 shares for the Incentive Plan remaining to be granted. Awards under the Incentive Plan may be in the form of stock options, stock appreciation rights or restricted stock and are granted at the discretion of the Board of Directors. Under the Directors Plan, each non-employee director of the Company is annually granted an option to purchase 1,000 shares of common stock. Stock options granted under the Plans have an exercise price equal to the fair market value of the common stock at the date of grant and are exercisable six months from the date of grant.

East Penn Financial Corporation

Notes to Consolidated Financial Statements

Note 11 - Stockholders’ Equity (Continued)

The following summarizes changes in stock options outstanding under both of the Plans for the years ended December 31, 2006, 2005 and 2004:

	2006		2005		2004
	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price

Outstanding, beginning of year	201,598	$8.16	206,200	$8.06	84,100	$7.15
Granted	13,000	$9.00	11,000	$9.25	129,250	$8.69
Exercised	(1,000)	$5.80	(3,702)	$6.20	(1,400)	$5.80
Forfeited	(10,350)	$8.40	(11,900)	$8.22	(5,750)	$8.54

Outstanding, end of year	203,248	$8.21	201,598	$7.65	206,200	$8.06

Exercisable, at end of year	203,248	$8.21

Stock options outstanding at December 31, 2006 are exercisable at prices ranging from $5.00 to $11.00 per share. The weighted-average remaining contractual life of those options is approximately 6.6 years.

The total intrinsic value of outstanding stock options, all of which are exercisable, was $115,121 at December 31, 2006. The total intrinsic value of stock options exercised was $2,000 for the year ended December 31, 2006.

Note 12 - Employee Benefit Plans

The Company has a 401(k) deferred contribution salary deferral plan which covers substantially all full-time employees. The Plan provides for contributions by the Company in such amounts as its Board of Directors shall determine. The amount charged to expense for the years ended December 31, 2006, 2005 and 2004 was $104,000, $90,000, and $67,000, respectively.

The Company has a Nonqualified Supplemental Executive Retirement Plan for its chief executive officer, which provides a retirement benefit. The Plan is funded by life insurance. For the years ended December 31, 2006, 2005 and 2004, $101,000, $63,000, and $55,000, respectively, was charged to expense in connection with the Plan.

Note 13 - Other Operating Expenses

Other operating expenses include the following significant items for the years ended December 31, 2006, 2005 and 2004:

	2006	2005	2004
	(In Thousands)

Advertising and sales promotion	$288	$388	$207
Professional fees	368	322	291
Postage	201	188	194
Telephone	206	258	222
ATM fees	288	375	324

East Penn Financial Corporation

Notes to Consolidated Financial Statements

Note 14 - Income Taxes

The components of income tax expense for the years ended December 31, 2006, 2005 and 2004 are as follows:

	2006	2005	2004
	(In Thousands)

Current	$1,107	$1,099	$893
Deferred	(174)	(85)	129

	$933	$1,014	$1,022

A reconciliation of the statutory income tax at a rate of 34% to the income tax expense included in the statements of income for the years ended December 31, 2006, 2005 and 2004 is as follows:

	2006		2005		2004
	Amount	% of Pretax Income	Amount	% of Pretax Income	Amount	% of Pretax Income
	(Dollars in Thousands)

Federal income tax at statutory rate	$1,545	34%	$1,536	34%	$1,452	34%
Tax-exempt interest	(530)	(11)	(432)	(10)	(333)	(8)
Income from life insurance	(97)	(2)	(96)	(2)	(102)	(2)
Other	15	-	6	-	5	-

	$933	21%	$1,014	22%	$1,022	24%

The income tax provision includes $13,000, $46,000, and $16,000, in 2006, 2005 and 2004, respectively, of income tax expense related to net realized securities gains.

East Penn Financial Corporation

Notes to Consolidated Financial Statements

Note 14 - Income Taxes (Continued)

Net deferred tax assets consisted of the following components as of December 31, 2006 and 2005:

	2006	2005
	(In Thousands)
Deferred tax assets:
Allowance for loan losses	$1,048	$994
Deferred compensation	119	84
Bank premises and equipment	97	11
Unrealized losses on securities available for sale	419	456
Other	6	6

Total Deferred Tax Assets	1,689	1,551

Deferred tax liabilities:
Prepaid expenses	(128)	(157)
Deferred loan costs	(238)	(220)
Other	(12)	-

Total Deferred Tax Liabilities	(378)	(377)

Net Deferred Tax Assets	$1,311	$1,174

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

Note 15 - Transactions with Executive Officers, Directors and Principal Stockholders

The Company has had, and may be expected to have in the future, banking transactions in the ordinary course of business with directors, executive officers, principal stockholders, their immediate families and affiliated companies (commonly referred to as related parties), on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others. At December 31, 2006 and 2005, these persons were indebted to the Company for loans totaling $3,584,000 and $3,871,000, respectively. During 2006, $482,000 of new loans were made and repayments totaled $769,000.

East Penn Financial Corporation

Notes to Consolidated Financial Statements

Note 16 - Financial Instruments with Off-Balance Sheet Risk

The Company is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and letters of credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated balance sheets.

The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

A summary of the Company's financial instrument commitments at December 31, 2006 and 2005 is as follows:

	2006	2005
	(In Thousands)
Commitments to grant loans	$5,286	$6,519
Unfunded commitments under lines of credit	66,114	74,095
Standby letters of credit	4,791	684

	$76,191	$81,298

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

Outstanding letters of credit written are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The majority of these standby letters of credit expire within the next twelve months. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending other loan commitments. The Company requires collateral supporting these letters of credit as deemed necessary. The maximum undiscounted exposure related to those commitments at December 31, 2006 was $4,791,000. Management believes that the proceeds obtained through a liquidation of such collateral would be sufficient to cover the maximum potential amount of future payments required under the corresponding guarantees. The current amounts of the liability as of December 31, 2006 and 2005 for guarantees under standby letters of credit issued is not material.

East Penn Financial Corporation

Notes to Consolidated Financial Statements

Note 17 - Regulatory Matters

The Bank is required to maintain cash reserve balances in vault cash and with the Federal Reserve Bank. The required reserve balance at December 31, 2006 and 2005 was $185,000 and $3,533,000, respectively.

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk-weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth below) of total and Tier l capital (as defined in the regulations) to risk-weighted assets and of Tier l capital to average assets. Management believes, as of December 31, 2006, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 2006, the most recent notification from the Federal Reserve Bank categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank’s category.

The following table presents the risk-based and leverage capital amounts and ratios at December 31, 2006 and 2005 for the Company and the Bank:

	Actual		For Capital Adequacy Purposes			To be Well Capitalized under Prompt Corrective Action Provisions
	Amount	Ratio	Amount		Ratio	Amount	Ratio
	(Dollars in Thousands)
As of December 31, 2006:
Total capital (to risk-weighted assets):
Consolidated	$37,219	10.91%	$	> 27,300	>8.0%	N/A	N/A
East Penn Bank	34,450	10.18		> 27,081	>8.0	$ >33,851	>10.0%
Tier 1 capital (to risk-weighted assets):
Consolidated	33,961	9.95		> 13,650	>4.0	N/A	N/A
East Penn Bank	31,192	9.21		> 13,540	>4.0	>20,310	>6.0
Tier 1 capital (to average assets):
Consolidated	33,961	7.79		> 17,430	>4.0	N/A	N/A
East Penn Bank	31,192	7.21		> 17,315	>4.0	>21,644	>5.0

As of December 31, 2005:
Total capital (to risk-weighted assets):
Consolidated	$34,785	11.19%	$	> 24,873	>8.0%	N/A	N/A
East Penn Bank	32,192	10.44		> 24,665	>8.0	>30,831	>10.0%
Tier 1 capital (to risk-weighted assets):
Consolidated	31,617	10.17		> 12,437	>4.0	N/A	N/A
East Penn Bank	29,120	9.45		> 12,332	>4.0	>18,499	>6.0
Tier 1 capital (to average assets):
Consolidated	31,617	7.97		> 15,863	>4.0	N/A	N/A
East Penn Bank	29,120	7.40		> 15,750	>4.0	>19,688	>5.0

East Penn Financial Corporation

Notes to Consolidated Financial Statements

Note 17 - Regulatory Matters (Continued)

Dividends can be paid by the Company from its assets, which are mainly provided by dividends received from the Bank. The Bank is subject to certain restrictions on the amount of dividends that it may declare without prior regulatory approval. The Pennsylvania Banking Code provides that cash dividends may be declared and paid only out of accumulated net earnings. Cash dividends must be approved by the Federal Reserve Bank if the total of all cash dividends declared by the Bank in any calendar year, including the proposed cash dividend, exceeds the total of the Bank’s net profit for that year plus its retained net profits from the preceding two years. Under this formula, the Bank can declare dividends to the Company in 2007 of approximately $4,530,000 plus an additional amount equal to the Bank’s net profit for 2007.

Note 18 - Fair Value of Financial Instruments

Management uses its best judgment in estimating the fair value of the Company’s financial instruments, however, there are inherent weaknesses in any estimation technique. Therefore, for substantially all financial instruments, the fair value estimates herein are not necessarily indicative of the amounts the Company could have realized in a sales transaction on the dates indicated. The estimated fair value amounts have been measured as of their respective year ends, and have not been reevaluated or updated for purposes of these financial statements subsequent to those respective dates. As such, the estimated fair values of these financial instruments subsequent to the respective reporting dates may be different than the amounts reported at each year end.

The following information should not be interpreted as an estimate of the fair value of the entire Company since a fair value calculation is only provided for a limited portion of the Company’s assets and liabilities. Due to a wide range of valuation techniques and the degree of subjectivity used in making the estimates, comparisons between the Company’s disclosures and those of other companies may not be meaningful. The following methods and assumptions were used to estimate the fair values of the Company’s financial instruments at December 31, 2006 and 2005:

Cash and Cash Equivalents and Interest-Bearing Time Deposits

The carrying amounts of cash, cash equivalents and interest bearing time deposits in other banks approximate their fair value.

Securities

Fair values for securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable securities.

Investment in Restricted Stock

The Federal Home Loan Bank stock, Atlantic Central Bankers’ Bank stock and Federal Reserve Bank stock is restricted, accordingly, its carrying amount approximates its fair value.

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

Long-Term Debt, Short-Term Borrowings, and Junior Subordinated Debentures

The fair values of the Company’s long-term debt and debentures are estimated using discounted cash flow analyses based on the Company’s current incremental borrowing rates for similar types of borrowing arrangements.

Accrued Interest Payable

The carrying amount of accrued interest payable approximates fair value.

Off-Balance Sheet Instruments

Fair value of commitments to extend credit and letters of credit are estimated using the fees currently charged to enter into similar agreements, taking into account market interest rates, the remaining terms and present credit worthiness of the counterparties.

East Penn Financial Corporation

Notes to Consolidated Financial Statements

Note 18 - Fair Value of Financial Instruments (Continued)

The estimated fair values of the Company's financial instruments at December 31, 2006 and 2005 were as follows:

	2006		2005
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(In Thousands)
Financial assets:
Cash and cash equivalents	$22,954	$22,954	$10,629	$10,629
Interest bearing time deposits	-	-	500	500
Securities	70,392	70,392	75,213	75,299
Mortgage loans held for sale	373	373	1,077	1,077
Loans receivable, net of allowance	319,542	320,640	290,315	286,797
Investment in restricted stock	2,230	2,230	3,115	3,115
Accrued interest receivable	1,842	1,842	1,674	1,674

Financial liabilities:
Deposits	372,631	371,958	324,306	323,185
Securities sold under agreements to repurchase	6,749	6,741	3,650	3,650
Short-term borrowings	-	-	3,923	3,923
Long-term debt	24,000	23,604	40,000	39,332
Junior subordinated debentures	8,248	8,124	8,248	8,316
Accrued interest payable	2,051	2,051	842	842

Off-balance sheet financial instruments:
Commitments to extend credit	-	-	-	-
Outstanding letters of credit	-	-	-	-

East Penn Financial Corporation

Notes to Consolidated Financial Statements

Note 19 - Parent Company Only Financial Information

Balance Sheets

	December 31,
	2006	2005
	(In Thousands)
Assets

Cash and cash equivalents	$44	$21
Securities available for sale	155	151
Investment in subsidiaries	30,383	28,243
Other assets	2,845	2,691

Total Assets	$33,427	$31,106

Liabilities and Stockholders’ Equity

Liabilities:
Junior subordinated debentures	$8,248	$8,248
Other liabilities	18	17

Total Liabilities	8,266	8,265

Stockholders’ equity:
Common stock	4,134	4,133
Surplus	9,272	9,246
Retained earnings	14,417	12,192
Accumulated other comprehensive loss	(812)	(880)
Treasury stock	(1,850)	(1,850)

Total Stockholders’ Equity	25,161	22,841

Total Liabilities and Stockholders’ Equity	$33,427	$31,106

East Penn Financial Corporation

Notes to Consolidated Financial Statements

Note 19 - Parent Company Only Financial Information (Continued)

Statements of Income

	Years Ended December 31,
	2006	2005	2004
	(In Thousands)
Interest on securities	$2	$2	$1
Dividends from bank subsidiary	1,929	1,913	2,021
Interest expense	(544)	(544)	(544)
Other expenses	(48)	(48)	(48)

Income before Income Tax Benefit and Equity in Undistributed Net Income of Banking Subsidiary	1,339	1,323	1,430

Income tax benefits	197	200	33

Income before Equity in Undistributed Net Income of Subsidiary	1,536	1,523	1,463

Equity in undistributed net income of subsidiary	2,075	1,980	1,787

Net Income	$3,611	$3,503	$3,250

East Penn Financial Corporation

Notes to Consolidated Financial Statements

Note 19 - Parent Company Only Financial Information (Continued)

Statements of Cash Flows

	Years Ended December 31,
	2006	2005	2004
	(In Thousands)
Cash Flows from Operating Activities
Net income	$3,611	$3,503	$3,250
Adjustments to reconcile net income to net cash provided by operating activities:
Undistributed net income of subsidiary	(2,075)	(1,980)	(1,787)
Compensation expense for stock options	19	-	-
Increase (decrease) in other liabilities	3	(3)	-
(Increase) decrease in other assets	(152)	(117)	40

Net Cash Provided by Operating Activities	1,406	1,403	1,503

Cash Flows from Investing Activities
Purchase of available for sale securities	-	-	(143)
Investment in Berkshire Bank	(3)	(287)	(326)

Net Cash Used in Investing Activities	(3)	(287)	(469)

Cash Flows from Financing Activities
Proceeds from the exercise of stock options	6	23	8
Payment of cash dividend	(1,386)	(1,198)	(1,008)

Net Cash Used in Financing Activities	(1,380)	(1,175)	(1,000)

Net Increase (Decrease) in Cash and Cash Equivalents	23	(59)	34

Cash and Cash Equivalents - Beginning	21	80	46

Cash and Cash Equivalents - Ending	$44	$21	$80

East Penn Financial Corporation

Notes to Consolidated Financial Statements

Note 20 - Quarterly Consolidated Financial Data (Unaudited)

The following represents summarized quarterly financial data of the Company which, in the opinion of management, reflects all adjustments necessary for a fair presentation (in thousands, except per share data):

	Three Months Ended
2006	March 31	June 30	September 30	December 31

Interest income	$5,542	$5,742	$6,165	$6,334
Interest expense	(2,246)	(2,410)	(2,780)	(3,039)

Net Interest Income	3,296	3,332	3,385	3,295

Provision for loan losses	(90)	(119)	(90)	(90)
Net gain on sale of credit card portfolio	-	-	-	302
Other expenses, net of other income	(2,158)	(2,152)	(2,174)	(2,193)

Income before Income Taxes	1,048	1,061	1,121	1,314

Income tax expense	(218)	(212)	(221)	(282)

Net Income	$830	$849	$900	$1,032

Earnings per common share:
Basic	$0.13	$0.13	$0.14	$0.16

Diluted	$0.13	$0.13	$0.14	$0.16

	Three Months Ended
2005	March 31	June 30	September 30	December 31

Interest income	$4,550	$4,861	$5,194	$5,421
Interest expense	(1,397)	(1,713)	(2,003)	(2,142)

Net Interest Income	3,153	3,148	3,191	3,279

Provision for loan losses	(126)	(126)	(84)	(84)
Other expenses, net of other income	(1,922)	(1,799)	(1,947)	(2,166)

Income before Income Taxes	1,105	1,223	1,160	1,029

Income tax expense	(255)	(287)	(261)	(211)

Net Income	$850	$936	$899	$818

Earnings per common share:
Basic	$0.13	$0.15	$0.14	$0.13

Diluted	$0.13	$0.15	$0.14	$0.13

SHAREHOLDER RETURN PERFORMANCE GRAPH

The following graph compares the yearly dollar change in the cumulative total shareholder return on East Penn Financial Corporation's common stock against the cumulative total return of the NASDAQ Composite Index, the SNL $250M-$500M Bank Index and the SNL Mid Cap Bank Index for the period of five fiscal years commencing January 1, 2002 and ending December 31, 2006. The graph shows the cumulative investment return to share- holders based on the assumption that a $100 investment was made on December 31, 2001 in each of East Penn Financial Corporation's common stock, the NASDAQ Composite Index, the SNL $250M-$500M Bank Index and the SNL Mid Cap Bank Index. We computed returns assuming the reinvestment of all dividends. The shareholder return shown on the following graph is not indicative of future performance.

East Penn Financial Corporation

	Period Ending
Index	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05	12/31/06
East Penn Financial Corporation	100.00	102.72	175.68	172.18	183.95	165.94
NASDAQ Composite	100.00	68.76	103.67	113.16	115.57	127.58
SNL $250M-$500M Bank Index	100.00	128.95	186.31	211.46	224.51	234.58
SNL Mid Cap Bank	100.00	103.10	137.65	168.40	156.46	166.87

Directors and Officers

Notice of Annual Meeting The 2007 Annual Meeting of Shareholders will be held on Thursday, May 10, 2007 at 7:00 p.m., Eastern Time, at: Allen Organ Company 3370 Route 100 Macungie, Pennsylvania 18062

The following market values are based on trades known by the Company to have taken place. The prices do not include retail markups or markdowns or any commissions to brokerdealers.

The following table sets forth the Company’s common stock prices for each quarter of 2006 and 2005 to the extent available, as reported by NASDAQ.

Dividend Reinvestment and Voluntary Cash Contribution Plan

The Dividend Reinvestment and Voluntary Cash Contribution Plan (the “Plan”) provides shareholders with a convenient way to purchase additional shares of the Company’s common stock by having cash dividends automatically reinvested and by making cash

		2006		2005		contributions to the Plan. A description of
	Quarter	High	Low	High	Low	the Plan may be obtained by contacting:
Transfer Agent	First	$9.50	$8.56	$9.50	$8.40
	Second	9.15	8.51	9.30	8.55	Theresa M. Wasko
Registrar & Transfer Company	Third	9.00	8.09	9.25	8.50	Treasurer and Chief Financial Officer
10 Commerce Drive	Fourth	8.85	7.66	9.49	8.39	East Penn Financial Corporation
Cranford, New Jersey 07016-3572
Investor Relations
Telephone: 800-368-5948
Website: www.rtco.com

Form 10-K Request

The Form 10-K Report filed with the
Securities and Exchange Commission
may be obtained, without charge,
by writing to:
Theresa M. Wasko
Treasurer and Chief Financial Officer
East Penn Financial Corporation
22 South 2nd Street
P.O. Box 869
Emmaus, Pennsylvania 18049
Email: twasko@eastpennbank.com

Stock Information

Common stock is the only class of stock presently issued and outstanding. East Penn Financial Corporation’s common stock is traded on the NASDAQ Capital Market under the symbol “EPEN.”

Trades occurring during 2007 up to March 12, 2007 ranged from a high of $8.48 per share to a low of $6.51 per share, with the last trade as of March 12, 2007 at $7.62 per share.

Dividend Information

During 2006, the Company paid a semiannual cash dividend, the first of which was in the amount of $0.11 per share, payable February 28, 2006 to all shareholders of record as of February 3, 2006. The second cash dividend paid in 2006 was in the amount of $0.11 per share, payable August 31, 2006 to all shareholders of record as of August 11, 2006. During 2005, the Company paid a semiannual cash dividend, the first of which was for $0.09 per share payable February 28, 2005 to all shareholders of record as of February 4, 2005. The second half of the semiannual dividend was $0.10 per share payable August 31, 2005 with a record date of August 10, 2005.
22 South 2nd Street
P.O. Box 869
Emmaus, Pennsylvania 18049
Email: twasko@eastpennbank.com

Common Stock

The Company has forty million shares of $0.625 par value common stock authorized. At March 12, 2007, 6,305,262 shares of the Company’s common stock were outstanding to approximately 2,600 shareholders.

Preferred Stock

The Company has sixteen million shares of preferred stock authorized, with no par value, none of which have been issued.

Locations	Bank Staff

Administration Building
22 S. Second Street
Emmaus, PA 18049
610-965-5959
administration@eastpennbank.com

Emmaus
731 Chestnut Street
P.O. Box 869
Emmaus, PA 18049
610-965-5959
emmaus@eastpennbank.com

Trexlertown
6890 Hamilton Boulevard
Trexlertown, PA 18087
610-530-9221
trexlertown@eastpennbank.com

Macungie
201 W. Main Street
Macungie, PA 18062
610-965-0611
macungie@eastpennbank.com

Cedar Crest
1251 S. Cedar Crest Boulevard
Allentown, PA 18103
610-433-6300
cedarcrest@eastpennbank.com

Fogelsville
861 N. Route 100
Fogelsville, PA
18051 610-336-4445
fogelsville@eastpennbank.com

Mertztown
951 State Street
Mertztown, PA 19539
610-641-0041
mertztown@eastpennbank.com

Emmaus High School
500 Macungie Avenue
Emmaus, PA 18049
484-232-6550
emmaushs@eastpennbank.com

Bethlehem/Route 512
4510 Bath Pike
Bethlehem, PA 18017
610-641-1400
route512@eastpennbank.com

State Avenue
502 State Avenue
Emmaus, PA 18049
610-965-5959
stateave@eastpennbank.com

Adams, Evan P.
Aldrich, Guy B.
Amaya, Joan K.
Anderson, Edward T.
Barto, William A.
Bastian, Carol A.
Bauer, Connie M.
Bauer, Karen E.
Bedek, Patricia A.
Beitler, Yasmine
Bell, Susan J.
Benic, David M.
Betz, Anthony J.
Blank, Jennifer L.
Blasser, Denise E.
Bobowski, Chelsea F.
Boyer, Larry J.
Brokate, David H.
Bucks, Denise G.
Burke, Michael A.
Carnrike, Rebecca S.
Cave, Scott
Celiberti, Tonia K.
Cetrulo, Natalie J.
Christian, Lesa R.
Christman, Marie E.
Cole, Michael C.
Cooper, Nancy J.
Dekhtawala, Rahul P.
Dewalt, Brittany A.
Dietrich, Robin A.
Dilcher, Carol A.
Dunlap, Mary
Eckrode, Catherine
Egge, Pamela B.
Eisenhard, Renee M.
Eyer, Michele M.
Fegely, Susan M.
Fetterman, Benjamin W.
Fidelibus, Alfred J.
Fillman, Gary E.
Fillman, Vera E.
Fromm, Janet A.
Gilly, Lorraine G.
Gloss, Cynthia L.
Gracely, Janice A.

Gramberg, David A.
Granger, Holly L.
Grenz, Madeline
Grube, Audrey J.
Guisewhite, Dorothy A.
Haley, Elizabeth T.
Hamerschock, Jennifer M.
Hamm, Brian D.
Hartman, Catherine M.
Hartranft, Robert E.
HastoyBluske, Andree L.
Herman, Debbra E.
Hess, Katie J.
Hinnerschietz, Delores E.
Hittinger, Krista A.
Holben, Barbara R.
Horn, Mary E.
Keil, Bruce R.
Keller, Ronald K.
Kern, Robert B.
Kohler, Donald M.
Kohler, Pamela M.
Konek, Karen J.
Leapoal, Jeffrey A.
Leapoal, Kyle A.
Levendusky, Steven M.
Lipics, Carole I.
Love, Bethany R.
Lucik, Debra L.
Marks, Kimberly A.
McHale, Sally A.
Mease, Jordan T.
Michael, Sharon M.
Miller, Judith K.
Miller, Samantha J.
Miller, Sarah A.
Moll, Tanya M.
Morley, Cynthia L.
Morrison, Kara D.
Morrow, Jason S.
Musselman, Anna
Ortiz, Noelia
Oswald, Joanne L.
Pascoe, Stephen J.
Paul, Patricia V.
Pavkovic, Kenneth J.

Paxton-Hill, Rhonda L.
Peiffer, Lynne M.
Peters, Brent L.
Peters, Debra K.
Pfleiger, Amy E.
Pfleiger, Kelly J.
Price, Deborah A.
Reinert, Karin L.
Reiss, Wendy J.
Reitnauer, Diana G.
Renninger, Edwin F.
Riccaboni, Bonita L.
Rodenbach, Leon A.
Rupp, Frederick D.
Sabol, Brian M.
Schapitl, Doloris E.
Schoedler, Gayle L.
Scott, Kyle C.
Shah, Nita C.
Shah, Ravi C.
Shollenberger, Lisa A.
Simmers, David W.
Skibicki, Susan A.
Skinner, Darlene J.
Smith, Amanda J.
Smith, Kimberly T.
Soltysiak, Donna L.
Strauss, Johnna L.
Stumpp, Patricia A.
Sunder, Nina M.
Tantaros, Daniel K.
Tostevin, Robert L.
Trexler, Jodi L.
Vanim, Jamie S.
Wanamaker, Eileen L.
Washburn, Kim N.
Wasko, Theresa M.
Weaver, Alecia R.
Webb, Olin S.
Weiss, Linda D.
Wharton, Claire R.
Williams, Cariann M.
Williams, Joan A.
Wilson, Bonnie K.
Woodbridge, Timothy P.
Zwally, Ruth Ann

www.eastpennbank.com